    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                            PARADYNE NETWORKS, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                           3670                          75-2658219
(State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)          Identification No.)

                            8545 126TH AVENUE NORTH
                              LARGO, FLORIDA 33773
                                 (727) 530-2000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               PATRICK M. MURPHY
    SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY
                            PARADYNE NETWORKS, INC.
                            8545 126TH AVENUE NORTH
                              LARGO, FLORIDA 33773
                                 (727) 530-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

                 BRYAN E. DAVIS                              W. TINLEY ANDERSON, III
            RICHARD J. OELHAFEN, JR.                            DANIEL O. KENNEDY
               ALSTON & BIRD LLP                                HUNTON & WILLIAMS
              ONE ATLANTIC CENTER                       BANK OF AMERICA PLAZA, SUITE 4100
           1201 WEST PEACHTREE STREET                       600 PEACHTREE STREET, N.E.
          ATLANTA, GEORGIA 30309-3424                      ATLANTA, GEORGIA 30308-2216
                 (404) 881-7000                                   (404) 888-4000

                             ----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the merger described in this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF         AMOUNT TO BE         PROPOSED MAXIMUM             PROPOSED MAXIMUM            AMOUNT OF
    SECURITIES TO BE REGISTERED       REGISTERED(1)   OFFERING PRICE PER UNIT(2)   AGGREGATE OFFERING PRICE(2)   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value......  10,718,526                $0.915                     $36,431,842                $8,708
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the expected maximum number of shares of the common stock of the Registrant which may be issued in connection with the merger, assuming exercise of all outstanding options to purchase common stock of Elastic Networks Inc. (the vesting of which has been accelerated in connection with the merger). The number of shares of the Registrant expected to be issued is based upon 31,524,351 outstanding shares of common stock and 8,291,870 outstanding options to purchase common stock of Elastic and an exchange ratio of 0.2692 of a share of the Registrant per share of Elastic.

(2) Estimated solely for purposes of calculating the registration fee and based, pursuant to Rule 457(f) under the Securities Act of 1933, as amended, on the average of the high and low sales prices of the shares of Elastic common stock as listed on the Nasdaq National Market on January 14, 2002.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT-PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

          PRELIMINARY -- SUBJECT TO COMPLETION DATED JANUARY 16, 2002


                        [LOGO]                                                 [LOGO]
                PARADYNE NETWORKS, INC                                 ELASTIC NETWORKS INC.

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

    On December 27, 2001, Paradyne Networks, Inc. agreed to acquire Elastic Networks Inc. In the merger, each Elastic stockholder will receive, for each share of Elastic common stock that the stockholder owns, a fraction of a share of Paradyne common stock, which is referred to as the "exchange ratio." The exchange ratio will be determined based in part on the average closing price of Paradyne common stock during a ten trading day period ending two trading days prior to the merger and in part on the amount of Elastic's net adjusted working capital prior to the merger. If no adjustment is made to the exchange ratio based on Elastic's net adjusted working capital prior to the merger, Elastic stockholders will receive between .1990 and .2692 of a share of Paradyne common stock for each share of Elastic common stock that they own. If an adjustment is made to the exchange ratio based upon Elastic's net adjusted working capital prior to the merger, then the exchange ratio could be lower than .1990 or higher than .2692.

    If we completed the merger on the date of this joint proxy statement-prospectus, the average closing price of Paradyne common stock for
purposes of establishing the exchange ratio would be $         . Assuming that
no adjustment was made to the exchange ratio based on Elastic's net adjusted working capital prior to the merger, Elastic stockholders would receive of a share of Paradyne common stock for each share of Elastic common stock that they own. Based on that exchange ratio and the number of shares of Elastic common stock outstanding on the Elastic record date, Elastic
stockholders would receive, in the aggregate, approximately               shares
of Paradyne common stock. See "Summary -- What Elastic Stockholders Will Receive in the Merger" on page 1.

    The merger requires the approval of Elastic stockholders. The issuance of shares of Paradyne common stock in the merger and a related amendment to Paradyne's amended and restated certificate of incorporation to increase the number of shares of Paradyne common stock that Paradyne is authorized to issue from 60,000,000 shares to 80,000,000 shares require the approval of Paradyne stockholders. Paradyne and Elastic have each scheduled special meetings of their
stockholders on          , 2002, to vote on these matters. Regardless of the
number of shares that you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. Voting instructions are included in this joint proxy statement-prospectus.

    PARADYNE'S BOARD HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF PARADYNE COMMON STOCK IN THE MERGER ARE ADVISABLE AND IN THE BEST INTERESTS OF PARADYNE AND ITS STOCKHOLDERS. PARADYNE'S BOARD OF DIRECTORS HAS ALSO APPROVED THE AMENDMENT OF PARADYNE'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND DETERMINED THAT THE AMENDMENT IS ADVISABLE AND IN THE BEST INTERESTS OF PARADYNE AND ITS STOCKHOLDERS. ACCORDINGLY, PARADYNE'S BOARD OF DIRECTORS RECOMMENDS THAT PARADYNE STOCKHOLDERS VOTE TO APPROVE THE ISSUANCE OF PARADYNE SHARES IN THE MERGER AND THE ADOPTION OF THE AMENDMENT TO PARADYNE'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

    ELASTIC'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND IN THE BEST INTERESTS OF ELASTIC AND ITS STOCKHOLDERS. ACCORDINGLY, ELASTIC'S BOARD OF DIRECTORS RECOMMENDS THAT ELASTIC STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT AND APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY.

    Paradyne's common stock is traded on the Nasdaq National Market under the symbol "PDYN." Elastic's common stock is traded on the Nasdaq National Market under the symbol "ELAS."

    WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY AND THOUGHTFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS DOCUMENT FOR A DISCUSSION OF SOME OF THE RISKS RELEVANT TO THE MERGER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF PARADYNE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this joint proxy statement-prospectus is          , 2002. It is
first being mailed to you together with a proxy card on or about          ,
2002.

                                  PLEASE NOTE

     As used in this joint proxy statement-prospectus, the term "Elastic" refers to Elastic Networks Inc., and the term "Paradyne" refers to Paradyne Networks, Inc. and, where the context requires, to Paradyne and its subsidiaries.

     No one has been authorized to give any information or make any representation about the merger, the amendment of Paradyne's amended and restated certificate of incorporation, Elastic or Paradyne that differs from, or adds to, the information in this joint proxy statement-prospectus, the documents that are referred to in this document or in the documents Paradyne files with the Securities and Exchange Commission, or the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     This joint proxy statement-prospectus has been prepared as of           ,
2002. There may be changes in the affairs of Elastic or Paradyne since that date that are not reflected in this document.

     Paradyne has supplied all information contained or incorporated by reference in this joint proxy statement-prospectus relating to Paradyne, as well as all pro forma financial information, and Elastic has supplied all information contained in this joint proxy statement-prospectus relating to Elastic.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     This joint proxy statement-prospectus incorporates important business and financial information about Paradyne that is not included in or delivered with this document. We encourage you to read this information along with information about both Paradyne and Elastic that has been publicly filed with the SEC by both companies. None of the information Elastic has publicly filed with the SEC is incorporated by reference into this joint proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain free copies of this information by requesting it in writing or by telephone from Paradyne or Elastic at the following addresses and telephone numbers:

               PARADYNE NETWORKS, INC.                      ELASTIC NETWORKS INC.
              Attn: Investor Relations                 Attn: Darrell E. Borne, C.F.O.
               8545 126th Avenue North                6120 Windward Parkway, Suite 100
                Largo, Florida 33773                      Alpharetta, Georgia 30005
                   (727) 530-2000                              (678) 297-3100

     IN ORDER TO OBTAIN TIMELY DELIVERY OF ANY DOCUMENTS THAT YOU REQUEST, YOU
MUST REQUEST THE INFORMATION BY           , 2002.

     See "Where You Can Find More Information" beginning on page 99.

                            PARADYNE NETWORKS, INC.

                               ------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD             , 2002

                               ------------------

To the Stockholders of Paradyne:

     We will hold a special meeting of stockholders of Paradyne Networks, Inc. for the following purposes:

     - to consider and vote upon a proposal to issue shares of Paradyne common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of December 27, 2001, as amended on January 4, 2002, among Paradyne, Phoenix Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Paradyne, and Elastic Networks Inc., a Delaware corporation, as it may be further amended from time to time;

     - to consider and vote upon a proposal to adopt an amendment to Paradyne's amended and restated certificate of incorporation to increase the number of shares of common stock that Paradyne is authorized to issue from 60,000,000 shares to 80,000,000 shares; and

     - to transact other business as may properly be presented at the special meeting or any adjournments or postponements of the special meeting, including, if submitted to a vote of the stockholders, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.

     The special meeting will be held at 10:00 a.m. on           , 2002 at
Paradyne's offices located at 8545 126th Avenue North, Largo, Florida 33773.

     Only stockholders of record at the close of business on           , 2002
are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Paradyne will keep a list of stockholders entitled to vote at the special meeting available for inspection at its offices in Largo, Florida, for any purpose germane to the special meeting, during ordinary business hours, during the ten-day period before the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting during the whole time of the meeting, and may be inspected by any stockholder who is present.

     Your vote is important. The proposal to issue Paradyne shares in the merger requires the approval of the holders of a majority of the shares of Paradyne common stock cast on the proposal at the special meeting. The proposal to adopt an amendment to Paradyne's amended and restated certificate of incorporation requires the approval of the holders of at least 66 2/3% of the shares of Paradyne common stock outstanding on the record date.

     YOU ARE URGED TO READ THIS DOCUMENT CAREFULLY. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE VOTE IN ANY ONE OF THE FOLLOWING WAYS:

     - USE THE TOLL-FREE TELEPHONE NUMBER (FOR CALLS MADE IN THE UNITED STATES, CANADA AND PUERTO RICO) SHOWN ON THE PROXY CARD OR VOTING INSTRUCTION CARD;

     - USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD OR VOTING INSTRUCTION CARD; OR

     - MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE POSTAGE PAID ENVELOPE SO THAT IT WILL BE RECEIVED
       NO LATER THAN           , 2002. IT REQUIRES NO POSTAGE IF MAILED IN THE
       UNITED STATES.

     All shares represented by properly completed and submitted proxies that are not revoked before they are voted at the special meeting will be voted in accordance with the specifications on the proxy. If no such specifications are made, proxies will be voted FOR issuance of Paradyne shares in the merger and FOR the adoption of the amendment of Paradyne's amended and restated certificate of incorporation.

     If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy or submitted your vote using the telephone or the Internet. Action may be taken on the proposals set forth above at the special meeting on the date specified above or on any dates to which the special meeting may be adjourned or postponed.

                                          By Order of the Board of Directors,

                                          PATRICK M. MURPHY
                                          Senior Vice President, Chief Financial
                                          Officer,
                                          Treasurer and Secretary
Largo, Florida
          , 2002

                             ELASTIC NETWORKS INC.

                               ------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD             , 2002

                               ------------------

To the Stockholders of Elastic:

     We will hold a special meeting of stockholders of Elastic Networks Inc. for the following purposes:

     - to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated December 27, 2001, as amended on January 4, 2002, among Paradyne Networks, Inc., a Delaware corporation, Phoenix Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Paradyne, and Elastic, as it may be further amended from time to time, and approve the transactions contemplated thereby. These transactions include the acquisition of Elastic by Paradyne and the exchange of each share of Elastic common stock for a fraction of a share of Paradyne common stock. The merger agreement governs the terms of Paradyne's acquisition of Elastic and is attached to this joint proxy statement-prospectus as Annex A; and

     - to transact other business as may properly be presented at the special meeting or any adjournments or postponements of the special meeting, including, if submitted to a vote of the stockholders, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.

     The special meeting will be held at 10:00 a.m., on           , 2002 at the
Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005.

     Only stockholders of record at the close of business on           , 2002
are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Elastic will keep a list of stockholders entitled to vote at the special meeting available for inspection at its offices in Alpharetta, Georgia, for any purpose germane to the special meeting, during ordinary business hours, during the ten-day period before the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting during the whole time of the meeting, and may be inspected by any stockholder who is present.

     Your vote is important. The proposal to adopt the merger agreement and approve the transactions contemplated thereby will require the approval of the holders of a majority of the shares of Elastic common stock outstanding on the record date.

     YOU ARE URGED TO READ THIS DOCUMENT CAREFULLY. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE VOTE IN ANY ONE OF THE FOLLOWING WAYS:

     - USE THE TOLL-FREE TELEPHONE NUMBER (FOR CALLS MADE IN THE UNITED STATES, CANADA AND PUERTO RICO) SHOWN ON THE PROXY CARD OR VOTING INSTRUCTION CARD;

     - USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD OR VOTING INSTRUCTION CARD; OR

     - MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE POSTAGE PAID ENVELOPE SO THAT IT WILL BE RECEIVED
       NO LATER THAN           , 2002. IT REQUIRES NO POSTAGE IF MAILED IN THE
       UNITED STATES.

     All shares represented by properly completed and submitted proxies that are not revoked before they are voted at the special meeting will be voted in accordance with the specifications on the proxy. If no such specifications are made, proxies will be voted FOR adoption of the merger agreement and approval of the transactions contemplated thereby.

     If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy or submitted your vote using the telephone or the Internet. Action may be taken on the merger agreement proposal at the special meeting on the date specified above or on any dates to which the special meeting may be adjourned or postponed.

                                          By Order of the Board of Directors,

                                          GUY D. GILL
                                          President, Chief Executive Officer and
                                          Chairman of the Board
Alpharetta, Georgia
          , 2002

                               TABLE OF CONTENTS

                                                                 PAGE
                                                               ---------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................          iv
SUMMARY.....................................................           1
  The Companies.............................................           1
  The Merger................................................           1
  What Elastic Stockholders Will Receive in the Merger......           1
  Material Federal Income Tax Consequences of the Merger....           2
  Recommendation of the Boards of Directors.................           2
  Interests of Certain Persons in the Merger................           3
  Opinions of Financial Advisors............................           3
  Paradyne's Reasons for the Merger.........................           3
  Elastic's Reasons for the Merger..........................           3
  Completion of the Merger..................................           3
  The Paradyne Special Meeting..............................           4
  The Elastic Special Meeting...............................           4
  Regulatory Approval and Other Conditions..................           4
  Amendment and Termination.................................           5
  Solicitation Prohibitions.................................           6
  Termination Fee and Expense Reimbursement Payment.........           6
  Effect of the Merger on Elastic Options...................           6
  Appraisal Rights..........................................           6
  Voting Agreements.........................................           6
  Certain Differences in Stockholders' Rights...............           7
  Amendment of Paradyne's Amended and Restated Certificate
     of Incorporation.......................................           7
  Comparative Market Prices of Common Stock.................           8
  Selected Historical Consolidated Financial
     Data -- Paradyne.......................................           9
  Selected Historical Financial Data -- Elastic.............          11
  Selected Unaudited Pro Forma Condensed Combined Financial
     Information............................................          13
  Historical and Pro Forma Comparative Per Share Data.......          14
RISK FACTORS................................................          15
  Risks Related to the Merger...............................          15
  Risks Related to Elastic's Business.......................          18
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................          21
THE SPECIAL MEETINGS........................................          22
  General...................................................          22
  Date, Time and Place of the Special Meetings..............          22
  Purpose of the Special Meetings...........................          22
  Stockholder Record Dates for the Special Meetings and
     Voting Rights..........................................          22
  Quorum and Vote Required..................................          23
  Proxies...................................................          23
  Voting Electronically or by Telephone.....................          24
  Solicitation of Proxies...................................          25
  Appraisal Rights..........................................          25
THE MERGER..................................................          26
  General...................................................          26
  What Elastic Stockholders Will Receive in the Merger......          26
  Background of the Merger..................................          31
  Recommendation of the Paradyne Board and Reasons for the
     Merger.................................................          34
  Recommendation of the Elastic Board and Reasons for the
     Merger.................................................          36
  Opinion of Paradyne's Financial Advisor...................          38
  Opinion of Elastic's Financial Advisor....................          42
  Completion of the Merger..................................          50
  Distribution of Paradyne Stock Certificates...............          50
  Conditions to Completion of the Merger....................          51
  Regulatory Approval.......................................          52

                                                                 PAGE
                                                               ---------
  Representations and Warranties............................          52
  Conduct of Business Pending the Merger....................          53
  Waiver, Amendment, and Termination........................          55
  Board Recommendation......................................          57
  Solicitation Prohibitions.................................          58
  Effect of the Merger on Elastic Options...................          59
  Treatment of TeleChoice Warrant...........................          59
  Material Federal Income Tax Consequences of the Merger....          59
  Accounting Treatment......................................          60
  Nasdaq National Market Listing............................          60
  Expenses..................................................          60
  Termination Fee and Expense Reimbursement Payment.........          61
  Modifications to Elastic Intellectual Property Agreements
     and Other Agreements with Nortel Networks..............          62
  Interests of Certain Persons in the Merger................          63
  Employee Benefits and Contracts...........................          66
  Resales of Paradyne Common Stock..........................          66
  Voting Agreements.........................................          66
  Management and Operations After the Merger................          67
EFFECT OF THE MERGER ON THE RIGHTS OF ELASTIC
  STOCKHOLDERS..............................................          68
  Capitalization............................................          68
  Voting Rights.............................................          68
  Number and Election of Directors..........................          69
  Removal of Directors and Vacancies on the Board of
     Directors..............................................          69
  Amendments to the Certificate of Incorporation............          70
  Amendments to the Bylaws..................................          70
  Action by Written Consent.................................          70
  Ability to Call Special Stockholders Meetings.............          70
  Notice of Stockholder Action..............................          71
  Limitation of Personal Liability of Directors and
     Officers...............................................          72
  Indemnification of Directors and Officers.................          72
  State Anti-Takeover Statutes..............................          74
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................          75
INFORMATION ABOUT PARADYNE..................................          76
INFORMATION ABOUT ELASTIC...................................          77
  Overview..................................................          77
  Manufacturing and Raw Materials...........................          77
  Research and Development..................................          78
  Customers.................................................          78
  Competition...............................................          79
  Intellectual Property.....................................          80
  Employees.................................................          81
  Properties................................................          81
  Legal Proceedings.........................................          82
ELASTIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................          83
  Overview..................................................          83
  Results of Operations.....................................          85
  Liquidity and Capital Resources...........................          88
  Selected Quarterly Financial Data.........................          90
  Recent Accounting Pronouncements..........................          90
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT ELASTIC'S
  MARKET RISK...............................................          91
BENEFICIAL OWNERSHIP OF ELASTIC VOTING SECURITIES...........          92

                                                                 PAGE
                                                               ---------
DESCRIPTION OF PARADYNE CAPITAL STOCK.......................          94
  General...................................................          94
  Common Stock..............................................          94
  Preferred Stock...........................................          94
AMENDMENT OF PARADYNE'S AMENDED AND RESTATED CERTIFICATE OF
  INCORPORATION.............................................          95
  General...................................................          95
  Change in Capitalization..................................          95
  Recommendation of the Board; Vote Required for Approval...          96
OTHER MATTERS...............................................          96
STOCKHOLDER PROPOSALS.......................................          97
EXPERTS.....................................................          97
OPINIONS....................................................          98
WHERE YOU CAN FIND MORE INFORMATION.........................          99
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................         100
INDEX TO FINANCIAL STATEMENTS OF ELASTIC NETWORKS INC.......         F-1

Annex A -- Agreement and Plan of Merger, by and among
  Paradyne Networks, Inc., Phoenix Merger Sub, Inc. and
  Elastic Networks Inc., as amended.........................   Annex A-1

Annex B -- Form of Elastic Voting Agreement for Certain
  Officers and Directors....................................   Annex B-1

Annex C -- Elastic Voting Agreement for Nortel Networks
  Inc. .....................................................   Annex C-1

Annex D -- Warrant Termination Agreement....................   Annex D-1

Annex E -- Form of Paradyne Voting Agreements for Certain
  Officers and Directors....................................   Annex E-1

Annex F -- Paradyne Voting Agreement for Thomas E. Epley....   Annex F-1

Annex G -- Form of Paradyne Voting Agreements for Certain
  Entities Affiliated with the Texas Pacific Group..........   Annex G-1

Annex H -- Opinion of Raymond James & Associates, Inc. .....   Annex H-1

Annex I -- Opinion of Robertson Stephens, Inc. .............   Annex I-1

Annex J -- Form of Amendment to Paradyne's Amended and
  Restated Certificate of Incorporation.....................   Annex J-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: If you are an Elastic stockholder, you are being asked to adopt the merger agreement and approve Paradyne's acquisition of Elastic in accordance with the terms of the merger agreement.

  If you are a Paradyne stockholder, you are being asked to approve the issuance of the shares of Paradyne common stock necessary to complete the merger under the merger agreement and to adopt the amendment to Paradyne's amended and restated certificate of incorporation.

Q: WHAT STOCKHOLDER APPROVALS ARE NEEDED?

A: For Elastic, the proposal to adopt the merger agreement and approve the transactions contemplated thereby requires the approval of the holders of a majority of the shares of Elastic common stock outstanding on the record date. Each holder of common stock is entitled to one vote per share.
   Directors, officers and stockholders of Elastic owning approximately      %
   of the outstanding shares of Elastic common stock on the Elastic record date have entered into voting agreements with Paradyne and Elastic where they have agreed to vote their shares of Elastic common stock in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby.

  For Paradyne, the proposal to issue Paradyne shares in the merger requires the approval of the holders of a majority of the shares of Paradyne common stock cast on the proposal at the Paradyne special meeting, and the proposal to amend Paradyne's amended and restated certificate of incorporation requires the approval of the holders of at least 66 2/3% of the shares of Paradyne common stock outstanding on the record date. Approval of both proposals is a condition to the completion of the merger. Directors, officers and
  stockholders of Paradyne owning approximately      % of the outstanding shares
  of Paradyne common stock on the Paradyne record date have entered into voting agreements with Elastic where they have agreed to vote their shares of Paradyne common stock in favor of the issuance of Paradyne shares in the merger and the adoption of the amendment of Paradyne's amended and restated certificate of incorporation.

Q: WHEN AND WHERE ARE THE SPECIAL MEETINGS GOING TO BE HELD?

A: The special meeting of Paradyne stockholders will be held at 10:00 a.m. on
             , 2002 at 8545 126th Avenue North, Largo, Florida 33773.

  The special meeting of Elastic stockholders will be held at 10:00 a.m. on
            , 2002 at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement-prospectus, please complete, sign and date your proxy card or voting instruction card and return it in the enclosed postage paid envelope, or, if available to you, submit your proxy or voting instructions by telephone or through the Internet, as soon as possible so that your shares may be represented at your special meeting.

Q: WHAT IF I DO NOT VOTE?

A: If you are an Elastic stockholder on the record date and fail to respond, it will have the same effect as a vote against the merger.

  If you are a Paradyne stockholder and fail to respond, assuming a quorum is present at the special meeting, your failure to respond will have the same effect as a vote against adoption of the amendment of Paradyne's amended and restated certificate of incorporation, but will have no effect on the approval of the issuance of Paradyne shares in the merger.

  If you are an Elastic stockholder or a Paradyne stockholder and you respond and do not indicate how you want to vote, your proxy will be counted as a vote for adoption of the merger agreement, the issuance of Paradyne shares in the merger and the adoption of the amendment of Paradyne's amended and restated certificate of incorporation, as applica-
   ble. If you respond and abstain from voting, your proxy will have the same effect as a vote against adoption of the merger agreement and the adoption of the amendment of Paradyne's amended and restated certificate of incorporation, as applicable, but will have no effect on the approval of the issuance of Paradyne shares in the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways. First, you can revoke your proxy or voting instructions without submitting a new proxy or voting instructions. In this case, you must submit your notice of revocation:

   - to the secretary of either Paradyne or Elastic, as appropriate, before your special meeting, if you are a holder of record; or

   - to your brokerage firm or bank before your special meeting, if you hold your shares in an account at a brokerage firm or bank.

   Second, you can submit a new proxy or voting instructions. If you submit your proxy or voting instructions by mail, electronically through the Internet or by telephone, you can change your vote by submitting a new proxy or voting instructions at any time prior to the date of your special meeting, by using the same procedures, in which case your later submitted proxy or voting instructions will be recorded and your earlier submitted proxy or voting instructions will be revoked.

   Third, if your are a holder of record, you can attend your special meeting and vote in person.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Please do not send in your stock certificates with your proxy.

  After the merger is completed, Elastic stockholders will receive written instructions from the exchange agent on how to exchange their shares of Elastic common stock for the shares of Paradyne common stock to which they are entitled. Paradyne stockholders will continue to be stockholders of Paradyne and should retain their stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the first quarter of 2002.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement-prospectus or the enclosed proxy card or voting instructions, you should contact:

  If you are a Paradyne stockholder:

                              PARADYNE NETWORKS, INC.
                             Attn: Investor Relations
                              8545 126th Avenue North
                               Largo, Florida 33773
                                  (727) 530-2000

  If you are an Elastic stockholder:

                               ELASTIC NETWORKS INC.
                          Attn: Darrell E. Borne, C.F.O.
                         6120 Windward Parkway, Suite 100
                             Alpharetta, Georgia 30005
                                  (678) 297-3100

  Stockholders of Paradyne may also receive information from Paradyne's proxy solicitor:

                                MORROW & CO., INC.
                                 44 S. Park Avenue
                             New York, New York 10022
                             Toll-Free: (800) 607-0088

                                    SUMMARY

     This summary highlights selected information from this joint proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Paradyne and Elastic, see "Where You Can Find More Information" on page
99. We have included page references in this summary to direct you to other places in this joint proxy statement-prospectus where you can find a more complete description of the topics we have summarized.

THE COMPANIES (SEE PAGE 76 FOR PARADYNE AND PAGE 77 FOR ELASTIC)

Paradyne Networks, Inc.
8545 126th Avenue North
Largo, Florida 33773
Telephone: (727) 530-2000

     Paradyne is a leading developer, manufacturer and distributor of broadband network access products for network service providers, commonly referred to as NSPs, and business customers. Paradyne offers solutions that enable high-speed connectivity over the existing telephone network infrastructure and provide for cost-effective access speeds of up to 45 megabits per second. NSPs use Paradyne's broadband products to enable high-speed connections from the central office to the customer premise. Moreover, Paradyne's broadband products enable NSPs to more efficiently provide network access services by allowing a high level of management, monitoring and control over network access equipment and circuits. Business customers use Paradyne's broadband products for high-speed connection of voice and data communications to connect their employees to corporate wide area networks and to the Internet using both public and private services provided by NSPs.

Elastic Networks Inc.
6120 Windward Parkway, Suite 100
Alpharetta, Georgia 30005
Telephone: (678) 297-3100

     Elastic designs, develops and markets high-speed, broadband communications products that enable service providers to deliver easy to deploy and cost-effective broadband access solutions to their customers over the existing copper telephone wire infrastructure. Elastic designs products based on its patented EtherLoop technology to deliver a next generation access solution. EtherLoop's advantages overcome many of the deployment, performance, cost and quality of service limitations of conventional digital subscriber line, or DSL, technologies.

THE MERGER (SEE PAGE 26)

     Pursuant to the agreement and plan of merger among Paradyne, Phoenix Merger Sub, Inc. and Elastic, Paradyne will acquire Elastic by means of the merger of Phoenix Merger Sub, a wholly owned subsidiary of Paradyne, with and into Elastic. Paradyne and Elastic expect that the merger will occur on the same day as the Paradyne and Elastic special meetings.

WHAT ELASTIC STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 26)

     In the merger, Elastic stockholders will receive a fraction of a share of Paradyne common stock for each share of Elastic common stock they own, based on the exchange ratio.

     The exchange ratio will be determined based in part on the average closing price of Paradyne common stock on the Nasdaq National Market for the ten trading days ending two trading days prior to the merger and based in part on the amount of Elastic's net adjusted working capital prior to the merger.

     First, a fraction will be determined based on the average closing price of Paradyne common stock, as set forth below:

- .1990 of a share of Paradyne common stock, if the average closing price is greater than $5.00 per share;

- that fraction of a share of Paradyne common stock equal to the quotient obtained by dividing $.995 by the average closing price, if the average closing price is greater than $4.35 per share but less than or equal to $5.00 per share;

- .2288 of a share of Paradyne common stock, if the average closing price is equal to or greater than $3.21 per share but less than or equal to $4.35 per share;

- that fraction of a share of Paradyne common stock equal to the quotient obtained by dividing $.735 by the average closing price, if the average closing price is less than $3.21 per share but greater than or equal to $2.73 per share; and

- .2692 of a share of Paradyne common stock, if the average closing price is less than $2.73 per share.

     The fraction determined as set forth above will then be multiplied by an "adjustment factor" based on Elastic's net adjusted working capital to determine the exchange ratio. The adjustment factor equals the quotient obtained by dividing (1) Elastic's "closing net adjusted working capital amount" plus $12,050,000 by (2) the "targeted net adjusted working capital amount" plus $12,050,000. If the difference between the targeted net adjusted working capital and the closing net adjusted working capital amounts is less than $100,000, then the adjustment factor will be one.

     Elastic's closing net adjusted working capital will equal the difference between Elastic's current assets and current liabilities, minus the amount of certain expenses related to the transaction and certain other items. The targeted net adjusted working capital amounts are based on the date on which the merger occurs, ranging from $16,838,000, if the merger occurs prior to February 28, 2002, to $16,799,000, if the merger occurs on or after April 15, 2002.

     If the merger was completed on           , 2002, the date of this joint
proxy statement-prospectus, the average closing price for purposes of
calculating the exchange ratio of Paradyne common stock would be $          .
Assuming that no adjustment was made to the exchange ratio based on Elastic's net adjusted working capital prior to the merger, the exchange ratio would be
          .

     For illustrative examples of the calculation of the exchange ratio and a tabular presentation showing various possible exchange ratios, see "The
Merger -- What Elastic Stockholders Will Receive in the Merger." You should note that the actual value of the consideration and the number of Paradyne shares issued in the merger may differ from these illustrative examples.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 59)

     We expect that, for federal income tax purposes, Elastic stockholders will not recognize any gain or loss upon their exchange of Elastic common stock for shares of Paradyne common stock in the merger. Elastic stockholders may, however, recognize taxable gain or loss related to any cash they receive in lieu of a fractional share of Paradyne common stock.

     Before the merger can be completed, Paradyne and Elastic must receive opinions of Alston & Bird LLP and Hunton & Williams, respectively, with respect to material federal income tax consequences of the merger.

     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your specific situation. You should consult your own tax advisor to determine the effect of the merger under federal, state, local and foreign tax laws.

RECOMMENDATION OF THE BOARDS OF DIRECTORS (SEE PAGE 34 FOR PARADYNE AND PAGE 36 FOR ELASTIC)

     To Paradyne Stockholders: Paradyne's board of directors has approved the merger agreement and determined that the merger agreement and the issuance of shares of Paradyne common stock in the merger are advisable and in the best interests of Paradyne and its stockholders. Paradyne's board of directors has also approved the amendment of Paradyne's amended and restated certificate of incorporation and determined that the amendment is advisable and in the best interests of Paradyne and its stockholders. Accordingly, Paradyne's board of directors recommends that Paradyne stockholders vote FOR the issuance of Paradyne shares in the merger and FOR the adoption of the amendment to Paradyne's amended and restated certificate of incorporation.

     To Elastic Stockholders: Elastic's board of directors has approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Elastic and its stockholders. Accordingly, Elastic's board of directors recommends that Elastic stock-holders vote FOR the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 63)

     Some of the directors and executive officers of Elastic have interests in the merger that are different from or in addition to the interests of Elastic stockholders. These interests include:

- acceleration of vesting of options as a result of the merger;

- payments under employment and change-in-control agreements upon the occurrence of certain events after the merger; and

- the right to continued indemnification and insurance coverage after the merger.

     Additionally, Paradyne has agreed to grant Nortel Networks Inc., Elastic's largest stockholder, registration rights following the merger in certain circumstances. Furthermore, Elastic has amended various other agreements it has entered into with Nortel Networks in contemplation of the merger.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 38 FOR PARADYNE AND PAGE 42 FOR
ELASTIC)

     Paradyne: In deciding to approve the merger and recommend the issuance of Paradyne shares in the merger and the amendment to Paradyne's certificate of incorporation, the Paradyne board of directors considered the opinion of its financial advisor, Raymond James & Associates, Inc., that as of December 27, 2001, the consideration to be paid by Paradyne in connection with the merger was fair, from a financial point of view, to Paradyne. Raymond James' opinion is directed to the Paradyne board of directors and does not constitute a recommendation to any stockholder as to how to vote on the issuance of Paradyne shares in the merger or any other related matters. The full text of Raymond James' opinion is attached as Annex H to this joint proxy statement-prospectus. Paradyne stockholders are urged to, and should, read Raymond James' opinion carefully and in its entirety.

     Elastic: In connection with the merger, the Elastic board of directors considered an opinion from Robertson Stephens, Inc. as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger. The full text of Robertson Stephens' written opinion dated December 27, 2001 is attached to this joint proxy statement-prospectus as Annex I. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Robertson Stephens' opinion is addressed to the Elastic board and does not constitute a recommendation to any stockholder with respect to any matters relating to the proposed merger.

PARADYNE'S REASONS FOR THE MERGER (SEE PAGE 34)

     Paradyne's board of directors believes that combining Elastic's Ethernet-based DSL business with Paradyne's existing broadband network access business provides a unique opportunity to help Paradyne achieve its strategic goals of complementing and expanding its set of DSL products and increasing its customer base. The Paradyne board also believes that because of this, the merger provides an opportunity for achieving enhanced financial performance and increasing stockholder value.

ELASTIC'S REASONS FOR THE MERGER (SEE PAGE 36)

     The Elastic board believes that the merger provides a vehicle for achieving the long-term strategic and financial goals of Elastic while at the same time offering Elastic stockholders the ability to participate in these goals by becoming stockholders of Paradyne. The Elastic board also believes that the merger provides significant opportunities for costs savings, revenue growth, technological development and other benefits.

COMPLETION OF THE MERGER (SEE PAGE 50)

     The merger will be completed at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware. If the Elastic stockholders adopt the merger agreement and approve the transactions contemplated thereby at the Elastic special meeting, the Paradyne stockholders approve both the issuance of Paradyne shares in the merger and the adoption of the amendment of Paradyne's amended and restated certificate of incorporation at the Paradyne special meeting and all required approvals are obtained and conditions are satisfied, we currently anticipate
that the merger will be completed on or about           , 2002.

     Paradyne and Elastic cannot assure you that they can obtain the necessary stockholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

THE PARADYNE SPECIAL MEETING (SEE PAGE 22)

     Paradyne will hold a special meeting for the purpose of its stockholders approving the proposal to issue Paradyne shares in the merger and the proposal to amend Paradyne's amended and restated certificate of incorporation. This
special meeting will be held at 10:00 a.m. on           , 2002, at 8545 126th
Avenue North, Largo, Florida 33773.

     Paradyne stockholders will be entitled to vote at the Paradyne special
meeting if they owned shares of Paradyne common stock as of           , 2002,
the Paradyne record date. As of the Paradyne record date, there were shares of Paradyne common stock outstanding. A majority of the Paradyne shares outstanding as of the Paradyne record date must be represented in person or by proxy at the special meeting in order for a quorum to be present.

     The proposal to issue Paradyne shares in the merger requires the approval of the holders of a majority of the shares of Paradyne common stock cast on the proposal at the Paradyne special meeting. The proposal to adopt an amendment to Paradyne's amended and restated certificate of incorporation requires the approval of the holders of at least 66 2/3% of the shares of Paradyne common stock outstanding on the Paradyne record date. Approval of both proposals is a condition to the completion of the merger. Directors and executive officers of Paradyne and their affiliates held, on the Paradyne record date, approximately
     % of the outstanding shares of Paradyne common stock entitled to vote at the Paradyne special meeting.

THE ELASTIC SPECIAL MEETING (SEE PAGE 22)

     Elastic will hold a special meeting for the purpose of its stockholders considering a proposal to adopt the merger agreement and approve the transactions contemplated thereby. The Elastic special meeting will be held at
10:00 a.m. on           , 2002 at the Atlanta Marriott Alpharetta, 5750 Windward
Parkway, Alpharetta, Georgia 30005.

     Elastic stockholders will be entitled to vote at the Elastic special
meeting if they owned shares of Elastic common stock as of           , 2002, the
Elastic record date. As of the Elastic record date, there were      shares of
Elastic common stock outstanding. A majority of the Elastic shares outstanding as of the Elastic record date must be represented in person or by proxy at the special meeting in order for a quorum to be present.

     The proposal to adopt the merger agreement and approve the transactions contemplated thereby requires the approval of the holders of a majority of the shares of Elastic common stock outstanding on the Elastic record date. Directors and executive officers of Elastic and their affiliates held, on the Elastic
record date, approximately      % of the outstanding shares of Elastic common
stock entitled to vote at the Elastic special meeting.

REGULATORY APPROVAL AND OTHER CONDITIONS (SEE PAGE 51 AND PAGE 52)

     Based on the closing price of Elastic common stock on the date of this joint proxy statement-prospectus, the merger is not subject to the approval of the Federal Trade Commission and the Department of Justice or the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. If the market capitalization of Elastic increases and a filing with these regulators is required, we will make that filing and the merger will be subject to the expiration of the applicable Hart-Scott-Rodino waiting period.

     In addition to any required regulatory clearance, the merger will be completed only if various conditions, including the following, are satisfied or waived, if waivable:

- Elastic's stockholders adopt the merger agreement and approve the transactions contemplated thereby at the Elastic special meeting;

- Paradyne's stockholders approve the issuance of Paradyne shares at the Paradyne special meeting;

- Paradyne's stockholders adopt the amendment to Paradyne's amended and restated certificate of incorporation at the Paradyne special meeting;

- Elastic and Paradyne receive an opinion of their respective counsel that the exchange of Elastic common stock for Paradyne common stock in the merger will be tax-free to the Elastic stockholders;

- there is no governmental or regulatory action or legislation prohibiting the merger; and

- there has been no material adverse effect on Paradyne or Elastic. A "material adverse effect" is defined generally as an event or change that, individually or taken together with other events or changes, has a material adverse effect on Paradyne's or Elastic's, as applicable, financial position, business or results of operations or ability to perform with its obligations under the merger agreement, subject to exceptions for changes in general economic conditions, general industry conditions and, in the case of Paradyne, changes in its stock price.

     In addition to these conditions, the merger agreement, attached to this joint proxy statement-prospectus as Annex A, describes other conditions that must be met before the merger may be completed.

AMENDMENT AND TERMINATION (SEE PAGE 55)

     The parties may terminate the merger agreement under several circumstances. Paradyne and Elastic may mutually agree to terminate the merger agreement and elect not to complete the merger at any time before the merger is completed, even if Elastic's and Paradyne's stockholders have already approved the adoption of the merger agreement, the issuance of Paradyne shares and the adoption of the amendment to Paradyne's amended and restated certificate of incorporation, respectively. Either of the parties also can terminate the merger agreement under other circumstances, including:

- if the merger is not completed by May 15, 2002, subject to extension to June 30, 2002 if required regulatory approvals have not been received or there is a governmental or regulatory action or legislation prohibiting the merger;

- if the parties have failed to receive any consent of any regulatory authority required to complete the merger, or any law or order permanently prohibiting the merger has become final and nonappealable;

- if the stockholders of Elastic fail to adopt the merger agreement and approve the transactions contemplated thereby or the stockholders of Paradyne fail to approve either the issuance of Paradyne shares in the merger or the adoption of the amendment to Paradyne's amended and restated certificate of incorporation at their respective special meetings, subject to specified limitations contained in the merger agreement; or

- if the conditions to the party's obligation to complete the merger cannot be completed by May 15, 2002, subject to extension to June 30, 2002 if required regulatory approvals have not been received or there is a governmental or regulatory action or legislation prohibiting the merger.

     In addition, Paradyne may terminate the merger agreement if the board of directors of Elastic fails to reaffirm its recommendation of the merger or withholds, withdraws, amends or modifies its recommendation of the merger, or proposes to do so, or changes its recommendation in a manner adverse to the merger.

     Paradyne may also terminate the merger agreement if Elastic has not, on or prior to January 20, 2002, caused the reseller agreement between Elastic and Goldfield Telecom, LLC to be terminated effective as of the completion of the merger.

     Elastic may terminate the merger agreement if the board of directors of Elastic changes its recommendation in order to accept a superior offer, if Paradyne has not made an offer that is as favorable as the superior offer within three business days of its receipt of notice that the Elastic board of directors intends to change its recommendation.

     Elastic may also terminate the merger agreement if the average closing price of Paradyne common stock for purposes of calculating the exchange ratio is less than $2.32.

     The merger agreement may be amended by the written agreement of Paradyne and Elastic. The parties can amend the merger agreement without stockholder approval, even if both Elastic and Paradyne stockholders have already approved the merger, except in the limited circumstances when further stockholder approval is required by law for the amendment.

SOLICITATION PROHIBITIONS (SEE PAGE 58)

     The merger agreement prohibits Elastic from soliciting other acquisition proposals. Elastic agreed that it would immediately cease any and all existing activities, discussions or negotiations with any third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal. If Elastic receives an unsolicited acquisition proposal, it must promptly notify Paradyne of the terms of such proposal. Elastic may respond, in accordance with the terms of the merger agreement, to unsolicited offers that are reasonably likely to result in superior offers.

TERMINATION FEE AND EXPENSE REIMBURSEMENT PAYMENT (SEE PAGE 61)

     Elastic has agreed to pay Paradyne a termination fee of $1.0 million if the merger agreement is terminated under circumstances in which Elastic enters into an acquisition agreement or completes an acquisition with another party within twelve months of the termination of the merger agreement or if the Elastic board of directors changes or withdraws its recommendation that Elastic stockholders vote in favor of the adoption of the merger agreement.

     In addition, Elastic has agreed to reimburse Paradyne for Paradyne's costs and expenses incurred in the merger up to $300,000 if the merger agreement is terminated because Elastic has not, on or prior to January 20, 2002, caused the Goldfield reseller agreement to be terminated effective as of the completion of the merger.

EFFECT OF THE MERGER ON ELASTIC OPTIONS (SEE PAGE 59)

     All of the outstanding stock options granted by Elastic under its stock option plans that were not vested or exercisable when the merger agreement was executed have become vested and immediately exercisable. All Elastic options that are not exercised prior to February 15, 2002 will be terminated.

APPRAISAL RIGHTS (SEE PAGE 25)

     If you are an Elastic stockholder, under Delaware law, you will not have appraisal rights in connection with the merger.

     If you are a Paradyne stockholder, under Delaware law, you will not have appraisal rights in connection with the issuance of Paradyne shares in the merger or the adoption of the amendment of Paradyne's amended and restated certificate of incorporation.

VOTING AGREEMENTS (SEE PAGE 66)

     Nine of the directors and executive officers of Elastic, including Guy D. Gill, Elastic's president, chief executive officer and chairman, have entered into voting agreements with Paradyne and Elastic in which they have agreed to vote those shares of common stock that they or their affiliates own in favor of adoption of the merger agreement. As of the Elastic record date, these
stockholders owned approximately      % of Elastic's outstanding common stock.
Each voting agreement also provides that any shares of Elastic common stock subsequently acquired by these stockholders will also be subject to the voting agreement. As of the Elastic record date, these stockholders hold currently
exercisable in-the-money (based on a $          per share price of Elastic
common stock) options to purchase an additional           shares, or      % of
Elastic's currently outstanding common stock.

     Additionally, Nortel Networks has entered into a voting agreement with Paradyne and Elastic in which Nortel Networks has agreed to vote its shares of Elastic common stock in favor of adoption of the merger agreement and approval of the transactions contemplated thereby and to terminate a warrant to purchase 51,230 Elastic shares effective at the completion of the merger. As of the
Elastic record date, Nortel Networks owned approximately      % of Elastic's
outstanding common stock.

     Thomas E. Epley, Sean E. Belanger and Patrick M. Murphy, the chairman, the president and chief executive officer and the senior vice president and chief financial officer, respectively, of Paradyne, as well as entities associated with the Texas Pacific Group, have entered into voting agreements with Elastic in which they have agreed to vote their shares of Paradyne common stock in favor of the issuance of Paradyne shares in the merger and the adoption of the amendment of Paradyne's amended and restated certificate of incorporation. As of the Paradyne record date, the shares owned by these stockholders subject to the
voting agreements were approximately      % of Paradyne's outstanding common
stock.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS (SEE PAGE 68)

     The rights of Paradyne stockholders are governed by Delaware law and by Paradyne's amended and restated certificate of incorporation and amended and restated bylaws. The rights of Elastic stockholders are also governed by Delaware law, but are subject to Elastic's second amended and restated certificate of incorporation and amended and restated bylaws. Upon completion of the merger, the rights of both stockholder groups will be governed by Delaware law and Paradyne's amended and restated certificate of incorporation and amended and restated bylaws.

AMENDMENT OF PARADYNE'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (SEE PAGE 95)

     If approved, the proposed amendment to Paradyne's amended and restated certificate of incorporation will increase the number of shares of Paradyne common stock authorized to be issued from 60,000,000 shares to 80,000,000 shares. The proposed amendment is a condition to the completion of the merger. If the merger is not approved by Elastic's stockholders or is not completed for some other reason, Paradyne will not file the proposed amendment to its amended and restated certificate of incorporation, and Paradyne's current amended and restated certificate of incorporation will continue to be applicable.

COMPARATIVE MARKET PRICES OF COMMON STOCK (SEE PAGE 75)

     Paradyne common stock is listed on the Nasdaq National Market under the symbol "PDYN." Elastic common stock is listed on the Nasdaq National Market under the symbol "ELAS." The following table shows the closing prices of Paradyne and Elastic common stock on December 27, 2001, the last trading day
before the merger agreement was announced, and           , 2002, the last
practicable trading day prior to the date of this joint proxy statement-prospectus. If we completed the merger on the date of this joint proxy statement-prospectus, the average closing price of Paradyne common stock for
purposes of calculating the exchange ratio would be $          , and, assuming
that no adjustment was made to the exchange ratio based on Elastic's net adjusted working capital prior to the merger, the exchange ratio would be
          . Equivalent price per Elastic share represents the closing sale price of a share of Paradyne common stock on the indicated date multiplied by the applicable exchange ratio.

                                                             PARADYNE   ELASTIC    EQUIVALENT
                                                              COMMON    COMMON      PRICE PER
                                                              STOCK      STOCK    ELASTIC SHARE
                                                             --------   -------   -------------
December 27, 2001..........................................   $3.77      $0.60        $
              , 2002.......................................

     We urge you to obtain current market quotations for Paradyne common stock and Elastic common stock before making any decision relating to the merger.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA -- PARADYNE

     The following selected historical consolidated financial data is derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants, for the seven months ended July 31, 1996, the five months ended December 31, 1996, and the years ended December 31, 1997, 1998, 1999 and 2000. The selected historical consolidated financial data of Paradyne for the nine months ended September 30, 2000, and 2001, were derived from the unaudited condensed consolidated financial statements of Paradyne. This information should be read in conjunction with Paradyne's management's discussion and analysis of financial condition and results of operations and the financial statements, including the related notes, incorporated by reference into this joint proxy statement-prospectus. The "Predecessor Business" consists of certain operating activities of AT&T Paradyne Corporation, a wholly owned subsidiary of Lucent Technologies Inc., on a carve-out basis, which was acquired by Paradyne effective July 31, 1996. In the opinion of Paradyne's management, the predecessor business operated in a substantially different organizational structure and manner than Paradyne does and, accordingly, Paradyne believes that a comparison of predecessor business' operating activities and results to Paradyne's is not meaningful. Earnings per share data are not presented for the predecessor business since the predecessor business did not have its own capital structure. As a result, this information would not be meaningful.

                                PREDECESSOR                                       PARADYNE
                                  BUSINESS     ------------------------------------------------------------------------------
                                ------------                                                                  NINE MONTHS
                                SEVEN MONTHS   FIVE MONTHS                                                       ENDED
                                   ENDED          ENDED            FISCAL YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                  JULY 31,     DECEMBER 31,   -----------------------------------------   -------------------
                                    1996           1996         1997       1998       1999       2000       2000       2001
                                ------------   ------------   --------   --------   --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues:
  Sales.......................    $128,099       $112,293     $178,212   $195,580   $220,723   $243,715   $192,700   $ 92,099
  Service.....................       1,975          1,413        3,040      2,256      2,617      3,674      2,804      3,210
  Royalties...................         464            325          413      1,392      3,118        293        290        250
                                  --------       --------     --------   --------   --------   --------   --------   --------
    Total revenues............     130,538        114,031      181,665    199,228    226,458    247,682    195,794     95,559
                                  --------       --------     --------   --------   --------   --------   --------   --------
Cost of sales:
  Equipment...................      73,208         59,634       90,696    108,348    124,674    146,556    117,196     54,277
  Service.....................       1,803            744        1,154        620        823      1,295        934      1,295
  Charges related to excess
    inventory on hand and on
    order.....................          --             --           --         --         --     34,931     34,931     10,905
                                  --------       --------     --------   --------   --------   --------   --------   --------
    Total cost of sales.......      75,011         60,378       91,850    108,968    125,497    182,782    153,061     66,477
                                  --------       --------     --------   --------   --------   --------   --------   --------
Gross margin..................      55,527         53,653       89,815     90,260    100,961     64,900     42,733     29,082
Operating Expenses:
  Research & development(1)...      28,019         31,174       37,339     35,132     36,470     40,392     30,285     19,675
  Selling, general &
    administrative............      42,928         29,409       66,278     55,969     55,938     59,184     46,192     28,642
  Amortization of intangible
    assets and deferred stock
    compensation..............          --             --           --         --      1,501      1,350        889        843
  Impairment of intangible
    assets....................          --             --           --         --         --         --         --      5,761
  Restructuring charges.......          --             --        1,778        984         --      1,371         --      3,807
                                  --------       --------     --------   --------   --------   --------   --------   --------
    Total operating
      expenses................      70,947         60,583      105,395     92,085     93,909    102,297     77,366     58,728
                                  --------       --------     --------   --------   --------   --------   --------   --------
Operating income (loss).......     (15,420)        (6,930)     (15,580)    (1,825)     7,052    (37,397)   (34,633)   (29,646)
  Other (income) expenses
  Interest....................         200          3,502        7,712      1,711       (405)    (2,439)    (2,049)      (550)
  Lucent settlement gain......          --             --      (51,183)        --         --         --         --         --
  Other, net..................      (2,074)           382       (1,753)     1,191     (3,911)       (52)      (206)      (434)
                                  --------       --------     --------   --------   --------   --------   --------   --------

                                PREDECESSOR                                       PARADYNE
                                  BUSINESS     ------------------------------------------------------------------------------
                                ------------                                                                  NINE MONTHS
                                SEVEN MONTHS   FIVE MONTHS                                                       ENDED
                                   ENDED          ENDED            FISCAL YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                  JULY 31,     DECEMBER 31,   -----------------------------------------   -------------------
                                    1996           1996         1997       1998       1999       2000       2000       2001
                                ------------   ------------   --------   --------   --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss) before
  provision for income tax....     (13,546)       (10,814)      29,644     (4,727)    11,368    (34,906)   (32,378)   (28,662)
Provision (benefit) for income
  tax.........................         184             --        8,302     (1,082)     3,479       (619)      (617)         0
                                  --------       --------     --------   --------   --------   --------   --------   --------
Net income (loss).............    $(13,730)      $(10,814)    $ 21,342   $ (3,645)  $  7,889   $(34,287)  $(31,761)  $(28,662)
                                  ========       ========     ========   ========   ========   ========   ========   ========
(Loss) earnings per common
  share:
  Basic.......................         N/A       $  (0.42)    $   0.84   $  (0.14)  $   0.28   $  (1.08)  $  (1.01)  $  (0.87)
  Diluted.....................         N/A       $  (0.42)    $   0.81   $  (0.14)  $   0.26   $  (1.08)  $  (1.01)  $  (0.87)
Shares used in computing
  (loss) earnings per share:
  Basic.......................         N/A         25,500       25,552     25,623     28,435     31,768     31,506     32,780
  Diluted.....................         N/A         25,500       26,291     25,623     30,112     31,768     31,506     32,780
Comprehensive income..........         N/A       $(10,977)    $ 21,930   $ (4,304)  $  8,400   $(34,295)  $(31,735)  $(28,696)
CONSOLIDATED BALANCE SHEET
  DATA:
Cash and cash equivalents.....    $  5,717       $  1,354     $  3,240   $  2,356   $ 62,885   $ 19,821   $ 26,581   $ 27,194
Working capital...............      20,265          9,990        9,606      8,382     86,351     54,845     54,986     40,952
Total assets..................     103,050        144,143       83,200     75,063    130,485    117,280    142,404     76,161
Long-term debt................          52         64,129          402        353        256        684        287        553
Total debt....................          52         82,182       18,184     16,836        690      1,322        777      1,090
Total divisional equity(2)....      73,327             --           --         --         --         --         --         --
Total stockholders' equity....                      5,979       31,402     27,339    105,684     82,659     84,396     55,438

---------------

(1) Includes $13,114 of purchased research and development for the five months ended December 31, 1996.

(2) Since the predecessor business was not a legal entity, there was no stockholder's equity. "Divisional equity" represents the net assets of the predecessor business.

                 SELECTED HISTORICAL FINANCIAL DATA -- ELASTIC

     Elastic's selected historical financial data for the year ended December 31, 1998 and as of and for the years ended December 31, 1999 and 2000 have been derived from its audited financial statements, included elsewhere in this joint proxy statement-prospectus. Elastic's selected financial data as of December 31, 1997 and 1998 and for the year ended December 31, 1997 have been derived from its audited financial statements which are not included in this joint proxy statement-prospectus. The selected financial data as of and for each of the nine month periods ended September 30, 2000 and 2001 has been derived from Elastic's unaudited financial statements included elsewhere in this joint proxy statement-prospectus. In the opinion of Elastic's management, these unaudited statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that Elastic considers necessary for a fair presentation of Elastic's financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. Elastic has never declared or paid a dividend to its stockholders.

     You should read the following selected historical financial and operating data in conjunction with the discussion in "Elastic Management's Discussion and Analysis of Financial Condition and Results of Operations" and Elastic's financial statements and the related notes appearing elsewhere in this joint proxy statement-prospectus.

                                                                                                NINE MONTHS
                                                        YEAR ENDED DECEMBER 31,             ENDED SEPTEMBER 30,
                                              -------------------------------------------   --------------------
                                               1997        1998        1999        2000       2000        2001
                                              -------    --------    --------    --------   --------    --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues............................  $    --    $    233    $  8,215    $ 40,152   $ 25,897    $ 19,468
  Cost of revenues..........................       --       2,146      14,290      36,246     24,193      16,964
  Charges related to excess inventory on
    hand and on order.......................       --          --          --          --         --      23,998
                                              -------    --------    --------    --------   --------    --------
  Gross profit (loss).......................       --      (1,913)     (6,075)      3,906      1,704     (21,494)
  Operating expenses(1):
    Sales and marketing.....................      644       3,431       5,194      15,305     10,123       9,895
    Research and development................    3,335       8,191       7,462      12,176      8,385       9,545
    General and administrative..............      524       1,695       2,174      15,611      4,696      12,478
                                              -------    --------    --------    --------   --------    --------
      Total operating expenses..............    4,503      13,317      14,830      43,092     23,204      31,918
                                              -------    --------    --------    --------   --------    --------
        Operating loss......................   (4,503)    (15,230)    (20,905)    (39,186)   (21,500)    (53,412)
  Other income (expense), net(2)............       --          --         174         320       (851)      1,638
                                              -------    --------    --------    --------   --------    --------
    Net loss................................   (4,503)    (15,230)    (20,731)    (38,866)   (22,351)    (51,774)
  Accretion of series A preferred stock.....       --          --        (333)       (405)      (399)         --
                                              -------    --------    --------    --------   --------    --------
  Net loss attributable to common
    stockholders............................  $(4,503)   $(15,230)   $(21,064)   $(39,271)  $(22,750)   $(51,774)
                                              =======    ========    ========    ========   ========    ========
  Basic and diluted net loss per common
    share...................................  $ (0.27)   $  (0.91)   $  (1.26)   $  (1.94)  $  (1.36)   $  (1.65)
                                              =======    ========    ========    ========   ========    ========
  Weighted average shares used in computing
    basic and diluted net loss per common
    share...................................   16,670      16,670      16,671      20,208     16,680      31,460
                                              =======    ========    ========    ========   ========    ========

---------------

(1) Includes $3.9 million of restructuring charges and additional accruals for uncollectible accounts for the nine months ended September 30, 2001. Includes $0.1 million, $12.4 million, $2.0 million, and $3.6 million of non-cash stock based compensation expenses for the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001, respectively.
(2) Includes non-cash stock based financing expenses of $0.7 million for the year ended December 31, 2000.

                                                             DECEMBER 31,                      SEPTEMBER 30,
                                              -------------------------------------------   --------------------
                                               1997        1998        1999        2000       2000        2001
                                              -------    --------    --------    --------   --------    --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments...............................  $    --    $     --    $  5,613    $ 68,591   $  9,720    $ 32,288
Working capital (deficit)...................       --      (2,955)     (1,632)     73,502       (127)     24,930
Total assets................................       23       1,735       9,493      91,353     23,602      44,691
Capital lease obligations, long-term........       --          --         100         305        309         134
Redeemable convertible participating
  preferred stock...........................       --          --       8,295          --     30,994          --
Total stockholders' equity (deficit)........  $(1,457)   $ (3,521)   $ (9,715)   $ 75,962   $(29,298)   $ 28,150

     SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following table sets forth the selected unaudited pro forma condensed combined financial information for Paradyne at or for the year ended December 31, 2000 and the nine months ended September 30, 2001 which gives effect to the merger with Elastic using the purchase method of accounting as if the merger occurred on January 1, 2000 for the statement of operations data and as of September 30, 2001 for the balance sheet data. The following table should be read in conjunction with Paradyne's unaudited pro forma condensed combined financial information and the related notes beginning on page 100 of this joint proxy statement-prospectus and the financial statements and the related notes of Paradyne incorporated by reference into this joint proxy statement-prospectus and the financial statements and the related notes of Elastic beginning on page F-1 of this joint proxy statement-prospectus.

     The unaudited pro forma condensed combined financial statements of the combined company do not purport to be indicative of what the combined company's financial condition or results of operations would have been had the merger in fact been consummated as of the assumed dates and for the periods presented, nor are they indicative of the results of operations or financial condition for any future period or date.

                                                        YEAR ENDED                     NINE MONTHS ENDED
                                                     DECEMBER 31, 2000                SEPTEMBER 30, 2001
                                              -------------------------------   -------------------------------
                                              PARADYNE   ELASTIC    PRO FORMA   PARADYNE   ELASTIC    PRO FORMA
                                              --------   --------   ---------   --------   --------   ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues..............................  $251,038   $ 40,152   $291,190    $ 95,559   $ 19,468   $115,027
Total cost of sales(1)......................   184,696     36,246    220,942      66,477     40,962    107,439
                                              --------   --------   --------    --------   --------   --------
  Gross margin..............................    66,342      3,906     70,248      29,082    (21,494)     7,588
Research & development......................    41,073     12,176     53,820      19,675      9,545     29,063
Selling, general & administrative...........    62,068     30,916     94,365      29,485     22,373     51,618
Impairment of intangible assets.............        --         --         --       5,761         --      5,761
Restructuring charges.......................     1,371         --      1,371       3,807         --      5,669
                                              --------   --------   --------    --------   --------   --------
  Operating income (loss)...................   (38,170)   (39,186)   (79,308)    (29,646)   (53,412)   (84,523)
                                              --------   --------   --------    --------   --------   --------
Other (income) expense, net.................    (2,312)        85     (2,227)       (984)    (1,638)    (2,622)
                                              --------   --------   --------    --------   --------   --------
  Net loss before provision for income
    tax.....................................   (35,858)   (39,271)   (77,081)    (28,662)   (51,774)   (81,901)
Provision (benefit) for income tax..........      (619)        --       (619)         --         --         --
                                              --------   --------   --------    --------   --------   --------
Net income (loss)...........................  $(35,239)  $(39,271)  $(76,462)   $(28,662)  $(51,774)  $(81,901)
                                              ========   ========   ========    ========   ========   ========

                                              --------              --------    --------              --------
Basic and diluted earnings per share........  $  (1.11)        --   $  (1.99)   $  (0.87)        --   $  (2.08)
                                              ========              ========    ========              ========

                                              --------              --------    --------              --------
Weighted-average common potential shares
  outstanding...............................    31,768         --     38,405      32,780         --     39,417
                                              ========              ========    ========              ========
BALANCE SHEET DATA:
Cash and cash equivalents...................                                    $ 27,194   $ 32,288   $ 59,482
Working capital.............................                                      40,952     24,930     62,382
Total assets................................                                      76,161     44,691    139,393
Long-term debt..............................                                         409        134        543
Total debt..................................                                         946        365      1,311
Total stockholders' equity..................                                      55,438     28,150     98,629

---------------

(1) Includes $34,931 of charges related to excess inventory on hand and on order for Paradyne for the year ended December 31, 2000 and $10,905 and $23,998 for Paradyne and Elastic, respectively, for the nine months ended September 30, 2001.

              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

     The following table compares historical and pro forma earnings (loss) per share and book value per share information for Paradyne and Elastic. You should read the table together with the financial information for Paradyne and Elastic included or incorporated by reference in this joint proxy statement-prospectus. You should not rely on the pro forma financial information as an indication of the results that Paradyne would have achieved if the merger had taken place earlier or of the results of Paradyne after the merger.

     The unaudited equivalent pro forma per share data are calculated based on the unaudited pro forma combined per share data multiplied by an exchange ratio of .1990 of a share of Paradyne common stock for each share of Elastic common stock outstanding, which exchange ratio reflects the current market price of Paradyne common stock. The actual exchange ratio will not be determined until shortly before the completion of the merger and will impact the pro forma per share amounts shown on this page. See "-- What Elastic Stockholders will Receive in the Merger." Neither Paradyne nor Elastic has ever declared or paid dividends.

                                                           TWELVE MONTHS ENDED   NINE MONTHS ENDED
                                                            DECEMBER 31, 2000    SEPTEMBER 30, 2001
                                                           -------------------   ------------------
                                                                                    (UNAUDITED)
PARADYNE:
  Basic net loss per share...............................        $(1.08)               $(0.87)
  Diluted net loss per share.............................         (1.08)                (0.87)
  Book Value per share (unaudited).......................          2.54                  1.68
ELASTIC:
  Basic net loss per share...............................         (1.94)                (1.65)
  Diluted net loss per share.............................         (1.94)                (1.65)
  Book Value per share (unaudited).......................          2.42                  0.89
UNAUDITED PRO FORMA COMBINED:
  Basic net loss per share...............................         (1.99)                (2.08)
  Diluted net loss per share.............................         (1.99)                (2.08)
  Book Value per share...................................            --                  2.49
UNAUDITED EQUIVALENT PRO FORMA COMBINED:
  Basic net loss per share...............................         (0.40)                (0.41)
  Diluted net loss per share.............................         (0.40)                (0.41)
  Book Value per share...................................            --                  0.50

                                  RISK FACTORS

     There are risks and uncertainties related to the acquisition of Elastic by Paradyne. Additionally, if the merger is completed, Elastic stockholders will receive shares of Paradyne common stock in exchange for their shares of Elastic common stock. Elastic stockholders should be aware of particular risks and uncertainties that are applicable to an investment in Paradyne common stock, including those risks identified in Paradyne's Current Report on Form 8-K dated January 16, 2002. Paradyne stockholders and Elastic stockholders should also be aware of risks related to Elastic's business. All of these risks and uncertainties may cause Paradyne's future earnings and financial condition to be less than expected. Also see "A Warning About Forward-Looking Statements" on page 21 for additional risks and uncertainties. You should carefully review and understand all of the risks and uncertainties discussed in this joint proxy statement-prospectus.

RISKS RELATED TO THE MERGER

ELASTIC STOCKHOLDERS WILL RECEIVE SHARES OF PARADYNE COMMON STOCK BASED ON AN EXCHANGE RATIO THAT IS DETERMINED BASED IN PART UPON THE MARKET VALUE OF PARADYNE COMMON STOCK AT A LATER DATE.

     The number of shares of Paradyne common stock that Elastic stockholders will receive in the merger for each Elastic share will be calculated using an exchange ratio that may change depending on the market price for Paradyne common stock. The exchange ratio will be determined based in part on the average closing price of Paradyne shares for the ten trading days ending on the second full trading day prior to the completion of the merger as set forth below:

     - .1990 of a share of Paradyne common stock, if the average closing price is greater than $5.00 per share;

     - that fraction of a share of Paradyne common stock equal to the quotient obtained by dividing $.995 by the average closing price, if the average closing price is greater than $4.35 per share but less than or equal to $5.00 per share;

     - .2288 of a share of Paradyne common stock, if the average closing price is equal to or greater than $3.21 per share but less than or equal to $4.35 per share;

     - that fraction of a share of Paradyne common stock equal to the quotient obtained by dividing $.735 by the average closing price, if the average closing price is less than $3.21 per share but greater than or equal to $2.73 per share; and

     - .2692 of a share of Paradyne common stock, if the average closing price is less than $2.73 per share.

     If the average closing price of Paradyne common stock for purposes of calculating the exchange ratio is less than $2.73 or more than $5.00, the fractions set forth above will not change, although upward and downward adjustments may be made based upon Elastic's net adjusted working capital prior to completion of the merger. As a result, to the extent the value of Paradyne common stock is outside these limitations, the value of the fraction of a share of Paradyne common stock represented by the exchange ratio will vary. Elastic has the right to terminate the merger agreement if the average closing price of Paradyne common stock for purposes of calculating the exchange ratio is less than $2.32. Paradyne does not have any right to terminate the merger agreement based on the price of its shares.

     We cannot predict the market prices for the Paradyne common stock, and we encourage you to obtain current market quotations of the Paradyne common stock, which is listed on the Nasdaq National Market under the symbol "PDYN."

ELASTIC STOCKHOLDERS WILL RECEIVE SHARES OF PARADYNE COMMON STOCK BASED ON AN EXCHANGE RATIO THAT IS DETERMINED BASED IN PART UPON THE AMOUNT OF ELASTIC'S NET ADJUSTED WORKING CAPITAL AT A LATER DATE.

     In addition to the situation described in the immediately preceding risk factor, the number of shares of Paradyne common stock that Elastic stockholders will receive in the merger for each Elastic share may change depending on the amount of Elastic's net adjusted working capital. The closing net adjusted working capital amounts could be significantly more or less than the targeted net adjusted working capital amounts and therefore, the exchange ratio could be significantly more or less than the fractions determined based on Paradyne's average closing price as set forth above. The fraction determined based on Paradyne's average closing price, as set forth above, will be multiplied by an "adjustment factor" based on Elastic's net adjusted working capital at a specified date prior to the completion of the merger. See "The Merger -- What Elastic Stockholders Will Receive in the Merger." The adjustment factor equals the quotient obtained by dividing (1) Elastic's "closing net adjusted working capital amount" plus $12,050,000 by (2) the "targeted net adjusted working capital amount" plus $12,050,000, which may result in an adjustment factor of greater or less than one depending on the amount of the closing net adjusted working capital. If the difference between the targeted net adjusted working capital and the closing net adjusted working capital amounts is less than $100,000, then the adjustment factor will be one. For additional information relating to the impact of and interplay between the amount of Elastic's closing net adjusted working capital, the average closing price of Paradyne common stock and the value of the net adjusted working capital adjustment, see note 1 to the "Unaudited Pro Forma Condensed Combined Financial Information."

     Elastic's closing net adjusted working capital will equal the difference between Elastic's current assets and current liabilities, minus the amount of certain expenses related to the transaction and certain other items as of a date, referred to as the "adjustment date," ranging from two to four weeks before the date the merger is completed. The targeted net adjusted working capital amounts are based on the date on which the merger occurs, ranging from $16,838,000, if the merger occurs prior to February 28, 2002, to $16,799,000, if the merger occurs on or after April 15, 2002.

     The targeted net adjusted working capital amounts were determined based on assumptions about Elastic's need for capital prior to completion of the merger. These assumptions may have been incorrect, and Elastic's expenses could be significantly more or less than expected. For example, assuming an adjustment date of February 28, 2002, the targeted net adjusted working capital amount would be $16,820,000. If Elastic's closing net adjusted working capital amount were $18,802,000, the exchange ratio would range between 0.2128 and 0.2879, depending upon the average closing price of Paradyne common stock. Alternatively, if the closing net adjusted working capital amount were $14,802,000, the exchange ratio would range between 0.1852 and 0.2506, depending upon the average closing price of Paradyne common stock.

THE EXCHANGE RATIO WILL NOT BE DETERMINED UNTIL SHORTLY BEFORE THE COMPLETION OF THE MERGER.

     Because the exchange ratio will not be determined until the second trading day before the completion of the merger, you may have to decide whether or not to vote for adoption of the merger agreement and approval of the transactions contemplated thereby or the issuance of Paradyne shares in the merger and the amendment of Paradyne's amended and restated certificate of incorporation before knowing the actual exchange ratio. Because the date the merger is completed may be later than the dates of the special meetings, Elastic stockholders will not necessarily know the market value of the Paradyne common stock that they will receive in the merger nor will the Paradyne stockholders necessarily know how many shares of Paradyne common stock will be issued in the merger.

THE NEUTRAL ACCOUNTING FIRM CHOSEN BY PARADYNE MAY NOT BE ABLE TO COMPLETE ITS REVIEW OF THE CLOSING NET ADJUSTED WORKING CAPITAL, IN WHICH CASE THE FINAL CLOSING NET ADJUSTED WORKING CAPITAL MAY ULTIMATELY BE DETERMINED BY TAKING THE AVERAGE OF ELASTIC'S CALCULATION AND PARADYNE'S CALCULATION.

     The exchange ratio will equal the product of (1) a fraction determined based on the average closing price of Paradyne shares, and (2) an adjustment factor, determined based on the amount of Elastic's closing net adjusted working capital. Elastic will prepare a statement of the closing net adjusted working capital which will then be submitted to a neutral accounting firm chosen by Paradyne. The accounting firm will have seven business days to analyze the statement submitted by Elastic, and may modify the statement in its sole discretion to ensure that it complies with the terms of the merger agreement. The neutral accounting firm's determination will be binding upon Paradyne and Elastic. However, if the neutral accounting firm is not able to complete its evaluation within seven business days, Paradyne and Elastic will jointly determine the amount of Elastic's closing net adjusted working capital. If Paradyne and Elastic are unable to agree on an amount, Paradyne will submit its own statement of the closing net adjusted working capital amount which could be significantly different than the statement prepared by Elastic. In that event, the closing net adjusted working capital amount used to determine the adjustment factor will be the average of the closing net adjusted working capital amount originally submitted by Elastic and the closing net adjusted working capital amount submitted by Paradyne. Under these circumstances, neither party will have the opportunity to dispute the other party's statement of closing net adjusted working capital.

THE DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN EMPLOYEES OF ELASTIC WILL RECEIVE CERTAIN BENEFITS IN THE MERGER WHICH OTHER STOCKHOLDERS WILL NOT RECEIVE.

     The directors, executive officers and certain employees of Elastic have interests in the merger that are different from yours. These benefits include:

     - a number of Elastic employees, including executive officers, have agreements with Elastic that provide for severance payments (and continued insurance coverage) that may be triggered upon termination of their employment after completion of the merger;

     - directors and executive officers of Elastic will receive acceleration of their vesting periods for their outstanding stock options; and

     - directors and executive officers of Elastic have customary rights to indemnification against specified liabilities, and Paradyne has agreed to cause Elastic to maintain directors' and officers' liability insurance for them.

     See "The Merger -- Interests of Certain Persons in the Merger" and "The Merger -- Effect of the Merger on Elastic Options."

PARADYNE MAY HAVE DIFFICULTY INTEGRATING THE OPERATIONS OF ELASTIC INTO ITS BUSINESS, WHICH MAY HAVE A MATERIAL ADVERSE IMPACT ON ITS GROWTH OR OPERATIONS.

     The merger involves the combination and integration of two companies that have previously operated independently. The success of the combination of Paradyne and Elastic will depend primarily on Paradyne's ability to integrate Elastic's operations, services, products, personnel and systems into its business, to identify and eliminate duplicated efforts and systems, to incorporate different corporate strategies, and to address unanticipated legal liabilities and other contingencies, all of which may divert management's attention from ongoing business operations. In order to integrate the companies and to achieve efficiencies in the combined organization, Paradyne will need to reduce personnel serving duplicative functions. Paradyne and Elastic may not be able to integrate their operations without encountering difficulties including the loss of key employees and customers, the disruption of their businesses, or possible inconsistencies in technologies, standards, controls, procedures, and policies, which may have a material adverse impact on Paradyne's growth or operations.

IF THE MERGER DOES NOT OCCUR, THE COMPANIES WILL NOT BENEFIT FROM THE EXPENSES THEY HAVE INCURRED OR THE MANAGEMENT TIME THEY HAVE INVESTED IN THE PURSUIT OF THE MERGER.

     The merger may not be completed. If the merger is not completed, Paradyne and Elastic will have incurred substantial expenses and invested significant management time for which no ultimate benefit will have been received by either Paradyne or Elastic. Additionally, if the merger agreement is terminated, Elastic will be required to pay Paradyne a $1.0 million termination fee under circumstances in which Elastic enters into an acquisition agreement or completes an acquisition with another party within twelve months of the termination of the merger agreement or the Elastic board of directors changes or withdraws its recommendation that Elastic stockholders vote in favor of the adoption of the merger agreement. Further, if the merger is terminated because Elastic has not, on or prior to January 20, 2002, caused the Goldfield reseller agreement to be terminated effective as of the completion of the merger, Elastic will be required to reimburse Paradyne for its costs and expenses of up to $300,000. See "The Merger -- Termination Fee and Expense Reimbursement Payment."

IF THE MERGER DOES NOT OCCUR, THE VALUE OF ELASTIC COMMON STOCK MAY VARY IN THE FUTURE.

     If the merger is not completed, the value of Elastic common stock could increase or decrease in the future. Such value could be either higher or lower than the consideration being offered by Paradyne in the merger.

ELASTIC'S STOCKHOLDERS WILL NOT CONTROL PARADYNE'S FUTURE OPERATIONS AND NO ELASTIC DIRECTOR WILL SERVE ON THE PARADYNE BOARD OF DIRECTORS.

     Elastic's stockholders collectively own 100% of Elastic and, in the aggregate, have the absolute power to approve or reject any matters requiring the approval of stockholders under Delaware law and Elastic's second amended and restated certificate of incorporation. Assuming the average closing price of Paradyne common stock for purposes of calculating the exchange ratio is greater than $5.00 per share, and assuming no adjustments for Elastic's working capital, the exchange ratio would be 0.1990. Based on that exchange ratio and the number of shares outstanding of Paradyne and Elastic as of the date of the merger agreement, Elastic's stockholders in the aggregate would hold approximately 16% of the outstanding shares of Paradyne common stock after the merger. Even if all of the former Elastic stockholders voted together on all matters presented to Paradyne's stockholders from time to time after the merger, they would not be able to control whether these proposals are ultimately approved or rejected.

RISKS RELATED TO ELASTIC'S BUSINESS

ELASTIC HAS A SHORT OPERATING HISTORY, WHICH MAY MAKE IT DIFFICULT OR IMPOSSIBLE FOR PARADYNE STOCKHOLDERS TO ACCURATELY FORECAST THE AFFECT ON PARADYNE OF ITS ACQUISITION OF ELASTIC.

     Elastic only began selling its products in mid-1999. As a result, Elastic has only a limited operating history upon which to evaluate Elastic's business and prospects which may make it difficult or impossible for Paradyne stockholders to accurately forecast the effect that acquiring Elastic will have on Paradyne's future revenues and results of operation. If Paradyne does not meet or exceed the forecasts and expectations of analysts and investors following its acquisition of Elastic, as a result of the performance of Elastic's business or otherwise, the price of Paradyne's common stock could decline substantially.

ELASTIC DEPENDS ON A SMALL NUMBER OF CUSTOMERS AND THE LOSS OF, OR REDUCTION IN PURCHASES FROM ANY ONE OF THEM COULD SIGNIFICANTLY HARM PARADYNE'S BUSINESS FOLLOWING ITS ACQUISITION OF ELASTIC.

     Elastic derives a substantial portion of its revenues, and expects to continue to derive a substantial portion of its revenues in the near future, from sales to a limited number of customers. For the year ended December 31, 2000, Elastic's two largest customers accounted for approximately 42% of Elastic's total revenue. For the nine months ended September 30, 2001, Elastic's two largest customers accounted for approximately 79% of Elastic's total revenue. If any of Elastic's largest customers cease purchasing products from Elastic's business or significantly change their product requirements, Paradyne's sales may be significantly less than expected following its acquisition of Elastic. Paradyne cannot be certain that any of Elastic's existing customers will desire to conduct business with Paradyne following its acquisition of Elastic nor can it be certain that it will develop any new customers as a result of the acquisition. If Paradyne does not successfully preserve Elastic's customer base and develop new customers and markets for Elastic's products, Paradyne's results of operations could be significantly less than expected.

ELASTIC ONLY OFFERS A LIMITED NUMBER OF PRODUCTS AND THE FAILURE OF ANY ONE OF THEM TO ACHIEVE WIDESPREAD MARKET ACCEPTANCE WOULD SIGNIFICANTLY HARM PARADYNE'S EXPECTED REVENUES FOLLOWING ITS ACQUISITION OF ELASTIC.

     Elastic derives substantially all of its revenues from sales of a limited number of high-speed access products. The failure of any of Elastic's product offerings to achieve and maintain a meaningful level of market penetration and customer satisfaction would significantly harm Paradyne's expected revenues following its acquisition of Elastic.

ELASTIC'S BUSINESS DEPENDS ON SINGLE SOURCE SUPPLIERS AND TWO CONTRACT MANUFACTURERS WHICH EXPOSES ELASTIC'S BUSINESS TO SUPPLY INTERRUPTION RISKS AND PRODUCT DELIVERY DELAYS, WHICH COULD HARM PARADYNE'S SALES AND INCREASE PARADYNE'S COSTS FOLLOWING ITS ACQUISITION OF ELASTIC.

     Elastic's products contain several key components that are purchased from single source suppliers, including line driver chips from Texas Instruments Incorporated, power supplies from Astec America, Inc. and system processor chips from Motorola, Inc. Furthermore, Elastic currently uses two contract manufacturers, Sanmina Corporation and Solectron Corporation, to build some of Elastic's printed circuit boards, chassis and subassemblies and, in most cases, to complete final assembly and testing of Elastic's products. If Paradyne is unable to continue to purchase all necessary supplies from Elastic's existing suppliers and outsource Elastic's manufacturing to Elastic's existing manufacturers or perform such assembly and testing operations itself, Paradyne may experience significant delays in production and be unable to profitably manage Elastic's business.

IF PARADYNE FAILS TO PROTECT ELASTIC'S INTELLECTUAL PROPERTY FOLLOWING ITS ACQUISITION OF ELASTIC, PARADYNE'S EXPECTED COMPETITIVE POSITION MAY SUFFER.

     The value of Elastic's business to Paradyne is based, in part, on Elastic's intellectual property. Elastic's business relies on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions to establish and protect Elastic's technology and other intellectual property. Paradyne cannot be certain that Elastic has sufficiently prevented misappropriation of Elastic's technology and other intellectual property, or that Elastic's competitors did not independently develop technologies or other intellectual property that are substantially equivalent or superior to those developed, owned or licensed by Elastic. In addition, the laws of many countries do not protect intellectual property to the same extent as the laws of the United States. If Elastic's intellectual property rights were not or are not adequately protected, Paradyne may not realize a significant portion of the benefits it expects to receive upon acquiring Elastic.

     If Paradyne has to bring a lawsuit against another entity that infringes or misappropriates any of Elastic's intellectual property, Paradyne would likely have to divert significant resources, both financial and human, in prosecuting the lawsuit. Elastic owns two United States patents, United States patent numbers 5,912,895 and 6,327,264, both titled "Information Network Access Apparatus and Methods for Communicating Information Packets via Telephone Lines." This first patent was issued on June 15, 1999 and expires on May 1, 2016, while the second patent was issued on December 4, 2001 and expires on May 1, 2016. Elastic also has an Australian patent and has pending patent applications in Canada, Japan and the European Community on this technology. Elastic also has exclusive and non-exclusive licenses from Nortel Networks to other technologies that Elastic uses in its business. However, Elastic's rights to its three patents and to all of these licensed technologies are subject to various licenses that Nortel Networks, as the original owner, granted to other companies prior to May 12, 1999. Therefore, Paradyne cannot be certain that Elastic's rights to these technologies will allow Paradyne to prevent other companies and their licensees from using these technologies.

     In addition, Elastic granted back to Nortel Networks licenses to these technologies and to all improvements that Elastic acquired or made to these technologies. Elastic also granted Nortel Networks a license to any patents that it owned or acquired, or that resulted from Elastic's filing applications or from obtaining a license, during any period that Nortel Networks owned more than 50% of Elastic's voting securities. Some of these license granted are being terminated in connection with the merger. See "Information about Elastic -- Intellectual Property" for more detail. In addition, these licenses are subject to Nortel Networks' obligation not to compete with Elastic with respect to EtherLoop-based products through May 12, 2003; however, there will be no contractual restrictions on Nortel Networks' ability to engage in competitive activities with respect to EtherLoop based products after that date.

DUE TO THE INTEGRATION OF ELASTIC'S INTELLECTUAL PROPERTY WITH THIRD-PARTY TECHNOLOGIES IN ELASTIC'S PRODUCT OFFERINGS, ELASTIC'S BUSINESS MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT WOULD BE COSTLY TO DEFEND AND COULD HARM ELASTIC'S BUSINESS AND CONSEQUENTLY, PARADYNE'S ABILITY TO COMPETE.

     Because Elastic's products integrate Elastic's intellectual property and third party technologies, Elastic's business may be subject to the risk of adverse claims and litigation alleging that Elastic's products, technologies and other intellectual property, as well as those of Elastic's licensors, infringe the intellectual property rights of others. Any of these claims could require Elastic, and consequently Paradyne following its acquisition of Elastic, to pay damages or settlement amounts and could also require the development of non-infringing intellectual property or the acquisition of licenses to the intellectual property that is the subject of asserted infringement claims. This could harm Paradyne's ability to profitably operate Elastic's business. In addition, the cost of defending any litigation and resulting distraction of Paradyne's management resources following its acquisition of Elastic could harm Paradyne's ability to generate and implement successful business strategies.

ELASTIC MAY BE DELISTED FROM NASDAQ IF THE ACQUISITION BY PARADYNE DOES NOT
OCCUR.

     If the proposed acquisition of Elastic by Paradyne does not occur for any reason, Elastic will continue its separate existence, including the listing of its common stock for trading on Nasdaq. For companies to continue to be listed on Nasdaq, Nasdaq requires each company to meet its continued listing criteria. Those criteria include the requirement that the stock price remain above $1.00 per share; if the stock price remains below $1.00 per share for longer than 30 consecutive days in violation of the Nasdaq continued listing requirements, Nasdaq may begin delisting procedures that may ultimately lead to the termination of Elastic's common stock being listed and traded on Nasdaq. In that event, Elastic would have to secure listing privileges on another exchange or listing service, if possible. If Elastic is not successful, Elastic stockholders' ability to buy and sell shares of Elastic common stock would be substantially limited and stockholders would have reduced ability to locate other buyers and sellers of Elastic common stock.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This joint proxy statement-prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, as applicable, particularly those statements regarding the effects of the acquisition of Elastic by Paradyne, and those preceded by, followed by or that otherwise include the words "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or similar expressions. For those statements, Paradyne and Elastic claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relating to expectations about future results or events are based upon information available to Paradyne and Elastic as of today's date, and neither Paradyne nor Elastic assumes any obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of Paradyne, Elastic or the combined company and actual results may vary materially from the results and expectations discussed. Although Paradyne and Elastic have entered into the merger agreement, there is no assurance that the parties will complete the merger. In the event Paradyne and Elastic do not receive necessary government or stockholder approvals or fail to satisfy conditions to completion of the merger, the transaction will terminate. Additional risks and uncertainties related to the merger include, but are not limited to the following:

     - conditions in the financial markets relevant to the proposed merger;

     - the successful integration of Elastic into Paradyne's business;

     - each company's ability to compete in the highly competitive telecommunications industry;

     - changes in economic conditions generally in the telecommunications markets served by Paradyne, Elastic and the combined company;

     - increased competition from manufacturers of DSL equipment;

     - dependence on sole and single-source suppliers and the reliability of the raw materials supplied by them to manufacture products under customer contracts;

     - the timing and level of capital expenditures;

     - the successful integration of acquisitions, such as Paradyne's acquisition of Elastic, including the challenges inherent in diverting Paradyne's management attention and resources from other strategic matters and from operational matters for an extended period of time;

     - the successful introduction of new products; and

     - the successful rationalization of existing operations.

     For additional information that could cause actual results to differ materially from those described in the forward looking statements, you should refer to "Risk Factors" on page 15 of this joint proxy statement-prospectus.

                              THE SPECIAL MEETINGS

GENERAL

     This joint proxy statement-prospectus is being furnished in connection with the solicitation of proxies by each of the boards of directors of Paradyne and Elastic in connection with the proposed merger. This joint proxy statement-prospectus together with a proxy card is first being furnished to
stockholders of Paradyne and Elastic on or about           , 2002.

DATE, TIME AND PLACE OF THE SPECIAL MEETINGS

     The special meetings are scheduled to be held as follows:

    For Paradyne stockholders:                    For Elastic stockholders:
    10:00 a.m. on           , 2002                10:00 a.m. on           , 2002
    Paradyne Networks, Inc.                       Atlanta Marriott Alpharetta
    8545 126th Avenue North                       5750 Windward Parkway
    Largo, Florida 33773                          Alpharetta, Georgia 30005

PURPOSE OF THE SPECIAL MEETINGS

     Paradyne. The Paradyne special meeting is being held for Paradyne stockholders to consider and vote upon:

     - a proposal to issue shares of Paradyne common stock in the merger, pursuant to which Paradyne will acquire Elastic by having a wholly owned subsidiary of Paradyne merge into Elastic, as contemplated by the merger agreement between Paradyne, Phoenix Merger Sub and Elastic; and

     - a proposal to adopt an amendment to Paradyne's amended and restated certificate of incorporation to increase the number of shares of common stock that Paradyne is authorized to issue from 60,000,000 shares to 80,000,000 shares.

     At the Paradyne special meeting, Paradyne stockholders may also consider and transact any other business that properly is presented at the Paradyne special meeting or any adjournment or postponement of the Paradyne special meeting, including, if submitted to a vote of the stockholders, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.

     Elastic. The Elastic special meeting is being held for Elastic stockholders to consider and vote upon the proposal to adopt the merger agreement and to approve the transactions contemplated thereby. These transactions include the acquisition of Elastic by Paradyne and the exchange of each share of Elastic common stock for a fraction of a share of Paradyne common stock. At the Elastic special meeting, Elastic stockholders may also consider and transact any other business that properly is presented at the Elastic special meeting or any adjournment or postponement of the Elastic special meeting, including, if submitted to a vote of the stockholders, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.

STOCKHOLDER RECORD DATES FOR THE SPECIAL MEETINGS AND VOTING RIGHTS

     Paradyne.  Paradyne's board of directors has fixed the close of business on
          , 2002 as the record date for determination of Paradyne stockholders entitled to notice of and to vote at the special meeting. On the Paradyne record
date, there were           shares of Paradyne common stock outstanding, held by
approximately           holders of record. At the Paradyne special meeting,
Paradyne stockholders will have one vote for each share of Paradyne common stock owned on the Paradyne record date.

     Elastic.  Elastic's board of directors has fixed the close of business on
          , 2002 as the record date for determination of Elastic stockholders entitled to notice of and to vote at the special meeting. On the Elastic record
date, there were           shares of Elastic common stock outstanding, held by
approximately           holders of record. At the Elastic special meeting,
Elastic stockholders will have one vote for each share of Elastic common stock owned on the Elastic record date.

QUORUM AND VOTE REQUIRED

     Paradyne. A majority of the outstanding shares of Paradyne common stock on the record date must be represented, either in person or by proxy, to constitute a quorum at the Paradyne special meeting. The proposal to issue Paradyne shares in the merger requires the approval of the holders of a majority of the shares of Paradyne common stock cast at the Paradyne special meeting on the proposal. The proposal to amend Paradyne's amended and restated certificate of incorporation requires the approval of the holders of at least 66 2/3% of the shares of Paradyne common stock outstanding on the Paradyne record date.

     As of the Paradyne record date, Paradyne directors and executive officers
and their affiliates owned approximately      % of the outstanding shares of
Paradyne common stock.

     Elastic. A majority of the outstanding shares of Elastic common stock on the Elastic record date must be represented, either in person or by proxy, to constitute a quorum at the Elastic special meeting. The proposal to adopt the merger agreement and approve the transactions contemplated thereby requires the approval of the holders of a majority of the shares of Elastic common stock outstanding on the Elastic record date.

     As of the record date, Elastic directors and executive officers and their
affiliates owned approximately      % of the outstanding shares of Elastic
common stock.

PROXIES

     All shares of Paradyne common stock represented by properly submitted proxies or voting instructions received before or at the Paradyne special meeting and all shares of Elastic common stock represented by properly executed proxies or voting instructions received before or at the Elastic special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly submitted proxy or voting instruction, the shares will be voted (1) in the case of Paradyne, FOR approval of the issuance of Paradyne shares in the merger and FOR adoption of the amendment of Paradyne's amended and restated certificate of incorporation,
(2) in the case of Elastic, FOR adoption of the merger agreement and approval of the transactions contemplated thereby and (3) in the case of each of Paradyne and Elastic, to approve those other matters, including, without limitation, adjournments, that may properly come before each of the special meetings at the discretion of the persons named in the proxy. You are urged to indicate how to vote your shares by marking the boxes on the proxy card or by following the instructions if submitting your proxy by telephone or the Internet.

     If a Paradyne stockholder submits a properly completed proxy or voting instruction and the stockholder has abstained from voting on the issuance of Paradyne shares in the merger, the Paradyne common stock represented by the proxy or voting instruction will be considered present at the special meeting for purposes of determining a quorum, but will have no effect on the approval of the issuance of Paradyne shares in the merger. If a Paradyne stockholder submits a properly completed proxy or voting instruction and the stockholder has abstained from voting on the adoption of the amendment of Paradyne's amended and restated certificate of incorporation, the Paradyne common stock represented by the proxy or voting instruction will be considered present at the special meeting for purposes of determining a quorum, but will have the effect of a vote against the adoption of the amendment of Paradyne's amended and restated certificate of incorporation.

     If an Elastic stockholder submits a properly completed proxy or voting instruction and the stockholder has abstained from voting on adoption of the merger agreement and approval of the transactions contemplated thereby, the Elastic common stock represented by the proxy or voting instruction will be considered present at the special meeting for purposes of determining a quorum, but will have the effect of a vote against adoption of the merger agreement and against approval of the transactions contemplated thereby.

     If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. For the Paradyne special meeting, if an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on whether to approve the issuance of Paradyne shares in the merger, the shares will be considered present for purposes of determining the presence of a quorum, but will have no effect in the vote on the issuance of Paradyne shares in the merger. Additionally, if an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on whether to approve the adoption of the amendment of Paradyne's amended and restated certificate of incorporation, the shares will be considered present for purposes of determining the presence of a quorum, but will have the effect of a vote against the adoption of the amendment of Paradyne's amended and restated certificate of incorporation.

     For the Elastic special meeting, if an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on adoption of the merger agreement and approval of the transactions contemplated thereby, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will have the effect of a vote against adoption of the merger agreement and against approval of the transactions contemplated thereby.

     Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     The Paradyne special meeting or the Elastic special meeting may be adjourned or postponed in order to permit further solicitation of proxies. No proxy voted against the proposal to adopt the merger agreement and approval of the transactions contemplated thereby, against the proposal to issue Paradyne shares in the merger or against the proposal to adopt the amendment of Paradyne's amended and restated certificate of incorporation will be voted on any proposal to adjourn or postpone the special meeting that is submitted to the stockholders for a vote. Neither Paradyne nor Elastic expects that any matter other than approval of the issuance of Paradyne shares in the merger, adoption of the amendment of Paradyne's amended and restated certificate of incorporation or adoption of the merger agreement and approval of the transactions contemplated thereby, as applicable, will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

     A stockholder may revoke his or her proxy or voting instructions at any time before it is voted by:

     - notifying in writing the Secretary of Paradyne Networks, Inc. at 8545 126th Avenue North, Largo, Florida 33773, if you are a Paradyne stockholder of record, or the Secretary of Elastic Networks Inc. at 6120 Windward Parkway, Suite 100, Alpharetta, Georgia 30005, if you are an Elastic stockholder of record;

     - notifying your brokerage firm or bank, if you hold your shares in an account at a brokerage firm or bank;

     - granting a subsequently dated proxy or voting instructions (by mail, through the Internet or by telephone); or

     - appearing in person and voting at the special meeting if you are a holder of record.

     Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

VOTING ELECTRONICALLY OR BY TELEPHONE

     Because Delaware, the state in which both Paradyne and Elastic are incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instruction card, Paradyne and Elastic stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in your company's stock records in your name or in the name of a brokerage firm or bank. Stockholders should check their proxy card or the voting instruction card forwarded by their broker, bank or other holder of record to see which options are available.

     The Internet and telephone procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

     Paradyne holders of record may submit their proxies:

     - through the Internet by visiting a website established for that purpose
       at           and following the instructions; or

     - by telephone by calling the toll-free number                in the United
       States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

     Elastic holders of record may submit their proxies:

     - through the Internet by visiting a website established for that purpose
       at           and following the instructions; or

     - by telephone by calling the toll-free number                in the United
       States, Canada or Puerto Rico on a touch tone phone and following the recorded instructions.

SOLICITATION OF PROXIES

     Paradyne and Elastic will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement-prospectus, although, if the merger is completed, the net adjusted working capital calculation will take these expenses into account on a pro rata basis based on the total number of Paradyne's and Elastic's record and beneficial stockholders as of the record dates for their stockholders' meetings. Paradyne has retained Morrow & Co., Inc., for a fee of $9,500 plus expenses, to assist in the solicitation of proxies. Paradyne and Morrow will also request banks, brokers and other intermediaries holding shares of Paradyne common stock beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means and advertisements by Paradyne. The directors, officers and employees of Paradyne and Elastic may also solicit proxies. No additional compensation will be paid to directors, officers or employees for such solicitation.

APPRAISAL RIGHTS

     If you are an Elastic stockholder, under Delaware law, you will not have appraisal rights in connection with the merger. If you are a Paradyne stockholder, under Delaware law, you will not have appraisal rights in connection with the issuance of Paradyne shares in the merger or the adoption of the amendment of Paradyne's amended and restated certificate of incorporation.

     Under Section 262 of the Delaware General Corporation Law, appraisal rights would apply for Elastic stockholders in the event that Elastic's common stock is delisted from the Nasdaq National Market on or before the Elastic record date. In this event, Paradyne and Elastic have agreed in the merger agreement that, as a condition to Paradyne's obligation to complete the merger, the holders of no more than 5.0% of the issued and outstanding shares of Elastic common stock must have asserted appraisal rights under Delaware law. See "The Merger -- Conditions to Completion of the Merger."

                                   THE MERGER

     The following information describes material aspects of the merger. This description does not provide a complete description of all the terms and conditions of the merger agreement. It is qualified in its entirety by the text of the merger agreement, which is attached as Annex A to this joint proxy statement-prospectus. The merger agreement is incorporated in this joint proxy statement-prospectus by reference. You are urged to read the merger agreement and the other Annexes to this joint proxy statement-prospectus in their entirety.

GENERAL

     The merger agreement provides for the acquisition of Elastic by Paradyne pursuant to the merger of Phoenix Merger Sub, Inc., a newly formed, wholly owned subsidiary of Paradyne created for the purpose of the merger, with and into Elastic, with Elastic as the surviving corporation in the merger. As a result of the merger, Elastic will become a wholly owned subsidiary of Paradyne.

WHAT ELASTIC STOCKHOLDERS WILL RECEIVE IN THE MERGER

     When we complete the merger, each outstanding share of Elastic common stock (other than shares held by Paradyne or Elastic or Paradyne's subsidiaries) will be converted into and exchanged for the right to receive a fraction of a share of Paradyne common stock determined based in part on the "average closing price" of Paradyne common stock and based in part on the "net adjusted working capital" of Elastic as of a specified date prior to the closing of the merger.

     A fraction of a share of Paradyne common stock will be determined based on the "average closing price," which is the average of the daily last sales prices for Paradyne common stock on the Nasdaq National Market during the ten consecutive full trading days on which the shares of Paradyne common stock are actually traded, ending on the trading day two full trading days prior to the closing date of the merger. Specifically, based on the average closing price of Paradyne common stock, a fraction will be determined as set forth below:

     - 0.1990 of a share of Paradyne common stock, if the average closing price is greater than $5.00 per share;

     - that fraction of a share of Paradyne common stock equal to the quotient obtained by dividing $0.995 by the average closing price, if the average closing price is greater than $4.35 per share but less than or equal to $5.00 per share;

     - 0.2288 of a share of Paradyne common stock, if the average closing price is equal to or greater than $3.21 per share but less than or equal to $4.35 per share;

     - that fraction of a share of Paradyne common stock equal to the quotient obtained by dividing $0.735 by the average closing price, if the average closing price is greater than or equal to $2.73 per share but less than $3.21 per share; and

     - 0.2692 of a share of Paradyne common stock, if the average closing price is less than $2.73 per share.

     The fraction determined as set forth above will then be multiplied by an "adjustment factor" based on Elastic's net adjusted working capital to determine the exchange ratio. The adjustment factor equals the quotient obtained by dividing (1) Elastic's "closing net adjusted working capital amount" plus $12,050,000 by (2) the "targeted net adjusted working capital amount" plus $12,050,000. If the difference between targeted net adjusted working capital and the closing net adjusted working capital amounts is less than $100,000, then the adjustment factor will be one.

     Elastic's closing net adjusted working capital is calculated as the difference between Elastic's current assets and its current liabilities, in each case as defined under, and calculated in accordance with, accounting principles generally accepted in the United States of America, or GAAP, as of the adjustment date (as described below), with the following adjustments then made to this amount:

     - minus Elastic's expenses associated with the transactions contemplated by the merger agreement (including, without limitation, all legal, investment banking and other professional fees and expenses and all printing, mailing and transfer agent fees associated with this joint proxy statement-prospectus delivered to Elastic's stockholders (such printing and mailing fees calculated on a pro rata basis between Elastic's total number of record and beneficial stockholders as of the Elastic record date and Paradyne's total number of record and beneficial stockholders as of the Paradyne record date)), which expenses are payable on or after the applicable adjustment date;

     - minus one-half of the filing fee under the HSR Act (if a filing is made) and the fees and expenses of the neutral accounting firm, whose role is discussed below, not to exceed $35,000 in the aggregate;

     - minus employee severance expenses of Elastic of $2,350,000;

     - minus any cash received by Elastic upon the exercise of any outstanding stock option or stock purchase warrant at an exercise price of $1.25 or higher per share of Elastic common stock;

     - minus the amount of the premium to purchase the directors and officers' liability insurance specified in the merger agreement to the extent such premium has not been paid prior to the applicable adjustment date;

     - minus $200,000, if a return maintenance authorization credit or physical inventory with a value equal to at least $200,000 is not received by Elastic from Solectron Corporation prior to the applicable adjustment date; and

     - plus the aggregate amount of employee severance expenses paid by Elastic prior to the applicable adjustment date in amounts per employee not to exceed those amounts disclosed to Paradyne by Elastic at the time that the merger agreement was executed.

     For purposes of the foregoing calculation, all detailed account balances with credit balances in accordance with GAAP (for example, accounts payable, accrued legal, accrued audit, excess and obsolete inventory, reserve for bad debts, etc.) included in the current assets and current liabilities of Elastic as described above at the adjustment date will be increased up to (but in no event shall it be decreased to) the credit balance amount reflected on Elastic's balance sheet dated September 30, 2001. Such balances as of September 30, 2001 shall subsequently be reduced only for payments made (in the ordinary course of business consistent with past practice) or write-offs made against other balance sheet accounts (in the ordinary course of business consistent with past practices) after September 30, 2001 and only to the extent such payments or write-offs relate to credit balances resulting from services performed or assets acquired on or before September 30, 2001. In no event will the detailed credit balance amounts included in the closing net adjusted working capital amount be reduced below the detailed credit balances included in the current assets and current liabilities of Elastic at the adjustment date. In connection with the foregoing calculation, Paradyne and Elastic have agreed that the classifications of current assets and current liabilities shall be consistent with the classifications of such items on Elastic's balance sheet dated September 30, 2001.

     The "adjustment date" will be established according to the following schedule:

     - February 1, 2002, if the completion of the merger is on or later than February 15, 2002, but prior to February 28, 2002;

     - February 15, 2002, if the completion of the merger is on or later than February 28, 2002, but prior to March 15, 2002;

     - February 28, 2002, if the completion of the merger is on or later than March 15, 2002, but prior to March 31, 2002;

     - March 15, 2002, if the completion of the merger is on or later than March 31, 2002, but prior to April 15, 2002; and

     - March 31, 2002, if the completion of the merger is on or later than April 15, 2002;

provided, however, that the adjustment date will not occur until after the completion of the independent audit of Elastic's financial statements for the year ended December 31, 2001. Elastic will make available to Paradyne and the neutral accounting firm (as described below) access to the audit working papers for the year ended December 31, 2001 (including, without limitation, any unrecorded proposed adjustments) prepared by Elastic's independent accounting firm.

     The targeted net adjusted working capital amount is:

     - $16,838,000, if the adjustment date is February 1, 2002;

     - $16,820,000, if the adjustment date is February 15, 2002;

     - $16,802,000, if the adjustment date is February 28, 2002;

     - $16,800,500, if the adjustment date is March 15, 2002; or

     - $16,799,000, if the adjustment date is March 31, 2002.

     Elastic will calculate the closing net adjusted working capital amount after the completion of the preparation of Elastic's audited financial statements for 2001 and will deliver a statement of such amount to Paradyne and a neutral accounting firm chosen by Paradyne. The neutral accounting firm will then read and analyze the statement provided by Elastic and will have the right, in its sole discretion, to adjust the amount set forth in the statement to ensure that it complies with the foregoing calculation. If the neutral accounting firm does not complete its procedures within seven business days after receipt of the statement, then Paradyne and Elastic will jointly determine the closing net adjusted working capital amount. If they are not able to agree within two business days, then Paradyne will deliver its calculation of the closing net adjusted working capital amount within two additional business days, and the final closing net adjusted working capital amount will be equal to the average of Elastic's and Paradyne's calculations.

     After the date as of which Elastic has calculated the closing net adjusted working capital amount and until the completion of the merger, Elastic has agreed not to make any expenditures, except for expenditures relating to utilities, taxes, personal property and real property leases, and recurring employee payroll, which, in each case, are considered essential to the operation of Elastic's business consistent with past practices, and expenditures related to the transaction, which are taken into account in determining the closing net adjusted working capital amount as set forth above.

     We refer to the conversion rate used at the time of the completion of the merger as the "exchange ratio." Based on an average closing price of $
for the ten consecutive full trading days ending on           , 2002, and
assuming no adjustments for Elastic's working capital (as described above), the
exchange ratio would have been           for each share of Elastic common stock.

     ILLUSTRATIVE EXAMPLES OF NET ADJUSTED WORKING CAPITAL ADJUSTMENT

     1. Net Adjusted Working Capital Prior to Completion Exceeds Targeted Amount by $1.0 Million

        Assumptions:

       Anticipated completion date for merger: March 15, 2002
       Adjustment Date: February 28, 2002
       Actual Net Adjusted Working Capital Amount Prior to Completion:
       $17,802,000
       Targeted Net Adjusted Working Capital Amount: $16,802,000

        A.  Average Closing Price of Greater Than $5.00

            Step 1 -- Calculate the adjustment factor: (17,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 1.0347

            Step 2 -- Calculate the exchange ratio: 0.1990 X 1.0347 = 0.2059

        B.  Average Closing Price of $4.50

            Step 1 -- Calculate the exchange ratio pre-adjustment: $0.995 / $4.50 = 0.2211

            Step 2 -- Calculate the adjustment factor: (17,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 1.0347

            Step 3 -- Calculate the exchange ratio: 0.2211 X 1.0347 = 0.2288

        C.  Average Closing Price Between $3.21 and $4.35

            Step 1 -- Calculate the adjustment factor: (17,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 1.0347

            Step 2 -- Calculate the exchange ratio: 0.2288 X 1.0347 = 0.2367

        D.  Average Closing Price of $3.00

            Step 1 -- Calculate the exchange ratio pre-adjustment: $0.735 / $3.00 = 0.2450

            Step 2 -- Calculate the adjustment factor: (17,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 1.0347

            Step 3 -- Calculate the exchange ratio: 0.2450 X 1.0347 = 0.2535

        E.  Average Closing Price of Less Than $2.73

            Step 1 -- Calculate the adjustment factor: (17,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 1.0347

            Step 2 -- Calculate the exchange ratio: 0.2692 X 1.0347 = 0.2785

     2. Net Adjusted Working Capital Prior to Completion Is Less than Targeted Amount by $1.0 Million

       Assumptions:

       Anticipated completion date for merger: March 15, 2002
       Adjustment Date: February 28, 2002
       Actual Net Adjusted Working Capital Amount Prior to Completion:
       $15,802,000
       Targeted Net Adjusted Working Capital Amount: $16,802,000

        A.  Average Closing Price of Greater Than $5.00

            Step 1 -- Calculate the adjustment factor: (15,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 0.9653

            Step 2 -- Calculate the exchange ratio: 0.1990 X 0.9653 = 0.1921

        B.  Average Closing Price of $4.50

            Step 1 -- Calculate the exchange ratio pre-adjustment: $0.995 / $4.50 = 0.2211

            Step 2 -- Calculate the adjustment factor: (15,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 0.9653

            Step 3 -- Calculate the exchange ratio: 0.2211 X 0.9653 = 0.2134

        C.  Average Closing Price Between $3.21 and $4.35

            Step 1 -- Calculate the adjustment factor: (15,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 0.9653

            Step 2 -- Calculate the exchange ratio: 0.2288 X 0.9653 = 0.2209

        D.  Average Closing Price of $3.00

            Step 1 -- Calculate the exchange ratio pre-adjustment: $0.735 / $3.00 = 0.2450

            Step 2 -- Calculate the adjustment factor: (15,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 0.9653

            Step 3 -- Calculate the exchange ratio: 0.2450 X 0.9653 = 0.2365

        E.  Average Closing Price of Less Than $2.73

            Step 1 -- Calculate the adjustment factor: (15,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 0.9653

            Step 2 -- Calculate the exchange ratio: 0.2692 X 0.9653 = 0.2599

     3. Net Adjusted Working Capital Prior to Completion Is Within $100,000 of Targeted Amount

       Assumptions:

       Anticipated completion date for merger: March 15, 2002
       Adjustment Date: February 28, 2002
       Actual Net Adjusted Working Capital Amount Prior to Completion:
       $16,802,000 (or any amount between $16,702,000 and $16,902,000)
       Targeted Net Adjusted Working Capital Amount: $16,802,000

        A.  Average Closing Price of Greater Than $5.00

            Step 1 -- Calculate the adjustment factor: (16,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 1.0000

            Step 2 -- Calculate the exchange ratio: 0.1990 X 1.0000 = 0.1990

        B.  Average Closing Price of $4.50

            Step 1 -- Calculate the exchange ratio pre-adjustment: $0.995 / $4.50 = 0.2211

            Step 2 -- Calculate the adjustment factor: (16,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 1.0000

            Step 3 -- Calculate the exchange ratio: 0.2211 X 1.000 = 0.2211

        C.  Average Closing Price Between $3.21 and $4.35

            Step 1 -- Calculate the adjustment factor: (16,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 1.0000

            Step 2 -- Calculate the exchange ratio: 0.2288 X 1.0000 = 0.2288

        D.  Average Closing Price of $3.00

            Step 1 -- Calculate the exchange ratio pre-adjustment: $0.735 / $3.00 = 0.2450

            Step 2 -- Calculate the adjustment factor: (16,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 1.000

            Step 3 -- Calculate the exchange ratio: 0.2450 X 1.0000 = 0.2450

        E.  Average Closing Price of Less Than $2.73

            Step 1 -- Calculate the adjustment factor: (16,802,000 + 12,050,000)/(16,802,000 + 12,050,000) = 1.0000

            Step 2 -- Calculate the exchange ratio: 0.2692 X 1.0000 = 0.2692

     The following table further illustrates the calculation of the exchange ratio, assuming an adjustment date of February 28, 2002 and using a range of Paradyne average closing prices and a range of hypothetical deficits and surpluses in the closing net adjusted working capital compared to the targeted net adjusted working capital. The exchange ratios shown below are presented for illustrative purposes only and are not predictions of the actual exchange ratio that will be in effect upon the completion of the merger.

RANGE OF EXCHANGE RATIOS BASED ON POTENTIAL PARADYNE AVERAGE CLOSING PRICES AND
       POTENTIAL ELASTIC CLOSING NET ADJUSTED WORKING CAPITAL ADJUSTMENTS

                                 AMOUNT OF DEFICIT OR SURPLUS OF CLOSING NET ADJUSTED WORKING CAPITAL VERSUS
                                                    TARGETED NET ADJUSTED WORKING CAPITAL
AVERAGE CLOSING PRICE OF  ------------------------------------------------------------------------------------------
PARADYNE COMMON STOCK     ($3,000,000)   ($2,000,000)   ($1,000,000)     $0     $1,000,000   $2,000,000   $3,000,000
------------------------  ------------   ------------   ------------   ------   ----------   ----------   ----------
$5.00 or Greater........     0.1783         0.1852         0.1921      0.1990     0.2059       0.2128       0.2197
$4.75...................     0.1877         0.1950         0.2022      0.2095     0.2167       0.2240       0.2313
$4.50...................     0.1981         0.2058         0.2134      0.2211     0.2288       0.2364       0.2441
$4.25...................     0.2050         0.2129         0.2209      0.2288     0.2367       0.2447       0.2526
$4.00...................     0.2050         0.2129         0.2209      0.2288     0.2367       0.2447       0.2526
$3.75...................     0.2050         0.2129         0.2209      0.2288     0.2367       0.2447       0.2526
$3.50...................     0.2050         0.2129         0.2209      0.2288     0.2367       0.2447       0.2526
$3.25...................     0.2050         0.2129         0.2209      0.2288     0.2367       0.2447       0.2526
$3.00...................     0.2195         0.2280         0.2365      0.2450     0.2535       0.2620       0.2705
$2.75...................     0.2395         0.2487         0.2580      0.2673     0.2765       0.2858       0.2951
$2.73 or Less...........     0.2412         0.2506         0.2599      0.2692     0.2786       0.2879       0.2972

     Paradyne will not issue any fractional shares of common stock in the merger. Rather, Paradyne will pay cash for any fractional share any Elastic stockholder otherwise would have received in the merger. The cash paid in lieu of fractional shares will be in an amount equal to the fraction multiplied by the average closing price of Paradyne common stock on the Nasdaq National Market for the ten consecutive full trading days ending two full trading days prior to the completion of the merger.

     If Paradyne effects a stock split, stock dividend or similar recapitalization with respect to Paradyne common stock and the record date, in the case of a stock dividend, or the effective date, in the case of a stock split or similar recapitalization for which a record date is not established, is prior to the completion of the merger, the exchange ratio will be adjusted proportionately.

BACKGROUND OF THE MERGER

     In June 2001, in light of Elastic's then-current market position, Mr. Guy Gill, Elastic's President and Chief Executive Officer and a director, Mr. Kevin Elop, then Elastic's Chief Financial Officer and currently a director, and Mr. Darrell Borne, Elastic's then Vice President of Finance and current Chief Financial Officer, met with representatives of Robertson Stephens, Elastic's financial advisor, to discuss general business conditions and industry trends in Elastic's market. On June 15, 2001, Elastic engaged Robertson Stephens to assist Elastic in investigating and pursuing strategic alternatives.

     During the period of June 2001 through November 2001, a confidential executive summary regarding Elastic and its business was distributed to 11 potential strategic investors or acquirors, including Paradyne. During this period and continuing through late December 2001, in addition to discussions with Paradyne, preliminary discussions were held with four potential strategic investors, but these discussions did not ultimately result in any firm proposals. In connection with the confidential executive summaries, Elastic obtained confidentiality agreements, including a confidentiality agreement with Paradyne dated August 29, 2001.

     On September 19, 2001, at a regular meeting of Elastic's board of directors, the board reviewed with Elastic's management and representatives of Robertson Stephens the potential strategic investors or acquirors contacted, then current market conditions and a financial overview of, and potential alternatives for, Elastic. Alternatives considered by Elastic's board included a corporate restructuring, seeking strategic investments or a sale transaction. After discussion, the board instructed Elastic's management and Robertson Stephens to continue to jointly explore these alternatives.

     In early October 2001, at Elastic's direction, Paradyne was contacted by Robertson Stephens, and Paradyne expressed preliminary interest regarding a potential transaction with Elastic, which led to further discussions between Paradyne and Robertson Stephens on October 11, 2001.

     From October 12 through October 23, 2001, Elastic's and Paradyne's managements held discussions regarding a possible transaction between the companies. During this period, Elastic's management and representatives of Robertson Stephens provided additional information requested by Paradyne concerning Elastic's products, services and customer base.

     On October 24, 2001, at a regular meeting of Elastic's board of directors, the board received an update from Elastic's management and Robertson Stephens as to discussions with potential strategic investors and acquirors. After discussion, the board instructed Elastic's management and Robertson Stephens to continue to explore Elastic's strategic alternatives, including a possible transaction with Paradyne and, alternatively, potential strategic investments. Following this meeting, members of Elastic's management gave several presentations regarding Elastic's products and service offerings, management systems, MxU applications and system architectures, and EtherLoop I and II technologies, to Mr. John Koehler, Paradyne's Executive Vice President of Research and Development and Product Line Management, Mr. Patrick Murphy, Paradyne's Senior Vice President, Chief Financial Officer and Treasurer, Mr. Sean E. Belanger, Paradyne's President and Chief Executive Officer and other Paradyne representatives.

     On November 6 and 7, 2001, Mr. Gill met with Mr. Belanger at Paradyne's offices in Largo, Florida to discuss Elastic's and Paradyne's businesses and technologies and explore in greater depth Paradyne's interest in a possible transaction with Elastic. Subsequently, on November 12, 2001, Mr. Gill and other Elastic representatives met with several Paradyne representatives to further discuss Elastic's products and services, management systems, MxU applications and system architectures and the EtherLoop I and II technologies.

     During the period of November 15 through November 21, 2001, representatives of Elastic, Paradyne, Robertson Stephens and Raymond James, Paradyne's financial advisor, discussed possible merger terms and conditions, merger consequences and valuation methodologies.

     On November 30, 2001, Messrs. Gill, Borne, Belanger and Murphy, together with Elastic's and Paradyne's financial advisors, further discussed valuation matters, including the approach for arriving at an exchange ratio in a stock-for-stock merger of Elastic and Paradyne. The exchange ratio range preliminarily discussed at this meeting was based on the 10-trading day average of the closing price of Paradyne common stock with an exchange ratio collar, subject to further due diligence on Elastic's business and its working capital. Based on this preliminary framework for an exchange ratio, the parties agreed to continue discussions.

     On December 3 and December 4, 2001, representatives of Elastic and Paradyne met at Elastic's offices for a further review of Elastic's EtherLoop II technology and implementation strategies.

     On December 4, 2001, the Paradyne board of directors held a special meeting to discuss, among other items, Paradyne management's discussions with Elastic regarding a potential business combination. At this meeting, Raymond James provided Paradyne's board with a preliminary financial analysis regarding Elastic.

     From December 10 through December 12, 2001, representatives of Elastic and Paradyne, together with their financial advisors, met at the Atlanta offices of Hunton & Williams, Elastic's legal counsel, to conduct additional due diligence of Elastic's business, including products and services, human resources, finance, legal matters and technology. Mr. Phillip Griffith, Elastic's Vice President Sales, Messrs. Gill and Borne and several other Elastic representatives were present and participated from Elastic. Messrs. Belanger and Murphy and several other Paradyne representatives attended from Paradyne. After further discussions, the parties commenced negotiation of the principal terms of the merger agreement.

     During the period of December 14 through December 27, 2001, the parties continued to negotiate the merger agreement. Also during this period, Paradyne's management, financial advisor and legal counsel conducted further business due diligence of Elastic. On December 18, 2001, Mr. Griffith and other representatives of Elastic, visited Paradyne's headquarters in Largo, Florida to conduct due diligence on Paradyne's business, including its products and services, human resources, finance, legal matters and technology with Mr. Belanger and several other Paradyne representatives. Robertson Stephens also participated in this due diligence review. Mr. Borne also conducted financial and general due diligence via telephone during this period.

     During the period of December 14 through December 27, 2001, Elastic negotiated and completed several amendments to the commercial agreements between Elastic and Nortel Networks. During the period of December 26 through December 27, 2001, the parties negotiated and completed negotiations with Nortel Networks regarding the voting agreement with Nortel Networks, including the termination of the warrant agreement issued by Elastic to Nortel Networks, and the granting of certain registration rights by Paradyne to Nortel Networks. Also during late December 2001, Elastic, entities affiliated with the Texas Pacific Group, Mr. Belanger, Mr. Murphy and Mr. Thomas E. Epley (Paradyne's chairman of the board) negotiated the terms of the voting agreements for these stockholders. Elastic and Pequot Private Equity Fund II, L.P. also negotiated the terms of an agreement, which is included as Annex D to this joint proxy statement-prospectus, pursuant to which the warrant that Pequot held to purchase 51,230 shares of Elastic stock will be terminated effective as of the completion of the merger.

     On December 19, 2001, at a special meeting of Elastic's board of directors, Elastic's management and legal and financial advisors reviewed for the Elastic board the status of negotiations and the material terms of the proposed merger. Elastic's board further discussed at this meeting the other alternative transactions considered by the board.

     On December 20, 2001, at a special meeting of Paradyne's board of directors, Paradyne's management and financial and legal advisors reviewed for the Paradyne board the status of negotiations, the material terms of the proposed merger and the related amendment to its amended and restated certificate of incorporation to increase the number of authorized shares of Paradyne common stock.

     On December 27, 2001, Elastic held a mid-morning meeting of its board of directors to review the proposed merger and outstanding matters. Elastic's management and legal counsel and financial advisor also were present at the meeting. At this meeting, Elastic's legal counsel reviewed with the board the principal terms and conditions of the merger. Also at this meeting, Robertson Stephens reviewed with the board financial aspects of the proposed merger. Later in the afternoon on December 27, 2001, Elastic held another board meeting to review the finalized merger agreement and related transaction documents. At this meeting, Elastic's legal counsel further reviewed the principal terms and conditions of the merger with the board. Also at this meeting, Robertson Stephens reviewed with the board its financial analysis of the exchange ratio and rendered to the board an oral opinion, which was confirmed by delivery of a written opinion dated December 27, 2001, as to the fairness, from a financial point of view, of the exchange ratio. The Elastic Board also considered the alternatives to the proposed acquisition by Paradyne, including (a) continuing to maintain Elastic as an independent company and not engaging in any extraordinary transactions, (b) continuing to seek alternative buyers of Elastic, (c) continuing to seek alternative strategic arrangements with third parties, and (d) liquidating and dissolving Elastic. After full discussion, those present at the board meeting, which constituted a quorum, unanimously approved the merger agreement, the merger and the related transactions and authorized Mr. Gill and Elastic's other representatives to finalize and execute all necessary documentation.

     Also on December 27, 2001, Paradyne held a special meeting of its board of directors to review the proposed merger and the related proposed amendment to its amended and restated certificate of incorporation to increase the number of authorized shares of Paradyne common stock. Paradyne's management and legal counsel and financial advisor also were present at the meeting. At this meeting, Paradyne's management updated the board on the negotiations with Elastic and reviewed again Paradyne's strategic and financial reasons for acquiring Elastic. In addition, Paradyne's legal counsel summarized the material terms of the draft merger agreement, the draft voting agreements and the proposed amendment to Paradyne's amended and restated certificate of incorporation. Paradyne's management further discussed Elastic's intellectual property and the modifications to Elastic's intellectual property arrangements with Nortel Networks entered into in connection with the proposed merger. Also at this meeting, Raymond James reviewed with the board its financial analysis of the consideration to be paid by Paradyne in the merger and rendered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated December 27, 2001, as to the fairness, from a financial point of view, of the consideration to be paid by Paradyne in the merger. After full discussion, Paradyne's board approved the merger agreement, the merger, the related transactions and the proposed amendment to Paradyne's amended and restated certificate of incorporation and authorized Mr. Belanger and Paradyne's other representatives to finalize and execute all necessary documentation.

     On December 27, 2001, Paradyne and Elastic executed the merger agreement and the various Paradyne and Elastic directors, officers and stockholders executed the voting agreements and the other related agreements. Paradyne and Elastic publicly announced the proposed merger early on the morning of December 28, 2001.

RECOMMENDATION OF THE PARADYNE BOARD AND REASONS FOR THE MERGER

     Paradyne's board of directors voted to approve and adopt the merger agreement and determined that the merger agreement and the issuance of shares of Paradyne common stock in the merger are advisable and in the best interests of Paradyne and its stockholders. ACCORDINGLY, THE PARADYNE BOARD OF DIRECTORS RECOMMENDS THAT PARADYNE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF PARADYNE COMMON STOCK IN THE MERGER.

     In reaching its decision to recommend the issuance of shares in the merger, Paradyne's board concluded that combining Elastic's Ethernet-based DSL business with Paradyne's existing broadband network access business provides a unique opportunity to help Paradyne achieve its strategic goal of complementing and expanding its set of DSL products. The Paradyne board believes that because of this, the merger provides an opportunity for achieving enhanced financial performance and increasing stockholder value.

     In concluding that the acquisition of Elastic by Paradyne is in the best interests of Paradyne and its stockholders, the Paradyne board consulted with senior members of Paradyne management regarding the strategic and operational aspects of the merger and the results of due diligence efforts undertaken by management. In addition, the Paradyne board consulted with Raymond James about the fairness to Paradyne, from a financial point of view, of the merger consideration to be paid by Paradyne in the merger. The board of directors also consulted with Alston & Bird LLP, legal counsel to Paradyne, regarding the duties of the members of the board of directors and the terms of the merger agreement and related agreements. In concluding that the merger and the issuance of shares is advisable and in the best interests of Paradyne and its stockholders, the Paradyne board considered, among other things, the following factors that supported its decision to approve the merger agreement and recommend that Paradyne stockholders vote to approve the issuance of shares of Paradyne common stock in the merger:

     - the ability to combine Elastic's intellectual property relating to next-generation Ethernet-based DSL technology with Paradyne's intellectual property relating to DSL technology;

     - the ability to meet new customer demands for the latest DSL technology;

     - the opportunity to integrate the best attributes of Paradyne's and Elastic's existing products;

     - the opportunity to use Elastic's existing customer relationships to increase sales of Paradyne's DSL products;

     - the ability to use Paradyne's channels of distribution and customer base both domestically and internationally to augment sales of Elastic's products;

     - the opportunity to improve Paradyne's balance sheet as a result of Elastic's significant working capital position;

     - the potential to reduce Elastic's significant manufacturing costs by shifting component procurement and manufacturing from an outside contract manufacturer to Paradyne's manufacturing operations;

     - the potential to reduce research and development, selling and general and administrative expenses by utilizing Paradyne's employees and systems to provide many of the services currently performed by Elastic employees and outside consultants;

     - the ability to accelerate Paradyne's access to the "in-building" DSL marketplace, a market targeted by Paradyne;

     - the potential use of available well-qualified Elastic employees to assist Paradyne in entering a key target market;

     - reports from management regarding the results of its due diligence investigation of Elastic;

     - the terms of the merger agreement and the structure of the merger, including the conditions of each party's obligations to complete the merger;

     - the merger agreement's prohibition against Elastic soliciting another acquisition, and the agreement by Elastic to pay Paradyne a termination fee of $1.0 million under circumstances in which Elastic enters into an acquisition agreement or closes an acquisition with another party within twelve months of the termination of the merger agreement or the Elastic board of directors changes or withdraws its recommendation that the Elastic stockholders vote in favor of the merger;

     - the merger agreement's provision for Elastic to reimburse Paradyne's costs and expenses up to $300,000 if the merger agreement is terminated in specified circumstances;

     - the merger agreement's provisions regarding a net adjusted working capital adjustment that are designed to protect Paradyne from unexpected decreases in Elastics' significant working capital position as noted above;

     - the ability of Paradyne and Elastic to complete the merger; and

     - Raymond James' financial analyses and presentation to the board, and the opinion of Raymond James to the board, dated December 27, 2001, as to the fairness to Paradyne, from a financial point of view, of the merger consideration to be paid by Paradyne in the merger.

     The Paradyne board also considered the potential adverse consequences of the proposed merger, including:

     - the risk that benefits sought in the merger would not be obtained;

     - the risk that the merger would not be completed;

     - the effect of the public announcement of the merger on Paradyne's and Elastic's customer relations, operating results and ability to retain employees, and the trading price of Paradyne common stock;

     - the possible difficulties of integrating the operations, management and corporate cultures of Elastic and Paradyne;

     - the substantial management time and effort that will be required to complete the merger and integrate the operations of the two companies; and

     - other risks described in this joint proxy statement-prospectus under "Risk Factors."

     In the judgment of the Paradyne board of directors, the potential benefits of the merger outweighed the risks inherent in the merger.

     The factors considered by the Paradyne board listed above are not exhaustive, but Paradyne believes they include the material factors considered by the Paradyne board. The Paradyne board did not quantify or otherwise attempt to assign relative weights to the specific factors the Paradyne board considered in reaching its determination to recommend the issuance of Paradyne shares in the merger. Rather, the Paradyne board viewed its position and recommendation as being based on the total information presented to and considered by the Paradyne board.

RECOMMENDATION OF THE ELASTIC BOARD AND REASONS FOR THE MERGER

     At a meeting held on December 27, 2001, the Elastic board voted to approve the transactions contemplated by the merger agreement, determined that such transactions were fair to, in the best interests of, and advisable for the stockholders of Elastic, and resolved to recommend that the stockholders adopt the merger agreement. ACCORDINGLY, THE ELASTIC BOARD OF DIRECTORS RECOMMENDS THAT THE ELASTIC STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     The following discussion of the factors considered by the Elastic board is not intended to be exhaustive but summarizes the material factors considered by the Elastic board in making its recommendations. In view of the wide variety of factors considered by the Elastic board, the Elastic board did not find it practical to and did not quantify or assign any relative or specific weights to the following factors or determine that any factor was of particular importance, nor did it specifically characterize any factor as positive or negative, except as described below. The Elastic board viewed its positions and recommendations as being based on the totality of the information presented. In addition, individual members of the Elastic board may have given differing weights to differing factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the Elastic board consulted with Elastic's management, its legal and financial advisors. In reaching its conclusion that the transactions contemplated by the merger agreement are fair to, in the best interest of, and advisable for the stockholders of Elastic, the Elastic board principally considered the material factors listed below:

     - the Elastic board's familiarity with, and presentations by management and discussions with its legal and financial advisors regarding, the business, operations, properties and assets, financial condition, competitive position, business strategy and prospects of Elastic and Paradyne (as well as the risks involved in achieving those prospects), and the current environment for the industry in which Elastic and Paradyne compete, and current industry, economic and market conditions, both on a historical and on a prospective basis;

     - the business, results of operations, financial condition and future prospects of Elastic if it were to retain its current ownership structure;

     - the alternatives available to Elastic, including (a) continuing to maintain Elastic as an independent company and not engaging in any extraordinary transaction, (b) continuing to seek alternative buyers of Elastic, (c) continuing to seek alternative strategic arrangements with third parties, and (d) liquidating and dissolving Elastic;

     - the fact that the merger is a vehicle to achieve the long-term strategic and financial goals of Elastic while at the same time offering Elastic stockholders the ability to participate in these goals through an equity participation;

     - the fact that the estimated purchase price of $0.86 per share represented an approximate 43% premium over the closing price of Elastic common stock on December 27, 2001, and for the Elastic stockholders to realize this premium on a tax-deferred basis, other than taxes payable on cash paid instead of fractional shares;

     - the current, historical and estimated future market prices of Paradyne common stock relative to those of other industry participants and general market and sector indices;

     - the extensive negotiations with and various commitments of Paradyne;

     - the potential for significant opportunities for cost savings, revenue growth, technological development and other benefits;

     - the potential commercial impact of having access to the Paradyne marketing and distribution channels for Elastic's products;

     - the anticipated impact of the merger on the combined enterprise's ability to maintain and enhance its reputation for delivering high quality services to customers;

     - the impact that the merger would be expected to have on the combined company's balance sheet, earnings and cash flow;

     - the financial presentation of Robertson Stephens to the Elastic board on December 27, 2001, including its oral opinion, which was confirmed by delivery of a written opinion dated December 27, 2001, as to the fairness, from a financial point of view and as of that date, of the exchange ratio provided for in the merger, as described below under "-- Opinion of Elastic's Financial Advisor;"

     - the fact that the terms of the merger agreement provide that, under certain circumstances, and subject to certain conditions more fully described under "-- Solicitation Prohibitions," "-- Waiver, Amendment and Termination," and "-- Termination Fee and Expense Reimbursement Payment," Elastic can furnish information to, and conduct negotiations with, a third party in connection with an unsolicited proposal for an acquisition of Elastic and can terminate the merger agreement for a superior proposal prior to stockholder approval of the merger agreement provided that Elastic pays to Paradyne a $1.0 million termination fee and other expense-related amounts;

     - the fact that the conditions to Paradyne's obligations to complete the merger were, in light of all of the relevant circumstances and the assessment of the Elastic board, not unduly difficult to achieve;

     - the fact that regulatory issues are unlikely to arise which could delay or jeopardize the transaction; and

     - the terms and structure of the proposed transaction and the merger agreement, including the ratio for the exchange of shares and the size of the termination fee and circumstances under which it would be payable.

     The Elastic board also considered potential adverse facts and risks relating to the merger, including the following adverse material facts and risks:

     - the potential disruption to the Elastic business that might result from the announcement of the merger;

     - the possibility that, notwithstanding the provisions of the merger agreement allowing Elastic under certain circumstances to furnish information to and conduct negotiations with a third party and terminate the merger agreement prior to stockholder approval of the merger agreement in connection with a superior proposal for a business combination or acquisition of Elastic with a third party, the termination fee payable upon such termination might discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Elastic. See "-- Waiver, Amendment and Termination" and "-- Termination Fee and Expense Reimbursement Payment;"

     - the risk that some key employees of Elastic would depart or be terminated and that substantial management time and effort will be required to complete the merger;

     - the possible difficulties of integrating the operations, management and corporate cultures of Elastic and Paradyne;

     - the possibility that the merger may not be completed; and

     - other risks described in this joint proxy statement-prospectus under "Risk Factors."

     The Elastic board did not believe that the above negative factors and other relevant factors were sufficient, individually or in the aggregate, to outweigh the potential advantages of the merger.

OPINION OF PARADYNE'S FINANCIAL ADVISOR

     Paradyne retained Raymond James & Associates, Inc. to act as the sole external financial advisor to Paradyne regarding the potential acquisition of Elastic. Raymond James was selected by Paradyne based upon Paradyne's prior experience dealing with Raymond James and Raymond James' experience with Elastic, its business and the industry in which it operates. Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions.

     At the meeting of Paradyne's board of directors on December 27, 2001, Raymond James delivered an oral presentation and opinion to the board, which was confirmed in writing later that day, to the effect that, as of such date and based on and subject to the matters set forth in the opinion and as described below, the consideration to be paid by Paradyne in the merger pursuant to the merger agreement was fair, from a financial point of view, to Paradyne. No limitations were imposed by the Paradyne board upon Raymond James with respect to the investigations it made or procedures it followed in rendering its opinion.

     The full text of the written opinion of Raymond James dated December 27, 2001, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex H to this joint proxy statement-prospectus and is incorporated in this joint proxy statement-prospectus by reference. Stockholders are urged to read the opinion in its entirety. Raymond James' written opinion is addressed to Paradyne's board of directors, is directed only to the fairness, from a financial point of view, of the consideration to be paid by Paradyne pursuant to the merger agreement, and does not constitute a recommendation to any Paradyne stockholder as to how such stockholder should vote at Paradyne's special meeting. The opinion does not express any opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of Paradyne's board of directors to approve or complete the merger. The terms of the merger agreement were determined pursuant to negotiations between Paradyne and Elastic, and not pursuant to recommendations of Raymond James.

     In connection with Raymond James' review of the Elastic merger and the preparation of the opinion, Raymond James has, among other things:

     - reviewed the financial terms and conditions as stated in a December 26, 2001 draft of the merger agreement;

     - reviewed Paradyne's and Elastic's Annual Reports filed on Form 10-K for the years ended 1999 and 2000;

     - reviewed Paradyne's and Elastic's Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     - reviewed other Paradyne and Elastic financial and operating information requested from and/or provided by Paradyne and Elastic, including financial projections;

     - reviewed certain other publicly available information on Paradyne and Elastic;

     - reviewed certain publicly available information regarding companies deemed comparable to Paradyne and Elastic, including valuations for such companies; and

     - discussed with members of the senior management of Paradyne and Elastic certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

     In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including a review of: (1) historical and projected revenues, operating earnings, net income and capitalization of Elastic and certain publicly held companies in businesses it believed to be comparable to Elastic; (2) the current and projected financial position and results of operations of Elastic; (3) the terms of certain recent transactions deemed by Raymond James to be comparable to the proposed acquisition of Elastic; and (4) the general condition of the securities markets.

     As described in its opinion, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Paradyne, Elastic or any other party and did not attempt to verify independently any such information. In addition, Raymond James did not make or rely upon any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Elastic in preparing and delivering its opinion. Raymond James assumed that the financial forecasts and other information with respect to Elastic examined by Raymond James had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Paradyne and Elastic, and Raymond James relied upon each party to advise it promptly if any such information previously provided to or discussed with Raymond James had become inaccurate or had been required to be updated during the period of its review. In addition, Raymond James has assumed that the Elastic merger will be completed substantially in accordance with the terms set forth in the merger agreement.

     The opinion was based on market, economic, financial and other circumstances and conditions as in effect on, and the information available to it as of, December 27, 2001, the date of the opinion.

     ANALYSES OF RAYMOND JAMES. In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Raymond James, Paradyne and Elastic. Any estimates contained in the analyses performed by Raymond James are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Raymond James opinion was among several factors taken into consideration by Paradyne's board of directors in making its determination to enter into the merger agreement. In addition, Paradyne's board of directors did not rely on any single analysis in making its determination. Consequently, the analyses described below should not be viewed as determinative of the decision of Paradyne's board or management with respect to the merger or the merger consideration.

     The summary that follows is not a complete description of the analyses underlying the Raymond James opinion or the presentation made by Raymond James to Paradyne's board of directors, but rather summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

     In arriving at its opinion, Raymond James did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Raymond James believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analysis, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

     Transaction Summary. The total purchase price includes Elastic's total enterprise value, or TEV, which, after negotiation, was determined by Paradyne and Elastic to be equal to $12,050,000, plus adjusted net working capital. Adjusted net working capital, measured on the adjustment date according to the schedule in the merger agreement, will be net working capital reduced by an estimated $4,630,000 for certain costs to be borne by Elastic. To the extent that a portion of such costs are incurred by Elastic prior to the closing of a transaction, the $4,630,000 adjustment amount shall be reduced accordingly. If the actual adjusted net working capital is less than or exceeds the targeted adjusted net working capital by more than $100,000, the total purchase price will be adjusted dollar for dollar. The targeted adjusted net working capital is estimated to be $16,799,000 as of March 31, 2002.

     For purposes of determining a reference range for an implied TEV for Elastic, Raymond James utilized the following methodologies:

     Comparable Public Companies Trading Multiples Comparison. Raymond James compared financial, operating and stock market data of Paradyne, Elastic and the following eight publicly traded companies in the high-speed access, including DSL, industry:

          -  Advanced Switching Communications, Inc.

          -  Carrier Access Corp.

          -  Copper Mountain Networks, Inc.

          -  Larscom, Inc.

          -  Next Level Communications, Inc.

          -  Turnstone Systems, Inc.

          -  Tut Systems, Inc.

          -  Vina Technologies, Inc.

     For each of the eight comparable companies and Paradyne, Raymond James calculated, among other things, the multiples, based on closing stock prices on December 26, 2001, of:

     - TEV to revenue (which excludes the value of cash) for the most the last 12 months reported, which is referred to as LTM revenue; and

     - TEV to projected 2002 revenue.

     For each of the comparable companies with positive TEV and Paradyne, the mean and median multiples were as follows:

                                                               MEDIAN      MEAN
VALUATION METRIC                                              MULTIPLE   MULTIPLE
----------------                                              --------   --------
TEV to LTM revenue..........................................    0.6x       1.0x
TEV to projected 2002 revenue...............................    0.7x       1.0x

     Based on the foregoing multiples, Raymond James determined a reference range for an implied TEV for Elastic of $20 million to $34 million. To calculate the trading multiples utilized in the analysis of selected comparable publicly traded companies, Raymond James used publicly available information concerning the historical and projected financial performance of Paradyne and the comparable companies.

     With regard to the comparable public company analysis summarized above, Raymond James selected comparable public companies on the basis of various factors, including the size of the public company and the similarity of the lines of business. No public company used as a comparison, however, is identical to Elastic. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the comparable companies and other factors. These factors could affect the public trading value of the comparable companies to which Elastic is being compared.

     Comparable Transactions Analysis. Using publicly available information, Raymond James considered selected transactions in the high-speed access industry, including DSL, that Raymond James deemed to be relevant. Specifically, Raymond James reviewed the following transactions that it deemed to be comparable:

ACQUIROR                                    TARGET
--------                                    ------
Globespan, Inc...........................   Virata, Inc.
Netopia, Inc.............................   Cayman Systems, Inc.
ADIR Technologies, Inc...................   NetSpeak Corporation
Technitrol, Inc..........................   Excelsus Technologies, Inc.
Siemens AG...............................   Efficient Networks, Inc.
Extreme Networks, Inc....................   Optranet, Inc.
Nokia Corporation........................   Ramp Networks, Inc.
Polycom, Inc.............................   Accord Networks, Inc.

     Using publicly available information concerning each of the target companies, Raymond James calculated, based on historical financial information for the latest reported twelve months immediately preceding the announcement of each of the respective transactions and projected financial information (where available) from publicly available reports from other securities firms, the following mean and median multiples.

                                                               MEDIAN      MEAN
VALUATION METRIC                                              MULTIPLE   MULTIPLE
----------------                                              --------   --------
TEV to LTM revenue..........................................    3.0x       3.2x
TEV to projected 2001/2002 revenue, as applicable...........    2.7x       3.4x

     Based on the foregoing, Raymond James determined a reference range for an implied TEV for Elastic of $76 million to $107 million. No company utilized in the selected comparable transaction analysis is identical to Elastic, nor is any transaction identical to the contemplated merger. Therefore, a purely quantitative comparable transaction analysis would not be dispositive in the context of this merger and an appropriate use of such analysis involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger of Paradyne and Elastic that would affect the value of the target companies and of Elastic. Such qualitative judgments are reflected in the Raymond James opinion.

     Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis to estimate a range of present values of Elastic's TEV. Raymond James determined the range of present values by calculating the sum of (i) the present value of projected free cash flows over the period including the nine months ending December 31, 2002 and the twelve months ending December 31, 2003, and (ii) the present value of the estimated terminal value in year 2003. In calculating a terminal value, Raymond James applied multiples of projected 2003 revenue ranging from 0.5x to 0.7x. The projected free cash flows of Elastic used by Raymond James in its analysis were derived from estimates prepared by Paradyne and include certain anticipated synergies. The free cash flows and terminal value were discounted to present value using discount rates ranging from 18% to 22%. Raymond James viewed this range of discount rates as appropriate for companies with the risk characteristics of Elastic.

     Based on the foregoing, Raymond James determined a reference range for an implied TEV for Elastic of $18 million to $25 million. The discounted cash flow analyses of Elastic does not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. The range of discount rates applied to Elastic referred to in the above paragraphs were based on several factors, including Raymond James' knowledge of Elastic and the industry in which it operates, the business risk of Elastic, and the overall interest rate environment as of December 27, 2001. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the numerous assumptions that must be made, including earnings growth rates, terminal values, and discount rates.

     Contribution Analysis. Using the same financial projections employed in the discounted cash flow analysis described above for Elastic and Raymond James' Equity Research 2001 and 2002 projections for Paradyne, Raymond James performed a contribution analysis to estimate Elastic's revenue and gross profit contribution to the combined company. Based on an analysis of combined revenue and gross profit, the median Elastic contribution was 14% and the mean Elastic contribution was 13%. Raymond James used a contribution range of 13% to 17%. The contribution range was applied to a combined TEV of Paradyne and Elastic using projected 2002 combined revenue multiplied by a 0.7x revenue multiple, which reflects Paradyne's 2002 revenue multiple as of December 26, 2001.

     Based on the foregoing, Raymond James determined a reference range for an implied TEV for Elastic of $16 million to $20 million.

     MISCELLANEOUS. Raymond James provided financial advisory services and a fairness opinion in connection with the merger, and Paradyne agreed to pay Raymond James a customary fee in connection with the provision of these services and the opinion. Paradyne has also agreed to reimburse Raymond James for its reasonable out-of-pocket expenses and to provide customary indemnification protection to Raymond James. In the ordinary course of business, Raymond James may trade in the securities of Paradyne or Elastic for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Raymond James has consented to the descriptions of its opinion in, and the inclusion of its opinion as an annex to, this joint proxy statement-prospectus.

OPINION OF ELASTIC'S FINANCIAL ADVISOR

     Robertson Stephens was retained by Elastic to act as its exclusive financial advisor in connection with the proposed merger. Elastic selected Robertson Stephens based on its experience, expertise and reputation. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

     In connection with its engagement, Elastic requested that Robertson Stephens evaluate the fairness, from a financial point of view, to the holders of Elastic common stock of the exchange ratio provided for in the merger. On December 27, 2001, at a meeting of the Elastic board of directors held to evaluate the proposed merger, Robertson Stephens delivered to Elastic's board an oral opinion, which was confirmed by delivery of a written opinion dated December 27, 2001, to the effect that, as of that date and based on and subject to the assumptions made, matters considered and limitations on the review undertaken, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of Elastic common stock. For purposes of Robertson Stephens' opinion, "holders of Elastic common stock" is defined as all holders of Elastic common stock other than Paradyne, Phoenix Merger Sub and any of their respective affiliates and other than any holders of Elastic common stock as to which dissenters' rights have been properly exercised.

     The exchange ratio was determined through negotiations between the managements of Elastic and Paradyne. Although Robertson Stephens assisted Elastic's management in those negotiations, it was not asked by, and did not recommend to, Elastic that any specific consideration constituted the appropriate consideration for the merger. Except as otherwise described, no other instructions or limitations were imposed by the Elastic board of directors on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion.

     The full text of Robertson Stephens' opinion, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this joint proxy statement-prospectus as

Annex I and is incorporated herein by reference. Holders of Elastic common stock are encouraged to read this opinion in its entirety. The opinion of Robertson Stephens was provided for the information of the Elastic board of directors in connection with its evaluation of the merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote, or take any other action, on matters relating to the merger. Robertson Stephens' opinion does not address the relative merits of the merger or other business strategies that the Elastic board of directors had considered or may have been considering, and does not address the decision of the Elastic board of directors to proceed with the merger. The summary of the opinion of Robertson Stephens included in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion attached as Annex I.

     Robertson Stephens' opinion is limited to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Elastic common stock of the exchange ratio provided for in the merger. Robertson Stephens did not express any opinion as to the value of any employee agreement or other arrangement entered into in connection with the merger, any tax or other consequences that might result from the merger or what the value of Paradyne common stock will be when issued to Elastic's stockholders in the merger or the price at which the shares of Paradyne common stock that are issued in the merger may be traded in the future. Robertson Stephens' opinion also did not take into account the particular tax status or position of any stockholder of Elastic. In furnishing its opinion, Robertson Stephens was not engaged as an agent or fiduciary of Elastic's stockholders or any other third party. In addition, Robertson Stephens' opinion did not address any legal or accounting matters, as to which Elastic obtained advice as it deemed necessary from qualified professionals.

     In arriving at its opinion, Robertson Stephens:

     - reviewed publicly available financial statements and other business and financial information of Elastic and Paradyne;

     - reviewed with Elastic and Paradyne internal financial statements and other financial and operating data, including financial forecasts and other forward looking information, concerning Elastic and Paradyne as prepared by the managements of Elastic and Paradyne;

     - reviewed with Elastic and Paradyne publicly available estimates of research analysts relating to Elastic and Paradyne;

     - held discussions with the managements of Elastic and Paradyne concerning the businesses, past and current operations, financial condition and future prospects of both Elastic and Paradyne, independently and combined, including discussions with the management of Elastic concerning the liquidity needs of, and capital resources available to, Elastic and discussions with the managements of Elastic and Paradyne concerning the potential cost savings and other synergies that are expected by the managements of Elastic and Paradyne to result from the merger as well as their views regarding the strategic rationale for the merger;

     - reviewed the financial terms and conditions contained in the merger agreement;

     - reviewed the stock prices and trading history of Elastic common stock and Paradyne common stock;

     - compared the financial performance of Elastic and Paradyne and the prices and trading activity of Elastic common stock and Paradyne common stock with that of other publicly traded companies generally comparable to Elastic and Paradyne;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that Robertson Stephens deemed relevant;

     - reviewed the potential pro forma impact of the merger on Paradyne's revenue and cash earnings per share;

     - reviewed the relative contributions of Elastic and Paradyne to the combined company;

     - performed a liquidation analysis of Elastic using assumptions and estimates provided to or discussed with Robertson Stephens by the management of Elastic as to the current market value of Elastic's assets, the amount of Elastic's current liabilities and the potential expenses associated with a liquidation;

     - participated in discussions and negotiations among representatives of Elastic and Paradyne and their advisors;

     - solicited, at Elastic's direction, third party indications of interest in the acquisition of all or a part of Elastic; and

     - made other studies and inquiries, and reviewed other data, as Robertson Stephens deemed relevant.

     In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied on the accuracy and completeness of all of the financial and other information provided to it, including information furnished to Robertson Stephens orally or otherwise discussed with Robertson Stephens by the managements of Elastic and Paradyne, or publicly available and did not assume responsibility for verifying any of the information. Robertson Stephens relied on the assurances of the managements of Elastic and Paradyne that they were not aware of any facts that would make the information inaccurate or misleading. In addition, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of any of the properties, assets or liabilities, contingent or otherwise, of Elastic or Paradyne, and Robertson Stephens was not furnished with any evaluation or appraisal.

     With respect to publicly available financial forecasts for Elastic and Paradyne that Robertson Stephens reviewed, Robertson Stephens discussed these forecasts with the managements of Elastic and Paradyne and assumed that these forecasts represented reasonable estimates and judgments as to Elastic's and Paradyne's future financial condition and performance. With respect to the other financial data, forecasts and projections and their underlying assumptions and bases for Elastic and Paradyne that Robertson Stephens reviewed, including estimates relating to the net adjusted working capital of Elastic and projections regarding the operations of the combined company after the merger and the potential cost savings and other synergies expected to result from the merger, Robertson Stephens assumed that the data, forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best currently available estimates and judgments of the managements of Elastic and Paradyne as to Elastic's and Paradyne's future financial condition and performance, individually and as combined, and as to the other matters covered by such financial data. Robertson Stephens also assumed that the projections and forecasts would be realized in the amounts and in the time periods estimated. In addition, Robertson Stephens relied upon the assessments of the managements of Elastic and Paradyne as to Elastic's and Paradyne's existing and future technology and products as well as the risks associated with, and the agreements or other arrangements with key customers for, their technology and products. Robertson Stephens assumed that the merger would be completed on the terms contained in the merger agreement without material alteration, including that the merger would be accounted for as a "purchase method" business combination in accordance with GAAP and that the merger would be treated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended. In addition, Robertson Stephens assumed that the historical financial statements of each of Elastic and Paradyne reviewed by Robertson Stephens were prepared and fairly presented in accordance with GAAP consistently applied.

     Robertson Stephens' opinion is necessarily based on market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in the opinion of Robertson Stephens and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may come or be brought to Robertson Stephens' attention after the date of the opinion.

     In preparing its opinion, Robertson Stephens performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, preparation of a fairness opinion is not readily susceptible to summary description. Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of Robertson Stephens' experience and judgment, which conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed.

     In performing its analyses, Robertson Stephens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Elastic and Paradyne. No company, transaction or business used in those analyses as a comparison is identical to Elastic, Paradyne or the proposed merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions analyzed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results, which may be significantly more or less favorable than those suggested by the analyses. Accordingly, analyses relating to the value of a business do not necessarily purport to be appraisals or to reflect the prices at which a business actually may be purchased.

     The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses of Robertson Stephens, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of Robertson Stephens.

  ELASTIC

     Implied Exchange Ratio Analysis. Using a "Selected Companies Analysis," "Precedent Transactions Analysis" and "Management Liquidation Analysis," Robertson Stephens derived an implied equity reference range for Elastic from each analysis as described below. Robertson Stephens then calculated implied exchange ratio reference ranges for Elastic common stock and Paradyne common stock based on these implied equity reference ranges and the closing price of Paradyne common stock on December 26, 2001. The results of this implied exchange ratio analysis were then compared with the exchange ratio provided for in the merger. This analysis indicated the following approximate implied exchange ratio reference ranges, as compared to the upper, middle and lower bands of the exchange ratio collar:

                                                               IMPLIED EXCHANGE RATIO
                                                                  REFERENCE RANGE
                                                               ----------------------
Selected Companies Analysis.................................      0.186 -- 0.237
Precedent Transactions Analysis.............................      0.144 -- 0.271
Management Liquidation Analysis.............................      0.087 -- 0.098

                                                      EXCHANGE RATIO COLLAR IN THE MERGER
                                                  -------------------------------------------
                                                  UPPER COLLAR   MIDDLE COLLAR   LOWER COLLAR
                                                  ------------   -------------   ------------
Merger Exchange Ratio...........................     0.2692         0.2288          0.1990

          The "Selected Companies Analysis," "Precedent Transactions Analysis" and "Management Liquidation Analysis" for Elastic are described below:

         Selected Companies Analysis. Using publicly available information, Robertson Stephens analyzed the market values and trading multiples of Elastic and the following six publicly traded companies in the next generation digital subscriber line technologies industry:

              -  Advanced Switching Communication, Inc.
              -  Carrier Access Corporation
              -  Copper Mountain Networks, Inc.
              -  Paradyne Networks, Inc.
              -  Tut Systems, Inc.
              -  VINA Technologies, Inc.

         Robertson Stephens reviewed enterprise values, calculated as equity value, plus debt, less cash, as a multiple of calendar years 2001 and 2002 estimated revenue. Estimated financial data for the selected companies and Elastic were based on publicly available research analysts' estimates. All multiples were based on closing stock prices on December 26, 2001. Robertson Stephens then applied a range of selected multiples of calendar years 2001 and 2002 estimated revenue derived from the selected companies to corresponding financial data of Elastic in order to derive an implied equity reference range for Elastic. This analysis indicated an implied equity reference range for Elastic of approximately $0.70 to $0.89 per share.

         Precedent Transactions Analysis. Using publicly available information, Robertson Stephens analyzed the transaction value multiples paid or proposed to be paid in the following 27 selected transactions in the access/digital subscriber line industry announced since 1999 with an announced deal value of less than $500 million:

          ACQUIROR                                     TARGET
          --------                                     ------
          - Zhone Technologies, Inc.                   - Universal Edge and Access Node
                                                         division of Nortel Networks Inc.
          - Motorola, Inc.                             - RiverDelta Networks, Inc.
          - Breezecom Ltd.                             - Elastic Wireless Systems, Ltd.
          - Western Multiplex Corporation              - WirelessHome Corporation
          - Tellabs, Inc.                              - Future Networks, Inc.
          - Nokia Corporation                          - Ramp Networks, Inc.
          - Efficient Networks, Inc.                   - MultiMedia Development
                                                         Corporation
          - Cisco Systems, Inc.                        - IPCell Technologies, Inc. &
                                                         Vovida Networks, Inc.
          - Marconi plc                                - Mariposa Technology, Inc.
          - ADC Telecommunications, Inc.               - Broadband Access Systems, Inc.
          - Nortel Networks Inc.                       - Sonoma Systems, Inc.
          - Terayon Communication Systems,             - Mainsail Networks, Inc.
            Inc.
          - Clarent Corporation                        - ACT Networks, Inc.
          - Advanced Fibre Communications,             - GVN Technologies, Inc.
            Inc.
          - ADC Telecommunications, Inc.               - PairGain Technologies, Inc.
          - Copper Mountain Networks, Inc.             - OnPREM Networks Corporation

         ACQUIROR                               TARGET
         --------                               ------
         - Nortel Networks Inc.                 - Promatory Communications Inc.
         - Westel Technologies, Inc.            - Teltrend Inc.
         - Redback Networks Inc.                - Siara Systems, Inc.
         - Zhone Technologies, Inc.             - Premisys Communications, Inc.
         - Cisco Systems, Inc.                  - Cocom A/S
         - Nokia Corporation                    - Rooftop Communications
                                                  Corporation
         - Lucent Technologies Inc.             - Xedia Corporation
         - ADC Telecommunications, Inc.         - Pathway Corp.
         - Excel Switching Corporation          - RAScom, Inc.
         - Alcatel                              - Assured Access Technology, Inc.
         - Nokia Corporation                    - Diamond Lane Communications
                                                  Corporation

         Robertson Stephens compared transaction values as multiples of next 12 months revenue and number of employees. Robertson Stephens then applied a range of selected multiples of next 12 months revenue and number of employees derived from the selected transactions to corresponding data of Elastic adjusted as to the number of employees for workforce reductions anticipated by Elastic's management. Robertson Stephens also reviewed the premiums paid in the selected transactions based on the purchase prices paid in the selected transactions relative to the target company's closing stock price one day prior to public announcement of the relevant transaction. Robertson Stephens then applied a range of selected premiums derived from the selected transactions to the closing price for Elastic common stock on December 26, 2001. Estimated financial data for the selected transactions and Elastic were based on publicly available research analysts' estimates. Implied transaction values in the selected transactions were adjusted to reflect the percentage change in the acquiror company's stock price since public announcement of the relevant transaction. This analysis indicated an implied equity reference range for Elastic of approximately $0.54 to $1.02 per share.

         Management Liquidation Analysis. Robertson Stephens reviewed a liquidation analysis of Elastic's assets prepared by the management of Elastic to estimate the potential range of the net amount realizable for distribution from a liquidation of Elastic. The net amount realizable was based on internal estimates of Elastic's management as to the potential market value of Elastic's assets as adjusted for either a rapid or orderly liquidation, the amount of Elastic's liabilities and the potential expenses associated with either a rapid or orderly liquidation. This analysis indicated an implied equity reference range for Elastic of approximately $0.33 to $0.37 per share.

     Contribution Analysis. Robertson Stephens reviewed the relative contributions of Elastic and Paradyne to the combined company's estimated revenue and gross profit for calendar years 2001 and 2002. Estimated financial data for Elastic and Paradyne were based on publicly available research analysts' estimates. Robertson Stephens then compared Elastic's percentage contribution to each operational metric observed to the fully diluted equity ownership percentage of its stockholders in the combined company immediately upon completion of the merger as implied by the exchange ratio provided for in the merger. This analysis indicated the following approximate implied contribution reference range for Elastic, as compared to the fully diluted equity ownership percentage of Elastic's stockholders in the combined company based on the upper, middle and lower bands of the exchange ratio collar:

                                                   PRO FORMA FULLY DILUTED EQUITY OWNERSHIP
                                                     PERCENTAGE OF ELASTIC'S STOCKHOLDERS
ELASTIC IMPLIED                                   -------------------------------------------
CONTRIBUTION REFERENCE RANGE                      UPPER COLLAR   MIDDLE COLLAR   LOWER COLLAR
----------------------------                      ------------   -------------   ------------
7.3% -- 16.8%...................................      20.5%          17.9%           16.0%

     Historical Exchange Ratio Analysis. Robertson Stephens reviewed the ratio of the closing price of Elastic common stock to the closing price of Paradyne common stock on December 26, 2001 and the average of this ratio calculated over various periods ended December 26, 2001 as compared to the exchange ratio provided for in the merger. This analysis indicated the following implied exchange ratios for the periods observed, as compared to the upper, middle and lower bands of the exchange ratio collar:

                                                                  IMPLIED
                                                               EXCHANGE RATIO
                                                               --------------
December 26, 2001...........................................       0.159
10 trading days average.....................................       0.138
20 trading days average.....................................       0.152
30 trading days average.....................................       0.180
60 trading days average.....................................       0.231

                                                      EXCHANGE RATIO COLLAR IN THE MERGER
                                                  -------------------------------------------
                                                  UPPER COLLAR   MIDDLE COLLAR   LOWER COLLAR
                                                  ------------   -------------   ------------
Merger Exchange Ratio...........................     0.2692         0.2288          0.1990

     Robertson Stephens also noted the premia/(discount) implied by the exchange ratio provided for in the merger at the upper, middle and lower bands of the collar relative to the average exchange ratios for the periods observed. This analysis indicated an implied premia/(discount) reference range in the merger of approximately (13.9%) to 95.7%.

     Pro Forma Merger Analysis. Robertson Stephens analyzed the potential pro forma effect of the merger on Paradyne's estimated revenue per share and cash earnings per share for calendar year 2002, based on publicly available research analysts' estimates and management estimates as to Elastic's and Paradyne's cash balances as of March 31, 2002 and assuming potential cost savings and other synergies from the merger for calendar year 2002 as estimated by Elastic's management. This analysis indicated that the merger could be accretive to Paradyne's estimated revenue per share at the lower band of the exchange ratio collar, and dilutive to Paradyne's estimated revenue per share at the upper and middle bands of the exchange ratio collar, for calendar year 2002. Due to operating losses of Elastic and Paradyne, this analysis indicated that the merger would have no meaningful effect on Paradyne's estimated cash earnings per share for calendar year 2002. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  PARADYNE

     Selected Companies Analysis. Using publicly available information, Robertson Stephens analyzed the market values and trading multiples of Paradyne and the following eight publicly traded companies in the next generation digital subscriber line technologies industry:

     -  ADTRAN, Inc.
     -  Advanced Fibre Communications, Inc.
     -  Advanced Switching Communication, Inc.
     -  Carrier Access Corporation
     -  Copper Mountain Networks, Inc.
     -  Elastic Networks Inc.
     -  Tut Systems, Inc.
     -  VINA Technologies, Inc.

Robertson Stephens reviewed enterprise values as a multiple of calendar year 2001 and 2002 estimated revenue. All multiples were based on closing stock prices on December 26, 2001. Estimated financial data for the selected companies and Paradyne were based on publicly available research analysts' estimates. This analysis indicated the following implied low, mean, median and high multiples for the selected companies, as compared to the multiples implied for Paradyne based on the closing price of Paradyne common stock on December 26, 2001:

                                               IMPLIED MULTIPLES
                                             OF SELECTED COMPANIES
                                          ---------------------------    IMPLIED MULTIPLES
                                          LOW    MEAN   MEDIAN   HIGH       OF PARADYNE
                                          ----   ----   ------   ----    -----------------
Calendar year 2001 revenue..............  0.4x   1.3x    1.4x    2.4x          0.8x
Calendar year 2002 revenue..............  0.5x   1.3x    1.5x    2.4x          0.9x

     OTHER FACTORS. In rendering its opinion, Robertson Stephens also reviewed and considered other factors, including:

     - the history of trading prices and volume for Elastic common stock and Paradyne common stock during the 12-month period ended December 26, 2001;

     - the relationship between movements in Elastic common stock, movements in the common stock of selected companies in the digital subscriber line technologies industry and movements in the Nasdaq, and the relationship between movements in Paradyne common stock, movements in the common stock of selected companies in the industry and movements in the Nasdaq, during the 12-month period ended December 26, 2001; and

     - selected published analysts' reports on Paradyne.

     MISCELLANEOUS. Under the terms of Robertson Stephens' engagement, Robertson Stephens will be entitled to receive customary fees for its financial advisory services in connection with the merger. Elastic also has agreed to reimburse Robertson Stephens for its reasonable out-of-pocket expenses, including reasonable legal fees, and to indemnify and hold harmless Robertson Stephens, its affiliates and each of their affiliates, directors, officers, agents, advisors, consultants, employees and controlling persons for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Elastic. The terms of the fee arrangement with Robertson Stephens, which Elastic and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Elastic and Robertson Stephens, and the Elastic board of directors was aware of such fee arrangements, including the fact that a significant portion of the fees payable to Robertson Stephens is contingent upon completion of the merger.

     Robertson Stephens in the past has provided services to Paradyne unrelated to the proposed merger, for which services Robertson Stephens has received compensation. Robertson Stephens maintains a market in shares of Elastic common stock and Paradyne common stock. Robertson Stephens may actively trade the securities of Elastic and Paradyne for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

COMPLETION OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the merger, the merger will be completed on the date and at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware. Unless Paradyne and Elastic agree otherwise, they will use reasonable efforts to complete the merger on the first business day after the last to occur of:

     - the effective date of the last required consent of any regulatory authority having authority over the merger; and

     - the date on which the stockholders of Elastic and Paradyne approve the transactions contemplated by the merger agreement.

     Paradyne and Elastic anticipate that the merger will become effective on or
about               , 2002, however, delays could occur. Paradyne and Elastic
cannot assure you that they will be able to obtain necessary stockholder and regulatory approvals for the merger or that they will be able to satisfy other conditions to completion of the merger. Either Elastic or Paradyne may terminate the merger agreement if the merger is not completed by May 15, 2002, unless the merger has not been completed because of the breach of the merger agreement by the party seeking termination. This date will be extended to June 30, 2002, if the merger has not been completed as a result of the failure of the parties to have received a required consent of any regulatory authority or unexpired waiting period required by law, or if a court or governmental or other regulatory authority has enacted legislation, issued any order or taken or threatened to take any other action which either does or would prohibit, restrict or make illegal the completion of the merger. See "-- Conditions to Completion of the Merger" and "-- Waiver, Amendment and Termination."

DISTRIBUTION OF PARADYNE STOCK CERTIFICATES

     Promptly after the merger is completed, each Elastic stockholder at the time of completion of the merger will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of Elastic common stock for certificates representing shares of Paradyne common stock.

  YOU SHOULD NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     After you surrender to the exchange agent your certificates for Elastic common stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of Paradyne common stock to which you are entitled and a check for the cash amount to be paid in lieu of any fractional share, if any, without interest, together with all undelivered dividends or distributions in respect of the shares of Paradyne common stock, if any, without interest. Paradyne will not be obligated to deliver the merger consideration to you, as a former Elastic stockholder, until you have surrendered your Elastic common stock certificates or submit an affidavit as described below.

     Whenever a dividend or other distribution is declared by Paradyne on Paradyne common stock with a record date after the date on which the merger is completed, the declaration will include dividends or other distributions on all shares of Paradyne common stock that may be issued in the merger. However, Paradyne will not pay any dividend or other distribution that is payable after the completion of the merger to any former Elastic stockholder who has not surrendered his or her Elastic stock certificates until the holder surrenders the certificates or submit an affidavit as described below.

     If any Elastic stockholder's stock certificate has been lost, stolen, mislaid or destroyed, the exchange agent will issue the shares of Paradyne common stock, the cash payment and any cash in lieu of fractional shares upon the stockholder's submission of an affidavit claiming the certificate to be lost, stolen, mislaid or destroyed, the posting of a bond in such amount as Paradyne and the exchange agent may reasonably require as indemnity against any claim that may be made against Paradyne with respect to the certificate,

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and submission of any other documents necessary to effect the exchange of the shares represented by the certificate.

     At the time the merger is completed, the stock transfer books of Elastic will be closed to Elastic stockholders and no transfer of shares of Elastic common stock by any stockholder will thereafter be made or recognized. If certificates for shares of Elastic common stock are presented for transfer after the merger is completed, they will be canceled and exchanged for shares of Paradyne common stock, the cash amount due in lieu of fractional shares, if any, and any undelivered dividends on the Paradyne common stock, if any.

CONDITIONS TO COMPLETION OF THE MERGER

     Paradyne and Elastic are required to complete the merger only after the satisfaction of various conditions. These conditions include:

     - the holders of a majority of the outstanding shares of Elastic common stock must have adopted the merger agreement and approved the transactions contemplated thereby;

     - the holders of a majority of the shares of Paradyne common stock present at the Paradyne special meeting and casting votes on the proposal must have approved the issuance of the shares of Paradyne common stock in the merger;

     - the holders of 66 2/3% of the outstanding shares of Paradyne common stock must have approved the adoption of the amendment to Paradyne's amended and restated certificate of incorporation increasing the number of authorized shares of Paradyne common stock from 60,000,000 to 80,000,000;

     - the parties must have received all other material required consents of any regulatory authority, and these consents must not be conditioned or restricted in a manner which Paradyne determines would reasonably likely have an adverse impact on Paradyne, on a combined basis with Elastic;

     - there must not be any law or order enacted by a court or governmental or other regulatory authority or any other action taken, threatened to be taken, or pending by a court or governmental or other regulatory authority which prohibits, restricts or makes illegal the completion of the merger;

     - the registration statement, of which this joint proxy statement-prospectus is a part, must continue to be effective under the Securities Act, and all necessary approvals under state or federal securities laws must have been obtained;

     - the shares of Paradyne common stock to be issued in the merger must be authorized for listing on the Nasdaq National Market upon official notice of issuance;

     - Paradyne and Elastic must receive reasonably satisfactory written opinions of their respective counsel as to the tax-free nature of the exchange of Elastic common stock for shares of Paradyne common stock in the merger;

     - as of the date the merger is completed there must not be inaccuracies (except for inaccuracies that are insignificant) in the representations and warranties with respect to the capitalization of Elastic and Paradyne contained in the merger agreement, there must not be material inaccuracies in other specified representations and warranties of Elastic and Paradyne, and there must not be inaccuracies in the other representations and warranties of Elastic and Paradyne contained in the merger agreement as of the date of the merger agreement such that the aggregate effect of such inaccuracies (without regard to materiality or material adverse effect qualifiers) has, or is reasonably likely to have, a material adverse effect on such party;

     - Elastic and Paradyne must have performed all agreements and complied with all covenants set forth in the merger agreement in all material respects;

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     - there must not have been a material adverse effect on Paradyne or Elastic that has occurred from the date of the merger agreement to the date the merger is completed; and

     - the receipt of various certificates from the officers of Elastic and Paradyne.

     In addition, Paradyne may refuse to complete the merger if any of the following conditions have not been satisfied:

     - Paradyne must have received an affiliate agreement from each of Elastic's affiliates, stating that these affiliates agree to be bound by the restrictions contained in Rule 145 under the Securities Act with respect to any shares of Paradyne common stock received by them in the merger;

     - in the event appraisal rights are available, the holders of no more than 5.0% of the issued and outstanding shares of Elastic common stock must have asserted dissenters' rights under Delaware law (see discussion above in "The Special Meetings -- Appraisal Rights" regarding when appraisal rights would apply); and

     - Elastic must have obtained the consents, amendments and terminations to certain specified contracts, which must be obtained without being conditioned or restricted in a manner that would reasonably likely have an adverse impact on Paradyne, on a combined basis with Elastic.

     We cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so.

REGULATORY APPROVAL

     Elastic and Paradyne are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. Should any other approval or action be required, Paradyne and Elastic have agreed that they will seek such approval or action.

     Based on the closing price of Elastic common stock on the date of this joint proxy statement-prospectus, the merger is not subject to the approval of the Federal Trade Commission or the Department of Justice or the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. If the market capitalization of Elastic increases and a filing with these regulators is required, we will make that filing and the merger will be subject to the applicable Hart-Scott-Rodino waiting period.

REPRESENTATIONS AND WARRANTIES

     Paradyne and Elastic have made customary representations and warranties relating to their businesses and the merger in the merger agreement, including representations and warranties as to the following:

     - due organization, valid existence, good standing and the corporate power and authority to carry on its business;

     - corporate power and authority to enter into and perform the merger agreement and the absence of any conflict in adopting and performing under the merger agreement;

     - authorized, issued and outstanding capital stock;

     - matters relating to subsidiaries;

     - timeliness and accuracy of filings with the SEC and of financial statements;

     - absence of any undisclosed liabilities that would have a material adverse effect;

     - absence of certain material changes or events since September 30, 2001;

     - compliance with laws generally;

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     - timely filing of all reports with regulatory authorities and compliance and accuracy of these reports; and

     - truth and accuracy of certain statements.

     In addition, Elastic has made additional representations and warranties as to the following matters:

     - timely filing and payment of all tax obligations, absence of any tax claims, compliance with tax laws and certain other tax matters;

     - good and marketable title to all of its assets, free and clear of all unreserved liens;

     - absence of certain restrictions on Elastic's use and ownership of certain intellectual property and certain related representations and warranties related to Elastic's intellectual property;

     - compliance with environmental laws;

     - absence of any labor relation problems, including litigation, claims and investigations;

     - performance of its obligations under its employee benefit plans and compliance with applicable laws and regulations;

     - existence of and compliance with certain material contracts;

     - absence of any material legal proceedings;

     - absence of any action by Elastic or any of its affiliates that would prevent or impede the merger from qualification as a tax-free reorganization or the receipt of any consents of regulatory authorities;

     - taking of all necessary action to exempt the merger from Delaware takeover laws;

     - taking of all actions so that the merger will not result in the grant of rights to any person under Elastic's certificate of incorporation, bylaws or other governing instruments;

     - receipt of an opinion from its financial advisor as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger;

     - determination and resolution by the board of directors to recommend the merger to its stockholders; and

     - absence of certain transactions with its affiliates.

     The representations and warranties of Elastic are contained in Article 5 of the merger agreement, and the representations and warranties of Paradyne are contained in Article 6 of the merger agreement. The merger agreement is attached as Annex A to this joint proxy statement-prospectus.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of Elastic and Paradyne has agreed to use its reasonable efforts to take all actions necessary to complete the merger as soon as reasonably practicable after the date of the merger agreement. The merger agreement also obligates Elastic to conduct its business only in the usual, regular and ordinary course before the merger is completed and imposes certain limitations on the operations of Elastic and its subsidiaries. For example, pending the merger, absent the prior written consent of Paradyne, Elastic has agreed not to:

     - amend its certificate of incorporation, bylaws or other governing instruments;

     - incur additional indebtedness, other than accounts payable incurred in the ordinary course of business consistent with past practice, or guarantee any debt obligation of another person or suffer imposition of any lien on any asset of Elastic;

     - redeem, repurchase or otherwise acquire or exchange its capital stock or pay any dividends;

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     - issue, sell, pledge or encumber any additional shares of capital stock or rights to purchase such shares, except in certain circumstances primarily related to employee stock incentive plans and outstanding warrants;

     - adjust, split, combine or reclassify any capital stock or sell, lease, mortgage or otherwise dispose of any capital stock or material asset;

     - make any material investments in any person other than pursuant to Elastic's investment policy as currently in effect or otherwise acquire direct or indirect control over any person;

     - increase compensation or benefits, advance any money, make any loans, pay any severance or bonus to any Elastic employees or officers except pursuant to contracts in effect on the date of the merger agreement or amend or enter into any severance agreement or grant any increase in fees or compensation or other benefits to directors;

     - enter into or amend employment contracts;

     - adopt any new employee benefit plan, terminate any existing employee benefit plan or make any distributions, other than consistent with past practices or as required by law;

     - commence any offering pursuant to its employee stock purchase plan after December 31, 2001;

     - change any tax or accounting methods or systems of internal accounting controls or make or revoke any tax elections (except under limited circumstances);

     - commence any litigation other than in accordance with past practice or settle any material litigation involving liability for money damages or restrictions upon operations;

     - enter into, modify, amend or terminate any material contracts or waive, release, compromise or assign any material rights or claims;

     - enter into, amend or modify any contract, or engage in any new transaction, with an affiliate of Elastic;

     - make any capital expenditures or commitments for additions to plant, property or equipment that would be a capital asset in excess of an aggregate of $30,000 for any calendar month;

     - change its lines of business;

     - enter into any material partnership arrangements, joint development agreements or strategic alliances;

     - transfer, license, extend, amend, or modify in any material respect any of its intellectual property rights or transfer or license any future patent rights;

     - adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

     - sell, lease, license, encumber or otherwise dispose of any assets, except for (1) sales of inventory and licenses of intellectual property pursuant to customer contracts in the ordinary course of business consistent with past practice and (2) dispositions of obsolete and/or excess inventory previously delivered to a reseller pursuant to the terms of a reseller agreement currently in effect; or

     - hire any employee or independent contractor with annual compensation in excess of $100,000 or hire any employee or independent contractor with a severance or change of control obligation.

     These items are contained in Article 7 of the merger agreement that is attached as Annex A to this joint proxy statement-prospectus.

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WAIVER, AMENDMENT AND TERMINATION

     To the extent permitted by law, Paradyne and Elastic may agree in writing to amend the merger agreement, whether before or after the stockholders of Elastic have approved it and Paradyne stockholders have approved the issuance of the shares of Paradyne common stock in the merger, provided that after any such stockholder approval, the parties will make no amendment that pursuant to applicable law requires further approval by their respective stockholders without the further approval of their respective stockholders. In addition, before or at the time the merger is completed, either Elastic or Paradyne, or both, may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either Paradyne or Elastic may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by an authorized officer of Elastic or Paradyne, as the case may be.

     At any time before the completion of the merger, the boards of directors of Paradyne and Elastic may agree by mutual written consent to terminate the merger agreement. In addition, either Paradyne or Elastic may terminate the merger agreement by written notice of termination to the other party specifying the reason for termination in the following circumstances:

     - if the merger is not completed by May 15, 2002 (which date will be extended to June 30, 2002, if the merger has not been completed as a result of the failure of the parties to have received a required consent of any regulatory authority, or if a court or governmental or other regulatory authority has enacted legislation, issued any order or taken or threatened to take any other action which either does or would prohibit, restrict or make illegal the completion of the merger), unless the merger has not been completed because of the breach of the merger agreement by the party seeking termination (we refer to this date as the "end date");

     - if a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement would permit that party to refuse to complete the merger pursuant to the conditions discussed in "-- Conditions to Completion of the Merger"; provided that if a breach in the representations, warranties, covenants or agreements is curable prior to the end date by the exercise of reasonable efforts and the breaching party exercises reasonable efforts to cure the breach, then the non-breaching party may not terminate the merger agreement prior to 30 days following the receipt by the breaching party of written notice of such breach; further provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

     - if any consent of any regulatory authority required to complete the merger has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal, or any law or order permanently restraining, enjoining or otherwise prohibiting the completion of the merger has become final and nonappealable;

     - if the stockholders of Elastic fail to adopt the merger agreement and approve the merger or the stockholders of Paradyne fail to approve either the issuance of Paradyne common stock in the merger or the adoption of the amendment to Paradyne's certificate of incorporation increasing the number of authorized shares of Paradyne common stock from 60,000,000 to 80,000,000 at their respective special meetings; provided that the failure to obtain stockholder approval of the terminating party has not been caused by the action or failure to act by that party where the action or failure to act constitutes a material breach by the party of the merger agreement; and

     - if any of the conditions discussed in "-- Conditions to Completion of the Merger" cannot be satisfied prior to the end date; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

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     In addition, Paradyne may also terminate the merger agreement prior to closing by written notice of termination to Elastic, if:

     - the board of directors of Elastic fails to reaffirm publicly its approval of the merger and the transactions contemplated by the merger agreement promptly after Paradyne's written request for such reaffirmation, or if the Elastic board of directors resolve not to reaffirm the merger;

     - the board of directors of Elastic withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in a manner adverse to Paradyne, its recommendation to Elastic's stockholders that they adopt the merger agreement and approve the merger or fails to include in this joint proxy statement-prospectus its recommendation, without modification or qualification, that Elastic stockholders adopt the merger agreement and approve the transactions contemplated thereby;

     - the board of directors of Elastic makes a change of recommendation adverse to the merger (as discussed in "-- Solicitation Prohibitions") or, within ten business days after commencement of any tender or exchange offer for any shares of Elastic common stock, the board of directors of Elastic fails to recommend against acceptance of the tender or exchange offer by its stockholders or takes no position with respect to the acceptance of the tender or exchange offer by its stockholders; or

     - any person (other than Paradyne or its affiliates) acquires beneficial ownership of 10% or more of the outstanding shares of Elastic common stock.

     We refer to a termination by Paradyne as a result of any of the immediately foregoing as an "Elastic withdrawal termination."

     Paradyne may also terminate the merger agreement by written notice of termination to Elastic, if Elastic has not, on or prior to January 20, 2002, caused the Reseller Agreement between Elastic and Goldfield Telecom, LLC, dated November 16, 2000 and Modification Number 1 thereto, dated October 8, 2001 to be terminated effective as of the completion of the merger.

     In addition, Elastic may also terminate the merger agreement by written notice of termination to Paradyne, provided that Elastic is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, if the board of directors of Elastic has made a change of recommendation (as discussed in "-- Solicitation Prohibitions") in order to approve and permit Elastic to accept a superior offer (as discussed in "-- Solicitation Prohibitions"); provided that

     - Paradyne does not make, within three business days after receipt of Elastic's written notice of a superior offer, an offer that the board of directors of Elastic concludes in good faith (after consultation with its financial advisor and outside legal counsel) is as favorable, from a financial point of view, to the Elastic's stockholders as the superior offer; and

     - Elastic shall have paid Paradyne $1.0 million concurrently with delivery of notice of termination.

     We refer to a termination by Elastic as a result of the immediately foregoing as an "Elastic superior offer termination."

     Elastic may also terminate the merger agreement by written notice of termination to Paradyne, if the average closing price of Paradyne common stock for purposes of calculating the exchange ratio is less than $2.32. See "-- What Elastic Stockholders Will Receive in the Merger" for a discussion of how the average closing price is calculated. Due to the fact that the exchange ratio is calculated based on a combination of the average closing price and the net adjusted working capital (which could reduce the exchange ratio established by the average closing price), Elastic's stockholders could receive shares of Paradyne common stock having a value of less than $2.32 at the time of the completion of the merger, but Elastic would not have the right to terminate the merger agreement.

     If the merger is terminated, the merger agreement will become void and have no effect, except that certain provisions of the merger agreement, including those relating to the obligations to share certain expenses and maintain the confidentiality of certain information obtained, will survive. Termination of the

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merger agreement will not relieve any breaching party from liability for any willful breach of a representation, warranty, covenant or agreement contained in the merger agreement.

BOARD RECOMMENDATION

     The boards of directors of Paradyne and Elastic have approved the merger agreement and agreed to recommend and, subject to the conditions discussed below, not to withdraw, amend or modify in a manner adverse to the other party, the recommendation that their respective stockholders vote to adopt the merger agreement and approve the transactions contemplated thereby, in the case of the Elastic stockholders, and vote to approve the issuance of Paradyne shares in the merger and to approve the adoption of the amendment to Paradyne's certificate of incorporation increasing the number of authorized shares of Paradyne common stock, in the case of the Paradyne stockholders. Neither board, however, is obligated to take the foregoing actions, if either board in good faith concludes (after consultation with its outside legal counsel and its financial advisor) that the taking of the foregoing actions would be reasonably likely to constitute a breach of fiduciary duties of the members of such board of directors to the stockholders of Paradyne or Elastic, as applicable.

     However, in response to the receipt of a "superior offer" the board of directors of Elastic may withhold, withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, its recommendation in favor of the merger, and, in the case of a superior offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (we refer to any of the foregoing actions, whether by a board of directors or a committee thereof, as a "change of recommendation"). However, the Elastic board of directors may effect a change in recommendation only if all of the following conditions are met:

     - a superior offer has been made and has not been withdrawn;

     - Elastic's special meeting has not occurred;

     - Elastic has

      -- provided to Paradyne written notice stating expressly (a) that it has received a superior offer, (b) the material terms and conditions of the superior offer and the identity of the person or group making the superior offer and (c) that it intends to effect a change of recommendation and the manner in which it intends to do so,

      -- provided to Paradyne a copy of all written materials delivered to the person or group making the superior offer in connection with such superior offer,

      -- made available to Paradyne all materials and information made available to the person or group making the superior offer in connection with such superior offer, and

      -- complied in all material respects with, among other things, the terms of the covenant requiring the calling and conducting of a special meeting of its stockholders and the recommendation of its board of directors and the covenant prohibiting the solicitation of acquisition proposals described below in "-- Solicitation Prohibitions;" and

     - Elastic's board of directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of the superior proposal, the failure of the Elastic board to effect a change of recommendation is reasonably likely to result in a breach of its fiduciary obligations to Elastic stockholders under applicable law.

     A "superior offer" is defined in the merger agreement to mean:

     - an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Elastic or substantially all of the total outstanding voting securities of Elastic; and

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     - an offer on terms that the board of directors of Elastic has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to Elastic's stockholders (in their capacities as stockholders) than the terms of the merger and is reasonably capable of being completed.

     Unless the merger agreement has been terminated in accordance with its terms as discussed under "-- Waiver, Amendment and Termination," the obligation of Elastic to call, give notice of, convene and hold its stockholders' meeting is not affected by the commencement, disclosure, announcement or submission to Elastic of any acquisition proposal with respect to it, or by any change of recommendation. Elastic has agreed not to submit or propose to submit to the vote of its stockholders any acquisition proposal.

SOLICITATION PROHIBITIONS

     The merger agreement restricts Elastic's ability to solicit other acquisition proposals. Elastic has agreed that it will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted prior to the date of the merger agreement with respect to any "acquisition proposal." An acquisition proposal is any offer or proposal relating to any transaction or series of related transactions involving:

     - any purchase from Elastic, or acquisition by any person or group, of more than a 10% interest in the total outstanding voting securities of Elastic;

     - any tender offer or exchange offer that if completed would result in any person or group beneficially owning 10% or more of the total outstanding voting securities of Elastic;

     - any merger, consolidation, business combination or similar transaction involving Elastic;

     - any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Elastic; or

     - any liquidation or dissolution of Elastic.

     Until the completion of the merger, Elastic has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During this period, Elastic must enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of any such agreements.

     The merger agreement also provides that neither Elastic nor any of its officers and directors will, and that Elastic will use all reasonable efforts to cause its employees, affiliates and representatives not to, solicit any competing acquisition proposal. If Elastic receives an acquisition proposal it must promptly notify Paradyne of the terms of such proposal. Elastic may provide third parties with confidential information, have discussions and negotiations with, or otherwise facilitate an effort or attempt by a third party to make or implement an acquisition proposal not solicited in violation of the merger agreement if:

     - Elastic's board of directors determines in good faith (following the receipt of advice from its outside legal counsel) that the failure to do is reasonably likely to result in a breach of its fiduciary obligations under applicable law;

     - prior to providing any information, its board of directors notifies Paradyne of its intent to provide such information and Elastic receives from such third party an executed confidentiality agreement with provisions at least as stringent as those contained in the confidentiality agreement between Paradyne and Elastic;

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     - contemporaneously with providing such information to the third party,
       Elastic provides such information to Paradyne; and

     - Elastic notifies Paradyne of its intent to engage in negotiations with the third party.

EFFECT OF THE MERGER ON ELASTIC OPTIONS

     Elastic has caused the administrator of each of the Elastic Stock Option Plan and the Elastic 1999 Stock Incentive Plan to provide to each holder of an option granted under the option plans the notice contemplated by the provisions of such plans to the effect that (1) as of the date of such notice, any outstanding options that are not vested, whether or not exercisable, will become immediately vested and exercisable, and (2) immediately prior to the completion of the merger, each outstanding option granted under the option plans that has not been exercised by such holder will terminate and the stock option agreements pursuant to which such options were granted will cease to be of any force or effect. Prior to the completion of the merger, Elastic has agreed to take any and all actions necessary to effect the cancellation, as of the completion of the merger, of each outstanding option that has not been exercised within the respective time periods provided in the option plans.

     Within the seven-day period provided in the merger agreement, Elastic has caused the administrator to provide notice to its optionholders indicating (1) as of the date of such notice, any outstanding options that are not vested, whether or not exercisable, will become immediately vested and exercisable and
(2) that if the optionholders do not exercise the options by February 15, 2002 all of the options will terminate and be of no further force and effect.

     For information with respect to stock options held by Elastic's directors and executive officers, see "-- Interests of Certain Persons in the Merger."

TREATMENT OF TELECHOICE WARRANT

     As of the completion of the merger, the warrant granted to TeleChoice, Inc. by Elastic to purchase 12,439 shares of Elastic common stock at a per share exercise price of $2.76 will be converted into a warrant to purchase shares of Paradyne common stock. The number of shares of Paradyne common stock subject to the warrant will be determined by multiplying 12,439 by the exchange ratio, and the exercise price per share will be determined by dividing $2.76 by the exchange ratio.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Paradyne and Elastic have not and do not intend to seek a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. The opinions of Alston & Bird LLP, counsel to Paradyne, and Hunton & Williams, counsel to Elastic, as to certain of the expected federal income tax consequences of the merger are set forth as exhibits to the registration statement of which this joint proxy statement-prospectus is a part and support the following discussion of the anticipated federal income tax consequences of the merger to stockholders of Elastic. The opinions are based in part upon certain factual assumptions and upon certain factual representations made by Paradyne and Elastic, which representations Alston & Bird and Hunton & Williams have relied upon and assumed to be true, correct and complete. If such representations are inaccurate, the opinions could be adversely affected. Opinions of tax counsel are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. This discussion is based on current law. Future legislative, judicial or administrative interpretations, which may be retroactive, could alter or modify the statements set forth in this discussion. This discussion does not address, among other matters:

     (1) State, local or foreign tax consequences of the merger;

     (2) The tax consequences to Elastic stockholders who hold their Elastic common stock other than as a capital asset, who hold their stock in a hedging transaction or as part of a straddle or conversion transaction or who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions and dealers in stocks and securities;

     (3) The tax consequences to Elastic stockholders who received their shares upon the exercise of stock options, stock purchase plan rights or otherwise as compensation;

     (4) The tax consequences to holders of options to acquire shares of Elastic common stock; and

     (5) The tax consequences to Paradyne and Elastic of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

     Assuming that the merger is completed in accordance with the merger agreement, it is anticipated that the following federal income tax consequences will occur:

     (1) The merger will constitute a reorganization within the meaning of
         Section 368(a) of the Internal Revenue Code and each of Paradyne, Elastic and Phoenix Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

     (2) No gain or loss will be recognized by Paradyne, Phoenix Merger Sub or Elastic as a result of the merger;

     (3) No gain or loss will be recognized by the Elastic stockholders upon their exchange of shares of Elastic common stock for Paradyne common stock pursuant to the merger;

     (4) The tax basis of Paradyne common stock received by the Elastic stockholders pursuant to the merger will be the same as the tax basis of the Elastic common stock surrendered in exchange therefor (less any tax basis allocable to a fractional share interest for which cash is received);

     (5) The holding period of the Paradyne common stock received by an Elastic stockholder in the merger will include the holding period of the Elastic common stock surrendered in exchange therefor, provided that such Elastic shares were held as a capital asset by the exchanging Elastic stockholder on the date of the exchange; and

     (6) A stockholder of Elastic who receives cash in lieu of fractional share interests of Paradyne common stock will recognize gain or loss as if the fractional shares were distributed as part of the exchange and then were redeemed by Paradyne. Such redemption will be subject to the conditions and limitations of Section 302 of the Internal Revenue Code.

     The obligation of Paradyne and Elastic to complete the merger is conditioned on, among other things, receipt by Paradyne of an opinion of Alston & Bird LLP and Elastic of an opinion of Hunton & Williams, with respect to certain of the federal income tax consequences of the merger. The conditions relating to the receipt of the tax opinion may be waived by both Paradyne and Elastic. Neither Paradyne nor Elastic currently intends to waive the conditions relating to the receipt of the tax opinions.

     Tax consequences of the merger may vary depending upon the particular circumstances of each Elastic stockholder. Accordingly, you are urged to consult with your own tax advisors as to the specific tax consequences to you because of the merger, including the applicability and effect of state, local and foreign tax laws.

ACCOUNTING TREATMENT

     Paradyne will account for the merger under the purchase method of accounting for business combinations. See "Unaudited Pro Forma Condensed Combined Financial Information."

NASDAQ NATIONAL MARKET LISTING

     Paradyne will cause the shares of Paradyne common stock to be issued in the merger to be authorized for listing on the Nasdaq National Market upon official notice of issuance.

EXPENSES

     Except as discussed under "-- Termination Fee and Expense Reimbursement Payment," each of Paradyne and Elastic will pay all expenses incurred by it or on its behalf in connection with the merger. Paradyne and Elastic have agreed, however, to share equally the expenses incurred in relation to the printing and filing of the registration statement and this joint proxy statement-prospectus and the filing fee for the filing under the HSR Act.

TERMINATION FEE AND EXPENSE REIMBURSEMENT PAYMENT

     Elastic has agreed to pay Paradyne a termination fee of $1.0 million in the event that the merger agreement is validly terminated under any of the following circumstances:

     - either Paradyne or Elastic terminates the merger agreement because the merger has not been completed by May 15, 2002 (which will be extended until June 30, 2002 if regulatory approval has not yet been received or a court or governmental authority has issued an order delaying completion of the merger), prior to the termination of the merger agreement there has been publicly announced an acquisition proposal (other than the merger) and, within twelve months of the termination, Elastic either (a) completes a transaction involving an acquisition proposal relating to 50% of its voting securities or assets or (b) enters into an agreement with respect to such a transaction, whether or not the transaction is subsequently completed;

     - either Paradyne or Elastic terminates the merger agreement because Elastic's stockholders fail to adopt the merger agreement and approve the merger, prior to the termination of the merger agreement there has been publicly announced an acquisition proposal (other than the merger) and, within twelve months of the termination, Elastic either (a) completes a transaction involving an acquisition proposal relating to 50% of its voting securities or assets or (b) enters into an agreement with respect to such a transaction, whether or not the transaction is subsequently completed;

     - either Paradyne or Elastic terminates the merger agreement because the conditions to such party's obligation to complete the merger cannot be satisfied or fulfilled by May 15, 2002 (which will be extended until June 30, 2002 if regulatory approval has not yet been received or a court or governmental authority has issued an order delaying completion of the merger), prior to the termination of the merger agreement there has been publicly announced an acquisition proposal (other than the merger) and, within twelve months of the termination, Elastic either (a) completes a transaction involving an acquisition proposal relating to 50% of its voting securities or assets or (b) enters into an agreement with respect to such a transaction, whether or not the transaction is subsequently completed;

     - Paradyne terminates the merger agreement because Elastic has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by the merger agreement, prior to the termination of the merger agreement there has been publicly announced an acquisition proposal (other than the merger) and, within twelve months of the termination, Elastic either (a) completes a transaction involving an acquisition proposal relating to 50% of its voting securities or assets or (b) enters into an agreement with respect to such a transaction, whether or not the transaction is subsequently completed;

     - Paradyne terminates the merger agreement because Elastic has not, on or prior to January 20, 2002, caused a reseller agreement between Elastic and Goldfield Telecom, LLC to be terminated effective as of the completion of the merger, prior to the termination of the merger agreement there has been publicly announced an acquisition proposal (other than the merger) and, within twelve months of the termination, Elastic either (a) completes a transaction involving an acquisition proposal relating to 50% of its voting securities or assets or (b) enters into an agreement with respect to such a transaction, whether or not the transaction is subsequently completed;

     - Paradyne terminates the merger agreement pursuant to an Elastic withdrawal termination discussed above under "-- Waiver, Amendment and Termination;" or

     - Elastic terminates the merger agreement pursuant to an Elastic superior offer termination discussed above under "-- Waiver, Amendment and Termination."

     If the termination fee is payable as a result of one of the first five reasons above, the termination fee must be paid at or prior to the earlier of the date of completion of the acquisition transaction or the date of execution of an agreement with respect to the acquisition transaction. If the termination fee is payable as a result of the sixth reason above, the termination fee must be paid no later than the earlier of the date of execution of an agreement with respect to the acquisition transaction and two business days from the date of termination of the merger agreement. If the termination fee is payable as a result of the final reason above, the termination fee must be paid concurrently with the delivery of the notice of termination of the merger agreement.

     Elastic has also agreed to pay Paradyne's costs and expenses incurred in connection with the merger, including Paradyne's attorneys' fees, fees incurred in relation to the printing and filing of the registration statement and this joint proxy statement-prospectus and the HSR Act filing fee, in an amount up to $300,000 if Paradyne terminates the merger agreement because Elastic has not, on or prior to January 20, 2002, caused the reseller agreement with Goldfield Telecom, LLC to be terminated effective as of the completion of the merger. Elastic must pay Paradyne's costs and expenses no later than two business days from the date of termination of the merger agreement. In the event that an expense reimbursement payment is made and, subsequently, Elastic is required to pay Paradyne a termination fee, the termination fee will be reduced by the amount of the costs and expense reimbursements actually paid.

     The parties have agreed that the payment of the fees and expenses discussed above are not to be deemed liquidated damages for the willful breach by Elastic of the terms of the merger agreement and do not otherwise limit the rights of Paradyne.

MODIFICATIONS TO ELASTIC INTELLECTUAL PROPERTY AGREEMENTS AND OTHER AGREEMENTS WITH NORTEL NETWORKS

     Elastic and Nortel Networks have modified certain intellectual property and other agreements between themselves in connection with the proposed merger between Elastic and Paradyne. For additional information, please see "Information about Elastic."

     Under the contribution agreement between Nortel Networks Corporation (now known as Nortel Networks Ltd.) and Nortel Networks Inc. and Elastic, both Nortel Networks Corporation and Nortel Networks Inc. agreed not to compete in certain ways with Elastic until May 12, 2002. In connection with the merger, Nortel Networks Corporation and Nortel Networks Inc. have agreed not to compete with Elastic until May 12, 2003. See "Information about Elastic -- Competition" for more information on the contribution agreement.

     Under the intellectual property transfer and license agreement and patent transfer and license agreement between Nortel Networks Corporation and Nortel Networks Inc., respectively, and Elastic, under which Elastic obtains rights to use certain software, patents, patent applications, trademarks and technical information, Nortel Networks Corporation and Nortel Networks Inc., as applicable, have agreed to terminate certain licenses granted by each of them by Elastic. In addition, under the intellectual property transfer and license agreement, Nortel Networks Corporation has agreed to expand the scope of the license granted to Elastic to permit the licensed technologies, software and technical information to be included in xDSL products. See "Information about Elastic -- Intellectual Property" for more information about the intellectual property transfer and license agreement and the patent transfer and license agreement.

     Elastic and Nortel Networks Inc. are also parties to a distribution agreement under which Elastic pays Nortel Networks Inc. a commission for the referral of certain customers to Elastic. In connection with the merger, Nortel Networks Inc. has agreed to terminate all of Elastic's remaining obligations to pay commissions to Nortel Networks Inc. for referred customers. See "Information about Elastic -- Customers" for more information about the distribution agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Elastic board to vote for approval of the merger and the recommendation of the Paradyne board to vote in favor of the issuance of Paradyne common stock in the merger and the proposed amendment to Paradyne's amended and restated certificate of incorporation, you should be aware that members of Elastic's executive management and its directors have interests in the merger that are different from, and in addition to, the interests of other Elastic stockholders.

     As a result of the merger some of the officers and directors and other employees will receive certain benefits that are different from or in addition to the interests of the Elastic stockholders. In particular, the officers and directors and other employees have received accelerated vesting of their outstanding and unexercisable stock options and may receive payments under employment and change in control agreements (upon the occurrence of certain events after the merger). In addition, Elastic directors and officers have the right to continued indemnification and insurance coverage after the merger.

     The following chart shows the stock options held by the current officers and directors of Elastic, the vesting of which was accelerated as a result of the proposed merger:

                                                                              NUMBER OF
                                                                               ELASTIC
                                                              PER SHARE   SHARES UNDERLYING
                                                              EXERCISE       OUTSTANDING
OPTION HOLDER                                                   PRICE          OPTIONS
-------------                                                 ---------   -----------------
Steven J. Benson...........................................     $9.30            30,000
                                                                $2.49            15,000
                                                                $0.18            15,000*

Charles G. Betty...........................................     $9.30            30,000
                                                                $2.49            15,000
                                                                $0.18            15,000*

Darrell E. Borne...........................................     $9.30             8,500
                                                                $3.68               700
                                                                $2.69             7,500
                                                                $2.20            15,000
                                                                $1.67            25,000
                                                                $0.90            20,000
                                                                $0.18            40,000

Kevin D. Elop..............................................     $2.07            82,316
                                                                $4.53             4,355
                                                                $2.69            26,150
                                                                $1.67            20,106
                                                                $0.18            15,000

Guy D. Gill................................................     $2.07         1,319,192
                                                                $4.53            20,000
                                                                $2.69            65,000
                                                                $1.67            50,000
                                                                $0.18           400,000

Phillip L. Griffith........................................     $2.07           258,879
                                                                $4.53            15,000
                                                                $2.69            40,000
                                                                $1.67            25,000

                                                                              NUMBER OF
                                                                               ELASTIC
                                                              PER SHARE   SHARES UNDERLYING
                                                              EXERCISE       OUTSTANDING
OPTION HOLDER                                                   PRICE          OPTIONS
-------------                                                 ---------   -----------------
                                                                $1.25            95,000
                                                                $0.18           125,000

Larry R. Hurtado...........................................     $2.07           400,530
                                                                $4.53            12,000
                                                                $2.67            20,000
                                                                $1.67            25,000
                                                                $1.25            80,000
                                                                $0.18           125,000

Thomas M. Manley...........................................     $0.18            15,000

Gerald A. Poch.............................................     $0.18            15,000

Jerome L. Rhattigan........................................     $2.07            30,000
                                                                $9.30            30,000
                                                                $2.69             5,000
                                                                $2.49            15,000
                                                                $0.18            15,000

Matthew D. Toth............................................     $9.30            20,000
                                                                $2.69            15,000
                                                                $2.63            50,000
                                                                $1.67            25,000
                                                                $0.18            40,000

---------------
* Represents vested options that have been exercised since the date of the merger agreement.

     Under the contribution agreement among Nortel Networks Corporation, Nortel Networks Inc. and Elastic, Elastic issued Nortel Networks Inc. 15,384,614 shares of its common stock and assumed all of Nortel Networks' obligations related to the Elastic group, including those described below. Nortel Networks sold 1,000,000 of those shares upon the completion of Elastic's initial public offering on October 4, 2000. Because Elastic was a division of Nortel Networks and all of its officers were employees of Nortel Networks prior to the execution of the contribution agreement, the value of the shares issued to Nortel Networks in exchange for the assets of the Elastic Networks group was not arrived at by an arm's-length negotiation between Nortel Networks and Elastic. Rather, as part of the transfer of assets, Nortel Networks determined that the value of shares to be paid for its Elastic business would be the net book value of the assets being transferred, which Elastic believes was the fair market value of the Elastic business at the time of transfer. In connection with the merger, the parties have agreed to amend the contribution agreement to extend the period during which Nortel Networks Corporation and Nortel Networks Inc. have agreed not to compete with Elastic until May 12, 2003, an extension of one year. See "Information about Elastic -- Competition" for more information about the contribution agreement and the amendment.

     Under the intellectual property transfer and license agreement between Nortel Networks Corporation and Elastic, Nortel Networks Corporation transferred to Elastic the rights to software, technical information and trademarks that Elastic uses in its business and licensed to Elastic the rights to patents, patent applications and other trademarks, software and technical information that Elastic uses in its business. In connection with the merger, the parties have agreed to amend the intellectual property transfer and license agreement to terminate certain licenses granted by Elastic to Nortel Networks Corporation and to expand the scope of the license granted to Elastic to permit the licensed technologies, software and technical information to be included in xDSL products. See "Information about Elastic -- Intellectual Property" for more information about the intellectual property transfer and license agreement.

     Under the patent transfer and license agreement between Nortel Networks Inc. and Elastic, Nortel Networks Inc. transferred to Elastic all of its rights to the patents and patent applications covering an information network apparatus and method of communicating information packets via telephone lines. In connection with the merger, the parties have agreed to amend the patent transfer and license agreement to terminate certain licenses granted by Elastic to Nortel Networks Inc. See "Information about Elastic -- Intellectual Property" for more information about the patent transfer and license agreement and the amendment.

     Elastic entered into a distribution agreement with Nortel Networks for Nortel Networks to purchase EtherLoop products from Elastic for distribution to customers which has been amended numerous times. In connection with the merger, the parties have agreed to amend the distribution agreement to terminate all of Elastic's remaining obligations to pay commissions to Nortel Networks for referred customers. See "Information about Elastic -- Customers" for more information about the distribution agreement.

     The property Elastic occupies at 6120 Windward Parkway, Alpharetta, Georgia, is subleased from Nortel Networks on the same terms as the original lease to Nortel Networks. As a sub-lessor, Nortel Networks is responsible for payments on the lease if Elastic does not pay. Elastic paid $284,862 under this lease in 2001 and expects to pay a minimum of $296,000 annually until this lease expires. Also, Nortel Networks guaranteed Elastic's lease of office equipment and fixtures currently used in another office located in Alpharetta, Georgia. Nortel Networks' guaranty was for $158,000 of the total lease amount and Nortel Networks has not been called upon to make a payment under the guaranty.

     In 1999, 2000 and 2001, Elastic utilized the executive recruitment services of HireUp, Inc. Mr. Rhattigan, a member of Elastic's board of directors, is a principal of that firm. In consideration for its services, Elastic paid HireUp $10,942 in 1999, $74,460 in 2000 and paid Mr. Rhattigan $10,000 in 2001. In addition, in exchange for services provided to Elastic in 1999 and 2001, Elastic granted Mr. Rhattigan options to purchase 30,000 shares of Elastic's common stock at an exercise price of $2.07 per share and options to purchase 5,000 shares of Elastic's common stock at an exercise price of $2.69 per share, respectively. In addition, on March 13, 2000, Elastic and Mr. Rhattigan entered into a sales consultant agreement in which Mr. Rhattigan receives commissions and other incentives for sales referred to Elastic by him. Mr. Rhattigan and Elastic have agreed to terminate this sales incentive agreement upon the completion of the merger.

     In the fourth quarter of 1999, Elastic purchased 300,000 shares of series A preferred stock of Everest Broadband Networks, Inc. for an aggregate price of $102,000. The Pequot entities, combined, own more than 10% of the voting power of Everest and more than 5% of Elastic's common stock. At the time of the investment, Pequot's board of directors' designees, Mr. Poch and one other non-employee director who resigned from the board of directors in June 2000 to become chief executive officer of Everest, were involved in the decision to invest in Everest.

     Nortel Networks Inc., Nortel Networks Limited, Pequot Private Equity Fund II, L.P. and the former holders of Elastic's series A and series B preferred stock, which were automatically converted into common stock upon the closing of Elastic's initial public offering, had both incidental, or piggyback, and demand registration rights to cause Elastic to register their shares of common stock in a public offering after this offering closes. In connection with this merger, these registration rights will terminate at the completion of the merger. However, Paradyne has agreed to grant Nortel Networks Inc. certain registration rights with respect to their shares of Paradyne's common stock following the merger in certain circumstances.

     In connection with the execution and delivery of the merger agreement, nine of Elastic's directors and executive officers and Nortel Networks Inc. entered into voting agreement with Paradyne under which, among other things, these stockholders agreed to vote all of their shares of Elastic common stock in favor of the adoption of the merger agreement. See "-- Voting Agreements."

     Nortel Networks Inc. and Pequot Private Equity Fund II, L.P. have agreed to cancel, as of the completion of the merger, each of its warrants to purchase 51,230 shares of capital stock of Elastic.

EMPLOYEE BENEFITS AND CONTRACTS

     The merger agreement requires Paradyne, for a period of 12 months following the time the merger is completed, (1) to allow Elastic officers and employees to continue in the Elastic benefit plans, (2) to provide Elastic officers and employees with employee benefits under employee benefit and welfare plans (other than benefits under stock option plans or other plan involving the potential issuance of Paradyne common stock) which when taken as a whole are substantially similar to those provided by Paradyne to its similarly situated officers and employees or (3) to provide for a combination of both.

     If Paradyne chooses to provide benefits under its own benefit plans, then, for purposes of eligibility and vesting, credit under such plans will be given for past service with Elastic. See "-- Interests of Certain Person in the Merger." Additionally, Paradyne has agreed to waive any waiting periods and restrictions on pre-existing conditions for Elastic employees to be covered by Paradyne welfare benefit plans. Paradyne has also agreed to cause any deductible made by such Elastic employees under Elastic welfare benefit plans to be credited to such employees under the Paradyne welfare benefit plans to the extent allowed by such plans.

     Paradyne has agreed to cause Elastic to honor the Elastic compensation continuation plan and the employment agreements of Guy D. Gill, Kathryn Yoest, Phil Griffith and Larry Hurtado. Additionally, Elastic has agreed to assist Paradyne in securing employment agreements or other arrangements with Elastic employees specified by Paradyne under which the Elastic employees would remain employed after the completion of the merger for a period ranging from one to six months.

RESALES OF PARADYNE COMMON STOCK

     The shares of Paradyne common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Paradyne stock issued to any person who is deemed to be an "affiliate" of either Paradyne or Elastic at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either Paradyne or Elastic and may include our respective executive officers and directors, as well as our significant stockholders. Affiliates may not sell their shares of Paradyne common stock acquired in connection with the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

     Paradyne's registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, does not cover the resale of shares of Paradyne common stock to be received by affiliates of Elastic in the merger.

VOTING AGREEMENTS

     In connection with the execution and delivery of the merger agreement, nine of Elastic's directors and executive officers and Nortel Networks, Elastic's largest stockholder, entered into voting agreements with Paradyne under which these stockholders have agreed to vote all of their shares of Elastic common stock in favor of the adoption of the merger agreement and against the approval of any transaction made in opposition to or in competition with the merger. These Elastic stockholder have also agreed not to exercise any rights of appraisal that they may have with respect to the merger. See "The Special Meetings -- Appraisal Rights" for a discussion regarding when appraisal rights apply. As of the Elastic record date, these stockholders owned shares of Elastic
common stock representing approximately      % of the total voting power of the
then-outstanding shares of Elastic common stock.

     The voting agreements executed by the Elastic stockholders prohibit, subject to limited exceptions, any stockholder from transferring or making an arrangement to transfer any shares, except to a person who agrees to be bound by the terms of the voting agreement. Each voting agreement executed by the Elastic stockholders also provides that any shares of Elastic stock that are subsequently acquired will also be subject to the voting agreement. As of the Elastic record date, the Elastic directors and executive officers party to the voting agreements hold currently exercisable options to purchase an additional
       shares or      %, based on the number of shares of Elastic common stock
then outstanding. Nortel Networks also holds a currently exercisable warrant to purchase 51,230 shares of Elastic common stock. Pursuant to the voting agreement with Paradyne, Nortel Networks has agreed to terminate the warrant when the merger is completed.

     Paradyne has also agreed under the voting agreement with Nortel Networks that if, within one year of the time the merger is completed, Paradyne grants any other Paradyne stockholder registration rights with respect to shares of Paradyne common stock, Paradyne will grant similar rights to Nortel Networks with respect to the same percentage of the shares held by Nortel Networks as the percentage of shares subject to such registration rights held by the other stockholder.

     Sean E. Belanger, Paradyne's president and chief executive officer, Patrick
M. Murphy, Paradyne's senior vice president and chief financial officer, Thomas
E. Epley, Paradyne's chairman of the board, and the Thomas E. Epley Trust, of which Mr. Epley is trustee, have each entered into voting agreements with Elastic pursuant to which they have agreed to vote all of their shares of Paradyne common stock in favor of the issuance of Paradyne shares in the merger and in favor of the adoption of the amendment of Paradyne's amended and restated certificate of incorporation. As of the Paradyne record date, these stockholders
owned shares of Paradyne common stock representing approximately      % of the
total voting power of the shares of Paradyne common stock then outstanding.

     Additionally, entities associated with Texas Pacific Group, which collectively constitute Paradyne's largest stockholder, have entered into voting agreements with Elastic. Under these voting agreements, they have agreed to vote all of their shares of Paradyne common stock in favor of the issuance of Paradyne shares in the merger and in favor of the adoption of the amendment of Paradyne's amended and restated certificate of incorporation. They have also agreed, subject to limited exceptions, not to transfer or make any arrangements to transfer any shares, except to a person who agrees to be bound by the terms of the voting agreement. Each voting agreement executed by the these Paradyne stockholders also provides that any shares of Paradyne stock that are subsequently acquired will also be subject to the voting agreement. As of the Paradyne record date, these entities owned shares of Paradyne common stock
representing approximately      % of the total voting power of the then
outstanding shares of Paradyne common stock.

     All of the voting agreements, other than the Paradyne voting agreements entered into by the entities associated with the Texas Pacific Group, terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms. The voting agreements entered into by the Texas Pacific Group entities terminate upon the earlier to occur of the completion of the Paradyne special meeting, as it may be adjourned or postponed, or the termination of the merger agreement in accordance with its terms.

     The Elastic voting agreements and the Paradyne voting agreements are included as Annexes B, C, E, F and G to this joint proxy statement-prospectus and are incorporated by reference.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     The merger will not change the present management team or board of directors of Paradyne. Information concerning the management of Paradyne is included in the documents incorporated by reference in this joint proxy statement-prospectus. Elastic will be the surviving corporation resulting from the merger and will continue to be a wholly owned subsidiary of Paradyne governed by the laws of Delaware and operate in accordance with its certificate of incorporation and the bylaws of Phoenix Merger Sub. See "Where You Can Find More Information." For additional information regarding the interests of certain persons in the merger, see "-- Interests of Certain Persons in the Merger."

           EFFECT OF THE MERGER ON THE RIGHTS OF ELASTIC STOCKHOLDERS

     Paradyne and Elastic are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Paradyne capital stock and Elastic capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of Elastic common stock will become holders of Paradyne common stock and their rights will be governed by Delaware law, the Paradyne certificate of incorporation and the Paradyne bylaws.

     This section of the joint proxy statement-prospectus describes the material differences between the rights of Paradyne stockholders and Elastic stockholders. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders.

     All Paradyne stockholders and Elastic stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of each of Paradyne and Elastic. Copies of the certificates of incorporation and bylaws of Paradyne and Elastic will be sent to Paradyne stockholders and Elastic stockholders, as applicable, upon request. See "Where You Can Find More Information."

CAPITALIZATION

     Paradyne.  The authorized capital stock of Paradyne currently consists of:

     - 60,000,000 shares of Paradyne common stock; and

     - 5,000,000 shares of Paradyne preferred stock.

     On the Paradyne record date, Paradyne had      shares of common stock and
no shares of preferred stock outstanding. Assuming an exchange ratio of      and
based on the number of shares of Elastic common stock outstanding on the Elastic
record date, Paradyne will issue      shares of Paradyne common stock when the
merger is completed. The issuance of Paradyne shares in the merger to Elastic stockholders will dilute the percentage ownership of Paradyne's existing stockholders. Paradyne has also proposed to amend its certificate of incorporation to increase the number of shares of common stock that Paradyne is authorized to issue from 60,000,000 shares to 80,000,000 shares. See "Amendment of Paradyne's Amended and Restated Certificate of Incorporation."

     Elastic.  The authorized capital stock of Elastic currently consists of:

     - 100,000,000 shares of Elastic common stock; and

     - 25,000,000 shares of Elastic preferred stock.

     On the Elastic record date, Elastic had      shares of common stock and no
shares of preferred stock outstanding.

VOTING RIGHTS

     Paradyne. Each holder of Paradyne common stock has the right to cast one vote for each share of Paradyne common stock held of record on all matters submitted to a vote of stockholders of Paradyne, including the election of directors. Holders of Paradyne common stock do not have cumulative voting rights.

     Elastic. Each holder of Elastic common stock has the right to cast one vote for each share of Elastic common stock held of record on matters submitted to a vote of stockholders of Elastic, including the election of directors. Holders of Elastic common stock do not have cumulative voting rights.

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NUMBER AND ELECTION OF DIRECTORS

     Paradyne. The board of directors of Paradyne currently has seven members. The Paradyne certificate of incorporation provides that the number of directors of Paradyne will be fixed exclusively by one or more resolutions adopted by the board of directors.

     The Paradyne board of directors is divided into three classes with one class being elected each year. Members of the Paradyne board of directors are elected to serve a term of three years, and until their successors are elected and qualified or until their death, resignation or removal.

     The Paradyne bylaws provide for directors to be elected by a plurality of the votes cast by Paradyne stockholders entitled to vote in the election of directors at a meeting at which a quorum is present except as described below.

     Elastic. The Elastic certificate of incorporation provides that the number of directors of Elastic will not be less than 2 and not more than 17, with the exact number of directors to be fixed from time to time by resolution approved by a majority of the directors or by the affirmative vote of the holders of at least a majority of all outstanding shares entitled to vote in the election of directors, voting together as a single class. The board of directors of Elastic currently has seven members.

     The Elastic board of directors is divided into three classes, as nearly equal in number as possible, with one class being elected each year. Members of the Elastic board of directors are elected to serve a term of three years, and until their successors are elected and qualified or until their resignation, removal, death or incapacity.

     The Elastic certificate of incorporation provides for directors to be elected by a plurality of the votes cast by Elastic stockholders entitled to vote in the election of directors at a meeting at which a quorum is present except as described below.

REMOVAL OF DIRECTORS AND VACANCIES ON THE BOARD OF DIRECTORS

     General. Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

     Delaware law also provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the outstanding stock of the corporation having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

     Paradyne. Paradyne's certificate of incorporation and bylaws provide that neither the board of directors nor any individual director may be removed without cause. Any individual director or directors may be removed with cause by the affirmative vote of the holders of a majority of the shares then entitled to vote in the election of directors.

     Vacancies on the board of directors of Paradyne, including vacancies resulting from an increase in the authorized number of directors or from the death, resignation or removal of a director, may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, unless the directors determine by resolution that any such vacancies shall be filled by the stockholders. Pursuant to the Paradyne certificate of incorporation and Delaware law, directors elected to fill any vacancy shall serve for the remainder of the term of directors of their class and until their successors are elected and qualified.

     Elastic. Elastic's certificate of incorporation and bylaws provide that Elastic stockholders may remove any director or the entire board of directors only for cause by the affirmative vote of a majority of all outstanding shares of Elastic common stock entitled to vote at an election of directors.

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

     Any vacancy on Elastic's board of directors that results from an increase in the number of directors or from the prior death, resignation, disqualification, retirement or removal from office of a director shall be filled by the affirmative vote of a majority of the board of directors, though less than a quorum, or by the sole remaining director, or the stockholders if the board of directors has not filled the vacancy. Directors elected to fill vacancies shall have the same remaining term as that of his or her predecessor.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     General. Under Delaware law, adoption of an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation's certificate of incorporation.

     Paradyne. Notwithstanding any provision of Delaware law which might otherwise permit a lesser vote or no vote, Paradyne's certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of the voting stock of Paradyne, voting together as a single class, in order to alter, amend or repeal any provision of the certificate of incorporation.

     Elastic. Elastic's certificate of incorporation does not impose a higher vote requirement than the requirement imposed by Delaware law to amend any provision of the certificate.

AMENDMENTS TO THE BYLAWS

     General. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board may also be delegated the power.

     Paradyne. Paradyne's certificate of incorporation authorizes the Paradyne board of directors to adopt, amend or repeal any provision of Paradyne's bylaws. Paradyne's certificate of incorporation and bylaws further provide that any provision of Paradyne's bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock of Paradyne entitled to vote.

     Elastic. Elastic's certificate of incorporation authorizes the Elastic board of directors to make, amend, repeal or otherwise alter Elastic's bylaws. Elastic's bylaws provide that they may be amended or repealed if approved by a majority of all of the members of the board of directors or by a majority of the votes cast by Elastic stockholders entitled to vote present in person or by proxy at the meeting.

ACTION BY WRITTEN CONSENT

     General. Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

     Paradyne. The Paradyne certificate of incorporation provides that no action may be taken by the stockholders by written consent.

     Elastic. The Elastic certificate of incorporation provides that no action required to be taken, or which may be taken, at an annual meeting or special meeting of the stockholders may be taken by written consent. Any and all actions may only be taken at a meeting or meetings of Elastic stockholders.

ABILITY TO CALL SPECIAL STOCKHOLDERS MEETINGS

     Paradyne. Special meetings of Paradyne stockholders may be called by Paradyne's board of directors (pursuant to a resolution adopted by a majority of the total number of authorized directors), the chairman
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

of the board, the chief executive officer or holders of the shares entitled to cast not less than 50% of the votes at the meeting.

     Elastic. Special meetings of Elastic stockholders may be called by a majority of Elastic's board of directors, the chairman of the board or holders of not less than 15% of all the shares entitled to vote on the issue proposed to be considered at the meeting if such holders sign, date and deliver a written demand for the meeting describing the purpose for which it is to be held.

NOTICE OF STOCKHOLDER ACTION

     Paradyne. Under the Paradyne bylaws, in order for a stockholder to nominate candidates for election to Paradyne's board of directors at any annual meeting of stockholders at which directors will be elected, timely written notice must be given to the Secretary of Paradyne before the annual meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholders meeting, timely written notice must be given to the Secretary of Paradyne before the annual meeting.

     Under Paradyne's bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be delivered to the Secretary of Paradyne at the principal executive offices of Paradyne no later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting. In the event that the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to the annual meeting or 10 days following the day on which public announcement of the date of the annual meeting is first made.

     Under Paradyne's bylaws, special meetings may be called by persons other than the Paradyne board of directors, provided that a written request, specifying the general nature of the business proposed to be transacted, is delivered to the chairman of the Paradyne board of directors, the chief executive officer or the Secretary of Paradyne. In the case of a special meeting involving board elections, notice of a stockholder nomination must be delivered to the Secretary of Paradyne at the principal executive offices of Paradyne not earlier than 120 days prior to the special meeting and not later than the later of 90 days prior to such meeting or 10 days following the day on which public announcement is first made of the date of the special meeting.

     A stockholder's notice to Paradyne as to an annual meeting and special meeting must set forth the stockholder's name and address as they appear in Paradyne's records, the class and number of shares of Paradyne common stock which are beneficially owned by the stockholder and whether the stockholder intends to deliver a proxy statement and form of proxy to holders of Paradyne common stock entitled to vote on the matter.

     Notices relating to stockholders proposals must also include a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business before the meeting and any material interest in such business of such stockholder.

     Notices relating to stockholder nominations to the board of directors must also include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder, including such person's written consent to being named as a nominee in the proxy statement and to serving as a director if elected.

     The chairman of the stockholders meeting has the power and duty to determine whether the nomination or proposal was made by the stockholder in accordance with the advance notice procedures set forth in Paradyne's bylaws and Delaware law. If the presiding officer determines that the nomination or proposal is not in compliance, the presiding officer may declare that the defective proposal or nomination will not be presented for stockholder action and will be disregarded.

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

     Elastic. Under the Elastic certificate of incorporation, in order for a stockholder to nominate persons for election to the board of directors at an annual meeting or special meeting of stockholders, the stockholder must provide written notice, either by personal delivery or by the United States mail, postage prepaid, to the Secretary of Elastic. In the case of an annual meeting, the stockholder must provide notice 90 days in advance of the annual meeting and with respect to any election for directors to be held at a special meeting of the stockholders of Elastic, the stockholder must provide written notice to the Secretary of Elastic no later than 7 days following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth:

     - name and address of the stockholder of record who intends to make the nomination and of the person or persons to be nominated;

     - representation that the stockholder is a holder of record of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

     - description of all arrangements or understandings between the stockholder and each nominee pursuant to which the nomination is to be made by the stockholder;

     - such other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominees were to be nominated by the board of directors;

     - consent of each nominee to serve as a director of Elastic if so elected.

     The chairman of the stockholders meeting may refuse to acknowledge the nomination of any person not made in compliance with the advance notice procedures set forth in Elastic's certificate of incorporation.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     General. Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

     - a breach of the duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

     - any transaction from which the director derived an improper personal benefit.

     Paradyne. The Paradyne certificate of incorporation provides that the liability of the directors of Paradyne for monetary damages shall be eliminated to the fullest extent permitted under Delaware law.

     Elastic. The Elastic certificate of incorporation provides that the directors of Elastic shall be protected from personal liability to the fullest extent permitted under Delaware law. The Elastic certificate of incorporation also provides that a director under no circumstances shall have any personal liability to Elastic or its stockholders for monetary damages for breach of fiduciary duty as a director, except for those specific breaches and acts and omissions expressly provided for under Delaware law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     General. Under Delaware law, a corporation generally may indemnify directors and officers:

     - for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

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

     - with respect to any criminal proceeding, if the directors and officers had no reasonable cause to believe that their conduct was unlawful.

     In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

     Paradyne. The Paradyne bylaws provide for indemnification of each director of Paradyne to the fullest extent permitted by Delaware law. The Paradyne bylaws further provide that Paradyne may modify the extent of its indemnification by individual contracts with its directors. The indemnification rights conferred by Paradyne are not exclusive of any other right which persons seeking indemnification may be entitled under any statute, Paradyne's certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. Paradyne's bylaws permit, but do not require, Paradyne to indemnify its employees, including its officers, and other agents as set forth under Delaware law. Paradyne is authorized, upon approval by the board of directors, to purchase and maintain insurance on behalf of any person or persons required or permitted to be indemnified.

     In addition, Paradyne may pay expenses incurred by any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, because that person is or was a director, or is or was serving at the request of Paradyne as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, in advance of the final disposition of the proceeding. The payment of expenses will be made only if Paradyne receives an undertaking by or on behalf of a director to repay all amounts advanced if it is ultimately determined that the director is not entitled to be indemnified by Paradyne, as authorized by Paradyne's certificate of incorporation and bylaws. Paradyne shall not advance the expenses of any person if a determination is made by the majority of disinterested directors that there is clear and convincing evidence that the person acted in bad faith and in a manner that the person did not believe to be in the best interests of Paradyne.

     Elastic. The Elastic certificate of incorporation provides for indemnification of each director and officer of Elastic to the fullest extent permitted by Delaware law. In addition, the Elastic bylaws provide that the expenses incurred in the defense of or other involvement in any proceeding in advance of its final disposition will be advanced by Elastic, provided that if and to the extent Delaware law requires it, the indemnified director or officer agrees to repay all amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.

     The rights of indemnification and advance payment of expenses conferred by Elastic are not exclusive of any other rights which persons seeking indemnification and advance payment of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     The rights of indemnification and advance payment of expenses provided to Elastic directors and officers continue as to a person who has ceased to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person. The Elastic bylaws provide Elastic with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Elastic, or is or was serving at the request of Elastic as a director, officer, employee, partner or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against that person or incurred by that person in any such capacity, whether Elastic would have the power to indemnify against liability under Delaware law.

     The Elastic bylaws further provide that the board of directors, subject to the limitations of Delaware law, may grant indemnification to any individual to the extent and in the matter as the board of directors in its sole discretion may from time to time determine.

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STATE ANTI-TAKEOVER STATUTES

     General. Under the business combination statute of Delaware law, a corporation is prohibited, for a three year period following the time a stockholder becomes an interested stockholder, from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation's voting stock, unless:

     - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon completion of the transaction which resulted in the stockholder becoming an interested stockholder; or

     - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least
       66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

     A business combination generally includes:

     - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

     - specified transactions resulting in the issuance or transfer to an interested stockholder of any capital

     - stock of the corporation or its subsidiaries; and

     - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

     The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

     Paradyne. Because Paradyne has not adopted any provision in its certificate of incorporation to "opt-out" of the Delaware business combination statute, the statute is applicable to business combinations involving Paradyne.

     Elastic. Because Elastic has not adopted any provision in its certificate of incorporation to "opt-out" of the Delaware business combination statute, the statute is applicable to business combinations involving Elastic.

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                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Paradyne common stock is traded on the Nasdaq National Market under the symbol "PDYN." Elastic common stock is traded on the Nasdaq National Market under the symbol "ELAS." The following table sets forth, for the indicated periods, the high and low sale prices for the Paradyne and Elastic common stock as reported by the Nasdaq National Market. Neither Paradyne nor Elastic has paid any cash dividends on their common stock during the periods indicated. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                   PARADYNE              ELASTIC
                                              ------------------    ------------------
                                               HIGH        LOW       HIGH        LOW
                                              -------    -------    -------    -------
                                                        (DOLLARS PER SHARE)
2000
  First Quarter.............................  53.0000    25.5000        N/A        N/A
  Second Quarter............................  36.0625    17.2500        N/A        N/A
  Third Quarter.............................  43.2500     5.1250    15.8750    13.9375
  Fourth Quarter............................   6.1250     1.5000    13.9375     2.2500
     Total..................................

2001
  First Quarter.............................   3.6562     1.3750     6.4375     0.8438
  Second Quarter............................   2.4000     1.0000     3.0400     0.9375
  Third Quarter.............................   3.0200     0.9700     1.8500     0.5000
  Fourth Quarter............................   4.2600     1.1000     1.1300     0.3900

2002
  First Quarter (through January 15,
     2002)..................................   6.2500     3.9200     1.2000     0.7500

     On December 27, 2001, the date immediately prior to public announcement of the merger, the last sale price of Paradyne common stock as reported on the Nasdaq National Market was $3.77 per share and the last sale price of Elastic common stock as reported on the Nasdaq National Market was $0.60 per share. On
January   , 2002, the last practicable date prior to mailing this joint proxy statement-prospectus, the last sale price of Paradyne common stock as reported
on the Nasdaq National Market was $          per share and the last sale price
of Elastic common stock as reported on the Nasdaq National Market was
$          per share.

     Neither Paradyne nor Elastic has ever declared or paid any cash dividends. Paradyne intends to retain all future earnings for use in the operation and expansion of the business and, therefore, does not anticipate declaring or paying cash dividends in the foreseeable future. The payment of future cash dividends will be at the sole discretion of Paradyne's board of directors and will depend upon Paradyne's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the board of directors. The payment of cash dividends is also limited by certain covenants within Paradyne's line of credit facility with Foothill Capital Corporation.

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                           INFORMATION ABOUT PARADYNE

     Paradyne is a leading developer, manufacturer and distributor of broadband network access products for network service providers, commonly referred to as NSPs, and business customers. Paradyne operates in a single business segment. It offers solutions that enable high-speed connectivity over the existing telephone network infrastructure and provide for cost-effective access speeds of up to 45 megabits per second, or Mbps. NSPs use Paradyne's broadband products to enable high-speed connections from the central office to the customer premise. Moreover, Paradyne's broadband products enable NSPs to more efficiently provide network access services by allowing a high level of management, monitoring and control over network access equipment and circuits. Business customers use Paradyne's broadband products for high-speed connection of voice and data communications to connect their employees to corporate wide area networks and to the Internet using both public and private services provided by NSPs. Paradyne's products are designed for easy installation by NSPs and end users, significantly reducing the need for installation by an onsite service technician, thereby reducing costs for network access. Paradyne believes that demand for high-speed, broadband transmission will continue to increase as more business and residential users find narrowband access technologies inadequate to meet their high-bandwidth requirements. Paradyne strives to meet that demand in the broadband access market by focusing its products on next generation digital subscriber line, or DSL, service level management, and other broadband access products.

     Paradyne is a Delaware corporation located at 8545 126th Avenue North, Largo, Florida 33773, and its telephone number at that address is
(727) 530-2000. See "Where You Can Find More Information."

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                           INFORMATION ABOUT ELASTIC

OVERVIEW

     Elastic designs, develops and markets high-speed, broadband communications products which enable service providers to deliver easy to deploy and cost-effective broadband access solutions to their customers over the existing copper telephone wire infrastructure. Elastic designs products based on its patented and patent pending EtherLoop technology to deliver a next generation access solution. EtherLoop's advantages overcome many of the deployment, performance, cost and quality of service limitations of conventional DSL technologies.

     Elastic was formed in January 1997 as a division of Nortel Networks, and through mid-1999, its operating activities related primarily to developing its EtherLoop technology and complementary software, building and testing prototype products, building its technical support infrastructure, staffing its sales and marketing organization and establishing relationships with its customers. In mid-1999, Elastic commenced shipment of its commercial products and has continued making investments to grow its business.

     Elastic follows a revenue diversification strategy consisting of focusing on the carrier, multi-tenant unit and international markets. Elastic targets its sales efforts to various categories of service providers operating in the market for high-speed access, both in the United States and internationally. To date, customer installations have ranged from in-building applications, including hotels, apartment buildings and university campuses, to service providers' central office locations used to reach both business and residential users. In addition to its direct selling efforts, Elastic has distribution arrangements in place with companies such as Nortel Networks that allows it to expand its market presence. Elastic has operations in the United States, Canada and Asia. For a discussion regarding financial information about geographic areas in which Elastic operates, please see note 13 to Elastic's audited financial statements and note 4 to Elastic's unaudited financial statements included elsewhere in this joint proxy statement-prospectus.

     Sales of Elastic's Internet protocol DSLAMs, servers and broadband modems accounted, in the aggregate, for approximately 97% and 99% of total revenues for the years ended December 31, 2000 and 1999, respectively, and 90% and 81% of total revenues for the nine months ended September 30, 2001 and 2000, respectively. Elastic operates through a single business segment. For information regarding Elastic's total assets, please see Elastic's financial statements beginning on page F-1 of this joint proxy statement-prospectus.

     Stock-based compensation reflected in Elastic's operating expenses includes the amortization of stock compensation charges resulting from the grant of stock options to employees with exercise or sales prices which may be deemed for accounting purposes to be below the fair market value of Elastic's common stock on the date of grant and compensation expense associated with the grant of stock options to non-employees. Deferred compensation amounts are amortized over the vesting periods of the applicable options, which are generally four years. The compensation expense associated with options granted to non-employees is recorded at the time services are provided.

     In fulfillment of compensation arrangements between Nortel Networks and some of Elastic's employees relating to their prior employment with Nortel Networks, Nortel Networks agreed to pay these employees, if they were still working for Elastic at the time of payment, an aggregate of approximately $13.3 million in cash. On October 21, 2000, the employees received a payment from Nortel Networks of $8.9 million. Nortel Networks made an additional payment of approximately $4.4 million on November 2, 2001. In connection with these arrangements, Elastic recorded compensation expense for the nine months ended September 30, 2001 of $3.3 million. Elastic recorded capital contributions from Nortel Networks in equivalent amounts.

MANUFACTURING AND RAW MATERIALS

     Elastic currently outsources its manufacturing and supply chain management operations to Sanmina Corporation and Solectron Corporation. Both Sanmina and Solectron conduct manufacturing, engineering, quality assurance, program management and product repairs. For this reason, a significant portion of
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Elastic's cost of revenues consists of payments to contract manufacturers. If
Elastic were to cease its relationship with either Sanmina or Solectron, Elastic may be responsible for purchasing some of its raw material inventory used to manufacture Elastic's products.

     Although Elastic generally uses standard parts and components for its products, such products contain several key components that are purchased from single source suppliers: line driver chips from Texas Instruments Incorporated, power supplies from Astec America Inc. and system processor chips from Motorola, Inc.

RESEARCH AND DEVELOPMENT

     Elastic continually reviews and evaluates technological changes affecting the telecommunications market and invests in research and development to address those changes. Elastic is committed to an ongoing program of new product development that combines internal development efforts and licensing arrangements for new products and technologies from other sources.

     Elastic has focused its recent research and development expenditures on four areas: application specific integrated circuit chip development for increased bandwidth of its EtherLoop technology of 10 Mbps and above, advanced Internet protocol switching techniques, high-speed access connectivity devices and enhanced communications software.

     Research and development expenses were $12.2 million, $7.5 million and $8.2 million in the years ended December 31, 2000, 1999 and 1998, respectively, and $9.5 million for the nine months ended September 30, 2001.

CUSTOMERS

     Elastic targets its sales efforts to various categories of service providers operating in the market for high-speed access, both in the United States and internationally. To date, customer installations have ranged from in-building applications, including hotels, apartment buildings and university campuses, to service providers' central office locations used to reach both business and residential users.

     In 2000, sales to Keval On-Line Technology, Ltd. and Nortel Networks represented 28.7% of Elastic's revenues. For the nine months ended September 30, 2001, sales to Goldfield Telecom, LLC and Nortel Networks represented 79% of Elastic's revenues. Sales to Keval accounted for 16.8% of Elastic's revenues and sales to Nortel Networks accounted for 11.9% of Elastic's revenues during 2000. Furthermore, sales to Goldfield accounted for 11.1% of Elastic's revenues and sales to Nortel Networks accounted for 67.9% of Elastic's revenues during the nine months ended September 30, 2001.

     Effective September 1, 1998, Elastic entered into a distribution agreement with Nortel Networks whereby Nortel Networks agreed to purchase EtherLoop products from Elastic for distribution by Nortel Networks to customers. Under the original distribution agreement, Elastic paid a commission on some sales generated under the agreement. In connection with the original distribution agreement, Nortel Networks provided significant equipment financing arrangements for the purchase of Elastic's products by two of Elastic's customers, Darwin Networks, Inc. and CAIS Internet, Inc. For the fiscal year ended December 31, 2000, Elastic estimates that Nortel Networks provided financing guarantees for Darwin for $3.6 million of purchases and direct financing to CAIS for $1.0 million of purchases of Elastic's products. These financing arrangements are no longer available to Elastic. On September 27, 2000, Elastic and Nortel Networks entered into modification number 1 to the original distribution agreement. Pursuant to modification number 1, Nortel Networks and Elastic agreed that Nortel Networks would qualify, pursuant to mutually agreed upon criteria, and refer to Elastic for its consideration, potential candidates for the purchase of Elastic's products. If a potential customer was accepted by Elastic, Elastic would provide purchase price quotes for the applicable products. To the extent the customer submitted a qualifying purchase order based on such quote, Elastic was responsible for certain elements of the transaction,

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including shipment, product configuration, pricing, warranty and technical support. With respect to each customer opportunity that Nortel Networks and Elastic were able to qualify and close, Elastic would pay Nortel Networks, upon shipment of the applicable products, a fee consisting of 7.5% of the final quoted contract price of the products. In a letter agreement dated September 14, 2001, Nortel Networks agreed to terminate some of Elastic's obligations regarding the payment of commissions or fees for referrals under the modified distributions agreement, and in connection with the merger, Nortel Networks has agreed to terminate all remaining commissions and fees on referrals under the modified distribution agreement.

COMPETITION

     Elastic operates in the highly competitive telecommunications access industry. Elastic believes that competition may increase substantially with the introduction of new technologies, deployment of new broadband communications networks and potential changes in the regulatory environment which may create new opportunities for established and emerging companies. Elastic's current and prospective competitors include many large companies that have substantially greater operating histories, market presence, financial, technical, marketing and other resources than Elastic. Elastic currently competes directly or indirectly with various providers of telecommunications technology, including Alcatel USA, Inc., Cisco Systems, Inc., Copper Mountain Networks, Inc., Lucent Technologies Inc., Nokia Corporation, Paradyne and Tut Systems, Inc.

     In addition, digital subscriber line technology competes with alternative access technologies, such as integrated services digital network, or ISDN, T-l digital transmission technology, fiber optics and cable and wireless solutions. Each of these technologies utilizes alternative transmission methods, and each has advantages over, and disadvantages to, digital subscriber line technology. Depending on the technology platform, the advantages can include higher speed transmission, a more extensive network, a broader base of existing customers and easier installation. There are many providers of such alternative technologies including AT&T Corp. and AOL Time Warner Inc., each of which has made significant investments in technology and assets for broadband cable Internet access.

     However, each of these alternative technologies also has disadvantages to digital subscriber line technology, such as shared bandwidth, which results in security issues, and decreasing transmission speeds and service reliability. These disadvantages, in turn, may result in higher installation and deployment costs. However, as these alternative technologies continue to develop, grow and become more efficient, each will exert increasing competitive pressure on Elastic, which could slow Elastic's growth and reduce its market share, revenues and profits.

     The rapid technological developments within the telecommunications industry have resulted in frequent changes in Elastic's competitors. The principal competitive factors in Elastic's market include:

     - system reliability and performance;

     - key product features, such as bandwidth and distance;

     - ease of installation and use;

     - standards compliance;

     - technical support and customer service; and

     - price.

     On May 12, 1999, Elastic began doing business as a separate company as a result of a contribution agreement among Nortel Networks Inc., Nortel Networks Corporation and Elastic in which Nortel Networks Corporation and Nortel Networks Inc. transferred assets to Elastic. Under the contribution agreement, both Nortel Networks Corporation and Nortel Networks Inc. agreed not to compete with Elastic during the period commencing on May 12, 1999 and ending on May 12, 2002, with respect to the design, research, development, manufacture and/or sale of products or devices that communicate or involve communicating by EtherLoop technology. In an amendment to the contribution agreement

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executed in connection with the merger, Nortel Networks Corporation and Nortel
Networks Inc. have agreed to extend the duration of their agreement not to compete with Elastic until May 12, 2003.

INTELLECTUAL PROPERTY

     Elastic relies on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions to establish and protect its technology and proprietary rights. Elastic requires employees and consultants and, when possible, suppliers and distributors, to sign confidentiality agreements. However, Elastic cannot assure you that its process and controls will be sufficient to prevent misappropriation of Elastic's technology and proprietary rights and information, or that Elastic's competitors will not independently develop technologies that are substantially equivalent or superior to Elastic's. In addition, the laws of many foreign countries do not protect Elastic's intellectual property to the same extent as the laws of the United States. From time to time, Elastic may desire or be required to renew or obtain licenses from other parties in order to further develop and market commercially viable products. There can be no assurance that any necessary licenses will be available upon acceptable terms.

     Patents and technology licenses. Under a patent transfer and license agreement between Elastic and Nortel Networks Inc., Nortel Networks transferred to Elastic all of its rights in U.S. patent number 5,912,895, titled "Information Network Access Apparatus and Methods for Communicating Information Packets via Telephone Lines," which generally relates to the communication of Ethernet data frames between modems by using a technology that transmits data in small packets sent in intervals instead of as a continuous signal, and a technology for avoiding signal interference within the transmission line. This patent issued on June 15, 1999 and expires on May 1, 2016. Australia has also granted Elastic a patent on this technology and Elastic has applied for patents in Canada, Japan and the European Community. Elastic's rights to this patent are subject to certain licenses that Nortel Networks, as the original owner, granted to other parties prior to May 12, 1999. Although Elastic originally granted back to Nortel Networks a license to practice the patented technology and a license to all improvements to this patented technology that Elastic may make or acquire, Nortel Networks has agreed to terminate this license in connection with the merger.

     Elastic also owns U.S. patent number 6,327,264, titled "Information Network Access Apparatus and Methods for Communicating Information Packets via Telephone Lines," which generally covers the communication of Ethernet data frames between modems by using a technology that transmits data in small packets sent in intervals instead of as a continuous signal, and a technology for avoiding signal interference within the transmission line. This patent is a continuation of U.S. Patent number 5,912,895 and issued on December 4, 2001 and expires on May 1, 2016. Elastic has also filed additional patent applications that relate to some of the same general technology described above and the next generation of that technology. To protect its development of the next generation of the technology generally described above, Elastic filed a provisional patent application on February 13, 2001, titled "System and Method for Improved Data Transmission Speed by Fixing the Lower Corner Frequency Above Voice Band in a Symmetric DSL Transmission System."

     Elastic also utilizes technology in its business that it acquired ownership or the rights to use under an intellectual property transfer and license agreement between Nortel Networks Corporation and Elastic. Under this agreement, Nortel Networks transferred to Elastic the rights to software, technical information and trademarks that Elastic uses in its business. Also, Nortel Networks licensed to Elastic the rights to patents, patent applications and other trademarks, software and technical information that Elastic uses in its business. Some of the rights granted to Elastic under this agreement included exclusive licenses from Nortel Networks to one patent pending technology and one patented technology and non-exclusive licenses to three patent pending technologies and two other patented technologies, all of which Elastic uses in its business. In return for these license grants, Elastic granted Nortel Networks a royalty-free, non-exclusive, perpetual, worldwide license, with a limited right to grant sublicenses, to the licensed technologies, patent applications, technical information and trademarks, and to the transferred software, trademarks and technical information. The license granted back to Nortel Networks also includes a license to any improvements that Elastic may acquire or make to the transferred and licensed technologies, software and
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technical information. Elastic also granted Nortel Networks a license to any patents that are licensed to, or owned, acquired or issued pursuant to applications filed by, Elastic during any period that Nortel Networks owned more than 50% of Elastic's voting securities. In connection with the merger, Nortel Networks has agreed to terminate all the licenses granted back to Nortel Networks under this agreement, except for the licenses granted back with respect to the transferred software and to any improvements that Elastic acquired or made to the licensed technologies, software and technical information which were actually delivered to Nortel Networks by Elastic pursuant to the terms of the agreement. These licenses granted back to Nortel Networks are subject to its obligation not to compete with Elastic with respect to EtherLoop-based products prior to May 12, 2003. All of Elastic's rights to the intellectual property licensed, including the exclusive licenses, and transferred to Elastic by Nortel Networks under this agreement are subject to a group of cross-license agreements executed between Nortel Networks and other telecommunications companies prior to May 12, 1999. The exclusivity provisions of the exclusive licenses granted to Elastic by Nortel Networks expire after May 12, 2004, after which time Elastic's licenses become non-exclusive. All of the patent licenses expire on the dates the patents expire, unless the patents earlier terminate, or upon termination of the license arrangements. The license arrangements may be terminated by either party upon a material breach, or by Nortel Networks if Elastic becomes insolvent or bankrupt.

     Also in connection with the merger, Nortel Networks has agreed to broaden the scope of the licenses granted to Elastic under the intellectual property transfer and license agreement so that Elastic can include the licensed technologies, software and technical information in xDSL based products.

     Trademarks. Elastic has a United States trademark registration on the mark Elastic Networks, Interproxy, the Elastic logo, the YesWare logo and ELMo. Internationally, Elastic has a trademark registration on the mark Etherloop in Hong Kong, Korea, China and Europe; the mark Elastic Networks in Korea, Canada and Europe; the mark Interproxy in Hong Kong, Europe and China; the mark Elastic in Korea, Canada, China and Europe; the Elastic logo in Canada, Korea, Europe, Hong Kong and China; the mark YesWare in Europe, Hong Kong and China; the YesWare logo in Europe and Korea; the mark Elmo in Hong Kong; the mark Spectrum Manager in Hong Kong and China; and the mark Spectrum Manager Pro in Europe. Elastic also claims common law protection for all its marks, including, but not limited to, Elastic Networks, Elastic, EtherLoop, the Elastic logo, ELMo, Elite, Spectrum Manager, YesWare, Storm System, BitStorm, MicroBurst, eSled, StormPort, StormTracker, the YesWare logo, Interproxy, No Boundaries and Speed Up America, which are all the sole property of Elastic. Elastic also has trademark applications for some of these marks pending in Canada, China, Europe, Hong Kong, Korea and the United States, but Elastic cannot guarantee that these applications will mature into registrations, that it will meet all the requirements to obtain a registration, or that it will pursue the applications through the registration.

EMPLOYEES

     As of January 4, 2002, Elastic employed approximately 97 full time employees. None of Elastic's employees is represented by a labor union. Elastic has no collective bargaining agreements and Elastic believes its relations with its employees are good.

PROPERTIES

     Elastic is headquartered in facilities consisting of approximately 25,000 square feet in Alpharetta, Georgia which it occupies under a lease that expires in November 2003. In addition to serving as Elastic's corporate headquarters and training base, this facility serves as a hub for Elastic's operations and warehousing functions. Elastic leases a 15,000 square foot facility in Alpharetta, Georgia, which serves as its principal engineering and product development facility. The current lease for this facility expires in July 2003. Elastic leases a 14,000 square foot facility in Hong Kong, China with a lease term expiring in September 2003. Approximately one-half of this facility is used for sales and marketing purposes in connection with Elastic's Asian operations. Elastic also leases a 14,000 square foot facility in Alpharetta, Georgia, which is currently unoccupied. The lease for this facility expires in August 2002, with an option
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to renew for a nine-month term ending May 2003. All of Elastic's leased facilities are in good condition and all unoccupied space is suitable for subleases through the end of the lease term obligations. Elastic owns no real property and is not currently seeking additional facilities for purchase or lease.

LEGAL PROCEEDINGS

     Elastic is not currently a party to any material legal proceedings.

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                ELASTIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This management's discussion and analysis of financial condition and results of operations should be read in conjunction with Elastic's audited and unaudited financial statements and the related notes appearing elsewhere in this joint proxy statement-prospectus.

OVERVIEW

     Elastic designs, develops and markets high-speed, broadband communications products which enable service providers to deliver easy to deploy and cost-effective broadband access solutions to their customers over the existing copper telephone wire infrastructure. Elastic designs products based on its patented and patent pending EtherLoop technology to deliver a next generation access solution. EtherLoop's advantages overcome many of the deployment, performance, cost and quality of service limitations of conventional DSL technologies.

     Elastic was formed in January 1997 as a division of Nortel Networks, and through mid-1999, its operating activities related primarily to developing its EtherLoop technology and complementary software, building and testing prototype products, building its technical support infrastructure, staffing its sales and marketing organization and establishing relationships with its customers. In mid-1999, Elastic commenced shipment of its commercial products and has continued making investments to grow its business.

     The following discussion contains forward-looking statements by Elastic's management concerning Elastic on a stand-alone basis. However, these statements are not meant to convey the anticipated effects of the proposed merger or the strategies or results of operations of the combined company or of Elastic as a subsidiary of Paradyne.

     Elastic's 2001 revenues were generated principally from sales of its DSLAMs, which are known as BitStorm DSLAMs and which connect broadband modem signals with the Internet, its StormPort broadband modem, and to a lesser extent, its complementary software. Elastic's 2000 and 1999 revenues were generated principally from the sales of its first generation DSLAMs, which are known as ELMo DSLAMs and which connect broadband modem signals to the Internet, its Elite broadband modem and, to a lesser extent, its complementary software. Sales of the Elastic's Internet protocol DSLAMs, servers and broadband modems accounted in the aggregate, for approximately 90% and 81% of total revenues for the nine months ended September 30, 2001 and 2000, respectively, and approximately 97% and 99% of the total revenues for the years ended December 31, 2000 and 1999, respectively. Elastic began limited shipment of its first release DSLAM, the ELMo 8, in the second quarter of 1999. Elastic began shipping the ELMo 120 in the third quarter of 1999. In the fourth quarter of 2000, Elastic introduced the Storm System family of broadband access equipment to serve its carrier and in-building/multi-tenant unit, or MTU, markets both domestically and internationally. Elastic's revenues from the Storm System family of products were primarily from the sales of its BitStorm 1900 Internet protocol DSLAM and to a lesser extent, from the sales of the Microburst Remote Internet protocol DSLAM. Elastic expects to continue to invest in product enhancements and new product development in order to increase bandwidth and functionality and decrease costs. Additionally, Elastic plans to pursue both an original equipment manufacturer, or OEM, licensing strategy for its broadband modems and a technology licensing strategy for its software and patented EtherLoop technology. These licensing strategies are primarily intended to accelerate its market penetration and to increase its gross margin.

     Elastic follows a revenue diversification strategy consisting of focusing on the carrier, multi-tenant unit, or MTU, and international markets. Elastic targets its sales efforts to various categories of service providers operating in the market for high-speed access, both in the United States and internationally. To date, customer installations have ranged from in-building applications, including hotels, apartment buildings and university campuses, to service providers' central office locations used to reach both business and residential users.

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     As part of its ongoing goal to achieve and increase profitability, Elastic closed its Toronto, Canada office in July 2001. The Hong Kong, China office, opened in the fourth quarter of 2000, remains a viable part of Elastic's international operations and the Canadian customers are serviced from the United States location. To date, Elastic's international sales have been denominated in U.S. dollars and, accordingly, it has not been materially exposed to fluctuations in non-U.S. currency exchange rates. In the future, a portion of its international sales may be denominated in currencies other than U.S. dollars, which would expose Elastic to gains and losses upon exchange rate fluctuations. For a discussion on financial information about geographic areas in which Elastic operates, see note 13 to Elastic's audited financial statements and note 4 to Elastic's unaudited financial statements included elsewhere in this joint proxy statement-prospectus.

     Elastic's gross margin is affected by many factors including competitive pricing pressures, fluctuations in manufacturing volumes, costs of components and sub-assemblies, and the mix of products or system configurations sold. Additionally, Elastic's gross margin may fluctuate due to changes in the mix of distribution channels. Elastic's negative gross margin for the nine months ended September 30, 2001 was primarily the result of the charges related to excess inventory on hand and on order due to market demands requiring an accelerated migration to the 10 Mbps platform and due to customer order cancellations and deferrals after the September 11 terrorist attacks in the United States in the third quarter of 2001 and charges related to excess inventory on hand and on order in the first quarter of 2001. Elastic's gross margins are expected to improve in the future as Elastic lowers the cost of its existing products, continues to sell its Storm System family of products and increases its licensing and chipset sale revenues. Elastic gross margin was positive during fiscal year 2000. In 2000, gross margin on sales of its DSLAMs has been higher than the gross margin on sales of its broadband modems. Elastic's negative gross margin in 1999 was due primarily to the sales of its first generation ELMo 8 access equipment below cost.

     Elastic currently outsources its manufacturing and supply chain management operations to Sanmina Corporation and Solectron Corporation. Both Sanmina and Solectron conduct manufacturing engineering, quality assurance, program management and product repairs. For this reason, a significant portion of Elastic's cost of revenues consists of payments to contract manufacturers. If Elastic ceases its relationship with either Sanmina or Solectron, it may be responsible for purchasing some of their raw material inventory used to manufacture its products.

     Elastic sells its products through a direct sales force and selected distributors to domestic and international telecommunications and in-building services providers. Sales and marketing expenses consist of employee salaries, commissions, non-cash stock compensation, travel and related expenses for personnel engaged in marketing, sales and sales support functions. These expenses also include trade show and promotional expenses.

     Research and development expenses primarily consist of salaries and related personnel expenses, non-cash stock compensation, contractor and consultant fees, and prototype expenses related to the design, development, testing and enhancement of its products. Elastic expenses all research and development expenses as incurred. Elastic believes continued investment in research and development is critical to attaining its strategic sales and cost-reduction objectives.

     General and administrative expenses consist primarily of salaries and related expenses for executive, finance, human resources and administrative personnel, non-cash stock compensation, facilities, information systems and other general corporate expenses.

     As of January 4, 2002, Elastic employed 97 employees, which reflects a decrease of 92 employees from December 31, 2000 primarily as a result of the restructuring of its employee base in March 2001 and July 2001.

     Stock-based compensation reflected in Elastic's operating expenses includes the amortization of stock compensation charges resulting from the grant of stock options to employees with exercise or sales prices which may be deemed for accounting purposes to be below the fair market value of Elastic's common

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stock on the date of grant and compensation expense associated with the grant of stock options to non-employees. Deferred compensation amounts are amortized over the vesting periods of the applicable options, which are generally four years. The compensation expense associated with options granted to non-employees is recorded at the time services are provided.

     In fulfillment of compensation arrangements between Nortel Networks and some of Elastic's employees relating to their prior employment with Nortel Networks, Nortel Networks agreed to pay these employees, if they were still working for Elastic at the time of payment, an aggregate of approximately $13.3 million in cash. On October 21, 2000, the employees received a payment from Nortel Networks of $8.9 million. Nortel Networks made an additional payment of approximately $4.4 million on November 2, 2001. In connection with these arrangements, Elastic recorded compensation expense for the nine months ended September 30, 2001 of $3.3 million. Elastic recorded capital contributions from Nortel Networks in equivalent amounts.

RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of total revenues, certain operating data for the periods indicated:

                                                                                  NINE MONTHS
                                                                                     ENDED
                                                    YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                    ------------------------     --------------
                                                    2000     1999      1998      2001      2000
                                                    ----     ----     ------     -----     ----
Total revenues....................................  100%      100%       100%     100%     100%
Cost of revenues..................................   90       174        921       87       93
  Charges related to excess inventory on hand and
     on order and restructuring charges...........   --        --         --      123       --
                                                    ---      ----     ------     ----      ---
       Gross profit (loss)........................   10       (74)      (821)    (110)       7
Operating expenses:(1)
  Sales and marketing.............................   38        63      1,473       51       39
  Research and development........................   31        91      3,515       49       33
  General and administrative......................   39        26        727       64       18
                                                    ---      ----     ------     ----      ---
     Total operating expenses.....................  108       180      5,715      164       90
                                                    ---      ----     ------     ----      ---
       Operating loss.............................  (98)     (254)    (6,536)    (274)     (83)
Other income (expense), net(2)....................    1         2         --        8       (3)
                                                    ---      ----     ------     ----      ---
Net loss..........................................  (97)%    (252)%   (6,536)%   (266)%    (86)%
                                                    ===      ====     ======     ====      ===

---------------

(1) Includes non-cash stock based compensation expenses in 2001, 2000 and 1999; includes restructuring charges and additional accruals for uncollectible accounts in 2001.

(2) Includes non-cash stock based financing expenses in 2000.

  NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

     Total Revenues. During the first nine months of 2001, Elastic generated revenues of $19.5 million, a decrease of 25% from the prior year's same period amount of $25.9 million. The decrease was primarily due to continued weakening economic conditions that have affected overall capital spending in the telecommunications industry. The hospitality market was negatively impacted by the terrorist attacks, which occurred on September 11, 2001, resulting in lower revenues due to orders and product shipments being rescheduled or cancelled during the last weeks of the third quarter of 2001. During the nine months ended September 30, 2001 and 2000, Elastic generated revenues from international sales of $2.2 million and $4.4 million, respectively.

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     Gross Profit (Loss).  Elastic's gross profit decreased from a profit of
$1.7 million for the nine months ended September 30, 2000 to a loss of $21.5 million for the same period of 2001. The decline in the year-to-date gross profit, in absolute dollars and as a percentage of revenues, was primarily the result of the charges related to excess inventory on hand and on order in the amounts of $12.1 million taken during the third quarter of 2001 and $11.9 million taken during the first quarter of 2001.

     Sales and Marketing. For the nine-month periods ended September 30, sales and marketing expenses decreased from $10.1 million in 2000 to $9.9 million in 2001. This decrease in sales and marketing expenses was the result of Elastic's cost restructuring efforts offset by investments in international operations. Non-cash stock compensation expense related to sales and marketing was $0.02 million and $0.1 million for the nine-month periods of 2000 and 2001, respectively.

     Research and Development. The increase in research and development expenses from $8.4 million for the nine-month period ended September 30, 2000 to $9.5 million for the same period in 2001 was primarily a result of an increase in prototype costs and depreciation expense related to lab equipment associated with ongoing technological development incurred during 2001. Non-cash stock compensation expense related to research and development was $0.7 million and $0.1 million for the nine-month periods of 2000 and 2001, respectively.

     General and Administrative. For the nine-month periods ended September 30, 2000 and 2001, general and administrative expenses increased from $4.7 million to $12.5 million, respectively. This increase was primarily the result of a write-off of an uncollectible note receivable for $2.1 million in the first quarter of 2001 and non-cash stock compensation expense of $3.3 million arising from payouts from Nortel Networks related to compensation arrangements with certain of Elastic's key executives. The remaining increases resulted from increased personnel related costs and increased expenditures on facilities, legal, accounting, information systems and consulting fees.

     Other Income (Expense), Net. Other income (expense), net increased from $0.9 million for the nine-month period ended September 30, 2000 to $1.6 million in the same period for 2001, resulting primarily from an increase in interest income.

  YEARS ENDED DECEMBER 31, 2000 AND 1999

     Total Revenues. Revenues increased from $8.2 million in the year ended December 31, 1999 to $40.2 million in the same period for 2000. This increase was primarily due to the successful transition from development of its products to commencement of commercial operations and a significant increase in the sales of its ELMo 120 access equipment, which Elastic introduced in the third quarter of 1999. For the years ended 2000 and 1999, Elastic generated revenues from international sales of $10.8 million and $0.9 million, respectively.

     Gross Profit (Loss). Gross profit (loss) improved from a loss of $6.1 million in the year ended December 31, 1999 to a profit of $3.9 million in the same period for 2000. The improvement in gross profit (loss), in absolute dollars and as a percentage of revenues, was primarily the result of sales of its ELMo 120 and declines in component costs. In 2000, Elastic's primary DSLAM offering used its first generation chipset, which includes a larger number of discrete components, and was at the top of the chipset evolution cost curve. Elastic made the decision to sacrifice its early gross margins in this manner in order to get its innovative technology to market as quickly as possible. Elastic introduced its second-generation chipset in the fourth quarter of 2000.

     Sales and Marketing. Sales and marketing expenses increased from $5.2 million in the year ended December 31, 1999 to $15.3 million in the same period for 2000. This increase was primarily a result of increases in staffing for marketing, account management, customer support and direct sales, as well as increases in sales commissions. The increase in sales and marketing expenses was also the result of Elastic's increased investment in international operations. Additionally, non-cash stock compensation expense increased from $25,000 for the year ended December 31, 1999 to $0.9 million in the same period

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

for 2000. Sales and marketing expenses as a percentage of revenues decreased significantly as a result of the increase in its revenues.

     Research and Development. Research and development expenses increased from $7.5 million in the year ended December 31, 1999 to $12.2 million in the same period for 2000. This increase was primarily a result of an increase in personnel related costs. Additionally, non-cash stock compensation expense increased from $76,000 for the year ended December 31, 1999 to $1.3 million in the same period for 2000. Research and development expenses as a percentage of revenues decreased significantly as a result of the increase in its revenues.

     General and Administrative. General and administrative expenses increased from $2.2 million for the year ended December 31, 1999 to $15.6 million in the same period for 2000. This increase was primarily a result of an increase in personnel related costs and increased expenditures on facilities, legal, accounting, information systems, and consulting fees. Additionally, non-cash stock compensation expense increased from $10,000 for the year ended December 31, 1999 to $10.2 million in the same period for 2000. The non-cash stock compensation expense for the year ended December 31, 2000 included $10.0 million of payouts from Nortel Networks related to compensation arrangements with key executives (see note 16 of the notes to Elastic's audited financial statements included elsewhere in this joint proxy statement-prospectus). Excluding the 2000 Nortel Networks non-stock compensation expense, general and administrative expenses as a percentage of revenues decreased to 14% for the year ended December 31, 2000 from 26% in the same period for 1999 as a result of the increase in its revenues.

     Other Income (Expense), Net. Other income (expense), net increased from $0.2 million in the year ended December 31, 1999 to $0.3 million in the same period for 2000, resulting primarily from an increase in interest income, partially offset by royalty payments to Nortel Networks and non-cash stock based financing expense. Elastic's royalty obligations to Nortel Networks terminated upon the closing of its initial public offering on October 4, 2000. The non-cash stock based financing expense initially occurred in August 2000, when Elastic issued secured promissory notes with principal amounts of up to $5.0 million each to Nortel Networks and another of its ten-percent or greater stockholders. In connection with this financing, Elastic issued warrants to these stockholders to purchase 102,460 shares of its common stock. These warrants, which were fully vested when granted, were valued at approximately $0.7 million and were amortized to interest expense over the expected life of the notes. The notes were paid in full on October 5, 2000.

  YEARS ENDED DECEMBER 31, 1999 AND 1998

     Total Revenues. Revenues increased from approximately $0.2 million in the year ended December 31, 1998 to $8.2 million in the year ended December 31, 1999. This increase was primarily due to the successful transition from development of Elastic's products to commencement of commercial operations and a significant increase in the sales of its ELMo 8 and ELMo 120 access equipment, which was introduced in mid 1999. Elastic generated revenues from international sales of $0 for the year ended December 31, 1998 and $0.9 million for the year ended December 31, 1999.

     Gross Profit (Loss). Gross profit (loss) declined from a loss of $1.9 million in the year ended December 31, 1998 to a loss of $6.1 million in the year ended December 31, 1999. The increase in gross loss was primarily the result of Elastic's selling products at prices that were less than its costs during each year, together with increases in sales of its products. Additionally, significant manufacturing support costs were incurred in the fourth quarter of 1999 while the products were undergoing continued redesign aimed at cost reduction. The majority of these costs were non-recurring in nature, and were incurred as Elastic moved from manufacturing prototype products to manufacturing and selling commercial products.

     Sales and Marketing. Sales and marketing expenses increased from $3.4 million in the year ended December 31, 1998 to $5.2 million in the year ended December 31, 1999. This increase was primarily a result of increases in staffing for marketing, account management, customer support and direct sales, as well as increases in sales commissions. The majority of the increase in sales and marketing expenses

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

occurred in the fourth quarter of 1999 in support of the ELMo 120 launch and the expansion of Elastic's international business.

     Research and Development. Research and development expenses decreased from $8.2 million in the year ended December 31, 1998 to $7.5 million in the year ended December 31, 1999. This decrease in Elastic's research and development expenses was primarily a result of a reduction in contract development costs and the replacement of contractors with full time employees.

     General and Administrative. General and administrative expenses increased from $1.7 million in the year ended December 31, 1998 to $2.2 million in the year ended December 31, 1999. This increase was primarily a result of an increase in personnel related costs and increased expenditures on legal, accounting, information systems and consulting fees. The increase in Elastic's general and administrative staffing was required to support the growth in its operations, commercial activities and customer base.

     Other Income (Expense), Net. Other income (expense), net increased from $0 in 1998 to $0.2 million in 1999, resulting primarily from an increase in interest income partially offset by an increase of royalties paid to Nortel Networks. Elastic's royalty obligations to Nortel Networks terminated upon the closing of its initial public offering on October 4, 2000.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to May 1999, Elastic operated as a division of Nortel Networks and Nortel Networks funded all operating deficits and capital expenditures. Since it became a separate company on May 12, 1999, Elastic has financed its operations and capital expenditures through the sale of equity and debt securities and leases for capital equipment. On May 12, 1999, Elastic sold shares of its Series A preferred stock for $12.6 million, comprised of $10.6 million in cash and $2.0 million in notes that have since been paid. On February 14, 2000, Elastic sold shares of its Series B preferred stock for $20.9 million.

     On August 4, 2000, Elastic borrowed $4.0 million under two secured promissory notes issued to two of its stockholders. On September 15, 2000, Elastic borrowed an additional $1.0 million under each of these notes, for a total of $6.0 million. Each note was for an aggregate principal amount of up to $5.0 million, was secured by all of Elastic's assets, bore interest at a rate of 6.0% per year and matured on the earlier to occur of the closing of its initial public offering or February 1, 2001. Elastic also issued warrants to these stockholders to purchase an aggregate of 102,460 shares of its common stock, which had not been exercised as of December 31, 2001. These warrants were valued at approximately $0.7 million and were amortized to interest expense over the expected life of the notes. All borrowings under the notes were repaid in full on October 5, 2000, including interest, and additional new borrowings under these notes are no longer available to Elastic.

     On October 4, 2000, Elastic completed its initial public offering for the sale of 6.8 million shares of its common stock at a price to the public of $13.00 per share, which resulted in proceeds of $80.3 million to Elastic, net of aggregate expenses. Upon the closing of the initial public offering, all shares of Elastic's Series A and B redeemable convertible participating preferred stock were converted into an aggregate of 9.1 million shares of common stock. At September 30, 2001, Elastic had cash and cash equivalents, short-term investments and restricted cash of $32.3 million.

     Cash used in operating activities was $39.6 million for the nine months ended September 30, 2001 and $22.7 million for the same period of 2000. The increase in cash used for operating activities was primarily due to increases in inventories and accounts payable and to fund net losses. This increase was partially offset by $27.7 million of non-cash charges related to excess inventory on hand and on order, the write-off of a note receivable, and restructuring charges, and a decrease of $6.1 million in accounts receivable.

     Cash provided by investing activities was $8.3 million for the nine months ended September 30, 2001 and cash used in investing activities was $0.3 million for the same period of 2000. The increase in cash provided by investing activities was primarily due to the sale of $20.4 million of short-term investments due to interest earnings potential in cash investments exceeding the short-term earnings rate during the
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

nine months ended September 30, 2001. The increase was partially offset by the utilization of $1.9 million for capital expenditures and $10.2 million for the purchase of short-term investments during the nine months ended September 30, 2001.

     Cash provided by financing activities was $0.2 million for the nine months ended September 30, 2001 and $28.8 million for the same period of 2000. The decrease in cash provided by financing activities was primarily due to $20.9 million in cash received during the quarter ended March 31, 2000 in connection with the issuance of Series B redeemable convertible participating preferred stock.

     Cash used in operating activities was $16.4 million for the year ended December 31, 1999 and $37.2 million for the same period of 2000. The increase in cash used for operating activities was primarily due to increases in net losses, accounts receivable and inventories as a result of the growth in demand for Elastic's products. This increase was partially offset by increases in accounts payable and other accruals.

     Cash used in investing activities was $2.4 million for the year ended December 31, 1999 and $21.5 million for the same period of 2000. The increase in cash used for investing activities was primarily due to the net purchase of $18.6 million in short-term investments and a $2.9 million increase in capital expenditures in 2000.

     Cash provided by financing activities was $22.7 million for the year ended December 31, 1999 and $103.0 million for the same period of 2000. The increase in cash provided by financing activities was primarily due to the proceeds from Elastic's initial public offering of $80.3 million, net of aggregate expenses, and issuance of its Series B preferred stock for $20.9 million.

     Cash used in operating activities was $11.9 million for the period ended December 31, 1998 and $16.4 million for the period ended December 31, 1999. The increase in cash used for operating activities for the year ended December 31, 1999 compared to the year ended December 31, 1998 was primarily due to increases in net losses, accounts receivable and inventories as a result of the introduction of and growth in demand for Elastic's products. This increase was partially offset by increases in accounts payable and other accruals.

     Cash used in investing activities was $1.3 million for the period ended December 31, 1998 and $2.4 million for the period ended December 31, 1999. The increase in cash used for investing activities for the year ended December 31, 1999 compared to the prior year was primarily due to the net purchase of $1.8 million in short-term investments partially offset by a reduction in capital expenditures.

     Cash provided by financing activities was $13.2 million for the period ended December 31, 1998 and $22.7 million for the period ended December 31, 1999. For the year ended December 31, 1998, cash was provided by Nortel Networks to fund Elastic's operations during periods of operating losses and capital expenditures. The increase in cash provided by financing activities for the year ended December 31, 1999 compared to the year ended December 31, 1998 was primarily due to the issuance of its series A preferred stock for $10.6 million in cash and $11.9 million in cash provided by Nortel Networks prior to May 12, 1999 in support of Elastic's operating losses and assets purchases.

     Elastic's future capital requirements will depend upon many factors, including sales of its products, the management of volume purchase commitments with contract manufacturers, and the timing of research and product development efforts. Elastic expects to continue to expend amounts on property and equipment related to the facility infrastructure, computer equipment, and for its research and development laboratory and test equipment to support on-going research and development operations. At September 30, 2001, Elastic had no material commitments other than obligations under its operating and capital leases and product manufacturing and purchase agreements. There are potential additional exposures from existing contract manufacturer commitments and inventory obsolescence. Elastic believes its cash and cash equivalents, restricted cash and short-term investments will be sufficient to satisfy its cash requirements for at least the next twelve months. Elastic intends to invest its cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities.

     Elastic believes the effects of inflation have not had a significant impact on its results of operations.

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

SELECTED QUARTERLY FINANCIAL DATA

                                                                    QUARTER
                                                  --------------------------------------------
                                                   FIRST       SECOND      THIRD       FOURTH
                                                  --------    --------    --------    --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
2001 (UNAUDITED)
  Total revenues................................  $  5,643    $  8,000    $  5,825       *
  Gross profit (loss)...........................   (11,740)      1,193     (10,947)      *
  Net loss......................................   (23,720)     (7,849)    (20,205)      *
  Basic and diluted net loss per common share...     (0.76)      (0.25)      (0.64)      *
  Dividends paid................................        --          --          --       *

2000
  Total revenues................................  $  6,189    $  8,504    $ 11,204    $ 14,255
  Gross profit (loss)...........................       133         429       1,142       2,202
  Net loss......................................    (5,672)     (7,587)     (9,092)    (16,515)
  Basic and diluted net loss per common share...     (0.35)      (0.46)      (0.55)      (0.54)
  Dividends paid................................        --          --          --          --

1999
  Total revenues................................  $    344    $  2,256    $  1,164    $  4,451
  Gross profit (loss)...........................      (459)     (2,450)       (680)     (2,486)
  Net loss......................................    (3,386)     (5,374)     (4,043)     (7,928)
  Basic and diluted net loss per common share...     (0.20)      (0.33)      (0.25)      (0.48)
  Dividends paid................................        --          --          --          --

---------------

* Not yet available.

RECENT ACCOUNTING PRONOUNCEMENTS

     In October 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of and the accounting and reporting provisions of Accounting Principals Board, or APB, Opinion No. 30, Reporting the Results of
Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the disposal of a segment of a business. SFAS No. 144 retains many of the fundamental provisions of SFAS No. 121, but resolves certain implementation issues associated with that Statement. SFAS No. 144 became effective for Elastic beginning January 1, 2002. Elastic is in the process of evaluating the effects of this new statement.

     In July 2001, the FASB issued SFAS No. 141, Business Combinations. This statement supersedes APB Opinion No. 16, Business Combinations and SFAS No. 38, Accounting for Reacquisition Contingencies of Purchased Enterprises. It revises the standards for accounting treatment for business combinations by requiring the use of purchase accounting and prohibiting the use of the pooling-of-interests method for all business combinations initiated after June 30, 2001. Elastic has not entered into any business combinations that would be subject to this statement. Accordingly, the adoption of SFAS No. 141 did not have any impact on the financial reporting and related disclosures of Elastic.

     In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement supersedes APB Opinion No. 17, Accounting for Intangible Assets. It revises the standards for accounting for goodwill and other intangible assets by not allowing amortization of goodwill and establishing accounting for impairment of goodwill and other intangible assets. In addition, the standard includes provisions for reclassification of certain existing recognized intangibles such as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 is required to be applied starting with fiscal years beginning after December 15, 2001. Elastic has not entered into any business combinations and has no goodwill or intangible assets that would be subject to this statement. Accordingly, the adoption of SFAS No. 142 should not have any impact on the financial reporting and related disclosures of Elastic.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the entity's rights or obligations under the applicable derivative contract. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, which deferred the effective date of SFAS No. 133 until fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. Elastic, to date, has not engaged in derivative or hedging activities, and accordingly the adoption of SFAS No. 133 on January 1, 2001 did not have any impact on the balance sheet of Elastic.

      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT ELASTIC'S MARKET RISK

     Under Elastic's current policies, it does not use interest rate derivatives, foreign currency exchange rate derivatives, commodity prices derivatives, equity derivatives, or any other derivatives, for trading or any other purposes. As of September 30, 2001, no debt instruments of Elastic were outstanding, and its investments in financial instruments were limited to investing its excess cash in various investment-grade commercial paper, money market accounts, and debt instruments of the U.S. Treasury, government agencies, and corporations with strong credit ratings, generally with original maturity dates from dates of purchase of three months or less. Elastic's investments in such financial instruments are exposed to financial market risk due to fluctuations in interest rates and foreign currency exchange rates.

     At September 30, 2001, the fair market value of Elastic's investments in those of such financial instruments that were exposed to financial market risk due to fluctuations in foreign currency exchange rates was not material. At September 30, 2001, the fair market value of Elastic's investments in those of such financial instruments that were exposed to financial market risk due to fluctuations in interest rates totaled, in the aggregate, $32.3 million. However, due to the short-term nature of its investment portfolio, Elastic does not expect that a sudden change in market interest rates would materially affect the future earnings, fair values or cash flows of these interest-sensitive financial instruments. For example, a hypothetical 100 basis point adverse move in interest rates, which represents Elastic's expectation for a reasonably possible near-term change in such rates, would result in an annual reduction in interest income and cash flow of approximately $323,000, which Elastic considers to be immaterial.

     A significant portion of Elastic's revenues is derived from sales shipped internationally. Currently, all of Elastic's sales shipped internationally are denominated in U.S. dollars. If the value of the U.S. dollar increases relative to a particular foreign currency, Elastic's products could become relatively more expensive, which could result in a reduction in its sales in a particular country.

               BENEFICIAL OWNERSHIP OF ELASTIC VOTING SECURITIES

     The following table sets forth information concerning (1) those persons known by Elastic's management to beneficially own more than 5% of Elastic's outstanding common stock, (2) Elastic's directors, (3) Elastic's named executive officers for 2001 and (4) all of Elastic's directors and executive officers as a group. Except as otherwise indicated in the footnotes below, such information is provided as of December 31, 2001. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned.

     Except as noted, the business address of the named beneficial owner is c/o Elastic Networks Inc., 6120 Windward Parkway, Suite 100, Alpharetta, Georgia 30005.

                                                             AMOUNT AND NATURE       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNERS                     OF BENEFICIAL OWNERSHIP    OF CLASS
-------------------------------------                     -----------------------    --------
Guy D. Gill(1)..........................................         1,860,213              5.6%
Phillip L. Griffith(2)..................................           571,838              1.8
Darrell E. Borne(3).....................................           117,700             *
Larry R. Hurtado(4).....................................           642,257              2.0
Matthew D. Toth(5)......................................           150,400             *
Steven J. Benson(6).....................................            60,000             *
Charles G. Betty(7).....................................            60,000             *
Kevin D. Elop(8)........................................           147,927             *
Jerome L. Rhattigan(9)..................................            95,000             *
Thomas M. Manley(10)....................................            15,000             *
Gerald A. Poch(11)......................................         4,724,113             15.0
Thomas J. Gallo(12).....................................           146,732             *
Nortel Networks Inc.(13)................................        14,435,845             45.7
Pequot Capital Management, Inc.(14).....................         4,709,113             14.9
All directors and executive officers as a group (11
  persons)(15)..........................................         8,444,448             21.1

---------------

  * Represents beneficial ownership of less than 1% of Elastic's outstanding common stock.

 (1) Consists of 6,021 shares of Elastic common stock owned by Mr. Gill and 1,854,192 shares of Elastic common stock subject to options exercisable within 60 days of December 31, 2001.

 (2) Consists of 12,959 shares of Elastic common stock owned by Mr. Griffith and 558,879 shares of Elastic common stock subject to options exercisable within 60 days of December 31, 2001.

 (3) Consists of 1,000 shares of Elastic common stock owned by Mr. Borne and 116,700 shares of Elastic common stock subject to options exercisable within 60 days of December 31, 2001.

 (4) Consists of 642,257 shares of Elastic common stock subject to options exercisable within 60 days of December 31, 2001.

 (5) Consists of 400 shares of Elastic common stock owned by Mr. Toth and 150,000 shares Elastic common stock subject to options exercisable within 60 days of December 31, 2001.

 (6) Consists of 15,000 shares of Elastic common stock owned by Mr. Benson and 45,000 shares of Elastic common stock subject to options exercisable within 60 days of December 31, 2001.

 (7) Consists of 15,000 shares of Elastic common stock owned by Mr. Betty and 45,000 shares of Elastic common stock subject to options exercisable within 60 days of December 31, 2001.

 (8) Consists of 147,927 shares of Elastic common stock subject to options exercisable within 60 days of December 31, 2001.

 (9) Consists of 95,000 shares of Elastic common stock subject to options exercisable within 60 days of December 31, 2001.

(10) Consists of 15,000 shares of Elastic common stock subject to options exercisable within 60 days of December 31, 2001. Mr. Manley was formerly an officer of a division of Nortel Networks Inc., and thus could have been deemed to beneficially own such shares. Mr. Manley is no longer associated with Nortel Networks Inc. and disclaims any such beneficial ownership.

(11) Includes the 4,657,883 shares owned and 51,230 shares issuable pursuant to a warrant owned by Pequot Capital Management, Inc. of which Mr. Poch is a managing director. Mr. Poch therefore may be deemed to beneficially own such shares, but he disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. See footnote 14 below regarding beneficial ownership of such shares by the related Pequot entities. Also includes 15,000 shares of Elastic common stock subject to options owned by Mr. Poch exercisable within 60 days of December 31, 2001.

(12) Consists of 6,886 shares of Elastic common stock owned by Mr. Gallo and 139,846 shares of Elastic common stock subject to options exercisable within 60 days of December 31, 2001. In November 2001, Mr. Gallo terminated his employment with Elastic.

(13) Consists of 14,384,615 shares of Elastic common stock owned by Nortel Networks Inc. and 51,230 shares of Elastic common stock issuable upon exercise of a warrant owned by Nortel Networks Inc., which warrant will terminate without being exercised in connection with the merger. Nortel Networks Inc.'s business address is 2350 Lakeside Blvd., Mail Stop 07/J01/A30, Richardson, Texas 75082.

(14) Consists of 3,305,247 shares of Elastic common stock held by Pequot Private Equity Fund, L.P., 418,482 shares of Elastic common stock held by Pequot Offshore Private Equity Fund, Inc., 934,154 shares of Elastic common stock held by Pequot Venture Partners, L.P. and 51,230 shares of Elastic common stock held by Pequot Private Equity Fund II, L.P., issuable upon exercise of a warrant. The warrant will terminate without being exercised in connection with the merger. The Pequot entities are managed by Pequot Capital Management, Inc. which has voting and dispositive power over all shares of Elastic common stock held by the Pequot entities. See footnote 11 above regarding beneficial ownership of such shares by Mr. Poch, the managing director of Pequot Capital Management. Pequot Capital Management, Inc.'s address is 500 Nyala Farm Road, Westport, Connecticut 06880.

(15) Excludes 4,709,113 shares and warrants to purchase Elastic common stock owned of record by the Pequot entities but attributable for beneficial ownership purposes to Mr. Poch. See footnotes 11 and 14 above.

                     DESCRIPTION OF PARADYNE CAPITAL STOCK

     The following discussion is a summary and does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of Paradyne's amended and restated certificate of incorporation and amended and restated bylaws, as amended as of the date of this joint proxy statement-prospectus. Paradyne stockholders are urged to read the amended and restated certificate of incorporation and amended and restated bylaws for a more complete description of these provisions and other information that may be important to you. See also "Effect of the Merger on the Rights of Elastic Stockholders."

GENERAL

     The authorized capital stock of Paradyne consists of 60,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock $.001 par value. There were 33,335,520 shares of Paradyne common stock outstanding as of January 14, 2002, held of record by approximately 256 stockholders, and there are no outstanding shares of preferred stock.

COMMON STOCK

     The holders of Paradyne common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable. The transfer agent and registrar for Paradyne's common stock is Wells Fargo Shareowner Services.

     As discussed elsewhere in this joint proxy statement-prospectus, Paradyne is proposing to amend its amended and restated certificate of incorporation to increase the number of shares of common stock that Paradyne is authorized to issue from 60,000,000 shares to 80,000,000 shares. The change, which will be reflected in an amendment to the amended and restated certificate of incorporation if the proposal is approved, is summarized under the heading "Amendment of Paradyne's Amended and Restated Certificate of Incorporation."

PREFERRED STOCK

     Under Paradyne's amended and restated certificate of incorporation, the board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock could also have the effect of delaying, deterring or preventing a change in control of Paradyne. Paradyne has no present plans to issue any shares of preferred stock.

                        AMENDMENT OF PARADYNE'S AMENDED
                   AND RESTATED CERTIFICATE OF INCORPORATION

GENERAL

     The Paradyne board of directors has approved a proposal to amend Paradyne's amended and restated certificate of incorporation. The adoption of this amendment by the required vote of Paradyne's stockholders is a condition to closing of the merger. If the merger is not approved by Elastic's stockholders or does not close for some other reason, Paradyne will not file the proposed amendment to the amended and restated certificate of incorporation, and Paradyne's current amended and restated certificate of incorporation will continue to be applicable.

CHANGE IN CAPITALIZATION

     The board of directors' proposal amends the certificate of incorporation to increase the number of authorized shares of common stock. The Paradyne amended and restated certificate of incorporation currently authorizes the issuance of a total of 65,000,000 shares of capital stock, 60,000,000 of which are designated as common stock and 5,000,000 of which are designated as preferred stock. Of the authorized shares of common stock, 33,335,520 shares were outstanding as of January 14, 2002, and a further 17,239,681 shares were reserved for issuance as of January 14, 2002 pursuant to Paradyne's stock option and incentive plans (including outstanding stock option and incentive awards). In addition, in June and July 2002, additional shares under two of Paradyne's stock incentive plans will be reserved for issuance pursuant to the automatic adjustment, or "evergreen," provisions of those plans. Under Paradyne's Amended and Restated Equity Incentive Plan, additional shares will be reserved in an amount equal to the lesser of 5% of the total number of shares outstanding on June 1st, or 4.5 million shares. Under Paradyne's 1999 Employee Stock Purchase Plan, as amended, additional shares will be reserved in an amount equal to the lesser of 3% of the total number of outstanding shares on July 15th or 1 million shares.

     If the merger was completed on           , 2002, the date of this joint
proxy statement-prospectus, the average closing price of Paradyne common stock
would be $          . Assuming that no adjustment was made to the exchange ratio based on Elastic's net adjusted working capital prior to the merger, the
exchange ratio would be           . If the maximum number of shares of Elastic
common stock that could be outstanding prior to the merger were outstanding when
the merger is completed, Paradyne would be required to issue           shares of
Paradyne common stock in the merger. If, however, the average closing price of Paradyne common stock used to calculate the exchange ratio was less than $2.73, then the exchange ratio (assuming no working capital adjustment) would be 0.2692 and the maximum number of shares of Paradyne common stock issuable in the merger would be 10,718,526 (assuming the exercise of all outstanding Elastic stock options). Positive adjustments in the closing net adjusted working capital would cause this number to increase.

     As a result, Paradyne may not have a sufficient number of shares of authorized common stock to issue to Elastic stockholders in the merger. Therefore, if this proposal is approved, the proposed amendment to the certificate of incorporation will be filed and the authorized capital stock of Paradyne will be increased to 85,000,000 shares of capital stock, 80,000,000 of which will be designated as common stock and 5,000,000 of which will be designated as preferred stock. The additional shares of Paradyne common stock would have rights identical to the currently outstanding share of Paradyne common stock. The preferred stock may be issued by the Paradyne board of directors in one or more series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as the board of directors may determine. See "Description of Paradyne Capital Stock."

     Additional shares of Paradyne capital stock authorized pursuant to the amendment to the certificate of incorporation and not issued in the merger or otherwise reserved could be issued at the discretion of the Paradyne board of directors without further action by Paradyne stockholders, except as required by applicable law, regulation or rule, in connection with:

     - future acquisitions,
     - stock splits,
     - stock dividends,
     - equity financings,
     - employee benefit plans and
     - other corporate purposes.

     The issuance of shares of Paradyne capital stock, including the additional shares, may, in certain situations, dilute the present equity ownership position of current Paradyne stockholders. Although this proposal to increase the number of authorized shares of capital stock has been prompted by business and financial considerations, and not by the threat of any attempt to accumulate shares and gain control of Paradyne, stockholders nevertheless should be aware that the additional shares of Paradyne capital stock that would become available for issuance if this proposal is adopted could also be used by Paradyne to oppose a hostile takeover attempt or delay or prevent changes of control in Paradyne or changes in or removal of management of Paradyne.

     For example, without further stockholder approval, the Paradyne board of directors could sell shares of capital stock in a private transaction to purchasers who oppose a takeover or favor the current board and management. Such issuances may prevent transactions that are favored by the majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over the market price or benefit in some other manner. As part of Paradyne's ongoing corporate development activities, Paradyne considers acquisition opportunities on a regular basis. In this regard, it is possible that Paradyne may identify and act on opportunities that would commit Paradyne to issue additional shares of Paradyne capital stock. Paradyne cannot offer assurance, however, that suitable potential transactions will be identified or that any transaction will be completed. In that context, as of the date of this joint proxy statement-prospectus, Paradyne has no specific plans or commitments that would involve the issuance of the additional shares, other than pursuant to the merger agreement and Paradyne's various stock incentive plans.

RECOMMENDATION OF THE BOARD; VOTE REQUIRED FOR APPROVAL

     The Paradyne board of directors has determined that the proposed amendment to Paradyne's amended and restated certificate of incorporation is advisable and in the best interests of Paradyne and its stockholders. See "The
Merger -- Recommendation of the Paradyne Board and Reasons for the Merger." ACCORDINGLY, THE PARADYNE BOARD OF DIRECTORS RECOMMENDS THAT PARADYNE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE AMENDMENT TO PARADYNE'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

     The proposal to adopt the amendment of Paradyne's amended and restated certificate of incorporation requires the approval of the holders of at least 66 2/3% of the shares of Paradyne common stock outstanding on the record date.

     The form of the proposed amendment to Paradyne's amended and restated certificate of incorporation is attached to this joint proxy statement-prospectus as Annex J.

                                 OTHER MATTERS

     As of the date of this joint proxy statement-prospectus, neither Paradyne's nor Elastic's board of directors knows of any matters that will be presented for consideration at the special meetings other than as described in this joint proxy statement-prospectus. However, if any other matters properly come before the special meetings or any adjournments or postponements of the special meetings and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxies as to any such matters, including a proposal to adjourn the special meetings in order to permit further solicitation of proxies. No proxy holder, however, will vote any proxies voted against approval of any of the proposals described in this joint proxy statement-prospectus in favor of a proposal to adjourn the Paradyne or Elastic special meeting to solicit additional proxies.

                             STOCKHOLDER PROPOSALS

     Whether or not the merger is completed as expected, Paradyne will hold an annual stockholders' meeting in 2002. Elastic will only hold an annual stockholders' meeting in 2002 if the merger is not completed.

     Paradyne 2002 Annual Meeting. Under SEC rules, the January 1, 2002 deadline for including proposals of stockholders in Paradyne's proxy statement and form of proxy for the 2002 annual meeting has passed.

     If a stockholder wishes to present a proposal at Paradyne's 2002 annual meeting, and the proposal is not intended to be included in Paradyne's proxy statement relating to that meeting, the stockholder must deliver written notice of the proposal to Paradyne not less than 90 days nor more than 120 days before the first anniversary of Paradyne's 2001 annual meeting. Assuming that Paradyne's 2002 annual meeting is held on schedule, Paradyne must receive this notice no earlier than February 13, 2002 and no later than March 15, 2002. If a stockholder gives notice of a proposal after this deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. The requirements for submitting such proposals are set forth in Paradyne's bylaws.

     All director nominations and other proposals of stockholders with regard to the 2002 annual meeting should be submitted by certified mail, return receipt requested, to Paradyne Networks, Inc., 8545 126th Avenue North, Largo, Florida 33773, Attention: Patrick M. Murphy, Senior Vice President, Chief Financial Officer, Treasurer and Secretary.

     Elastic 2002 Annual Meeting. Under SEC rules, the November 23, 2001 deadline for including proposals of stockholders in Elastic's proxy statement and form of proxy for the 2002 annual meeting has passed.

     If Elastic holds a 2002 annual meeting and a stockholder wishes to present a proposal at that meeting, and the proposal is not intended to be included in Elastic's proxy statement relating to that meeting, the stockholder must deliver written notice of the proposal to Elastic by February 6, 2002. If a stockholder gives notice of a proposal after this deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. The requirements for submitting such proposals are set forth in Elastic's bylaws.

     All director nominations and other proposals of stockholders with regard to Elastic's 2002 annual meeting should be submitted by certified mail, return receipt requested, to Elastic Networks Inc., 6120 Windward Parkway, Suite 100, Alpharetta, Georgia 30005, Attention: Secretary.

                                    EXPERTS

     The consolidated financial statements incorporated in this joint proxy statement-prospectus by reference to the Annual Report on Form 10-K of Paradyne Networks, Inc. for the year ended December 31, 2000 and the audited financial statements of Control Resources Corporation included on page 5 of Paradyne Networks, Inc.'s Current Report on Form 8-K/A dated June 28, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Elastic Networks Inc. as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000 included in this joint proxy statement-prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    OPINIONS

     The legality of the shares of Paradyne common stock to be issued in the merger will be passed upon by Alston & Bird LLP, Atlanta, Georgia.

     Certain tax consequences of the transaction will be passed upon for Paradyne by Alston & Bird LLP, Atlanta, Georgia, and for Elastic by Hunton & Williams, Atlanta, Georgia.

                      WHERE YOU CAN FIND MORE INFORMATION

     Paradyne and Elastic file annual, quarterly and current reports, proxy and information statements, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the SEC at Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also inspect reports, proxy and information statements, and other information about Paradyne and Elastic at the offices of the Nasdaq National Market, 20 Broad Street, New York, New York 10005.

     Paradyne filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933, as amended, relating to the Paradyne common stock offered to the Elastic stockholders. The registration statement contains additional information about Paradyne, Elastic and the Paradyne common stock. The SEC allows Paradyne to omit certain information included in the registration statement from this joint proxy statement-prospectus. The registration statement may be inspected and copied at the SEC's public reference facilities described above.

     This joint proxy statement-prospectus incorporates important business and financial information about Paradyne that is not included in or delivered with this joint proxy statement-prospectus. The following documents filed with the SEC by Paradyne are incorporated by reference in this joint proxy statement-prospectus (SEC File No. 000-26485):

     (1) Paradyne's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     (2) Paradyne's Quarterly Reports on Form 10-Q for the three months ended March 31, 2001, June 30, 2001 and September 30, 2001;

     (3) Paradyne's Current Report on Form 8-K dated December 31, 2001, as amended by Paradyne's Current Report on Form 8-K/A dated January 8, 2002;

     (4) Paradyne's Current Report on Form 8-K dated May 1, 2000, as amended by Paradyne's Current Report on Form 8-K/A dated June 28, 2000;

     (5) Paradyne's Current Report on Form 8-K dated January 16, 2002; and

     (6) The description of Paradyne common stock contained in Paradyne's registration statement on Form 8-A filed with the SEC on June 24, 1999, including any amendments or reports filed for the purpose of updating Paradyne's common stock description.

     Paradyne also incorporates by reference additional documents filed by Paradyne pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement-prospectus and prior to final adjournment of the special meetings. Any statement contained in this joint proxy statement-prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement-prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

     You may obtain copies of the information incorporated by reference in this joint proxy statement-prospectus upon written or oral request. The inside front cover of this joint proxy statement-prospectus contains information about how such requests should be made. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY
          , 2002 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

     All information contained in this joint proxy statement-prospectus or incorporated herein by reference with respect to Paradyne was supplied by Paradyne, and all information contained in this joint proxy statement-prospectus with respect to Elastic was supplied by Elastic.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined balance sheet as of September 30, 2001 was prepared assuming the proposed merger was completed at September 30, 2001. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 were derived assuming the merger was completed on January 1, 2000. These pro forma financial statements give effect to the acquisition by Paradyne of Elastic in a transaction to be accounted for as a purchase. The unaudited pro forma condensed combined financial information is based on the historical condensed financial statements of Paradyne and Elastic using the assumptions and adjustments set forth in the accompanying notes. While Paradyne believes that synergies and cost savings may result from the merger, the unaudited pro forma condensed combined consolidated financial information does not give effect to the anticipated synergies or cost savings in connection with the merger.

     The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and the related notes of Paradyne included in Paradyne's SEC filings described under "Where You Can Find More Information" and incorporated by reference in this joint proxy statement-prospectus and the historical financial statements and the related notes of Elastic beginning on page F-1 of this joint proxy statement-prospectus. The pro forma information is not necessarily indicative of the combined financial position and results of operations in the future, or of the combined financial position and the results of operations which would have resulted had the merger been completed during the periods or as of the dates for which the pro forma information is presented.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                       HISTORICAL
                                                   ------------------    PRO FORMA       PRO FORMA
                                                   PARADYNE   ELASTIC   ADJUSTMENTS      COMBINED
                                                   --------   -------   -----------      ---------
                                              ASSETS
Current assets:
  Cash and cash equivalents......................  $27,194    $32,288          --        $ 59,482
  Accounts receivable less allowance for doubtful
     accounts....................................   13,840      1,967          --          15,807
  Income tax receivables.........................      180         --          --             180
  Inventories....................................   17,932      5,988          --          23,920
  Prepaid & other current assets.................    1,976        941          --           2,917
                                                   -------    -------     -------        --------
     Total current assets........................   61,122     41,184     $    --         102,306
Property plant & equipment, less accumulated
  depreciation...................................   14,536      3,405          --          17,941
Other assets.....................................      503        102      18,541(3a)      19,146
                                                   -------    -------     -------        --------
     Total assets................................  $76,161    $44,691     $18,541        $139,393
                                                   =======    =======     =======        ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $ 8,308    $ 6,336                    $ 14,644
  Current portion of debt........................      537        231          --             768
  Payroll & benefit related liabilities..........    5,108         --         753(3d)       5,861
  Other current liabilities......................    6,217      9,687       2,747(3b,d)    18,651
                                                   -------    -------     -------        --------
     Total current liabilities...................   20,170     16,254       3,500          39,924
Long term liabilities............................      553        287          --             840
                                                   -------    -------     -------        --------
     Total liabilities...........................   20,723     16,541       3,500          40,764
Stockholders' equity:
     Total stockholders' equity..................   55,438     28,150      15,041(3c)      98,629
                                                   -------    -------     -------        --------
     Total liabilities and stockholders'
       equity....................................  $76,161    $44,691     $18,541        $139,393
                                                   =======    =======     =======        ========

 See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Information.

                         UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     HISTORICAL
                                                 -------------------    PRO FORMA       PRO FORMA
                                                 PARADYNE   ELASTIC    ADJUSTMENTS      COMBINED
                                                 --------   --------   -----------      ---------
Total revenues.................................  $ 95,559   $ 19,468     $    --        $115,027
Total cost of sales(1).........................    66,477     40,962          --         107,439
                                                 --------   --------     -------        --------
  Gross margin.................................    29,082    (21,494)         --           7,588
Research & development.........................    19,675      9,545        (157)(3d,     29,063
                                                                                f)
Selling, general & administrative..............    29,485     22,373        (240)(3d,     51,618
                                                                                f)
Impairment of intangible assets................     5,761         --          --           5,761
Restructuring charges..........................     3,807         --       1,862(3d)       5,669
                                                 --------   --------     -------        --------
  Operating loss...............................   (29,646)   (53,412)     (1,465)        (84,523)
                                                 --------   --------     -------        --------
Other (income) expense, net....................      (984)    (1,638)         --          (2,622)
                                                 --------   --------     -------        --------
  Net loss before provision for income tax.....   (28,662)   (51,774)     (1,465)        (81,901)
Benefit for income tax.........................        --         --          --              --
                                                 --------   --------     -------        --------
Net loss.......................................  $(28,662)  $(51,774)    $(1,465)       $(81,901)
                                                 ========   ========     =======        ========
Basic and diluted loss per share...............  $  (0.87)                              $  (2.08)
                                                 ========                               ========
Weighted-average common potential shares
  outstanding..................................    32,780                  6,637(3e)      39,417
                                                 ========                =======        ========

---------------

(1) Includes $10,905 and $23,998 of charges related to excess inventory on hand and on order for Paradyne and Elastic, respectively.

 See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Information.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               PRO FORMA(2)   HISTORICAL
                                               ------------   ----------    PRO FORMA      PRO FORMA
                                                 PARADYNE      ELASTIC     ADJUSTMENTS     COMBINED
                                               ------------   ----------   -----------     ---------
Total revenues...............................    $251,038      $ 40,152     $      --      $291,190
Total cost of sales(1).......................     184,696        36,246            --       220,942
                                                 --------      --------     ---------      --------
  Gross margin...............................      66,342         3,906            --        70,248
Research & development.......................      41,073        12,176           571(3f)    53,820
Selling, general & administrative............      62,068        30,916         1,381(3f)    94,365
Restructuring charges........................       1,371            --            --         1,371
                                                 --------      --------     ---------      --------
  Operating loss.............................     (38,170)      (39,186)       (1,952)      (79,308)
                                                 --------      --------     ---------      --------
Other (income) expense, net..................      (2,312)           85            --        (2,227)
                                                 --------      --------     ---------      --------
  Net loss before provision for income tax...     (35,858)      (39,271)       (1,952)      (77,081)
Benefit for income tax.......................        (619)           --            --          (619)
                                                 --------      --------     ---------      --------
Net loss.....................................    $(35,239)     $(39,271)    $  (1,952)     $(76,462)
                                                 ========      ========     =========      ========
Basic and diluted loss per share.............    $  (1.11)                                 $  (1.99)
                                                 ========                                  ========
Weighted-average common potential shares
  outstanding................................      31,768                       6,637(3e)    38,405
                                                 ========                   =========      ========

---------------

(1) Includes $34,931 of charges related to excess inventory on hand and on order for Paradyne.

(2) See page 107 for pro forma adjustments related to the CRC acquisition.

 See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     This section sets forth (i) an unaudited pro forma condensed combined balance sheet as of September 30, 2001 as if the merger were consummated at September 30, 3001, (ii) an unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2001 and for the year ended December 31, 2000 as if the merger were consummated on January 1, 2000, and
(iii) the related notes thereto. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and the related notes thereto of Paradyne included in Paradyne's SEC filings described under "Where You Can Find More Information" and incorporated by reference herein and the historical consolidated financial statements and the related notes thereto of Elastic included beginning on page F-1 of the joint proxy statement-prospectus.

     The merger will be accounted for as a purchase for financial accounting purposes as required by SFAS No. 141, Business Combinations, in accordance with accounting principles generally accepted in the United States. For purposes of preparing Paradyne's consolidated financial statements, Paradyne will establish a new basis for Elastic's assets and liabilities based upon their fair values, the merger consideration and the cost of the merger. The final price paid by Paradyne will depend on both the average closing price for Paradyne stock and the closing net adjusted working capital. Paradyne believes that any excess cost over fair value of the net assets of Elastic will be recorded as goodwill and other intangible assets. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Paradyne will determine the fair value of Elastic's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of such determination. It is expected that a purchase price allocation will be completed by the end of the first quarter of 2002. However, for purposes of disclosing pro forma information in this joint proxy statement-prospectus, Paradyne has made a preliminary determination of the purchase price allocation based upon current estimates and assumptions, which is subject to revision upon completion of the merger. As of the date of the preparation of these pro forma financial statements the merger has not been completed and there can be no assurance that the merger will be consummated in the future.

     The unaudited pro forma condensed combined financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined company, or of the financial position or results of operations of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented. For purposes of the unaudited pro forma condensed combined financial information, certain reclassifications have been made to Elastic's historical amounts to conform to Paradyne classifications.

NOTE 1.  PURCHASE PRICE

     The merger agreement provides that, each share of Elastic common stock outstanding at the completion of the merger (subject to certain limitations described below), will be converted into and become the right to receive a fraction of a share of Paradyne common stock (as described in Note 3(e)). For purposes of this calculation, it is assumed that Elastic stock option holders with options prices below the then current market value of Elastic stock ("in the money options") will exercise their options prior to the effective time and convert the Elastic stock resulting from the exercise to Paradyne stock at an assumed exchange ratio equal to $.1990 of a Paradyne share for every common share owned of Elastic.

     The total purchase price, based upon the number of shares of Elastic common stock and options outstanding as September 30, 2001, would be as follows:

                                                               (IN THOUSANDS)
                                                               --------------
Total market value of Paradyne stock to be issued...........      $38,561(1)
Other transaction costs.....................................        3,500(2)
                                                                  -------
  Total purchase price......................................      $42,061
                                                                  =======

---------------

(1) Assumes a Paradyne stock price of $5.81 per share and the issuance of 6,637 additional shares. For purposes of this computation an adjustment factor based on a change in Elastic's working capital of 1 was used in determining the exchange rate. The actual number of shares of Paradyne stock to be issued will, however, depend on the closing net adjusted working capital. In the event of an adjustment factor of greater or less than 1, the value of the working capital computation will vary depending on the average closing price of Paradyne Stock. The higher the value of Paradyne stock the larger the value of the adjustment factor for working capital and vice versa. For example, if the average closing price for Paradyne common stock is $2.73, every $1 million change in working capital, whether positive or negative, is worth approximately $850,000. Conversely, if the Average Closing Price is $5.00, every $1 million change in working capital, whether positive or negative, is worth approximately $1.15 million

(2) Estimated transaction costs include the following:

                                                               (IN THOUSANDS)
                                                               --------------
Severance...................................................      $ 1,500
Investment banking, legal, accounting and printing costs....        1,000
Surplus leases..............................................        1,000
                                                                  -------
  Total other transaction costs.............................      $ 3,500
                                                                  =======

NOTE 2.  ALLOCATION OF PURCHASE PRICE

                                                               (IN THOUSANDS)
                                                               --------------
A.  Total purchase price....................................      $42,061
                                                                  -------
Net assets acquired of Elastic based on historical carrying
  amounts as of September 30, 2001..........................       28,150
  less adjustments for transactions paid out of working
     capital per merger agreement:
  Severance expense.........................................       (2,350)
  Estimated Elastic transaction costs.......................       (1,485)
  Estimated cost of Elastic D&O insurance...................         (795)
                                                                  -------
       Adjusted net assets of Elastic.......................       23,520
                                                                  -------
Excess purchase price over adjusted net assets acquired.....      $18,541
                                                                  =======
B.  The costs in excess of tangible assets of the acquired
  business have been
     allocated on a preliminary basis as follows:
Customer relationships (3 year life)........................      $ 2,000
Acquired technology (7 year life)...........................        4,000
Patents (7 year life).......................................        5,000
Goodwill....................................................        7,541
                                                                  -------
       Total allocation.....................................      $18,541
                                                                  =======

     See Note 3(a) for an explanation of pro forma adjustments to the September 30, 2001 balance sheet.

NOTE 3.  PRO FORMA ADJUSTMENTS

     The following are descriptions of the pro forma purchase accounting and other merger related adjustments, labeled (a) through (e), which have been reflected in the accompanying pro forma condensed combined balance sheet and pro forma condensed combined statement of operations:

     (a) Represents the excess of acquisition cost over the estimated value of net assets acquired resulting from the merger. Management believes that the final allocation of the purchase price could differ, resulting in allocations to intangible assets. It is management's belief that most of the excess purchase price would be assigned to customer relationships, acquired technology, patents, and goodwill. Management will use third parties to assist in determining the estimated fair values of the intangible assets. Any values assigned to intangible assets could result in pro forma charges to the statement of operations. However, in accordance with SFAS No. 142, any goodwill recorded in the merger will not be amortized.

     (b) Represents estimated liabilities in the amount of $3,500 directly resulting from the acquisition recognized as merger transaction costs, which include investment banking, accounting, legal, printing, surplus leases and severance charges related to Elastic employees. (See Note 1 footnote (2) above)

     (c) Represents (i) the elimination of Elastic's historical stockholders' equity, adjusted for transactions paid out of Elastic's working capital per merger agreement and (ii) the issuance by Paradyne of 6,637 common shares as the stock portion of the merger consideration, at a total market value of $38.6 million based on the Paradyne stock price of $5.81 with an exchange ratio of 0.1990.

     (d) For purposes of the unaudited pro forma condensed combined financial information an amount of $753, relating to Elastic's accrued payroll and benefit related liabilities, was reclassified from other current liabilities to conform with Paradyne's presentation. Additionally, Elastic's restructuring charges in the amounts of $586 and $1,276 were reclassified from research and development and selling, general and administrative, respectively, to restructuring charges to conform with Paradyne's presentation.

     (e) Under the terms of the merger agreement, Elastic stockholders will receive for each Elastic share a fraction of a share of Paradyne common stock calculated as follows: (i) .2288 of a share of Paradyne if the average closing price of Paradyne common share is between $3.21 and $4.35, (ii) between .2692 and .2288 of a share of Paradyne if the average closing price of Paradyne common share is between $2.73 and $3.21, (iii) between .2288 and .1990 of a share of Paradyne if the average closing price of Paradyne common share is between $4.35 and $5.00. The exchange ratio will be fixed at .2692 if the Paradyne stock price is less than $2.73, and will be fixed at .1990 if the Paradyne stock price is greater than $5.00. In addition, the fractions described above will then be multiplied by an adjustment factor based on Elastic's working capital to determine the final exchange ratio.

     (f) Represents the amortization of the amortizable intangible assets of $11,000 recorded as a result of the preliminary purchase price allocation over estimated useful lives of 36 months for customer relationships and 84 months for acquired technology and patents for the periods presented. Amortization relating to acquired technology in the amounts of $571 and $429 for the year ended December 31, 2000 and the nine months ended September 31, 2001, respectively, were included in research and development. Amortization relating to customer relationships and patents in the amounts of $1,381 and $1,036 for the year ended December 31, 2000 and the nine months ended September 31, 2001, respectively were included in selling, general and administrative.

NOTE 4.

     In order to provide retention incentives to certain key employees during the period that Elastic was evaluating strategic alternatives, in November 2001, Elastic issued options to certain employees to purchase 1.7 million shares of its common stock at $0.18 per share when the market value of this stock was $0.68 per share. All option plans were terminated in December 2001 as a result of the merger agreement between Paradyne and Elastic. As a result, Elastic anticipates recording non-cash compensation expense of approximately $1.5 million in its fiscal 2001 financial statements in connection with the early acceleration of the stock option vesting.

                  PARADYNE UNAUDITED PRO FORMA FINANCIAL DATA

     The accompanying unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2000 gives effect to the Control Resources Corporation, or CRC (a carve-out entity of P-Com, Inc.), acquisition which was accounted for under the purchase method of accounting, as if each had occurred on January 1, 2000. The pro forma statement of operations is based on historical results of operations of Paradyne for the year ended December 31, 2000 and the results of operations of CRC from January 1, 2000 through April 14, 2000.

     The pro forma statement of operations and accompanying notes should be read in conjunction with and are qualified by the historical financial statements of Paradyne and CRC incorporated by reference in this joint proxy statement-prospectus. The pro forma financial data is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of Paradyne after the acquisitions or of the financial position or results of operations of Paradyne that would have actually occurred had the acquisitions been effected on January 1, 2000.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       HISTORICAL
                                                    -----------------    PRO FORMA
                                                    PARADYNE    CRC     ADJUSTMENTS     PRO FORMA
                                                    --------   ------   -----------     ---------
Total revenues....................................  $247,682   $3,356     $    --       $251,038
Total cost of sales...............................   182,782    1,914          --        184,696
                                                    --------   ------     -------       --------
  Gross margin....................................    64,900    1,442          --         66,342
Research & development............................    40,392      611          70(a)      41,073
Selling, general & administrative.................    60,534    1,133         401(b)      62,068
Restructuring charges.............................     1,371       --          --          1,371
                                                    --------   ------     -------       --------
  Operating loss..................................   (37,397)    (302)       (471)       (38,170)
                                                    --------   ------     -------       --------
Other (income) expense:
  Interest, net...................................    (2,439)     155          24(c)      (2,260)
  Other, net......................................       (52)      --          --            (52)
                                                    --------   ------     -------       --------
                                                      (2,491)     155          24         (2,312)
                                                    --------   ------     -------       --------
  Net loss before provision for income tax........   (34,906)    (457)       (495)       (35,858)
Benefit for income tax............................      (619)      --          --           (619)
                                                    --------   ------     -------       --------
Net loss..........................................  $(34,287)  $ (457)    $  (495)      $(35,239)
                                                    ========   ======     =======       ========
Basic and diluted loss per share..................  $  (1.08)                           $  (1.11)
                                                    ========                            ========
Weighted-average common and dilutive potential
  common shares outstanding.......................    31,768                              31,768
                                                    ========                            ========

1.  PRO FORMA ADJUSTMENTS AND ASSUMPTIONS (IN THOUSANDS)

     (a) The pro forma adjustment relates to the acquisition of substantially all the assets of CRC in April 2000 and reflects three and one half months of depreciation. Assuming the acquisition had occurred at January 1, 2000, instead of April 14, 2000, Paradyne would have acquired $957 of property plant and equipment three and one half months earlier. Using a four-year depreciable life results in approximately $70 of additional depreciation expense.

     (b) The pro forma adjustments relating to the selling, general and administrative expenses reflect three and one half months of amortization expense related to goodwill and deferred stock compensation for the year ended December 31, 2000, assuming the transaction had occurred on January 1, 2000. The value of the goodwill at January 1, 2000 would have been approximately $6,132. Goodwill is being amortized over five years. Such amortization approximates $358 for the three and one half months prior to acquisition. The value of deferred stock compensation at January 1, 2000 would have been approximately $596. Deferred stock compensation is being amortized over four years. Such amount approximates $43 for the three months prior to acquisition.

     (c) The pro forma adjustment to interest reflects: (i) the reduction in interest expense (amounting to approximately $153) for interest on intercompany notes that would not have occurred had the acquisition of CRC occurred on January 1, 2000, (ii) the addition of $125 of interest expense on a note payable issued as payment towards the acquisition of CRC had the acquisition occurred on January 1, 2000 and (iii) the reduction of interest income in the amount of $53 attributable to the loss of interest earned on cash of $3,100, which was required to be paid to the sellers of CRC as part of the acquisition. The net amount of these adjustments results in approximately $24 of additional net interest expense.

                             ELASTIC NETWORKS INC.
                         INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS:
Independent Auditors' Report................................    F-2
Balance Sheets..............................................    F-3
Statements of Operations....................................    F-4
Statement of Stockholders' Equity (Deficit).................    F-5
Statements of Cash Flows....................................    F-6
Notes to Financial Statements...............................    F-7
UNAUDITED CONDENSED FINANCIAL STATEMENTS:
Unaudited Condensed Balance Sheets..........................   F-23
Unaudited Condensed Statements of Operations................   F-24
Unaudited Condensed Statement of Stockholders' Equity.......   F-25
Unaudited Condensed Statements of Cash Flows................   F-26
Notes to Unaudited Condensed Financial Statements...........   F-27

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Elastic Networks Inc.:

     We have audited the accompanying balance sheets of Elastic Networks Inc. (the "Company") as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
January 26, 2001

                             ELASTIC NETWORKS INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 48,195    $  3,863
  Short-term investments....................................    20,396       1,750
  Accounts receivable, net of allowance for doubtful
     accounts of $90 and $250...............................     8,588       1,570
  Inventories...............................................     6,467         759
  Note receivable...........................................     2,951          --
  Other current assets......................................     1,279          97
                                                              --------    --------
     Total current assets...................................    87,876       8,039
Property and equipment, net.................................     3,375       1,352
Other.......................................................       102         102
                                                              --------    --------
     Total assets...........................................  $ 91,353    $  9,493
                                                              ========    ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 10,891    $  7,018
  Accrued liabilities.......................................     2,341       2,017
  Deferred revenues, current................................       926         591
  Capital lease obligations, current........................       216          45
                                                              --------    --------
     Total current liabilities..............................    14,374       9,671
Capital lease obligations, long-term........................       305         100
Deferred revenues, long-term................................       712       1,142
Commitments and contingencies...............................
Redeemable convertible participating preferred stock:
  Series A par value $0.01; 0 shares authorized at December
     31, 2000 and 3,876,923 shares authorized, issued and
     outstanding, at cost (redemption value $12,600) less
     note receivable of $1,397 at December 31, 1999.........        --       8,295
Stockholders' equity (deficit):
  Preferred stock, par value $0.01; 25,000,000 shares
     authorized, 0 shares issued and outstanding at December
     31, 2000, and 0 shares authorized at December 31,
     1999...................................................        --          --
  Common stock, par value $0.01; 100,000,000 shares
     authorized, 31,329,470 shares issued and outstanding at
     December 31, 2000, and 35,000,000 shares authorized,
     15,385,946 shares issued and outstanding at December
     31,
     1999...................................................       313         154
  Additional paid-in capital................................   129,802       2,884
  Deferred stock compensation...............................    (2,978)       (444)
  Accumulated deficit.......................................   (51,175)    (12,309)
                                                              --------    --------
     Total stockholders' equity (deficit)...................    75,962      (9,715)
                                                              --------    --------
     Total liabilities and stockholders' equity (deficit)...  $ 91,353    $  9,493
                                                              ========    ========

    The accompanying notes are an integral part of the financial statements.

                             ELASTIC NETWORKS INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Revenues:
  Product revenues..........................................  $ 39,561   $  7,565   $    116
  License revenues..........................................       591        650        117
                                                              --------   --------   --------
     Total revenues.........................................    40,152      8,215        233
Cost of revenues............................................    36,246     14,290      2,146
                                                              --------   --------   --------
Gross profit (loss).........................................     3,906     (6,075)    (1,913)

Operating expenses:(1)
  Sales and marketing.......................................    15,305      5,194      3,431
  Research and development..................................    12,176      7,462      8,191
  General and administrative................................    15,611      2,174      1,695
                                                              --------   --------   --------
     Total operating expenses...............................    43,092     14,830     13,317
                                                              --------   --------   --------
       Operating loss.......................................   (39,186)   (20,905)   (15,230)

Other income (expense), net(2)..............................       320        174         --
                                                              --------   --------   --------
  Net loss..................................................   (38,866)   (20,731)   (15,230)
Accretion of Series A preferred stock.......................      (405)      (333)        --
                                                              --------   --------   --------
Net loss attributable to common stockholders................  $(39,271)  $(21,064)  $(15,230)
                                                              ========   ========   ========
Basic and diluted net loss per common share.................  $  (1.94)  $  (1.26)  $  (0.91)
                                                              ========   ========   ========
Weighted-average shares used in computing basic and diluted
  net loss per common share.................................    20,208     16,671     16,670
                                                              ========   ========   ========

---------------

(1) Includes non-cash stock compensation of $12,428, $111 and $0 for the years ended December 31, 2000, 1999 and 1998 respectively.

(2) Includes non-cash stock based financing expenses of $657, $0 and $0 for the years ended December 31, 2000, 1999 and 1998, respectively.

    The accompanying notes are an integral part of the financial statements.

                             ELASTIC NETWORKS INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               COMMON STOCK       ADDITIONAL     DEFERRED     ACCUMULATED        TOTAL
                                            -------------------    PAID-IN        STOCK         INCOME       STOCKHOLDERS'
                                              SHARES     AMOUNT    CAPITAL     COMPENSATION    (DEFICIT)    EQUITY (DEFICIT)
                                            ----------   ------   ----------   ------------   -----------   ----------------
Balance at December 31, 1997..............          --    $ --     $     --      $    --       $ (1,458)        $ (1,458)
Net loss..................................                                                      (15,230)         (15,230)
Subscription for zero par value common
  stock by Nortel Networks................           1      --                                                        --
Change in shareholder's net investment....                                                       13,167           13,167
                                            ----------    ----     --------      -------       --------         --------
Balance at December 31, 1998..............           1      --           --           --         (3,521)          (3,521)
Net loss..................................                                                      (20,731)         (20,731)
Issuance of common stock to Nortel
  Networks................................  15,384,614     154                                                       154
Additional paid-in capital from Series A
  preferred shares issuance (less note
  receivable of $463).....................                            2,644                                        2,644
Change in shareholder's net investment....                                                       11,943           11,943
Employee stock options exercised..........       1,331      --            4                                            4
Compensation related to non-employee stock
  options.................................                               42                                           42
Issuance of 12,439 stock warrants for
  consulting services.....................                               14                                           14
Accretion to redemption value on Series A
  preferred stock.........................                             (333)                                        (333)
Deferred stock compensation...............                              513         (513)                             --
Amortization of deferred stock
  compensation............................                                            69                              69
                                            ----------    ----     --------      -------       --------         --------
Balance at December 31, 1999..............  15,385,946     154        2,884         (444)       (12,309)          (9,715)
Net loss..................................                                                      (38,866)         (38,866)
Common stock issued in initial public
  offering, net...........................   6,800,000      68       80,210                                       80,278
Additional common stock issued upon
  conversion of Series A convertible
  preferred stock in conjunction with
  initial public offering.................   1,285,527      13          (13)                                          --
Conversion of Series A preferred stock in
  conjunction with initial public
  offering................................   3,876,923      39       10,058                                       10,097
Conversion of Series B preferred stock in
  conjunction with initial public
  offering................................   3,922,463      39       20,864                                       20,903
Employee stock options exercised..........      58,611      --          122                                          122
Compensation related to non-employee stock
  options.................................                            1,786                                        1,786
Issuance of 102,460 stock warrants for
  bridge loans............................                              657                                          657
Accretion to redemption value on Series A
  preferred stock.........................                             (405)                                        (405)
Deferred stock compensation...............                            3,212       (3,212)                             --
Amortization of deferred stock
  compensation............................                                           678                             678
Payment of note receivable attributable to
  Series A preferred shares issuance......                              463                                          463
Nortel Networks options payout............                            9,964                                        9,964
                                            ----------    ----     --------      -------       --------         --------
Balance at December 31, 2000..............  31,329,470    $313     $129,802      $(2,978)      $(51,175)        $ 75,962
                                            ==========    ====     ========      =======       ========         ========

    The accompanying notes are an integral part of the financial statements.

                             ELASTIC NETWORKS INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2000        1999        1998
                                                            ---------   ---------   ---------
Cash flows from operating activities:
  Net loss................................................  $ (38,866)  $ (20,731)  $ (15,230)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
  Depreciation and amortization...........................        839         353         114
  Amortization of deferred stock compensation.............        678          69          --
  Nortel Networks options payout..........................      9,964          --          --
  Issuance of common stock options and warrants...........      2,443          56          --
  Changes in assets and liabilities:
     Accounts receivable..................................     (7,018)     (1,530)        (40)
     Inventories..........................................     (5,708)       (231)       (528)
     Accounts payable.....................................      3,873       5,550         368
     Deferred revenues....................................        (95)       (650)      2,383
     Capital lease obligations............................        534         158          --
     Note receivable......................................     (2,951)         --          --
     Other................................................       (858)        515       1,025
                                                            ---------   ---------   ---------
       Net cash used in operating activities..............    (37,165)    (16,441)    (11,908)
                                                            ---------   ---------   ---------
Cash flows from investing activities:
  Purchases of property and equipment.....................     (2,863)       (538)     (1,259)
  Proceeds from sale of short-term investments............    113,192      81,626          --
  Purchases of short-term investments.....................   (131,838)    (83,376)         --
  Other...................................................         --        (102)         --
                                                            ---------   ---------   ---------
       Net cash used in investing activities..............    (21,509)     (2,390)     (1,259)
                                                            ---------   ---------   ---------
Cash flows from financing activities:
  Cash proceeds from issuance of preferred stock..........     20,903      10,760          --
  Cash proceeds from issuance of common stock.............     80,278          --          --
  Transfers from shareholder..............................         --      11,943      13,167
  Payment of note receivable attributable to Series A
     preferred shares issuance............................      1,994          --          --
Payments of capital lease obligations.....................       (158)        (13)         --
Other.....................................................        (11)          4          --
                                                            ---------   ---------   ---------
       Net cash provided by financing activities..........    103,006      22,694      13,167
       Net increase in cash and cash equivalents..........     44,332       3,863          --
Cash and cash equivalents at beginning of period..........      3,863          --          --
                                                            ---------   ---------   ---------
Cash and cash equivalents at end of period................  $  48,195   $   3,863   $      --
                                                            =========   =========   =========
Supplemental schedule of investing and financing
  activities:
  Cash paid during the period for interest................  $      98   $       2
                                                            =========   =========
  Issuance of stock options and warrants to
     non-employees........................................  $   2,443   $      52
                                                            =========   =========
  Capital lease additions.................................  $     534   $     158
                                                            =========   =========
  Redeemable convertible participating preferred stock
     issued for notes receivable, net of discount of
     $134.................................................              $   1,860
                                                                        =========

    The accompanying notes are an integral part of the financial statements.

                             ELASTIC NETWORKS INC.

                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  BACKGROUND AND BASIS OF PRESENTATION

  BACKGROUND

     On January 1, 1997, Nortel Networks Corporation, and its subsidiary Nortel Networks Inc. (collectively "Nortel Networks"), established the Elastic Networks group (the "Division") to develop technology and products to provide high-speed access over copper wire infrastructure.

     Nortel Networks created a separate company, Elastic Networks Inc. (the "Company") that was incorporated on September 22, 1998 and operated as a wholly owned subsidiary of Nortel Networks. At the close of business on May 12, 1999, Nortel Networks transferred to the Company certain of the assets and liabilities, intellectual property rights, licenses, and contracts of the Division of Nortel Networks (the "Separation"). The Division's assets and liabilities, intellectual property rights, licenses and contracts were transferred to the Company at their historical cost, which was the carrying value on the books of Nortel Networks. In exchange, Nortel Networks received 15,384,614 shares of the Company's common stock. At the close of business on May 12, 1999, the Company sold 3,876,923 shares of its Series A preferred stock in a private placement for proceeds totaling $12.6 million. On February 14, 2000, the Company also issued 3,922,463 shares of its Series B preferred stock in a private placement for proceeds totaling $20.9 million.

     The Company's Registration Statement on Form S-1 (Registration No. 333-40500) initially filed for its initial public offering on June 29, 2000 pursuant to the Securities Act of 1933, as amended, became effective on September 28, 2000. On October 4, 2000, the Company completed its initial public offering. Initial public offering proceeds from the issuance of 6.8 million shares at $13.00 per share to the Company were $80.3 million, net of aggregate expenses. The Company used $6.0 million of the net proceeds from the initial public offering to repay borrowings made under two secured promissory notes issued on August 4, 2000 (see note 10).

  BASIS OF PRESENTATION

     These financial statements have been prepared for the purpose of presenting the balance sheets of the Company as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2000. Prior to May 12, 1999, the historical results of operation represent the operations of the Division transferred to the Company from Nortel Networks in the Separation. These historical results of the Division present the financial position of the Division as a separate reporting entity independent of Nortel Networks and its subsidiaries, as if the Division was a stand-alone entity prior to May 12, 1999.

     The 2000, 1999, and 1998 financial statements have been prepared using the historical basis of the assets and liabilities and the historical results of operation related to the Company's business. Changes in stockholders' net investment in 1999 and 1998 represent Nortel Networks' contribution of its net investment after giving effect to the net loss of the Division and net cash transfers to or from the Division.

     The financial statements, presented here for comparative purposes, include certain Nortel Networks corporate costs that were allocated to the Division using procedures deemed appropriate for the nature of the expenses involved. The procedures utilized various allocation bases such as invested net assets, number of employees and related payroll costs, and direct effort expended. The allocated Nortel Networks corporate costs included centralized legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing, engineering, and other Nortel Networks corporate services costs. Such costs were $0.1 million and $0.3 million for 1998 and the period from January 1, 1999 through May 12, 1999, respectively. Since the Separation, Nortel Networks continued to provide certain corporate services to the Company until its initial public offering. From May 12, 1999 to December 31, 1999, fees of

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

$0.1 million were charged for such services and were based on Nortel Networks' internal usage-based-fee structure where applicable or Nortel Networks' direct cost of services including total compensation and out-of-pocket expenses. Management believes that the allocations were made on a reasonable basis; however, the allocations are not necessarily indicative of the level of expense that would have been incurred had the Company contracted with outside parties. Management did not make a study or any attempt to obtain quotations from third parties to determine what the cost of obtaining such services from third parties would have been.

  CASH BALANCES

     Prior to May 12, 1999, the Company, as a Division of Nortel Networks, participated in the Nortel Networks cash management system and, accordingly, did not maintain cash balances.

2.  SIGNIFICANT ACCOUNTING POLICIES

  MANAGEMENT ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with an original maturity from date of purchase of three months or less. The carrying value of these instruments approximates fair value. The Company generally invests its excess cash in various investment-grade commercial paper, money market accounts, and debt instruments of the U.S. Treasury, government agencies, and corporations with strong credit ratings. Such investments are made in accordance with the Company's investment policy, which establishes guidelines relative to diversification and maturities designed to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any losses on its cash and cash equivalents. Cash and cash equivalents consist of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               2000      1999
                                                              -------   ------
Cash and cash equivalents:
Corporate and other non-government debt securities..........  $45,125   $  483
Money market funds..........................................    3,070    3,380
                                                              -------   ------
  Total.....................................................  $48,195   $3,863
                                                              =======   ======

  SHORT-TERM INVESTMENTS

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable securities are classified as available-for-sale, and are carried at their fair value, with the unrealized gains and losses as a component of other comprehensive income (loss) in stockholders' equity. Realized gains and losses on short-term investments and declines in value judged to be other-than-

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

temporary are included in earnings and are derived using the specific identification method for determining the cost of securities. It is the Company's intent to maintain a liquid portfolio to take advantage of investment opportunities; therefore, all securities are considered to be available-for-sale and are classified as current assets.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to market and credit risk consist principally of cash and cash equivalents, short-term investments, notes receivable, and accounts receivable. The estimated fair value of these instruments as of December 31, 2000 and 1999 approximated the carrying amount. The Company has investment policies that limit the amount of credit exposure to any one issuer and restrict placement of these investments to issuers evaluated as creditworthy. The Company maintains its cash and cash equivalents, and short-term investments, with high-quality financial institutions and investment managers. The Company performs periodic reviews of the credit standing of its investments and the financial institutions managing those investments.

     The Company performs ongoing credit evaluations of its customers, and generally does not require collateral from its customers to support accounts receivable. Requests to extend significant credit to customers are reviewed and approved by senior management. The Company maintains an allowance for potential losses due to credit risk. Management believes that the reserves for losses are adequate. The following table summarizes the changes in the allowance for doubtful accounts:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
Allowance for doubtful accounts, beginning of period........   $250     $250     $ --
Write-offs..................................................   (413)      --       --
Additional provision........................................    253       --      250
                                                               ----     ----     ----
  Allowance for doubtful accounts, end of period............   $ 90     $250     $250
                                                               ====     ====     ====

     The Company had significant receivable balances due from certain customers as a percentage of total receivables as follows:

                                                              DECEMBER 31,
                                                              -------------
CUSTOMER                                                      2000    1999
--------                                                      -----   -----
Company A...................................................   9.4%   77.0%
Company B...................................................  26.3      --
Company C...................................................  18.8      --

     The following individual customers accounted for 10% or more of total revenues:

                                                     YEAR ENDED DECEMBER 31,
                                           -------------------------------------------
CUSTOMER                                       2000            1999           1998
--------                                   -------------   -------------   -----------
Company A................................  $4,765   11.9%  $3,267   39.8%  $ 80   34.3%
Company B................................   9,067   22.6       --     --     --     --
Company C................................   6,750   16.8       --     --     --     --
Company D................................   7,651   19.1    3,394   41.3     --     --
Company E................................     591    1.5      650    7.9    117   50.2

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Currently, the Company relies on contract manufacturers and some single-source suppliers of materials for certain product components. As a result, should the Company's current manufacturers or suppliers not produce or deliver inventory for the Company to sell on a timely basis, operating results could be adversely impacted.

  INVENTORY

     Inventory is stated at the lower of first-in, first-out cost or market.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The expected useful lives of the leasehold improvements, furniture and fixtures, vehicles, computer and telecom equipment, and software are one to seven years. Maintenance and repairs are charged to operations as incurred. Expenditures, which substantially increase an asset's useful life, are capitalized.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss based on fair value of the asset is recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses.

  WARRANTY RESERVES

     The Company provides limited warranties on certain of its products for periods of up to one year. The Company recognizes warranty reserves when products are shipped based upon an estimate of total warranty costs, and such reserves are included in current liabilities.

  REVENUE RECOGNITION

     The Company generally recognizes revenues upon shipment depending on contract terms and conditions if collectibility is reasonably assured, pricing is fixed and determinable, and returns are reasonably estimated. No revenues are recognized on products shipped on a trial basis until products are fully accepted by the customer. Estimated sales returns, based on historical experience by product, are recorded at the time the product revenues are recognized. Certain technology license revenues are recognized ratably over the term of the related agreement (see note 12).

     Consulting services, principally, installation and training revenues are recognized as the services are completed. These services are typically performed under separate service agreements and are usually performed on a time and material basis. Such services primarily consist of implementation services related to the installation and deployment of the Company's products.

     Revenues are generally recognized upon shipment of the equipment. In other transactions where the Company holds the inventory but invoices the customer, the Company recognizes revenues when the following conditions are met: the equipment is complete, ready for shipment and segregated from other inventory; the Company has no further significant performance obligations in connection with the completion of the transaction; the commitment and delivery schedule is fixed; the customer requested the transaction be completed on this basis; and the risks of ownership have passed to the customer. Revenues

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

recognized from these transactions were $1,175, $0 and $0, for the years ended December 31, 2000, 1999 and 1998, respectively. Accounts receivable relating to these transactions were $1,175 and $0 at December 31, 2000 and 1999, respectively.

  RESEARCH AND DEVELOPMENT COSTS

     Costs incurred for hardware research and development are expensed as incurred. Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized in accordance with SFAS No. 86, Computer Software To Be Sold, Leased, or Otherwise Marketed. The Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

  STOCK BASED COMPENSATION

     The Company accounts for employee stock plans under the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees.

  INCOME TAXES

     The Company uses the asset and liability method to account for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for accounting purposes, and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in statutory tax rates is recognized in net income in the year of change. A valuation allowance is recorded for those deferred income tax assets whose recoverability is not reasonably possible.

  NET LOSS PER COMMON SHARE

     Basic and diluted net loss per common share are presented in conformity with SFAS No. 128, Earnings Per Share, for all periods presented. Basic and diluted net loss per common share were computed on the basis of weighted-average shares outstanding.

     For all periods presented, dilutive securities included options, contingent stock related to Series A redeemable convertible participating preferred stock, and for the year ended December 31, 1999 only, Series A and B redeemable convertible participating preferred stock. Potentially dilutive securities totaling 2,406,936 and 11,751,027 for the years ended December 31, 2000 and 1999, respectively were excluded from historical diluted net loss per common share because of their anti-dilutive effect.

  RECENT PRONOUNCEMENTS

     In December 1999, Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, was issued. SAB No. 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the Securities Exchange Commission ("SEC"). Although SAB No. 101 does not change any of the accounting profession's existing rules on revenue recognition, it draws upon existing rules and explains how the SEC staff applies those rules, by analogy, to other transactions that existing rules do not specifically address. SAB No. 101, as amended by SAB No. 101B, became effective for the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The adoption of

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

SAB No. 101 did not have a material effect on the financial position or results of the operations of the Company.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the entity's rights or obligations under the applicable derivative contract. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, which deferred the effective date of SFAS No. 133 until fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company, to date, has not engaged in derivative or hedging activities, and accordingly the adoption of SFAS No. 133 on January 1, 2001 will not have a material impact on the financial reporting and related disclosures of the Company.

  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

3.  INVENTORIES

     Inventories, net of allowances, consist of the following:

                                                              DECEMBER 31,
                                                              -------------
                                                               2000    1999
                                                              ------   ----
Raw materials...............................................  $  512   $146
Finished goods..............................................   5,955    613
                                                              ------   ----
  Total.....................................................  $6,467   $759
                                                              ======   ====

     The allowances for inventories were $1.7 million and $0 at December 31, 2000 and 1999, respectively.

4.  PROPERTY AND EQUIPMENT, NET

     Property and equipment, net, consist of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               2000      1999
                                                              -------   ------
Leasehold improvements......................................  $   114   $   57
Furniture and fixtures......................................      336      254
Computers...................................................    2,347      788
Test equipment..............................................    1,804      726
Other.......................................................       85       --
                                                              -------   ------
                                                                4,686    1,825
Less accumulated depreciation...............................   (1,311)    (473)
                                                              -------   ------
  Total property and equipment, net.........................  $ 3,375   $1,352
                                                              =======   ======

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Depreciation and amortization expenses on property and equipment were $0.8 million, $0.4 million and $0.1 million for the years ended December 31, 2000, 1999, and 1998, respectively.

5.  CAPITAL LEASES

     The Company is obligated for equipment under various capital leases that expire at various dates through 2003. The related equipment secures these leases. At December 31, 2000 and 1999, the gross amount of the equipment acquired under capital leases was $0.7 million and $0.2 million, respectively, and the related accumulated amortization was $0.2 million and $12, respectively. Amortization of assets held under capital leases is included with depreciation and amortization expense in the accompanying financial statements.

     Future minimum capital lease payments as of December 31, 2000 were as follows:

2001........................................................   $283
2002........................................................    260
2003........................................................     84
                                                               ----
Total minimum lease payments................................    627
Less amount representing interest...........................    106
                                                               ----
  Present value of net minimum capital lease payments.......    521
  Less current installments of obligations under capital
     leases.................................................    216
                                                               ----
  Obligations under capital leases, net of current
     installments...........................................   $305
                                                               ====

6.  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
Compensation and benefits...................................  $  858   $  348
Accrued expenses............................................     531      280
Warranty -- hardware........................................     329      357
Known product defects.......................................      87      972
Other.......................................................     536       60
                                                              ------   ------
  Total.....................................................  $2,341   $2,017
                                                              ======   ======

7.  COMMITMENTS

     The Company leases administrative and sales offices and certain property and equipment under noncancelable operating leases expiring through 2004. The Company subleases some of its administrative and sales office space from Nortel Networks. The leases contain renewal options and are subject to cost increases. Total rent expense under such leases for the years ended December 31, 2000, 1999, and 1998

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

were $0.8 million, $0.3 million, and $0.1 million, respectively. At December 31, 2000, the future minimum lease payments under operating leases were as follows:

                                                         RELATED
                                                       PARTY LEASE   OTHER LEASES   TOTAL
                                                       -----------   ------------   ------
2001.................................................     $276          $1,015      $1,291
2002.................................................      284             980       1,264
2003.................................................      216             703         919
2004.................................................       --              52          52
                                                          ----          ------      ------
  Total future minimum lease payments................     $776          $2,750      $3,526
                                                          ====          ======      ======

8.  INCOME TAXES

     Prior to May 12, 1999, the Company, as a Division of Nortel Networks, did not file separate income tax returns. If the Company had filed separate tax returns, on a pro forma basis, due to the Company's historical losses, the Company would not have recorded any tax benefit provisions in its statements of operations since the future realization of such losses is uncertain. In addition, all net deferred assets and liabilities, principally net operating losses, would be fully reserved by a valuation allowance. Since the Separation, significant components of the Company's recorded net deferred tax assets and liability as of December 31, 2000 and 1999 are shown below:

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2000      1999
                                                              --------   -------
Deferred tax assets:
  Deferred software license revenues........................  $    534   $   658
  Net operating loss carryforwards..........................    13,950     4,127
  Inventory.................................................       785       727
  Accrued liabilities.......................................       658       289
  Stock compensation expense................................       955        20
  Other.....................................................        48       392
                                                              --------   -------
Total deferred tax assets...................................    16,930     6,213
Valuation allowance.........................................   (16,785)   (6,110)
                                                              --------   -------
Net deferred tax assets.....................................       145       103
Deferred tax liability:
  Property and equipment....................................      (145)     (103)
                                                              --------   -------
     Total..................................................  $     --   $    --
                                                              ========   =======

     A valuation allowance equal to 100% of the net deferred tax assets has been established because of the uncertainty of realization of the deferred tax assets due to the Company's lack of earnings history. The valuation allowance increased $10.7 million for the period ended December 31, 2000. The Company had federal income tax net operating loss carryforwards at December 31, 2000 of $36.7 million. The federal income tax loss carryforwards will begin to expire in 2020, unless previously utilized.

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     A reconciliation between taxes computed at the statutory income tax rate to the provision for income taxes is as follows:

                                                               DECEMBER 31, 2000
                                                               -----------------
Federal income taxes at statutory rate......................       $(13,214)
  State income taxes, net of federal tax benefit............         (1,539)
Permanent differences:
  Patent amortization.......................................            (38)
  Nortel Networks options payout............................          3,782
  Other, net................................................            334
Adjustment of valuation allowances..........................         10,675
                                                                   --------
     Provision for income taxes.............................       $     --
                                                                   ========

9.  REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK

  SERIES A REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK

     On May 12, 1999, the Company issued 3,876,923 shares of its Series A redeemable convertible participating preferred shares for net cash proceeds of $10.6 million plus non interest-bearing notes receivable of $2.0 million (less discounts on such notes of $0.1 million). The notes were subsequently repaid in June 2000.

     The Series A preferred stock automatically converted to 3,876,923 shares of common stock upon the completion of the Company's initial public offering. Per the Series A Redeemable Convertible Participating Preferred Stock Purchases Agreement, the Series A preferred stockholders received in the aggregate, an additional 1,285,527 shares of common stock.

  SERIES B REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK

     On February 14, 2000, the Company issued 3,922,463 shares of Series B redeemable convertible participating preferred shares for net cash proceeds of $20.9 million.

     The Series B preferred stock automatically converted to 3,922,463 shares of common stock upon the completion of the Company's initial public offering.

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The table below shows the redeemable convertible participating preferred stock share activity for the years ended December 31, 2000 and 1999:

                                                               SERIES A                SERIES B
                                                            PREFERRED STOCK         PREFERRED STOCK
                                                         ---------------------   ---------------------
                                                           SHARES      AMOUNT      SHARES      AMOUNT     TOTAL
                                                         ----------   --------   ----------   --------   --------
BALANCE AT DECEMBER 31, 1998...........................          --   $     --           --   $     --   $     --
Issuance of Series A redeemable convertible
  participating preferred stock in May 1999 at cost
  (redemption value $12,600) less note receivable of
  $1,397...............................................   3,876,923      7,962           --         --      7,962
Accretion to redemption value on Series A preferred
  stock................................................          --        333           --         --        333
                                                         ----------   --------   ----------   --------   --------
BALANCE AT DECEMBER 31, 1999...........................   3,876,923      8,295           --         --      8,295
Issuance of Series B redeemable participating preferred
  stock in February 2000 at cost (redemption value
  $20,903).............................................          --         --    3,922,463     20,903     20,903
Accretion to redemption value on Series A preferred
  stock................................................          --        405           --         --        405
Repayment of note receivable on Series A preferred
  stock................................................          --      1,397           --         --      1,397
Conversion of Series A preferred stock in conjunction
  with initial public offering.........................  (3,876,923)   (10,097)          --         --    (10,097)
Conversion of Series B preferred stock in conjunction
  with initial public offering.........................          --         --   (3,922,463)   (20,903)   (20,903)
                                                         ----------   --------   ----------   --------   --------
BALANCE AT DECEMBER 31, 2000...........................          --   $     --           --   $     --   $     --
                                                         ==========   ========   ==========   ========   ========

     Costs associated with the issuance of redeemable convertible participating preferred stock have been netted against the gross proceeds received, and for Series A redeemable convertible participating preferred stock, were accreted to the carrying amount through a charge to additional paid-in capital until the closing of the Company's initial public offering on October 4, 2000.

10.  STOCKHOLDERS' EQUITY (DEFICIT)

  PREFERRED STOCK

     The Company is authorized to issue up to 25.0 million shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, and liquidation preferences, as set forth in the Company's restated certificate of incorporation.

  COMMON STOCK

     The Company is authorized to issue 100.0 million shares of common stock $0.01 par value. The holders of common stock are entitled to one vote per share and are entitled to dividends when and if declared by the Board of Directors of the Company. As of December 31, 2000 and 1999, there were 31,329,470 and 15,385,946 shares of common stock outstanding, respectively.

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     At December 31, 2000, common shares reserved for future issuance consisted of the following:

Stock warrants..............................................     114,899
Shares reserved for future option exercises.................   1,138,216
Shares reserved for potential issuance under the Employee
  Stock Purchase Plan.......................................     500,000
                                                               ---------
  Total.....................................................   1,753,115
                                                               =========

  WARRANTS ISSUED FOR SERVICES

     In November 1999, the Company entered into an agreement with a corporate partner in consideration of the consulting services which the partner has rendered to the Company in the past and which the partner will continue to render to the Company in the future. In addition, the Company issued a warrant to such corporate partner to purchase 12,439 shares of the common stock at a price of $2.76 per share. One-third of the warrant shares vested on the effective date of the agreement; one-third of the warrant shares vested in November 2000; and the remaining one-third of the warrant shares vest in November 2001. The warrant is exercisable for five years following the date of issuance. The estimated fair value of the vested warrant shares at the time of issuance was immaterial. The warrant is non-forfeitable and was issued for consulting services received and, if requested, to be received in the future. The Company will record additional expense as the warrant vests, based on the related fair value of the underlying stock.

  WARRANTS ISSUED FOR FINANCING

     In August 2000, the Company signed agreements to borrow up to $5.0 million from Nortel Networks and up to $5.0 million from an affiliate of one of its preferred stockholders. Any amounts borrowed under such agreements, if not repaid sooner, were due February 2001. Borrowings were secured by all of the Company's assets, bore interest at 6.0% annually and were mandatorily payable upon the close of the Company's initial public offering. The Company had borrowed $3.0 million under each of the above borrowing agreements. Upon the closing of its initial public offering, the Company repaid all the debt outstanding to each respective party in aggregate of $6.0 million on October 5, 2000.

     Warrants that expire in three years were also issued in connection with the financing. The warrants may be exercised to acquire 102,460 shares of common stock following the Company's initial public offering, at an exercise price of $7.32 per share. These warrants, which were fully vested when granted, are valued at approximately $0.7 million using the Black-Scholes Valuation Model with the following assumptions: no dividend yield; volatility of 62.0%; risk-free interest rate of 6.3%; and an expected life of 3 years. The calculated fair value of the warrants was amortized to interest expense through the date of the initial public offering using the effective interest method.

11.  STOCK OPTIONS

     On May 12, 1999, the Company adopted the Elastic Networks 1999 Stock Incentive Plan (the "Plan"), under which options to purchase common shares of the Company may be granted to employees, officers, and directors of, and consultants and advisors to, the Company. Options granted may be either incentive stock options or nonstatutory stock options and are exercisable within the times determined by the Board of Directors as specified in each option agreement. Options vest over a period of time as determined by the Board of Directors, generally three years. The Company is authorized to issue 6,661,766 shares under this Plan.

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     A summary of the activity under the Plan is set forth below:

                                                            NUMBER OF   WEIGHTED-AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                            ---------   ----------------
Balance at December 31, 1998..............................         --        $  --
  Granted.................................................  4,640,877         2.07
  Exercised...............................................     (1,331)        2.07
  Canceled................................................   (231,578)        2.07
                                                            ---------
Balance at December 31, 1999..............................  4,407,968         2.07
  Granted.................................................  1,586,301         4.41
  Exercised...............................................    (58,611)        2.07
  Canceled................................................   (412,108)        2.48
                                                            ---------
Balance at December 31, 2000..............................  5,523,550         2.71
                                                            =========

     A summary of the options granted at market and less than market value is set forth below:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Option grants at less than market value on grant date:
  Options granted...........................................   1,431,653    4,640,877
  Weighted-average exercise price...........................  $     4.39   $     2.27
  Weighted-average fair value...............................        6.81         2.20
Option grants at market value on grant date:
  Options granted...........................................     154,648           --
  Weighted-average exercise price...........................  $     5.07   $       --
  Weighted-average fair value...............................        5.07           --

     As of December 31, 2000 and 1999 there were 1,808,344 and 358,650 options exercisable at an exercise price of $2.08 and $2.07, respectively.

     The following table summarizes all employee options outstanding and exercisable by price and range as of December 31, 2000:

                          OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
-----------------------------------------------------------------------   -----------------------
                                           WEIGHTED-AVERAGE   WEIGHTED-                 WEIGHTED-
                                              REMAINING        AVERAGE                   AVERAGE
                               NUMBER      CONTRACTUAL LIFE   EXERCISE      NUMBER      EXERCISE
RANGE OF EXERCISE PRICES     OUTSTANDING       (YEARS)          PRICE     EXERCISABLE     PRICE
------------------------     -----------   ----------------   ---------   -----------   ---------
$2.07......................   4,177,254          7.6            $2.07      1,512,542      $2.07
 2.08 - 4.53...............     580,198          7.9             4.46          8,000       3.88
 4.54 - 6.50...............       4,200          9.9             5.69             --         --
 6.51 - 9.30...............     305,850          8.7             9.03             --         --

     During the years ended December 31, 2000 and 1999, the Company recognized $3.2 million and $0.5 million, respectively, in deferred stock compensation relating to options granted with an exercise price that was less than the estimated fair market value of the Company's stock at the grant date.

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  STOCK BASED COMPENSATION

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its employee stock-based compensation plans. Had compensation costs for the Company's stock-based compensation plans been determined based on the fair value at the grant date for awards under the Plan, consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, the Company's results would have been as follows for the years ended December 31, 2000 and 1999, respectively:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Net loss....................................................   $(38,866)    $(20,731)
Net loss attributable to common stockholders................    (39,271)     (21,064)
Basic and diluted net loss per common share.................      (1.94)       (1.26)

     The weighted-average fair value of all options granted for the period ended December 31, 2000 and 1999 were estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              2000    1999
                                                              -----   -----
Expected option life, in years..............................      5       5
Risk-free interest rate.....................................   6.3%    6.3%
Volatility..................................................  62.0%   62.0%
Dividend yield..............................................   0.0%    0.0%

     The estimated fair value of options is amortized to expense over the vesting period. The estimated fair value of employee stock options granted during 2000 and 1999 was $2.69 and $1.32 per share, respectively.

  NONEMPLOYEE STOCK OPTIONS

     During 2000 and 1999, the Company issued options to purchase 10,000 and 461,048 shares, respectively under the Plan in exchange for services received or to be received. The options have an exercise price of $2.07 and a fair value of $1.32 per option on the grant date. The weighted-average fair value was determined using the Black-Scholes Valuation Model with the following assumptions: no dividend yield; volatility of 62.0%; risk-free interest rate of 6.3%; and an expected life of 5 years. The majority of these options will be fully vested by December 31, 2001. In conjunction with the issuance of these options, the Company recognized expense of $1.8 million and $42 in 2000 and 1999, respectively, based on the fair value of the options, which have fully or partially vested. Additional expense will be recorded in subsequent periods based on additional vesting and the related fair value of the underlying stock.

12.  SOFTWARE LICENSE AGREEMENT

     In September 1998, Nortel Networks and a nonaffiliated investor (the "Licensee") signed a Cooperative Development and License Agreement. The agreement was subsequently assigned by Nortel Networks to the Company. Under the terms of the agreement, the Licensee agreed to pay $4.5 million for a license of certain of the Company's technology and for development of some additional agreed-upon technology. The payment terms provided for $1.0 million to be paid within 30 days of the signing of the agreement and for additional payments to be made within 30 days of the completion by the Company of

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

certain technology. The Company received $1.0 million in October 1998 and $1.5 million in December 1998 from the Licensee as payments under this agreement. Such amounts have been reflected as deferred software license revenue and are being amortized on a straight-line basis over the remaining term of the agreement, which ends in 2002. As of December 31, 2000 and 1999, the Company had deferred software license revenues of $1.1 million and $1.5 million, respectively.

     In May 1999, the agreement was amended to provide for the termination of the original agreement in the event that the Company and the Licensee could not agree to the final terms and completion dates of the additional technology to be developed under the term of the original agreement.

     In May 1999, the Company issued 615,385 shares of Series A redeemable convertible participating preferred stock to the Licensee for cash of $6 plus non-interest bearing notes receivable of $1.9 million, net of discounts on such notes of $0.1 million.

     The Cooperative Development and License Agreement was amended, effective April 5, 2000, to provide for the granting of a license by the Company to the Licensee for certain technology that was developed under the terms of the agreement. Accordingly, the Licensee agreed to pay the notes and on June 16, 2000, the Company received cash of $2.0 million in full payment of the notes.

13.  SEGMENT INFORMATION

     The Company operates in one reportable business segment, to develop technology and products to provide high-speed access over copper wire infrastructure.

  GEOGRAPHIC INFORMATION

     The Company's headquarters and its operations are located in the United States. The Company's research and development activities are conducted in the United States. The Company conducts its sales, marketing and customer service activities throughout the world including Company locations in Toronto, Canada and Hong Kong, China. Geographic long-lived assets information is based on the physical location of the assets at the end of each period. Geographic revenue information is based on the location of the end customer.

     Identifiable long-lived assets (principally property and equipment) by geographic areas:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
Long-lived assets -- United States..........................  $3,375   $1,352
                                                              ======   ======

     Revenues by geographic region are as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      1999      1998
                                                          -------   -------   -------
Revenues
  United States.........................................  $29,336   $ 7,267   $   233
  Canada................................................    1,924       126        --
  Asia..................................................    8,730       799        --
  Other.................................................      162        23        --
                                                          -------   -------   -------
     Total Revenues.....................................  $40,152   $ 8,215   $   233
                                                          =======   =======   =======

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

14.  RELATED PARTY TRANSACTIONS

     The following tables summarize related party transactions:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     1999     1998
                                                             ------   ------   ------
Sales to Nortel Networks...................................  $4,765   $3,267   $   80
Purchases from Nortel Networks.............................      --    6,172    1,406

                                                               DECEMBER 31,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
Receivables from Nortel Networks............................  $1,082   $1,209
Royalties payable to Nortel Networks........................     360      129
Salaries and benefits payable to Nortel Networks............      --      149

15.  ROYALTY OBLIGATIONS

     On May 12, 1999, the Company obtained ownership rights in certain intellectual property belonging to Nortel Networks. Nortel Networks gave the Company several exclusive and nonexclusive worldwide licenses under the Intellectual Property Transfer and License Agreement (the "Agreement") for the purpose of designing, developing, using, manufacturing, and distributing licensed technical information, patents, products, technology, trademarks, software, and third-party software. Such license also includes the right to have licensed products and software made by another manufacturer for the use, lease, or sale by the Company. The patent license granted to the Company also includes the right to grant sublicenses to third-parties within the scope of the license granted.

     The provisions of the Agreement also provided for the Company to pay to Nortel Networks: (a) a royalty of 2.5% of net end-user revenues for the term of this Agreement; (b) a royalty of 2.5% of net distributor revenues for the term of this Agreement; and (c) 5.0% of net sublicensing revenues for the term of this Agreement. The royalty payments were due 30 days after each quarter-end. The royalty and reporting obligations set out in this Agreement were payable by the Company until the completion of its initial public offering. For 2000 and 1999, the royalty based on 2.5% of net sales was approximately $0.4 million and $0.1 million, respectively. Subsequent to the completion of its initial public offering, the Company has no further royalty obligations to Nortel Networks.

16.  COMPENSATION ARRANGEMENTS

     In fulfillment of compensation arrangements between Nortel Networks and some of the Company's employees relating to their prior employment with Nortel Networks, Nortel Networks has agreed to pay these employees, if they are still working for the Company at the time of payment, an aggregate of approximately $13.4 million in cash. On October 21, 2000, the employees received a payment from Nortel Networks of $8.9 million. Nortel Networks will make an additional payment of approximately $4.5 million on the first anniversary of that date. In connection with these arrangements, the Company recorded compensation expense in 2000 of $10.0 million and will record compensation expense of approximately $3.4 million in 2001. The Company will record capital contributions from Nortel Networks in equivalent amounts.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                             ELASTIC NETWORKS INC.

                       UNAUDITED CONDENSED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $  17,112       $48,195
  Short-term investments....................................       10,176        20,396
  Restricted cash...........................................        5,000            --
  Accounts receivable, net of allowance for doubtful
     accounts of $396 and $90...............................        1,967         8,068
  Inventories...............................................        5,988         6,467
  Note receivable...........................................           --         2,951
  Other current assets......................................          941         1,799
                                                                ---------       -------
     Total current assets...................................       41,184        87,876
Property and equipment, net.................................        3,405         3,375
Other assets................................................          102           102
                                                                ---------       -------
     Total assets...........................................    $  44,691       $91,353
                                                                =========       =======

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   6,336       $10,891
  Accrued liabilities.......................................        8,891         2,341
  Deferred revenues.........................................          796           926
  Capital lease obligations.................................          231           216
                                                                ---------       -------
     Total current liabilities..............................       16,254        14,374
Deferred revenues, long-term................................          153           712
Capital lease obligations, long-term........................          134           305
Commitments and contingencies...............................
Stockholders' equity:
  Preferred stock, par value $0.01; 25,000,000 shares
     authorized, 0 shares issued and outstanding............           --            --
  Common stock, par value $0.01; 100,000,000 shares
     authorized, 31,524,351 and 31,329,470 shares issued and
     outstanding at September 30, 2001 and December 31,
     2000...................................................          315           313
  Additional paid-in capital................................      131,689       129,802
  Deferred stock compensation...............................         (905)       (2,978)
  Accumulated deficit.......................................     (102,949)      (51,175)
                                                                ---------       -------
       Total stockholders' equity...........................       28,150        75,962
                                                                ---------       -------
       Total liabilities and stockholders' equity...........    $  44,691       $91,353
                                                                =========       =======

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                             ELASTIC NETWORKS INC.

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                               -------------------
                                                                 2001       2000
                                                               --------   --------
Net revenues................................................   $ 19,468   $ 25,897
Cost of revenues............................................     16,964     24,193
Charges related to excess inventory on hand and on order and
  restructuring charges.....................................     23,998         --
                                                               --------   --------
Gross profit (loss).........................................    (21,494)     1,704
Operating expenses(1)
  Sales and marketing.......................................      9,895     10,123
  Research and development..................................      9,545      8,385
  General and administrative................................     12,478      4,696
                                                               --------   --------
     Total operating expenses...............................     31,918     23,204
                                                               --------   --------
       Operating loss.......................................    (53,412)   (21,500)
Other income (expense), net.................................      1,638       (851)
                                                               --------   --------
     Net loss...............................................    (51,774)   (22,351)
Accretion of Series A preferred stock.......................         --       (399)
                                                               --------   --------
Net loss attributed to common stockholders..................   $(51,774)  $(22,750)
                                                               --------   --------
Basic and diluted net loss per common share.................   $  (1.65)  $  (1.36)
                                                               ========   ========
Weighted average shares used in computing basic and diluted
  net loss per common share.................................     31,460     16,680
                                                               ========   ========

---------------

(1) Includes $3.9 million of restructuring charges and additional accruals for uncollectible accounts for the nine months ended September 30, 2001. Includes $3.6 million and $2.0 million of non-cash stock based compensation expenses for the nine months ended September 30, 2001 and 2000, respectively.

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                             ELASTIC NETWORKS INC.

             UNAUDITED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                        COMMON STOCK       ADDITIONAL     DEFERRED                        TOTAL
                                     -------------------    PAID-IN        STOCK       ACCUMULATED    STOCKHOLDERS'
                                       SHARES     AMOUNT    CAPITAL     COMPENSATION    (DEFICIT)         EQUITY
                                     ----------   ------   ----------   ------------   -----------   ----------------
Balance at December 31, 2000.......  31,329,470    $313     $129,802      $(2,978)      $ (51,175)       $ 75,962
Net loss...........................          --      --           --           --         (51,774)        (51,774)
Employee stock options exercised...     156,540       1          323           --              --             324
Deferred stock compensation........          --      --       (1,605)       1,605              --              --
Amortization of deferred stock
  compensation.....................          --      --           --          393              --             393
Employee purchases of stock through
  Employee Stock Purchase Plan.....      38,341       1           59           --              --              60
Nortel Networks options payout.....          --      --        3,322           --              --           3,322
Other..............................          --      --         (212)          75              --            (137)
                                     ----------    ----     --------      -------       ---------        --------
Balance at September 30, 2001......  31,524,351    $315     $131,689      $  (905)      $(102,949)       $ 28,150
                                     ==========    ====     ========      =======       =========        ========

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                             ELASTIC NETWORKS INC.

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(51,774)  $(22,351)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Charges related to excess inventory on hand and on
      order, note receivable write-off and restructuring
      charges...............................................    27,662         --
     Depreciation and amortization..........................     1,409        562
     Amortization of deferred stock compensation............       145        451
     Nortel Networks options payout.........................     3,322         --
     Issuance of common stock options and warrants..........       140      2,210
  Changes in assets and liabilities:
     Restricted cash........................................    (5,000)        --
     Accounts receivable....................................     6,101     (2,111)
     Note receivable........................................       870         --
     Inventories............................................   (16,560)    (5,111)
     Accounts payable.......................................    (4,555)     4,208
     Accrued liabilities....................................    (1,508)       761
     Other..................................................       179     (1,282)
                                                              --------   --------
       Net cash used in operating activities................   (39,569)   (22,663)
                                                              --------   --------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (1,924)    (2,065)
  Proceeds from sale of short-term investments..............    20,396     67,077
  Purchases of short-term investments.......................   (10,176)   (65,327)
                                                              --------   --------
       Net cash provided by (used in) investing
        activities..........................................     8,296       (315)
                                                              --------   --------
Cash flows from financing activities:
  Cash proceeds from issuance of common and preferred
     stock..................................................        60     20,903
  Borrowings under stockholder lines of credit..............        --      6,000
  Payment of note receivable attributable to Series A
     preferred shares issuance..............................        --      1,994
  Other.....................................................       130        (62)
                                                              --------   --------
       Net cash provided by financing activities............       190     28,835
                                                              --------   --------
       Net increase (decrease) in cash and cash
        equivalents.........................................   (31,083)     5,857
Cash and cash equivalents, beginning of period..............    48,195      3,863
                                                              --------   --------
Cash and cash equivalents, end of period....................  $ 17,112   $  9,720
                                                              ========   ========
Supplemental schedule of investing and financing activities:
  Cash paid during the period for interest..................  $     53   $     73
                                                              ========   ========
  Issuance of stock options and warrants for consulting
     services...............................................             $  2,211
                                                                         ========
  Capital lease additions...................................             $    466
                                                                         ========

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                             ELASTIC NETWORKS INC.

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1.  BASIS OF PREPARATION

     The accompanying condensed financial statements included herein have been prepared by Elastic Networks Inc. (the "Company") without audit, in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America for complete financial statements have been condensed or omitted pursuant to such rules and regulations.

     These condensed financial statements should be read in conjunction with the Company's audited financial statements and notes thereto presented in its joint proxy statement-prospectus. Footnotes, which would substantially duplicate the disclosures in the Company's audited financial statements for the year ended December 31, 2000 contained in this joint proxy statement-prospectus, have been omitted.

     In the opinion of management, the condensed financial statements included herein contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2001 and the results of operations for the nine months ended September 30, 2001 and 2000 and cash flows for the nine months ended September 30, 2001 and 2000. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REVENUE RECOGNITION

     The Company generally recognizes revenues upon shipment depending on contract terms and conditions if collectibility is reasonably assured, pricing is fixed and determinable, and returns are reasonably estimated. No revenues are recognized on products shipped on a trial basis until products are fully accepted by the customer. Estimated sales returns, based on historical experience by product, are recorded at the time the product revenues are recognized. Certain technology license revenues are recognized ratably over the term of the related agreement (see note 12 in the Company's audited financial statements and the notes thereto presented in this joint proxy statement-prospectus).

     Consulting services, principally, installation and training revenues are recognized as the services are completed. These services are typically performed under separate service agreements and are usually performed on a time and material basis. Such services primarily consist of implementation services related to the installation and deployment of the Company's products.

     Revenues are generally recognized upon shipment of the equipment. In other transactions where the Company holds the inventory but invoices the customer, the Company recognizes revenues when the following conditions are met: the equipment is complete, ready for shipment and segregated from other inventory; the Company has no further significant performance obligations in connection with the completion of the transaction; the commitment and delivery schedule is fixed; the customer requested the transaction be completed on this basis; and the risks of ownership have passed to the customer. There were no revenues recognized from these transactions for the nine months ended September 30, 2001 and 2000. Accounts receivable relating to these transactions of $0.0 and $1.2 million was included in total accounts receivable at September 30, 2001 and December 31, 2000, respectively.

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  NET LOSS PER COMMON SHARE

     Basic and diluted net loss per common share are presented in conformity with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, for all periods presented. Basic and diluted net loss per common share were computed on the basis of weighted-average shares outstanding.

     For all periods presented, dilutive securities included options, warrants and contingent stock related to Series A and B redeemable convertible participating preferred stock. Potentially dilutive securities totaling 547,569 and 2,853,696 for the nine months ended September 30, 2001 and 2000, respectively were excluded from historical diluted net loss per common share because of their anti-dilutive effect.

  RECENT PRONOUNCEMENTS

     In October 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the disposal of a segment of a business. SFAS No. 144 retains many of the fundamental provisions of SFAS No. 121, but resolves certain implementation issues associated with that Statement. SFAS No. 144 will be effective for the Company beginning January 1, 2002. The Company is in the process of evaluating the effects of this new statement.

     In July 2001, the FASB issued SFAS No. 141, Business Combinations. This statement supersedes APB Opinion No. 16, Business Combinations and SFAS No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. It revises the standards for accounting treatment for business combinations by requiring the use of purchase accounting and prohibiting the use of the pooling-of-interests method for all business combinations initiated after June 30, 2001. To date, the Company has not entered into any business combinations that would be subject to this statement. Accordingly, the adoption of SFAS No. 141 did not have any impact on the financial reporting and related disclosures of the Company.

     In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement supersedes APB Opinion No. 17, Accounting for Intangible Assets. It revises the standards for accounting for goodwill and other intangible assets by not allowing amortization of goodwill and establishing accounting for impairment of goodwill and other intangible assets. In addition, the standard includes provisions for reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 is required to be applied starting with fiscal years beginning after December 15, 2001. To date, the Company has not entered into any business combinations and has no goodwill or intangible assets that would be subject to this statement. Accordingly, the adoption of SFAS No. 142 should not have any impact on the financial reporting and related disclosures of the Company.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the entity's rights or obligations under the applicable derivative contract. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, which deferred the

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

effective date of SFAS No. 133 until fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company, to date, has not engaged in derivative or hedging activities, and accordingly the adoption of SFAS No. 133 on January 1, 2001 did not have any impact on the balance sheet of the Company.

  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

  RESTRICTED CASH

     During the quarter ended September 30, 2001, the Company entered into an agreement with one of its contract manufacturers relating to the manufacturing of finished products and procurement of component parts required in the manufacturing process. As part of these agreements, the Company established $5.0 million of cash in restricted, interest-bearing accounts until June 1, 2002.

NOTE 3.  INVENTORIES

     Inventories, net of allowances, consist of the following:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
Raw materials...............................................     $  899          $  512
Finished goods..............................................      5,089           5,955
                                                                 ------          ------
  Total.....................................................     $5,988          $6,467
                                                                 ======          ======

     The allowances for inventories, primarily for excess and obsolescence, were $20.4 million at September 30, 2001. The allowances for inventories were $1.7 million at December 31, 2000.

NOTE 4.  SEGMENT INFORMATION

     The Company operates in one reportable business segment, to develop technology and products to provide high-speed access over copper wire infrastructure.

  GEOGRAPHIC INFORMATION

     The Company's headquarters and its operations are located in the United States. The Company's research and development activities are conducted in the United States. The Company conducts its sales, marketing and customer service activities throughout the world including the Company's international office located in Hong Kong, China. Geographic long-lived assets information is based on the physical location of the assets at the end of each period. Geographic revenue information is based on the location of the end customer. Identifiable long-lived assets (principally property and equipment) by geographic areas:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
Long-lived assets -- United States..........................     $3,405          $3,375

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Revenues by geographic region are as follows:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
Revenues
  United States.............................................  $17,304   $21,477
  Asia......................................................    1,651     3,313
  Other.....................................................      513     1,107
                                                              -------   -------
          Total Revenues....................................  $19,468   $25,897
                                                              =======   =======

NOTE 5.  RELATED PARTY TRANSACTIONS

     The following tables summarize related party transactions:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
Receivables from Nortel Networks............................      $879           $1,082
Payable to Nortel Networks..................................       386              360

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
Sales to Nortel Networks....................................  $13,214    $3,558

NOTE 6.  EMPLOYEE STOCK PURCHASE PLAN AND STOCK OPTION PLANS

     In May 2001, the stockholders of the Company approved and adopted an Amended and Restated Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code. Under this plan, employees are entitled to purchase shares at 85% of the lower market value on January 1 or June 30 for the first half of the plan year and 85% of the lower market value on July 1 or December 31 for the second half of the plan year. During the quarter ended September 30, 2001, the Company issued 38,341 shares of Common Stock at a purchase price of $1.57 per share pursuant to the Amended and Restated Employee Stock Purchase Plan.

     In November 2001, the Company issued options to certain employees to purchase 1.7 million shares of its common stock at $0.18 per share when the market value of this stock was $0.68 per share. All options plans were terminated in December 2001 as a result of the merger agreement between Paradyne Networks, Inc. and the Company. As a result, the Company anticipates recording non-cash stock compensation expense of approximately $1.5 million in its fiscal 2001 financial statements in connection with the early acceleration of the stock option vesting.

NOTE 7.  ACCRUED LIABILITIES

     Accrued liabilities include accruals for excess inventory on order arising from arrangements with contract manufacturers for $5.2 million and $0.0 million at September 30, 2001 and December 31, 2000, respectively. Other restructuring related accruals (see Note 8 -- Restructuring Charges) for $1.0 million and $0.0 million at September 30, 2001 and December 31, 2000, respectively, are also included in the total accrued liabilities for the periods presented.

                             ELASTIC NETWORKS INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 8.  RESTRUCTURING CHARGES

     The Company recorded charges of $1.9 million and $0.0 million for the nine month periods ended September 30, 2001 and 2000, respectively, related to facility consolidations, fixed asset write-offs, equipment lease write-offs, and workforce reductions as a result of changes in business conditions.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            PARADYNE NETWORKS, INC.,

                           PHOENIX MERGER SUB, INC.,

                                      AND

                             ELASTIC NETWORKS INC.

                         DATED AS OF DECEMBER 27, 2001

                         AS AMENDED ON JANUARY 4, 2002

                                    Annex A-1

                               TABLE OF CONTENTS

EXHIBIT INDEX...............................................   A-5
ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER..................   A-7
   1.1 Merger...............................................   A-7
   1.2 Time and Place of Closing............................   A-7
   1.3 Effective Time.......................................   A-7
ARTICLE 2 TERMS OF MERGER...................................   A-7
   2.1 Charter..............................................   A-7
   2.2 Bylaws...............................................   A-7
   2.3 Directors and Officers...............................   A-7
ARTICLE 3 MANNER OF CONVERTING SHARES.......................   A-8
   3.1 Conversion of Shares.................................   A-8
   3.2 Anti-Dilution Provisions.............................   A-8
   3.3 Dissenting Stockholders..............................   A-8
   3.4 Stock Options........................................   A-9
   3.5 Fractional Shares....................................   A-9
   3.6 Adjustment Factor....................................   A-9
   3.7 Emerald Warrant......................................  A-12
ARTICLE 4 EXCHANGE OF SHARES................................  A-12
   4.1 Exchange Procedures..................................  A-12
   4.2 Rights of Former Emerald Stockholders................  A-13
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF EMERALD.........  A-13
   5.1 Organization, Standing, and Power....................  A-13
   5.2 Authority of Emerald; No Breach By Agreement.........  A-13
   5.3 Capital Stock........................................  A-14
   5.4 No Emerald Subsidiaries..............................  A-15
   5.5 SEC Filings; Financial Statements....................  A-15
   5.6 Absence of Undisclosed Liabilities...................  A-15
   5.7 Absence of Certain Changes or Events.................  A-15
   5.8 Tax Matters..........................................  A-15
   5.9 Assets...............................................  A-16
   5.10 Intellectual Property...............................  A-17
   5.11 Environmental Matters...............................  A-18
   5.12 Compliance with Laws................................  A-19
   5.13 Labor Relations.....................................  A-20
   5.14 Employee Benefit Plans..............................  A-20
   5.15 Material Contracts..................................  A-22
   5.16 Legal Proceedings...................................  A-23
   5.17 Reports.............................................  A-23
   5.18 Statements True and Correct.........................  A-23
   5.19 Tax and Regulatory Matters..........................  A-24
   5.20 State Takeover Laws.................................  A-24
   5.21 Charter Provisions..................................  A-24
   5.22 Opinion of Financial Advisor........................  A-24
   5.23 Board Recommendation................................  A-24
   5.24 Affiliate Transactions..............................  A-24

                                    Annex A-2

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PHOENIX.........  A-25
   6.1 Organization, Standing, and Power....................  A-25
   6.2 Authority of Phoenix; No Breach By Agreement.........  A-25
   6.3 Capital Stock........................................  A-26
   6.4 SEC Filings; Financial Statements....................  A-26
   6.5 Compliance with Laws.................................  A-26
   6.6 Statements True and Correct..........................  A-27
   6.7 Authority of Sub.....................................  A-27
   6.8 Tax and Regulatory Matters...........................  A-28
   6.9 Absence of Undisclosed Liabilities...................  A-28
   6.10 Absence of Certain Changes or Events................  A-28
ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION..........  A-28
   7.1 Affirmative Covenants of Emerald.....................  A-28
   7.2 Negative Covenants of Emerald........................  A-29
   7.3 Adverse Changes in Condition.........................  A-30
   7.4 Reports..............................................  A-30
   7.5 Nasdaq NMS Listing...................................  A-31
ARTICLE 8 ADDITIONAL AGREEMENTS.............................  A-31
   8.1 Joint Proxy Statement/Prospectus; Registration
     Statement..............................................  A-31
   8.2 Meetings of Stockholders; Board Recommendation.......  A-32
   8.3 Acquisition Proposals................................  A-32
   8.4 Nasdaq NMS Listing...................................  A-34
   8.5 Antitrust Notification; Consents of Regulatory
     Authorities............................................  A-35
   8.6 Filings with State Offices...........................  A-35
   8.7 Agreement as to Efforts to Consummate................  A-35
   8.8 Investigation and Confidentiality....................  A-36
   8.9 Press Releases.......................................  A-36
   8.10 Tax Treatment.......................................  A-36
   8.11 Agreement of Affiliates.............................  A-37
   8.12 Employee Benefits and Contracts.....................  A-37
   8.13 Insurance; Indemnity................................  A-38
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO
  CONSUMMATE................................................  A-39
   9.1 Conditions to Obligations of Each Party..............  A-39
   9.2 Conditions to Obligations of Phoenix.................  A-40
   9.3 Conditions to Obligations of Emerald.................  A-40
ARTICLE 10 TERMINATION......................................  A-41
  10.1 Termination..........................................  A-41
  10.2 Effect of Termination................................  A-43
  10.3 Expenses.............................................  A-43
ARTICLE 11 MISCELLANEOUS....................................  A-44
  11.1 Definitions..........................................  A-44
  11.2 Non-Survival of Representations and Covenants........  A-50
  11.3 Brokers and Finders..................................  A-50
  11.4 Entire Agreement.....................................  A-51
  11.5 Amendments...........................................  A-51
  11.6 Waivers..............................................  A-51
  11.7 Assignment...........................................  A-51

                                    Annex A-3

  11.8 Notices..............................................  A-51
  11.9 Governing Law........................................  A-52
  11.10 Counterparts........................................  A-52
  11.11 Captions, Articles and Sections.....................  A-52
  11.12 Interpretations.....................................  A-52
  11.13 Enforcement of Agreement............................  A-53
  11.14 Severability........................................  A-53

                                    Annex A-4

                                 EXHIBIT INDEX

 EXHIBIT                               DESCRIPTION                           PAGE
 -------                               -----------                           ----
Exhibit 1 (a)  Emerald Voting Agreements -- Certain Officers and             A-6
               Directors...................................................
Exhibit 1 (b)  Emerald Voting Agreements -- Nortel Networks, Inc...........  A-6
Exhibit 1 (c)  Warrant Termination Agreement...............................  A-6
Exhibit 2 (a)  Phoenix Voting Agreements -- Certain Officers and             A-6
               Directors...................................................
Exhibit 2 (b)  Phoenix Voting Agreements -- Entities Affiliated with the     A-6
               Texas Pacific Group.........................................
Exhibit 3      Amendment No. 1 to the Contribution Agreement...............  A-6
Exhibit 4      Amendment No. 1 to the Intellectual Property Transfer and     A-6
               License Agreement...........................................
Exhibit 5      Amendment No. 1 to the Patent Transfer and License            A-6
               Agreement...................................................
Exhibit 6      Modification of Letter Agreement............................  A-6
Exhibit 7      Tax Certificates............................................  A-36
Exhibit 8      Affiliate Agreements........................................  A-37

                                    Annex A-5

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 27, 2001, as amended on January 4, 2002, effective as of December 27, 2001, by and among PARADYNE NETWORKS, INC. ("Phoenix"), a Delaware corporation; PHOENIX MERGER SUB, INC. ("Sub"), a Delaware corporation; and ELASTIC NETWORKS INC. ("Emerald"), a Delaware corporation.

                                    PREAMBLE

     The respective Boards of Directors of Emerald, Sub and Phoenix are of the opinion that the transactions described herein are advisable and in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Emerald by Phoenix pursuant to the merger of Sub with and into Emerald. At the effective time of such merger, the outstanding shares of the capital stock of Emerald shall be converted into the right to receive shares of the common stock of Phoenix (except as provided herein). As a result, Emerald shall continue to conduct the business and operations of Emerald as a wholly owned Subsidiary of Phoenix. The transactions described in this Agreement are subject to the approvals of the stockholders of Emerald, the stockholders of Phoenix, expiration of the required waiting period under the HSR Act (if Phoenix elects to cause the Parties to make filings under the HSR Act), and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Phoenix's willingness to enter into this Agreement,
(a) certain of the holders of the outstanding shares of Emerald Common Stock have executed and delivered to Phoenix an agreement in substantially the forms of Exhibit 1(a) and Exhibit 1(b) (collectively the "Emerald Voting Agreements"), pursuant to which they have agreed, among other things, subject to the terms of such Emerald Voting Agreements, to vote the shares of Emerald Common Stock over which such Persons have voting power to adopt this Agreement and approve the Merger and, in the case of Nortel Networks, Inc., to terminate a certain stock purchase warrant for shares of Emerald Common Stock and (b) Pequot Private Equity Fund II, L.P. has executed and delivered to Phoenix, an agreement in substantially the form of Exhibit 1(c), pursuant to which it has agreed, among other things, to terminate a certain stock purchase warrant for shares of Emerald Common Stock.

     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Emerald's willingness to enter into this Agreement, certain of the holders of the outstanding shares of Phoenix Common Stock have executed and delivered to Emerald an agreement in substantially the forms of
Exhibit 2(a) and Exhibit 2(b) (the "Phoenix Voting Agreement"), pursuant to which they have agreed, among other things, subject to the terms of such Phoenix Voting Agreements, to vote the shares of Phoenix Common Stock over which such Persons have voting power to approve the Phoenix Stockholder Proposals.

     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Phoenix's willingness to enter into this Agreement,
(a) Emerald and Nortel Networks, Inc. have executed and delivered an Amendment No. 1 to the Contribution Agreement in the form of Exhibit 3, (b) Emerald and Nortel Networks Corporation have executed and delivered an Amendment No. 1 to the Intellectual Property Transfer and License Agreement in the form of Exhibit 4, (c) Emerald and Nortel Networks, Inc. have executed and delivered an Amendment No. 1 to the Patent Transfer and License Agreement in the form of
Exhibit 5, and (d) Emerald and Nortel Networks, Inc. have executed and delivered a Modification of Letter Agreement in the form attached as Exhibit 6.

     Certain capitalized terms used in this Agreement are defined in Section
11.1 of this Agreement.

                                    Annex A-6

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

1.1  MERGER.

     Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Emerald in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL") and with the effect provided therein (the "Merger"). Emerald shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Phoenix and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Emerald, Sub and Phoenix and by Phoenix, as the sole stockholder of Sub.

1.2  TIME AND PLACE OF CLOSING.

     The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3  EFFECTIVE TIME.

     The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first Business Day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Emerald and stockholders of Phoenix approve the transactions contemplated by this Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

2.1  CHARTER.

     At the Effective Time, the Certificate of Incorporation of Emerald in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

2.2  BYLAWS.

     The Bylaws of Sub in effect immediately prior to the Effective Time, a copy of which has been provided to Emerald prior to the date hereof, shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

2.3  DIRECTORS AND OFFICERS.

     The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and
                                    Annex A-7
after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

3.1  CONVERSION OF SHARES.

     Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Phoenix, Emerald, Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Each of the shares of Emerald Common Stock held by Emerald or by any Phoenix Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     (c) Each share of Emerald Common Stock (excluding shares held by Emerald or any Phoenix Entity, and excluding shares held by stockholders who perfect their statutory dissenters' rights, if applicable, as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from Phoenix (i) 0.2288 of a share of Phoenix Common Stock, if the Average Closing Price (as defined below) is equal to or greater than $3.21 per share and less than or equal to $4.35 per share; or (ii) that fraction of a share of Phoenix Common Stock equal to the quotient obtained by dividing $0.735 by the Average Closing Price, if the Average Closing Price is less than $3.21 and greater than or equal to $2.73; or (iii) that fraction of a share of Phoenix Common Stock equal to the quotient obtained by dividing $0.995 by the Average Closing Price, if the Average Closing Price is greater than $4.35 and less than or equal to $5.00; or (iv) 0.2692 of a share of Phoenix Common Stock, if the Average Closing Price is less than $2.73 per share; or (v) 0.1990 of a share of Phoenix Common Stock, if the Average Closing Price is greater than $5.00 (such applicable fraction of Phoenix Common Stock, as multiplied by the Adjustment Factor (as defined in Section 3.6), the "Exchange Ratio"). The Phoenix Common Stock to be issued pursuant to this Agreement, together with cash to be paid in lieu of fractional shares pursuant to Section 3.5, are referred to collectively as the "Merger Consideration." "Average Closing Price" shall be defined to mean the average of the daily last sales prices for the shares of Phoenix Common Stock for the ten consecutive full trading days on which such shares are actually traded on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Phoenix) ending at the close of the trading day two full trading days prior to the Closing.

3.2    ANTI-DILUTION PROVISIONS.

     In the event Phoenix changes the number of shares of Phoenix Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

3.3    DISSENTING STOCKHOLDERS.

     Any holder of shares of Emerald Common Stock who perfects such holder's dissenters' rights, if applicable and available, in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant
                                    Annex A-8
to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to Emerald the Certificate or Certificates (as defined below) representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Emerald fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, Phoenix or the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Emerald Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the Certificate or Certificates representing the shares of Emerald Common Stock held by such holder.

3.4    STOCK OPTIONS.

     Promptly, and in any event within seven (7) calendar days following the execution of this Agreement, Emerald shall cause the administrator of each of the Emerald Stock Option Plan and the Emerald 1999 Stock Incentive Plan (collectively, the "Option Plans") to provide to each holder of an option granted under the Option Plans the notice contemplated by the provisions thereof to the effect that (i) as of the date of such notice, any outstanding Options that are not vested, whether or not exercisable, shall become immediately vested and exercisable, and (ii) immediately prior to the Effective Time, each outstanding Option granted under the Option Plans that has not been exercised by such holder shall terminate and the stock option agreements pursuant to which such Options were granted shall cease to be of any force or effect. Prior to the Effective Time, Emerald shall take any and all actions necessary to effect the cancellation, as of the Effective Time, of each outstanding Option that has not been exercised by the holder thereof within the respective time periods provided in the Option Plans.

3.5  FRACTIONAL SHARES.

     No fraction of a share of Phoenix Common Stock shall be issued by virtue of the Merger, but in lieu thereof each holder of shares of Emerald Common Stock who would otherwise be entitled to a fraction of a share of Phoenix Common Stock (after aggregating all fractional shares of Phoenix Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate or Certificates, receive from Phoenix an amount of cash, without interest, equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price.

3.6  ADJUSTMENT FACTOR.

     (a) The "Adjustment Factor" shall be equal to the quotient obtained by dividing (i) the Closing Net Adjusted Working Capital Amount plus $12,050,000 by
(ii) the Targeted Net Adjusted Working Capital Amount plus $12,050,000; provided, however, if the Closing Net Adjusted Working Capital Amount is less than or exceeds the Targeted Net Working Capital Amount by $100,000.00 or less, then, in either case, the Adjustment Factor shall be equal to 1. The "Targeted Net Adjusted Working Capital Amount" shall be 16,838,000, if the Adjustment Date is February 1, 2002; $16,820,000, if the Adjustment Date is February 15, 2002; $16,802,000, if the Adjustment Date is February 28, 2002; $16,800,500, if the Adjustment Date is March 15, 2002; or $16,799,000, if the Adjustment Date is March 31, 2002.

     (b) Emerald shall cause to be prepared and delivered to Phoenix and the Accounting Firm (as defined below) as of the "Adjustment Date" a "Statement of Closing Net Adjusted Working Capital Amount," which shall include Emerald's calculation of the Closing Net Adjusted Working Capital Amount, in accordance with the following schedule:

          (i) if the Effective Time is on or later than February 15, 2002, but prior to February 28, 2002, the Adjustment Date shall be February 1, 2002;

          (ii) if the Effective Time is on or later than February 28, 2002, but prior to March 15, 2002, the Adjustment Date shall be February 15, 2002;

                                    Annex A-9

          (iii) if the Effective Time is on or later than March 15, 2002, but prior to March 31, 2002, the Adjustment Date shall be February 28, 2002;

          (iv) if the Effective Time is on or later than March 31, 2002, but prior to April 15, 2002, the Adjustment Date shall be March 15, 2002; and

          (v) if the Effective Time is on or later than April 15, 2002, the Adjustment Date shall be March 31, 2002;

provided, however, that the Adjustment Date shall not occur, and Emerald shall not prepare the Statement of Closing Net Adjusted Working Capital Amount, until after the completion of the independent audit of Emerald's financial statements for the year ended December 31, 2001. Emerald will make available to Phoenix and the Accounting Firm (as defined below) access to the audit working papers for the year ended December 31, 2001 (including, without limitation, any unrecorded proposed adjustments) prepared by Emerald's independent accounting firm.

Phoenix shall have an opportunity to participate in Emerald's preparation of the Statement of Closing Net Adjusted Working Capital Amount and to review all records and workpapers related thereto. Phoenix shall retain, at its election, one of the following three (3) independent accounting firms: Arthur Andersen, KPMG Peat Marwick or Ernst & Young (the "Accounting Firm"). Both Phoenix and Emerald agree to execute and deliver such indemnity and other agreements related to the engagement of the Accounting Firm as may be reasonably required by the Accounting Firm. The Accounting Firm shall read and analyze the Statement of Closing Net Adjusted Working Capital Amount delivered by Emerald for correctness and compliance with the calculation described in Section 3.6(d) below. The Accounting Firm's procedures applied to the Statement of Closing Net Adjusted Working Capital Amount must be completed within seven (7) Business Days of the date of the delivery of Emerald's Statement of Closing Net Adjusted Working Capital Amount (the "Review Period"). Based upon the foregoing procedures, the Accounting Firm shall have the right, in its sole discretion, to modify the Statement of Closing Net Adjusted Working Capital Amount to ensure that it complies with the calculation described in Section 3.6(d) below. The Accounting's Firm's procedures and modifications, if any, of the Statement of Closing Net Adjusted Working Capital Amount, if any, shall be binding on the Parties. Both Emerald and Phoenix shall have an opportunity to participate in such analysis and comment on the workpapers related thereto prior to the delivery of the final Statement of Closing Net Adjusted Working Capital Amount by the Accounting Firm. Subject to Section 3.6(d)(iv) below, each of Emerald and Phoenix shall bear one half of the fees and expenses of the Accounting Firm. If for any reason the Accounting Firm does not complete its procedures within the Review Period, then Emerald and Phoenix shall jointly determine the Closing Net Adjusted Working Capital Amount as soon as reasonably practical following the Review Period. If Emerald and Phoenix are unable to make a joint determination within two (2) Business Days after the Review Period, then Phoenix shall deliver to Emerald within two (2) Business Days thereafter Phoenix's Statement of the Closing Net Adjusted Working Capital Amount, and the final Closing Net Adjusted Working Capital Amount shall be equal to the average of Emerald's Statement of the Closing Net Adjusted Working Capital Amount (as previously delivered pursuant to this Section 3.6(b)) and Phoenix's Statement of the Closing Net Adjusted Working Capital Amount.

     (c) Notwithstanding any provision in this Agreement to the contrary, without the prior written consent of Phoenix (which shall be deemed given in the event that Phoenix does not respond to a written communication from Emerald addressed to Sean Belanger, Patrick Murphy, Barry Black and David Greenblott prior to the end of the next full Business Day following the date of such written communication), Emerald covenants and agrees that, on and after the Adjustment Date until the Closing, it will not make or agree or commit to make any expenditures, except for:

          (i) expenditures relating to utilities, taxes, leases (for both personal and real property) and recurring employee payroll, in each case which are considered essential to the operation of Emerald's business consistent with past practices; and

                                    Annex A-10

          (ii) expenditures associated with the transactions contemplated by this Agreement, provided that in each case such expenditures are reflected in the Statement of Closing Net Adjusted Working Capital Amount in accordance with Section 3.6(d)(iii) below.

     (d) For the purposes of this Section 3.6, the "Closing Net Adjusted Working Capital Amount" shall be calculated as follows:

          (i) Current Assets of Emerald (as defined under, and calculated in accordance with, GAAP on a consistent basis), less

          (ii) Current Liabilities of Emerald (as defined under, and calculated in accordance with, GAAP on a consistent basis), less

          (iii) Emerald's expenses associated with the transactions contemplated by this Agreement (including, without limitation, all legal, investment banking and other professional fees and expenses and all printing, mailing and transfer agent fees associated with the Joint Proxy Statement/Prospectus delivered to Emerald's stockholders (such printing and mailing fees calculated on a pro rata basis between Emerald's total number of record and beneficial stockholders as of the record date for the Emerald Stockholder's Meeting and Phoenix's total number of record and beneficial stockholders as of the record date for the Phoenix Stockholder's Meeting)), which expenses are payable on or after the applicable Adjustment Date, less

          (iv) One-half of the filing fee under the HSR Act and the fees and expenses of the Accounting Firm, not to exceed $35,000 in the aggregate, less

          (v) employee severance expenses of Emerald of $2,350,000, less

          (vi) any cash received by Emerald upon the exercise of any outstanding stock option or stock purchase warrant at an exercise price of $1.25 or higher per share of Emerald Common Stock, less

          (vii) the amount of the premium to purchase the insurance specified in
     Section 8.13 to the extent such premium has not been paid prior to the applicable Adjustment Date, less

          (viii) $200,000, if a Return Maintenance Authorization (RMA) credit or physical inventory with a value equal to at least $200,000 is not received by Emerald from Solectron Corporation prior to the applicable Adjustment Date, plus

          (ix) the aggregate amount of employee severance expenses paid by Emerald prior to the applicable Adjustment Date in amounts per employee not to exceed those amounts set forth in Section 3.6 of the Emerald Disclosure Memorandum.

For purposes of the foregoing calculation, all detailed account balances with credit balances in accordance with GAAP (e.g., accounts payable, accrued legal, accrued audit, excess and obsolete inventory, reserve for bad debts, etc.) included in the Current Assets and Current Liabilities of Emerald in subsections 3.6(d)(i) and (d)(ii) above at the Adjustment Date will be increased up to (but in no event shall it be decreased to) the credit balance amount reflected on Emerald's balance sheet dated September 30, 2001 included in the Emerald Financial Statements. Such balances as of September 30, 2001 shall subsequently be reduced only for payments made (in the ordinary course of business consistent with past practice) or write-offs made against other balance sheet accounts (in the ordinary course of business consistent with past practices) after September 30, 2001 and only to the extent such payments or write-offs relate to credit balances resulting from services performed or assets acquired on or before September 30, 2001. In no event shall the detailed credit balance amounts included in the Closing Net Adjusted Working Capital Amount be reduced below the detailed credit balances included in the Current Assets and Current Liabilities of Emerald specified in subsections 3.6(d)(i) and (d)(ii) above at the Adjustment Date. In connection with the foregoing calculation, the Parties agree that the classifications of Current Assets and Current Liabilities shall be consistent with the classifications of such items on the balance sheet dated September 30, 2001 included in the Emerald Financial Statements.

                                    Annex A-11

3.7  EMERALD WARRANT.

     As of the Effective Time, the TeleChoice Warrant shall be converted into a warrant (an "Adjusted Warrant")) to purchase the number of shares of Phoenix Common Stock equal to the number of shares of Emerald Common Stock subject to such TeleChoice Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Phoenix Common Stock), at an exercise price per share equal to the exercise price for each such share of Emerald Common Stock subject to the TeleChoice Warrant divided by the Exchange Ratio (rounded down to the nearest whole cent), and all references in the TeleChoice Warrant to Emerald shall be deemed to refer to Phoenix, where appropriate. The other provisions of the TeleChoice Warrant shall continue to apply in accordance with their terms, and the date of grant of the Adjusted Warrant shall be the date of grant of the TeleChoice Warrant.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

4.1  EXCHANGE PROCEDURES.

     (a) Promptly after the Effective Time, Phoenix shall make available to Phoenix's transfer agent or another exchange agent selected by Phoenix (the "Exchange Agent") for exchange in accordance with this Section 4.1 the aggregate Merger Consideration. Promptly after the Effective Time, Phoenix and Emerald shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represented shares of Emerald Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of Emerald Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Emerald Common Stock represented by Certificates that is not registered in the transfer records of Emerald, the Merger Consideration may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Phoenix and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.

     (b) After the Effective Time, each holder of shares of Emerald Common Stock (other than shares to be canceled pursuant to Section 3.1(b) or as to which statutory dissenters' rights, if applicable, have been perfected as provided in
Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Merger Consideration (without interest), together with all undelivered dividends or distributions in respect of such shares (without interest) pursuant to Section
4.2. Phoenix shall not be obligated to deliver the Merger Consideration to which any former holder of Emerald Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1.

     (c) Each of Phoenix, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Emerald Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign
                                    Annex A-12

Tax Law. To the extent that any amounts are so withheld by Phoenix, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Emerald Common Stock in respect of which such deduction and withholding was made by Phoenix, the Surviving Corporation or the Exchange Agent, as the case may be.

     (e) Any other provision of this Agreement notwithstanding, none of Phoenix, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Emerald Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.2  RIGHTS OF FORMER EMERALD STOCKHOLDERS.

     At the Effective Time, the stock transfer books of Emerald shall be closed as to holders of Emerald Common Stock and no transfer of Emerald Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Emerald Common Stock (other than shares to be canceled pursuant to Section 3.1(b) or as to which statutory dissenters' rights, if applicable, have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Emerald in respect of such shares of Emerald Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Phoenix on the Phoenix Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Phoenix Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of Phoenix Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF EMERALD

     Except as disclosed in the Emerald Disclosure Memorandum, Emerald hereby represents and warrants to Phoenix and Sub as follows:

5.1  ORGANIZATION, STANDING, AND POWER.

     Emerald is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Emerald is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an Emerald Material Adverse Effect. The minute book and other organizational documents for Emerald have been made available to Phoenix for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and stockholders thereof.

5.2  AUTHORITY OF EMERALD; NO BREACH BY AGREEMENT.

     (a) Emerald has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption of

                                    Annex A-13
this Agreement and the approval of the Merger by Emerald's stockholders in accordance with this Agreement and Delaware law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Emerald, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Emerald Common Stock as contemplated by
Section 8.2, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Emerald. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Emerald, enforceable against Emerald in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity.

     (b) Neither the execution and delivery of this Agreement by Emerald, nor the consummation by Emerald of the transactions contemplated hereby, nor compliance by Emerald with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Emerald's Certificate of Incorporation or Bylaws or any resolution adopted by the Board of Directors or the stockholders of Emerald, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of Emerald under, any Emerald Contract (as defined in Section
5.15 hereof) or Permit of Emerald or, (iii) subject to receipt of the requisite Consents referred to in Section 5.2(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order that is material and applicable to Emerald or any of its material Assets (including any Phoenix Entity or Emerald becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Phoenix Entity or Emerald being reassessed or revalued by any Regulatory Authority).

     (c) Except in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of the Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the U.S. Internal Revenue Service ("IRS") or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority or other Person is necessary for the consummation by Emerald of the Merger and the other transactions contemplated in this Agreement.

5.3  CAPITAL STOCK.

     (a) The authorized capital stock of Emerald consists of (i) 100,000,000 shares of Emerald Common Stock, of which 31,524,351 shares are issued and outstanding as of the date of this Agreement and not more than 39,816,221 shares will be issued and outstanding at the Effective Time, and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Emerald are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Emerald has been issued in violation of any preemptive rights of the current or past stockholders of Emerald.

     (b) Except as set forth in Section 5.3(a), there are no shares of capital stock or other equity securities of Emerald outstanding and no outstanding Equity Rights relating to the capital stock of Emerald. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of Emerald. Emerald has the right to terminate all outstanding Equity Rights of Emerald in accordance with their terms as of the Effective Time.

                                    Annex A-14

5.4  NO EMERALD SUBSIDIARIES.

     Emerald does not have, and has never had, any Subsidiaries.

5.5  SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Emerald has timely filed and made available to Phoenix all SEC Documents required to be filed by Emerald since June 29, 2000 (the "Emerald SEC Reports"). The Emerald SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Emerald SEC Reports or necessary in order to make the statements in such Emerald SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Emerald Financial Statements (including, in each case, any related notes) contained in the Emerald SEC Reports, including any Emerald SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the financial position of Emerald as at the respective dates and the results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

5.6  ABSENCE OF UNDISCLOSED LIABILITIES.

     Emerald has no Liabilities that are reasonably likely to have, individually or in the aggregate, an Emerald Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheets of Emerald as of December 31, 2000 and September 30, 2001, included in the Emerald Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Emerald has not incurred or paid any Liability since September 30, 2001, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an Emerald Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Since September 30, 2001, except as disclosed in the Emerald Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an Emerald Material Adverse Effect, and
(ii) Emerald has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Emerald contained in this Agreement.

5.8  TAX MATTERS.

     (a) Emerald has timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. Emerald is not the beneficiary of any extension of time within which to file any Tax Return. All Taxes of Emerald (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of Emerald. No claim has ever been made by an authority in a jurisdiction where Emerald does not file a Tax Return that Emerald may be subject to Taxes by that jurisdiction.
                                    Annex A-15

     (b) Emerald has not received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of Emerald or the assets of Emerald. No officer or employee responsible for Tax matters of Emerald expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Emerald has not waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

     (c) Emerald has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

     (d) The unpaid Taxes of Emerald (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for Emerald and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Emerald in filing its Tax Returns.

     (e) Emerald is not a party to any Tax allocation or sharing agreement and Emerald has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

     (f) During the five-year period ending on the date hereof, Emerald was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

     (g) Emerald has not made any payments, is not obligated to make any payments, nor is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. Emerald has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii). Emerald has not been or will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to
Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of Emerald are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

     (d) Emerald does not have or has it had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9  ASSETS.

     (a) Except as reserved against in the Emerald Financial Statements, Emerald has good and marketable title, free and clear of all Liens, to all of its Assets, except for any such Liens or other defects of title which are not reasonably likely to have an Emerald Material Adverse Effect. All tangible properties used in the business of Emerald are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Emerald's past practices.

     (b) All items of inventory of Emerald reflected on the most recent balance sheet included in the Emerald Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business consistent with Emerald's past practices.
                                    Annex A-16

     (c) The accounts receivable of Emerald as set forth on the most recent balance sheet included in the Emerald Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Emerald Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

     (d) All Assets which are material to Emerald's business on a consolidated basis, held under leases or subleases by Emerald, are held under valid Contracts enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity, and each such Contract is in full force and effect.

     (e) Emerald has not received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $25,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by Emerald under such policies.

     (f) Emerald's Assets (except as expressly set forth in Section 5.10 with respect to Intellectual Property) include all Assets required to operate the business as presently conducted.

5.10  INTELLECTUAL PROPERTY.

     (a) For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (i) "Emerald Intellectual Property" means any Intellectual Property that is owned by, or exclusively (may not be used by any other Person) licensed to, Emerald.

          (ii) "Emerald Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Emerald.

     (b) Section 5.10(b) of the Emerald Disclosure Memorandum contains a complete and accurate list of all Emerald Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Emerald Registered Intellectual Property has been issued or registered.

     (c) No Emerald Intellectual Property (excluding licenses and their related restrictions) or product or service of Emerald is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Emerald, or which may affect the validity, use or enforceability of such Emerald Intellectual Property.

     (d) Emerald owns and has good and exclusive title to, or has a valid license to (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each material item of either Emerald Intellectual Property or other Intellectual Property used by Emerald in the conduct of Emerald's business free and clear of any Lien (excluding licenses and related restrictions), and Emerald is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of Emerald's business, including the sale of any products or the provision of any services by Emerald. Other than "shrink-wrap" and other commercially available (i.e., not developed specifically for Emerald) software licenses, all third party Intellectual Property licenses needed for the conduct of Emerald's business as currently conducted and as proposed to be conducted are listed in Section 5.10(d) of the Emerald Disclosure Memorandum.

     (e) Emerald owns exclusively, and has good title to, or has a valid license to all copyrighted works that are Emerald products or which Emerald otherwise expressly purports to own.
                                    Annex A-17

     (f) To the extent that any material Intellectual Property has been developed or created by a third party for Emerald, Emerald has a written agreement with such third party with respect thereto and Emerald thereby either
(i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to such third party's developed or created Intellectual Property by operation of law, by valid assignment or by license.

     (g) Emerald has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material Emerald Intellectual Property, to any third party, except licenses to use such Emerald Intellectual Property as such may be incorporated in Emerald's commercial product and service offerings.

     (h) To the Knowledge of Emerald, the operation of Emerald's business as such business is currently conducted, including Emerald's design, development, manufacture, marketing and sale of the products or services of Emerald has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to the Knowledge of Emerald, constitute unfair competition or trade practices under the laws of any jurisdiction.

     (i) Emerald has not received notice from any third party that the operation of the business of Emerald or any act, product or service of Emerald infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

     (j) To the Knowledge of Emerald, no Person has or is infringing or misappropriating any Emerald Intellectual Property.

     (k) Emerald has taken reasonable steps to protect the rights of Emerald in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Emerald, and, without limiting the foregoing, Emerald has and enforces a policy requiring each employee and contractor involved in the creation of Intellectual Property or the engineering, design and/or manufacture of software or hardware embodying trade secrets or confidential information to execute a proprietary information/confidentiality agreement substantially in the form provided to Phoenix and all such current and former employees and contractors of Emerald have executed such an agreement, except where the failure to do so would not reasonably be expected to have an Emerald Material Adverse Effect.

5.11  ENVIRONMENTAL MATTERS.

     (a) Emerald, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

     (b) There is no Litigation pending or, to the Knowledge of Emerald, threatened before any Regulatory Authority or other forum in which Emerald or any of its Operating Properties or Participation Facilities (or Emerald in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, is reasonably expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting a site currently or formerly owned, leased, or operated by Emerald or any of its Operating Properties or Participation Facilities.

     (c) During the period of (i) Emerald's ownership or operation of any of its current properties, (ii) Emerald's participation in the management of any Participation Facility, or (iii) Emerald's holding of a security interest in any Operating Property, to the Knowledge of Emerald, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties. Prior to the period of (i) Emerald's ownership or operation of any of its current properties, (ii) Emerald's participation in the management of any Participation Facility, or (iii) Emerald's holding of a security interest in any Operating Property, to the Knowledge of Emerald, there were no releases, discharges,

                                    Annex A-18
spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

     (d) Emerald has not been named as or alleged to be a responsible party or potentially responsible party under any Environmental Law in connection with the release, disposal, transportation or arrangement for the release, disposal or transportation of Hazardous Materials.

     (e) Emerald has not been nor is it required to obtain permits, licenses, approvals, consents, orders, and similar authorizations, if any, which are required under any Environmental Law in connection with the ownership, use, or lease of its Assets.

     (f) Emerald is not a party to any Contract whereby Emerald has retained Liability for environmental matters; agreed to indemnify third parties with respect to environmental matters; or is indemnified by a third party with respect to environmental matters.

     (g) Emerald has not received any correspondence with or notifications to or from any federal, state or local Regulatory Authority related to environmental matters and there are, to Emerald's Knowledge, no reports prepared by or on behalf of or in the possession of Emerald related to environmental matters.

5.12  COMPLIANCE WITH LAWS.

     (a) Emerald has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted.

     (b) Emerald is not in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments).

     (c) Emerald is not in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, an Emerald Material Adverse Effect.

     (d) Since September 22, 1998 (Emerald's date of incorporation), Emerald has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Emerald is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, an Emerald Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, an Emerald Material Adverse Effect, or (iii) requiring Emerald to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices, its management, or the payment of dividends.

     (e) Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act") Emerald has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Emerald; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Emerald; and Emerald has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of Emerald's employees has suffered an "employment loss" (as defined in the WARN
Act) since six months prior to the Closing Date.

     Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Phoenix.

                                    Annex A-19

5.13  LABOR RELATIONS.

     (a) Emerald is not the subject of any Litigation, and to the Knowledge of Emerald, no such Litigation has been threatened, asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state, federal or foreign labor Law or seeking to compel it to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is Emerald party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Emerald's relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving Emerald pending or threatened and there have been no such actions or disputes in the past five years. To the Knowledge of Emerald, in the past five years, there has not been any attempt by Emerald employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of Emerald. Except for Messrs. Gill, Hurtado, Griffith and Ms. Yoest, the employment of each Emerald employee and the engagement of each Emerald independent contractor of Emerald is terminable at will by Emerald without any penalty, liability, severance or statutory termination obligation incurred by Emerald. Emerald will not owe any bonus, contract notice periods, change of control payments, severance or statutory termination obligations to any of its employees or independent contractors as of the Closing Date.

     (b) All of Emerald's employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. All of Emerald's employees employed outside of the United States are either citizens of the country in which they are employed or are legally entitled to work in such country under all applicable foreign Laws in the country in which the employees are employed.

     (c) Emerald has not been the subject of any inspection or investigation relating to its compliance with or violation of any immigration laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the immigration laws, nor is any such proceeding pending or threatened.

     (d) Emerald has never had any Equal Employment Opportunity Commission or state fair employment practice agency charges or other claims of employment discrimination, harassment or wrongful discharge made against it or any of its employees. No state or federal Wage and Hour Department investigations have ever been made of Emerald and no claims or charges relating to wage and hour issues have been filed or, to the Knowledge of Emerald, threatened. No Office of Federal Contract Compliance Programs compliance review or investigation or other United States Department of Labor or state department of labor compliance review or investigation has been made of Emerald, and Emerald has received no notice of any such compliance review or investigation. Emerald is not bound by any consent decree or settlement agreement relating to employment decisions or relations with employees, independent contractors or applicants for employment. No Occupational Safety and Health Administration investigations have been made of Emerald in the past five years.

5.14  EMPLOYEE BENEFIT PLANS

     (a) Emerald has disclosed in Section 5.14(a) of the Emerald Disclosure Memorandum, and has delivered or made available to Phoenix prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Emerald for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Emerald Benefit Plans") and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which Emerald has or reasonably could have any obligation or Liability. Any of the Emerald Benefit Plans which is an "employee pension

                                    Annex A-20
benefit plan," as that term is defined in ERISA Section 3(2), is referred to herein as a "Emerald ERISA Plan." Each Emerald ERISA Plan which is also a "defined benefit plan" (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a "Emerald Pension Plan". There is no entity, and there never has been an entity that could be aggregated with Emerald and treated as one employer for purposes of Code Section 414.

     (b) Emerald has delivered or made available to Phoenix prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the United States Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

     (c) Each Emerald Benefit Plan has been administered in compliance with the terms of such Emerald Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code and ERISA. Each Emerald ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the Emerald ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for or can be timely applied for a favorable determination letter which when issued will apply retroactively to the Emerald ERISA Plan as amended and as administered. Emerald is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Emerald has not received any written communication, or within the past 90 days, any unwritten communication, from any government agency questioning or challenging the compliance of any Emerald Benefit Plan with applicable Laws. No Emerald Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws.

     (d) There has been no written, or to Emerald's Knowledge, oral representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of Emerald which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither Emerald nor the administrator or fiduciary of any Emerald Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Emerald or Phoenix to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Emerald Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Emerald Benefit Plan other than for claims for benefits which are payable in the ordinary course of business.

     (e) All Emerald Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Emerald Benefit Plans are correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the Emerald Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

     (f) No "party in interest" (as defined in ERISA Section 3(14)) or "disqualified person" (as defined in Internal Revenue Code Section 4975(e)(2)) of any Emerald Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Internal Revenue Code Section 4975(c) or ERISA
Section 406).

                                    Annex A-21

     (g) Emerald has never sponsored, maintained, contributed to or been obligated to contribute to (i) a "defined benefit plan" (as defined in Code
Section 414(j) or ERISA Section 3(35)), (ii) a "multiemployer plan" (as defined in ERISA Section 3(37)(A) or ERISA Section 4001(a)(3)) or (iii) any other plan or arrangement subject to Title IV of ERISA.

     (h) Emerald has no Liability for retiree health and life benefits under any of the Emerald Benefit Plans, except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B or other applicable Law. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Emerald Benefit Plan and, to Emerald's Knowledge, no circumstance exists which could give rise to such Taxes.

     (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, termination indemnity, unemployment compensation, golden parachute, or otherwise) becoming due to any director, any employee or any independent contractor of Emerald under any Emerald Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Emerald Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, which, in the case of (i), (ii) or (iii) would result in any "excess parachute payment" within the meaning of Code
Section 280G.

     (j) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of current and former employees and current and former independent contractors of Emerald have been fully reflected on the Emerald Financial Statements to the extent required by and in accordance with GAAP.

     (k) All individuals who render services to Emerald and who are authorized to participate in an Emerald Benefit Plan pursuant to the terms of such Emerald Benefit Plan are in fact eligible to and authorized to participate in such Emerald Benefit Plan. All individuals participating in (or eligible to participate in) any Emerald Benefit Plan are common-law employees of Emerald, except with respect to non-employee directors who participate in the Option Plans.

5.15  MATERIAL CONTRACTS.

     Neither Emerald, nor any of its Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Emerald, including obligations under synthetic leases or other off-balance sheet arrangements, or the guarantee by Emerald of any such obligation (other than Contracts evidencing trade payables), (iii) any Contract which prohibits or restricts Emerald from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property used in the conduct of Emerald's business (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" and other commercially available (i.e., not developed specifically for Emerald) software licenses), (v) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $250,000),
(vi) any Contract relating to registration rights and (vii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Emerald with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.14(a), the "Emerald Contracts"). With respect to each Emerald Contract and except as disclosed in
Section 5.15 of the Emerald Disclosure Memorandum: (A) the Contract is in full force and effect; (B) Emerald is not in Default thereunder; (C) Emerald has not repudiated nor waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Emerald, in Default in any respect or has repudiated or waived any material provision thereunder. Emerald has no indemnification arrangements for breaches of fiduciary duties (by Contract or otherwise) with respect to any Person other than its directors or officers.

                                    Annex A-22

5.16  LEGAL PROCEEDINGS.

     There is no Litigation instituted or pending, or, to the Knowledge of Emerald, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against Emerald, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of Emerald, or against any Asset, interest, or right of any of them, that is reasonably likely, individually or in the aggregate, to be material to Emerald, nor are there any Orders outstanding against Emerald, that are reasonably likely, individually or in the aggregate, to be material to Emerald. Section 5.16(a) of the Emerald Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which Emerald is a party and which names Emerald as a defendant or cross-defendant or for which Emerald has any potential Liability. Section 5.16(b) of the Emerald Disclosure Memorandum contains a summary of all Orders to which Emerald is subject.

5.17  REPORTS.

     Since the date of its incorporation, Emerald has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, an Emerald Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.18  STATEMENTS TRUE AND CORRECT.

     (a) No statement, certificate, instrument, or other writing furnished or to be furnished by Emerald or any Affiliate thereof to Phoenix pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information supplied or to be supplied by Emerald or any Affiliate thereof for inclusion in the Registration Statement to be filed by Phoenix with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

     (c) None of the information supplied or to be supplied by Emerald or any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by Emerald or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/ Prospectus, when first mailed to the stockholders of Emerald and stockholders of Phoenix, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings.

     (d) All documents that Emerald or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                                    Annex A-23

5.19  TAX AND REGULATORY MATTERS.

     Neither Emerald nor, to Emerald's Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.20  STATE TAKEOVER LAWS.

     Emerald has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including Section 203 of the DGCL (collectively, "Takeover Laws").

5.21  CHARTER PROVISIONS.

     Emerald has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of Emerald or restrict or impair the ability of Phoenix or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Emerald that may be directly or indirectly acquired or controlled by them.

5.22  OPINION OF FINANCIAL ADVISOR.

     The Board of Directors of Emerald has received the opinion of Robertson Stephens, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to holders of Emerald Common Stock, a signed copy of which will be delivered to Phoenix solely for informational purposes.

5.23  BOARD RECOMMENDATION.

     The Board of Directors of Emerald, at a meeting duly called and held, has
(i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Voting Agreements, and the transactions contemplated thereby, taken together, are advisable and fair to and in the best interests of the Emerald stockholders and (ii) resolved to recommend that the holders of the shares of Emerald Common Stock approve and adopt this Agreement and approve the Merger.

5.24  AFFILIATE TRANSACTIONS.

     There is no indebtedness outstanding between Emerald, on the one hand, and any Affiliate of Emerald, on the other hand. No Affiliate of Emerald provides or causes to be provided any Assets, services or facilities to Emerald, and Emerald does not provide nor has caused to be provided any Assets, services or facilities to any Affiliate of Emerald. Emerald does not beneficially own, directly or indirectly, shares of capital stock or other equity securities issued by any Affiliate of Emerald. Each of the transactions disclosed in
Section 5.24 of the Emerald Disclosure Memorandum was incurred or engaged in, as the case may be, on an arm's-length basis and, all settlements of liabilities between Emerald, on the one hand, and any Affiliate of Emerald, on the other hand, have been made in the ordinary course of business consistent with past practice.

                                    Annex A-24

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PHOENIX

     Except as disclosed in the Phoenix Disclosure Memorandum, Phoenix and Sub hereby represent and warrant to Emerald as follows:

6.1  ORGANIZATION, STANDING, AND POWER.

     Phoenix is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Phoenix is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Phoenix Material Adverse Effect.

6.2  AUTHORITY OF PHOENIX; NO BREACH BY AGREEMENT.

     (a) Phoenix has the corporate power and authority necessary to execute, deliver and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of each of the Phoenix Stockholder Proposals (as defined below) by Phoenix's stockholders in accordance with this Agreement and Delaware law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Phoenix, subject to the approval of (i) the issuance of the shares of Phoenix Common Stock pursuant to the Merger by a majority of the total votes cast on such proposal at the Phoenix Stockholders' Meeting and (ii) the adoption of an amendment to the Certificate of Incorporation of Phoenix to increase the number of authorized shares of Phoenix Common Stock from 60,000,000 to 80,000,000 by a vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock of Phoenix, voting together as a single class, at the Phoenix Stockholders' Meeting (collectively, the "Phoenix Stockholder Proposals"), which are the only stockholder votes required for approval of this Agreement and consummation of the Merger by Phoenix. Subject to such requisite stockholder approvals, this Agreement represents a legal, valid, and binding obligation of Phoenix, enforceable against Phoenix in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity.

     (b) Subject to obtaining the approval of each of the Phoenix Stockholder Proposals, neither the execution and delivery of this Agreement by Phoenix, nor the consummation by Phoenix of the transactions contemplated hereby, nor compliance by Phoenix with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Phoenix's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Phoenix Entity under, any Contract or Permit of any Phoenix Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Phoenix Material Adverse Effect, or,
(iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Phoenix Entity or any of their respective material Assets (including any Phoenix Entity or Emerald becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Phoenix Entity or by Emerald being reassessed or revalued by any Regulatory Authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of the Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty
                                    Annex A-25

Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Phoenix of the Merger and the other transactions contemplated in this Agreement.

6.3  CAPITAL STOCK.

     (a) On the date hereof, the authorized capital stock of Phoenix consists of
(i) 60,000,000 shares of Phoenix Common Stock, of which 33,264,280 shares are issued and outstanding as of December 26, 2001, and (ii) 5,000,000 shares of Phoenix Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Phoenix Capital Stock are, and all of the shares of Phoenix Common Stock to be issued in exchange for shares of Emerald Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Phoenix Capital Stock has been, and none of the shares of Phoenix Common Stock to be issued in exchange for shares of Emerald Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Phoenix.

     (b) Except as set forth in Section 6.3(a), there are no shares of capital stock or other equity securities of Phoenix outstanding and no outstanding Equity Rights relating to the capital stock of Phoenix.

6.4  SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Phoenix has timely filed all SEC Documents required to be filed by Phoenix since June 9, 1999 (together with all such SEC Documents filed, whether or not required to be filed the "Phoenix SEC Reports"). The Phoenix SEC Reports
(i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Phoenix SEC Reports or necessary in order to make the statements in such Phoenix SEC Reports, in light of the circumstances under which they were made, not misleading. No Phoenix Subsidiary files, or is required to file, any SEC Documents.

     (b) Each of the Phoenix Financial Statements (including, in each case, any related notes) contained in the Phoenix SEC Reports, including any Phoenix SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Phoenix and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.5  COMPLIANCE WITH LAWS.

     (a) Each Phoenix Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Phoenix Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Phoenix Material Adverse Effect.

     (b) Phoenix is not in Default under its Certificate of Incorporation or Bylaws (or other governing instruments).

                                    Annex A-26

     (c) Phoenix is not in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Phoenix Material Adverse Effect.

     (d) Since January 1, 1998, Phoenix has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Phoenix Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Phoenix Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Phoenix Material Adverse Effect, or (iii) requiring any Phoenix Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its employment decisions, its employment or safety policies or practices, its management, or the payment of dividends.

6.6  STATEMENTS TRUE AND CORRECT.

     (a) No statement, certificate, instrument or other writing furnished or to be furnished by any Phoenix Entity or any Affiliate thereof to Emerald pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information supplied or to be supplied by any Phoenix Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Phoenix with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

     (c) None of the information supplied or to be supplied by any Phoenix Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by any Phoenix Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the stockholders of Emerald and stockholders of Phoenix, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings.

     (e) All documents that any Phoenix Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.7  AUTHORITY OF SUB.

     Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Phoenix. The authorized capital stock of Sub shall consist of 1,000 shares of Sub Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Phoenix free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub.
                                    Annex A-27

This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity. Phoenix, as the sole stockholder of Sub, has voted, or executed a written consent with respect thereto, prior to the Effective Time the shares of Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

6.8  TAX AND REGULATORY MATTERS

     No Phoenix Entity or, to Phoenix's Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.9  ABSENCE OF UNDISCLOSED LIABILITIES.

     Phoenix has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Phoenix Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheets of Phoenix as of December 31, 2000 and September 30, 2001, included in the Phoenix Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Phoenix has not incurred or paid any Liability since September 30, 2001, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Phoenix Material Adverse Effect or
(ii) in connection with the transactions contemplated by this Agreement.

6.10  ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Since September 30, 2001, except as disclosed in the Phoenix Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Phoenix Material Adverse Effect, and
(ii) Phoenix has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Phoenix in this Agreement which would result in a Phoenix Material Adverse Effect.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1  AFFIRMATIVE COVENANTS OF EMERALD.

     From the date of this Agreement until the earlier of (i) the Effective Time, or (ii) the termination of this Agreement, unless the prior written consent of Phoenix shall have been obtained, and except as otherwise expressly contemplated herein, Emerald shall (A) operate its business only in the usual, regular, and ordinary course, (B) preserve intact its business organization and Assets (except for the disposition of obsolete and/or excess inventory pursuant to the terms of that certain Resale Consignment Agreement, dated October 18, 2001, by and between Emerald and Harry Krantz Company, LLC as in effect as of the date hereof with respect to inventory delivered by Emerald to such reseller prior to the date hereof) and maintain its rights and franchises, and (C) take no action which would (1) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or (2) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

                                    Annex A-28

7.2  NEGATIVE COVENANTS OF EMERALD.

     Except as set forth in the Emerald Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Phoenix shall have been obtained, and except as otherwise expressly contemplated herein, Emerald covenants and agrees that it will not do or agree or commit to do any of the following:

     (a) amend its Certificate of Incorporation, Bylaws or other governing instruments; or

     (b) incur any additional debt obligation (other than accounts payable incurred in the ordinary course of business consistent with past practices) or other obligation for borrowed money, or guarantee any debt obligation or other obligation of another Person, or impose, or suffer the imposition, on any Asset of Emerald of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Emerald Disclosure Memorandum); or

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under Emerald's Stock Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Emerald, or declare or pay any dividend or make any other distribution in respect of Emerald's capital stock; or

     (d) except for this Agreement, or pursuant to the exercise of stock options, stock purchase warrants or rights to purchase under the ESPP outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof (or as of 12:00 midnight on December 31, 2001 with respect to the ESPP), or as disclosed in Section 7.2(d) of the Emerald Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Emerald Common Stock or any other capital stock of Emerald, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

     (e) adjust, split, combine or reclassify any capital stock of Emerald or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Emerald Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of Emerald or (ii) any material Asset; or

     (f) except for purchases pursuant to Emerald's investment policy, a copy of which is included in the Emerald Disclosure Memorandum, purchase any securities or make any investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person; or

     (g) grant any increase in compensation or benefits (or advance money or make loans) to the employees or officers of Emerald, except as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Emerald Disclosure Memorandum; enter into or amend any severance agreements with employees or officers of Emerald; grant any increase in fees or other increases in compensation or other benefits to directors of Emerald or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock except pursuant to Emerald's Accelerated Vesting Plan, Option Plans or the written employment Contracts disclosed in Section 7.2(g) of the Emerald Disclosure Memorandum, or reprice Equity Rights granted under the Emerald Stock Plans or authorize cash payments in exchange for any Equity Rights; or

     (h) enter into or amend any employment Contract between Emerald and any Person (unless such amendment is required by Law); or

     (i) adopt any new Employee Benefit Plan of Emerald or terminate or withdraw from, or make any change in or to, any existing Employee Benefit Plans of Emerald other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such Employee Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice; or
                                    Annex A-29

     (j) commence any offering pursuant to the ESPP after December 31, 2001; or

     (k) make any change in any Tax or accounting methods or systems of internal accounting controls or make or revoke any Tax election, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Emerald for money damages or restrictions upon the operations of Emerald;

     (m) subject to clause (n) below, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

     (n) enter into any Contract or amend or modify any existing Contract with an Affiliate of Emerald, or engage in any new transaction with any Affiliate of Emerald; or

     (o) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets in excess of an aggregate of $30,000 for any given calendar month; or

     (p) make any change in the lines of business in which it participates or is engaged; or

     (q) enter into any material partnership arrangements, joint development agreements or strategic alliances; or

     (r) transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to its Intellectual Property, or enter into grants to transfer or license to any person future patent rights; or

     (s) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; or

     (t) sell, lease, license, encumber or otherwise dispose of any Assets, except for (i) sales of inventory and licenses of Intellectual Property pursuant to customer contracts, in each case in the ordinary course of business consistent with past practice and (ii) the disposition of obsolete and/or excess inventory pursuant to the terms of that certain Resale Consignment Agreement, dated October 18, 2001, by and between Emerald and Harry Krantz Company, LLC as in effect as of the date hereof with respect to the inventory delivered by Emerald to such reseller prior to the date hereof; or

     (u) hire any employee or independent contractor with an annual compensation level in excess of $100,000, provided that no employee or independent contractor shall be hired to whom any severance or change of control obligations are owed.

7.3  ADVERSE CHANGES IN CONDITION.

     Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an Emerald Material Adverse Effect or a Phoenix Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.4  REPORTS.

     Each Party and its Subsidiaries, if any, shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the financial position (consolidated in the case of Phoenix) of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended (consolidated in the case of Phoenix) in accordance with GAAP (subject in the case of interim

                                    Annex A-30
financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

7.5  NASDAQ NMS LISTING.

     If (a) Emerald receives a written communication from Nasdaq indicating Nasdaq has initiated proceedings to de-list the Emerald Common Stock from the Nasdaq NMS and (b) Nasdaq will not defer the ultimate de-listing for such period of time following the termination of this Agreement as is reasonably necessary to permit Emerald to accomplish a reverse stock split in order to maintain the listing of the Emerald Common Stock on the Nasdaq NMS, then on or after March 15, 2001 Emerald shall have the right to prepare and file a preliminary proxy statement with the SEC with respect to such reverse stock split proposal for consideration at an annual or special stockholders meeting of Emerald; provided, however, that such preliminary proxy statement must specifically state that (i) the definitive proxy statement relating to such reverse stock split proposal would not be filed with the SEC, nor would any solicitation or mailing of such definitive proxy statement commence, until after the termination of this Agreement in accordance with its terms, and (ii) such preliminary proxy statement relates only to circumstances that apply after the termination of this Agreement. No other action may be taken by Emerald in connection with such reverse stock split until after the termination of this Agreement in accordance with its terms. For the avoidance of doubt, nothing in this Section 7.5 shall affect any of the covenants and agreements of Emerald contained in this Agreement, including, without limitation, those contained in Article VII hereof.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

8.1  JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

     As promptly as practicable after the execution of this Agreement, Phoenix and Emerald shall prepare and file with the SEC the Joint Proxy Statement/Prospectus, and Phoenix shall prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus is to be included as a prospectus. Phoenix and Emerald shall provide each other with any information which may be required in order to effectuate the preparation and filing of the Joint Proxy Statement/Prospectus and the Registration Statement pursuant to this Section 8.1. Each of Phoenix and Emerald shall respond to any comments from the SEC, shall use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Phoenix and Emerald shall notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Joint Proxy Statement/Prospectus. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, Phoenix or Emerald, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Phoenix and/or Emerald, such amendment or supplement. Each of Phoenix and Emerald shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Joint Proxy Statement/Prospectus prior to filing such with the SEC, and shall provide each other with a copy of all such filings made with the SEC. Each of Phoenix and Emerald shall cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

                                    Annex A-31

8.2  MEETINGS OF STOCKHOLDERS; BOARD RECOMMENDATION.

     (a) Promptly after the Registration Statement is declared effective under the Securities Act, each of Phoenix and Emerald shall take all action necessary in accordance with the DGCL and its respective Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its respective stockholders to consider, in the case of Phoenix, the Phoenix Stockholder Approvals and such other matters as it deems appropriate, and, in the case of Emerald, the adoption of this Agreement and approval of the Merger (each, a "Stockholders' Meeting") to be held as promptly as practicable (without limitation, within 30 days, if practicable) after the declaration of effectiveness of the Registration Statement. Each of Phoenix and Emerald shall use all reasonable efforts to hold their respective Stockholders' Meetings on the same date. Subject to Sections 8.2(b) and 8.3(d), and subject to the Board of Directors of Phoenix or Emerald, as applicable, in good faith concluding (after consultation with its outside legal counsel and its financial advisor) that the taking of such actions would be reasonably likely to constitute a breach of fiduciary duties of the members of such Board of Directors to the stockholders of Phoenix or Emerald, as applicable, under applicable law, each of Phoenix and Emerald shall use all reasonable efforts to solicit from its respective stockholders proxies in favor of, in the case of Phoenix, the Phoenix Stockholder Proposals, and, in the case of Emerald, the adoption of this Agreement and the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of the Nasdaq or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Phoenix or Emerald, as the case may be, may adjourn or postpone its Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its respective stockholders in advance of a vote on the Phoenix Stockholder Proposals or the Merger and this Agreement, as applicable, or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of capital stock of Phoenix or Emerald, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting. Each of Phoenix and Emerald shall ensure that its respective Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders' Meeting are solicited in compliance with the DGCL, it Certificate of Incorporation and Bylaws, the rules of the Nasdaq and all other applicable Laws.

     (b) Except to the extent expressly permitted by Section 8.3(d), and subject to the Board of Directors of Phoenix or Emerald, as applicable, in good faith concluding (after consultation with its outside legal counsel and its financial advisor) that the taking of such actions would be reasonably likely to constitute a breach of fiduciary duties of the members of such Board of Directors to the stockholders of Phoenix or Emerald, as applicable, under applicable law: (i) the Board of Directors of each of Phoenix and Emerald shall recommend that the respective stockholders of Phoenix and Emerald vote in favor of, in the case of Phoenix, the Phoenix Stockholder Proposals, and, in the case of Emerald, adoption of this Agreement and approval of the Merger, at their respective Stockholders' Meetings, (ii) the Joint Proxy Statement/ Prospectus shall include a statement to the effect that the Board of Directors of Phoenix has recommended that Phoenix's stockholders vote in favor of the Phoenix Stockholder Proposals at Phoenix's Stockholders' Meeting and the Board of Directors of Emerald has recommended that Emerald's stockholders vote in favor of adoption of this Agreement and approval of the Merger at Emerald's Stockholders' Meeting, and (iii) neither the Board of Directors of Phoenix or Emerald nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of Phoenix and Emerald vote in favor of, in the case of Phoenix, the Phoenix Stockholder Proposals, and, in the case of Emerald, adoption of this Agreement and approval of the Merger.

8.3  ACQUISITION PROPOSALS.

     (a) Emerald agrees that neither it nor any of its officers and directors shall, and that it shall use all reasonable efforts to cause its employees, agents and Representatives not to (and shall not authorize any of

                                    Annex A-32
them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 8.3(g)) with respect to itself, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to itself, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 8.3(d)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. Emerald shall immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself. During the period from the date of this Agreement through the Effective Time (or earlier termination hereof), Emerald shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, Emerald shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of any such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

     (b) (i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, Emerald shall provide Phoenix with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or Group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Upon receipt of the Acquisition Proposal, request or inquiry, Emerald shall provide Phoenix as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Phoenix informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Phoenix a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

             (ii) Emerald shall provide Phoenix with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

     (c) Notwithstanding anything to the contrary contained in Section 8.3(a), in the event that Emerald receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its Board of Directors has in good faith concluded is, or is reasonably likely to result in, a Superior Offer (as defined in Section 8.3(g)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law): (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, its gives Phoenix written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Phoenix (to the extent such nonpublic information has not been previously so furnished); and (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Phoenix written notice of the its intention to enter into negotiations with such third party.

     (d) In response to the receipt of a Superior Offer, the Board of Directors of Emerald may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior
                                    Annex A-33

Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, together with a withdrawal or modification of such recommendation in accordance with Section 8.2(b), a "Change of Recommendation"), if all of the following conditions in clauses (i) through (v) are met: (i) a Superior Offer with respect to it has been made and has not been withdrawn; (ii) its Stockholders' Meeting has not occurred; (iii) it shall have (A) provided to Phoenix written notice which shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or Group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Phoenix a copy of all written materials delivered to the Person or Group making the Superior Offer in connection with such Superior Offer, and (C) made available to Phoenix all materials and information made available to the Person or Group making the Superior Offer in connection with such Superior Offer; (iv) its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable Law; and (v) it shall not have breached in any material respect any of the provisions set forth in Section 8.2 or this Section 8.3.

     (e) Notwithstanding anything to the contrary contained in this Agreement and unless this Agreement is terminated in accordance with its terms, the obligation of Emerald to call, give notice of, convene and hold its Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation. Emerald shall not submit to the vote of its respective stockholders any Acquisition Proposal, or propose to do so.

     (f) Nothing contained in this Agreement shall prohibit Emerald or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, Emerald shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Sections 8.2(b) or 8.3(d).

     (g) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Acquisition Proposal," with respect to Emerald, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from Emerald or acquisition by any Person or "Group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of Emerald or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning ten percent (10%) or more of the total outstanding voting securities of Emerald or any merger, consolidation, business combination or similar transaction involving Emerald, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the Assets of Emerald, taken as a whole, or (C) any liquidation or dissolution of Emerald; and (ii) "Superior Offer," with respect to Emerald, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the Assets of Emerald or substantially all of the total outstanding voting securities of Emerald on terms that the Board of Directors of Emerald has in good faith concluded (after consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to Emerald's stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

8.4  NASDAQ NMS LISTING.

     Phoenix shall authorize for listing on the Nasdaq NMS the shares of Phoenix Common Stock issuable in connection with the Merger, upon official notice of issuance.
                                    Annex A-34

8.5  ANTITRUST NOTIFICATION; CONSENTS OF REGULATORY AUTHORITIES.

     (a) At the election of Phoenix, each of the Parties shall, within a reasonable period of time, file with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") the notification and report form required for the transactions contemplated hereby, shall promptly file any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act, and shall comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"). In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve such Litigation. Each Party shall use its reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws, or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. Reasonable efforts shall not include the willingness of Phoenix to accept an Order agreeing to the divestiture, or the holding separate, of any Assets of any Phoenix Entity or Emerald. Phoenix shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford Emerald a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section, no Phoenix Entity shall be required to divest any of its businesses, product lines or Assets, or to take or agree to take any other action or agree to any limitation, that Phoenix deems not to be in the best interests of the Phoenix Entities.

     (b) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they shall consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent shall not be obtained or that the receipt of any such Consent will be materially delayed.

8.6  FILINGS WITH STATE OFFICES.

     Upon the terms and subject to the conditions of this Agreement, Emerald shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.7  AGREEMENT AS TO EFFORTS TO CONSUMMATE.

     (a) Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries, if applicable, to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order
                                    Annex A-35
adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

     (b) Without limiting the foregoing, Phoenix agrees to cooperate with Emerald in connection with obtaining the terminations of the agreements specified in Section 10.1(k), which cooperation shall include providing reasonable incentive arrangements, consistent with Phoenix's past practices, effective as of the Effective Time, for the third parties affected by such terminations. Notwithstanding the foregoing sentence, nothing in this Agreement shall be deemed to require Phoenix to grant any Equity Rights of Phoenix to any of such third parties.

8.8  INVESTIGATION AND CONFIDENTIALITY.

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries (if applicable) and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' (if applicable) businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

8.9  PRESS RELEASES.

     Prior to the Effective Time, Emerald and Phoenix shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.9 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

8.10  TAX TREATMENT.

     (a) This Agreement is a "plan of reorganization" within the meaning of
Section 1.368-2(g) of the Treasury regulations promulgated under the Internal Revenue Code. From and after the date of this Agreement and until the Effective Time, each Party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither Emerald, Sub, Phoenix nor any of their Affiliates shall knowingly take any action that could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     (b) Emerald does not know of any reason why Emerald will not be able to deliver to each of Alston & Bird LLP and Hunton & Williams, at the time the Registration Statement or any amendment thereto is filed with the SEC and on or about the Closing Date, certificates in the form of Exhibit 7 hereto and substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the opinions contemplated by Section 9.1(f).

     (c) Phoenix does not know of any reason why Phoenix will not be able to deliver to each of Alston & Bird LLP and Hunton & Williams, at the time the Registration Statement or any amendment thereto is filed with the SEC and on or about the Closing Date, certificates in the form of Exhibit 7 hereto and

                                    Annex A-36
substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the opinions contemplated by Section 9.1(f).

8.11  AGREEMENT OF AFFILIATES.

     Emerald has disclosed in Section 8.11 of the Emerald Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Emerald for purposes of Rule 145 under the 1933 Act. Emerald shall use its reasonable efforts to cause each such Person to deliver to Phoenix prior to the Effective Time, a written agreement, in substantially the form of Exhibit 8, providing that such Person shall not sell, pledge, transfer, or otherwise dispose of the shares of Phoenix Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Phoenix shall be entitled to place restrictive legends upon certificates for shares of Phoenix Common Stock issued to affiliates of Emerald pursuant to this Agreement to enforce the provisions of this Section 8.11. Phoenix shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Phoenix Common Stock by such affiliates.

8.12  EMPLOYEE BENEFITS AND CONTRACTS.

     (a) Following the Effective Time and for a period of twelve (12) months thereafter, Phoenix at its election shall (i) allow officers and employees of Emerald to continue participation in the Emerald Benefit Plans, (ii) provide generally to officers and employees of Emerald employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Phoenix Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Phoenix Entities to their similarly situated officers and employees or (iii) provide for a combination of the employee benefits specified in clauses (i) and
(ii) above.

     (b) As soon as practicable following the date of this Agreement, Emerald's Board of Directors or, if appropriate, any committee thereof administering the Emerald Employee Stock Purchase Plan (the "ESPP"), shall adopt such resolutions or take such actions as are required to (i) terminate such ESPP prior to the Effective Time, (ii) provide that the offering period scheduled to end at midnight on December 31, 2001 (the "Final Offering Period") shall end on the earlier of (a) December 31, 2001, or (b) the termination of the ESPP, and (iii) provide that no new offering periods shall be commenced following the termination of the Final Offering Period.

     (c) By way of clarification and not limitation, Phoenix shall cause the Surviving Corporation to honor the Emerald Compensation Continuation Plan and the employment agreements between Emerald and Guy Gill, Kathlyn Yoest, Phil Griffith and Larry Hurtado.

     (d) Each officer and employee of Emerald who participates in an employee benefit plan of Phoenix ("Phoenix Plan") will receive full credit under such Phoenix Plan for eligibility and vesting purposes reflecting the past service of such officer and employee with Emerald to the extent such service was recognized under the applicable Emerald Benefit Plan (a "Participating Emerald Employee"). A Participating Emerald Employee will not be subject to any waiting periods or pre-existing condition exclusions to the extent required by law. To the extent permitted by insurance carriers providing benefits under a Phoenix Plan, a Participating Emerald Employee in such Phoenix Plan shall be entitled to receive full credit for all deductions, co-payments, payments to flexible spending and dependent care accounts incurred during the plan year of the applicable Phoenix Plan in which the Participating Emerald Employee participates.

     (e) As soon as reasonably practical following the date hereof, Emerald agrees to use its reasonable best efforts to assist Phoenix in securing employment agreements or other arrangements with certain employees of Emerald specified by Phoenix, whereby such employees agree to remain employed by Emerald for periods of time ranging from one to six months following the Effective Time.

                                    Annex A-37

8.13  INSURANCE; INDEMNITY.

     (a) Prior to the Adjustment Date, Emerald shall purchase one or more prepaid directors' and officers' insurance policies (the "Policies") covering those Persons who are covered by Emerald's existing directors' and officers' insurance policies, which Policies provide such directors and officers with substantially similar insurance coverage as Emerald's existing directors' and officers' insurance policies for an aggregate period of six (6) years following the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that the aggregate premium for such Policies shall not exceed 150% of the annual premiums currently paid by Emerald under its current policies for such coverage and that Emerald shall give Phoenix the opportunity to negotiate with the relevant insurers over the amount of such premium. Phoenix shall cause the Surviving Corporation to maintain in effect for not less than six (6) years after the Effective Time such Policies.

     (b) For a period of six (6) years after the Effective Time, Phoenix shall cause the Surviving Corporation to indemnify, defend and hold harmless the directors and officers of Emerald (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors and officers to the fullest extent permitted by the Certificate of Incorporation and Bylaws of Emerald as in effect on the date hereof. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Phoenix and the Indemnified Party.

     (c) Any Indemnified Party wishing to claim indemnification under paragraph
(b) of this Section 8.13, upon learning of any such Liability or Litigation, shall promptly notify Phoenix and the Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective
Time), (i) Phoenix or the Surviving Corporation shall have the right to assume the defense thereof and neither Phoenix nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Phoenix or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Phoenix or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Phoenix or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Phoenix and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties shall cooperate in the defense of any such Litigation, and (iii) neither Phoenix nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided further that neither Phoenix nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (d) The provisions of this Section 8.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

                                    Annex A-38

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.

     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

     (a) Stockholder Approval. The stockholders of Emerald shall have adopted this Agreement, and approved the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the Nasdaq. The stockholders of Phoenix shall have approved each of the Phoenix Stockholder Proposals, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the Nasdaq.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which Phoenix determines would reasonably likely have an adverse impact on Phoenix, on a combined basis with Emerald, if the Merger were consummated notwithstanding such conditions or restrictions.

     (c) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement and no such Law, Order or action shall be pending or overtly threatened.

     (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Phoenix Common Stock issuable pursuant to the Merger shall have been received.

     (e) Nasdaq NMS Listing. The shares of Phoenix Common Stock issuable to the stockholders of Emerald in connection with the Merger shall have been authorized for listing on the Nasdaq NMS upon official notice of issuance.

     (f) Tax Matters. Emerald shall have received a written opinion of Hunton & Williams, in form and substance reasonably satisfactory to Emerald, and Phoenix shall have a written opinion of Alston & Bird LLP, in form and substance reasonably satisfactory to Phoenix (the "Tax Opinions"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger by the stockholders of Emerald Common Stock for Phoenix Common Stock will not give rise to gain or loss to the stockholders of Emerald with respect to such exchange (except to the extent of any cash received), and (iii) none of Emerald, Sub or Phoenix will recognize gain or loss solely as a consequences of the Merger. The issuance of such Tax Opinions shall be conditioned upon receipt by each of Alston & Bird LLP and Hunton & Williams of representation letters from each of Phoenix and Emerald substantially in the form of Exhibit 7 hereto and reasonably satisfactory in form and substance to each of Alston & Bird LLP and Hunton & Williams, and each such letter shall be dated on or before the date of such Tax Opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time; provided, however, that if counsel to either Phoenix or Emerald does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such Party if counsel to the other Party renders such opinion to such Party.
                                    Annex A-39

9.2  CONDITIONS TO OBLIGATIONS OF PHOENIX.

     The obligations of Phoenix to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Phoenix pursuant to
Section 11.6(a):

     (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Emerald set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in
Section 5.3 shall be true and correct (except for inaccuracies that are de minimus in amount). The representations and warranties set forth in Sections 5.19, 5.20 and 5.21 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Emerald set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.19, 5.20 and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an Emerald Material Adverse Effect.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Emerald to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. Emerald shall have delivered to Phoenix (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as it relates to Emerald and in Sections 9.2(a), 9.2(b) and 9.2(e) have been satisfied, and (ii) certified copies of resolutions duly adopted by Emerald's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Phoenix and its counsel shall request.

     (d) Affiliates Agreements. Phoenix shall have received from each affiliate of Emerald the affiliates letter referred to in Section 8.11.

     (e) Material Adverse Effect. No Emerald Material Adverse Effect shall have occurred since the date hereof and be continuing.

     (f) Dissenting Stockholders. In the event that appraisal rights are available, the holders of no more than 5.0% of the shares of Emerald Common Stock issued and outstanding at the Effective Time shall have asserted dissenters' rights under the DGCL.

     (g) Consents, Amendments and Terminations of Certain Emerald
Contracts. Emerald shall have obtained the Consents, amendments and terminations of the Contracts listed and described in Section 9.2(g) of the Emerald Disclosure Memorandum. No Consent, amendment or termination so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which Phoenix determines would reasonably likely have an adverse impact on Phoenix and its Subsidiaries, on a combined basis with Emerald, if the Merger were consummated notwithstanding such conditions or restrictions.

9.3  CONDITIONS TO OBLIGATIONS OF EMERALD.

     The obligations of Emerald to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Emerald pursuant to
Section 11.6(b):

     (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Phoenix set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and
                                    Annex A-40
warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Phoenix set forth in Section 6.3 shall be true and correct (except for inaccuracies that are de minimus in amount). There shall not exist inaccuracies in the representations and warranties of Phoenix set forth in this Agreement (including the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Phoenix Material Adverse Effect.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Phoenix to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. Phoenix shall have delivered to the Emerald (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Phoenix and in Sections 9.3(a), 9.3(b) and 9.3(d) have been satisfied, and (ii) certified copies of resolutions duly adopted by Phoenix's Board of Directors and stockholders and Sub's Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Emerald and its counsel shall request.

     (d) Material Adverse Effect. No Phoenix Material Adverse Effect shall have occurred since the date hereof and be continuing.

                                   ARTICLE 10

                                  TERMINATION

10.1  TERMINATION.

     Notwithstanding any other provision of this Agreement, and notwithstanding the approval and adoption of this Agreement by the stockholders of Emerald and the stockholders of Phoenix or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual written consent duly authorized by the Boards of Directors of Phoenix and Emerald; or

     (b) By either Phoenix or Emerald in the event that the Merger shall not have been consummated by May 15, 2002 (which date shall be extended to June 30, 2002, if the Merger shall not have been consummated as a result of the failure to satisfy the conditions set forth in Section 9.1(b) or (c), as appropriate) (the "End Date"), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(b); or

     (c) By either Phoenix or Emerald (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standards set forth in Section 9.2(a) or (b) or 9.3(a) or (b), as applicable; provided that if such breach in the representations, warranties, covenants or agreements is curable prior to the End Date through the exercise of reasonable efforts and the breaching Party exercises reasonable efforts to cure such breach, then the non-breaching Party may not terminate this Agreement under this Section 10.1(c) prior to 30 days following the receipt of written notice of such breach; or

                                    Annex A-41

     (d) By either Phoenix or Emerald in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; or

     (e) By either Phoenix or Emerald, in the event the stockholders of Emerald fail to vote for the adoption of this Agreement and the approval of the Merger, or stockholders of Phoenix fail to vote for the approval of either of the Phoenix Stockholder Proposals, at the Stockholders' Meetings where such matters were presented to such stockholders for approval and voted upon; provided, however, that the right to terminate this Agreement under Section 10.1(e) shall not be available to a Party where the failure to obtain stockholder approval of such Party shall have been caused by the action or failure to act by such Party and such action or failure to act constitutes a material breach by such Party of this Agreement; or

     (f) By Phoenix in the event that (i) the Board of Directors of Emerald, shall have failed to reaffirm publicly its approval, promptly upon Phoenix's written request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement, or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of Emerald shall have failed to include in the Joint Proxy Statement/Prospectus its recommendation, without modification or qualification, that Emerald stockholders adopt this Agreement and approve the Merger or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Phoenix, the recommendation of such Board of Directors to Emerald stockholders that they adopt this Agreement and approve the Merger, or (iii) the Board of Directors of Emerald shall have made a Change of Recommendation or, within ten business days after commencement of any tender or exchange offer for any shares of Emerald Common Stock, the Board of Directors of Emerald shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (iv) after the date hereof any Person (other than a Phoenix Entity) shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the outstanding shares of Emerald Common Stock; or

     (g) By Emerald, (provided that Emerald is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if the Board of Directors of Emerald has made a Change of Recommendation in order to approve and permit Emerald to accept a Superior Offer; provided, however, that (i) Phoenix does not make, within three business days after receipt of Emerald's written notice pursuant to Section 8.3(d), an offer that the Board of Directors of Emerald shall have concluded in good faith (after consultation with its financial advisor and outside legal counsel) is as favorable to the Emerald stockholders as such Superior Offer, and (ii) Emerald shall have tendered to Phoenix payment in full of the amount specified in
Section 10.3(b) concurrently with delivery of notice of termination pursuant to this Section 10.1(g); or

     (h) By either Phoenix or Emerald (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party (as contained in Sections 9.2 and 9.3, as applicable) to consummate the Merger cannot be satisfied or fulfilled by the End Date; or

     (i) By Emerald, if the Average Closing Price is less than $2.32; or

     (j) By Phoenix, if on or prior to the tenth (10th) Business Day following the date hereof, Emerald, Nortel Networks, Inc. and certain other stockholders of Emerald shall not have caused the termination as of the Effective Time of that certain Investor Rights Agreement between Emerald and certain holders of Emerald's equity securities, dated September 28, 2000, as amended on February 14, 2000 and on August 4, 2000, whereby such agreement terminates and becomes of no further force or effect as of the Effective Time; or

     (k) By Phoenix, if, on or prior to January 20, 2002, Emerald shall not have caused the termination as of the Effective Time of each of the Sales Incentive Agreements with Jim Fuller, Rex Halfhill and Larry

                                    Annex A-42

Morales and the Reseller Agreement between Emerald and Goldfield Telecom, LLC, dated November 16, 2000 and Modification Number 1 thereto, dated October 8, 2001, whereby such agreements terminate and become of no further force or effect as of the Effective Time; or

     (l) By Phoenix, if, on or prior to January 20, 2002, Emerald shall not have caused the termination as of the Effective Time of that certain Securing Sales Consultant/Agreement by and between Emerald and Jerry Rhattigan, dated March 13, 2000, whereby such agreement terminates and becomes of no further force or effect as of the Effective Time.

     A terminating Party shall provide written notice of termination to the other Party specifying the reason for such termination.

10.2  EFFECT OF TERMINATION.

     In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 8.8(b), 10.2 and 10.3, and Article 11, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any willful breach by that Party of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

10.3  EXPENSES.

     (a) Except as otherwise provided in this Section 10.3 or in Section 3.6, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel; provided, however, that Phoenix and Emerald shall share equally (i) all fees and expenses, other than attorneys' and accountants' fees and expenses which fees shall be paid for by the party incurring such expense, incurred in relation to the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act.

     (b) Notwithstanding the foregoing, if:

          (i) Phoenix terminates this Agreement pursuant to Section 10.1(j),
     Section 10.1(k) or Section 10.1(l), then Emerald shall pay to Phoenix an amount equal to Phoenix's costs and expenses (including attorneys' fees) actually incurred in connection with the Merger, including those costs and expenses discussed in paragraph (a) above, in an amount up to $300,000 ("Costs and Expenses"); and

          (ii) (x) Either Emerald or Phoenix terminates this Agreement pursuant to Section 10.1(b), Section 10.1(e) (as it relates to the approval of Emerald stockholders) or Section 10.1(h), (y) Phoenix terminates this Agreement pursuant to Section 10.1(c) because Emerald has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by this Agreement or (z) Phoenix terminates this Agreement pursuant to Section 10.1(j), Section 10.1(k) or Section 10.1(l); and

          as to any of clauses (x), (y) or (z) above, prior to the termination of this Agreement, there has been publicly announced an Acquisition Proposal (other than the Merger) and within twelve months of such termination Emerald shall either (1) consummate an Acquisition Transaction or (2) enter into an agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction (but changing, in the case of (1) and (2), the references to the 10% amounts in the definition of Acquisition Proposal to 50%) is subsequently consummated; or

                                    Annex A-43

          (iii) Phoenix shall terminate this Agreement pursuant to 10.1(f); or

          (iv) Emerald shall terminate this Agreement pursuant to 10.1(g);

then Emerald shall pay to Phoenix an amount equal to $1,000,000, less any amount of Costs and Expenses actually paid to Phoenix pursuant to this paragraph (the "Termination Fee"). Emerald hereby waives any right to set-off or counterclaim against such amounts. The Costs and Expenses shall be paid in same-day funds within two Business Days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 10.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (b)(iii) of this
Section 10.3, the Termination Fee shall be paid in same-day funds upon the earlier of (i) the execution of an agreement with respect to such Acquisition Transaction or (ii) two Business Days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection
(b)(iv) of this Section 10.3, the Termination Fee shall be paid in same-day funds concurrently with the delivery of the notice of termination of this Agreement pursuant to Section 10.1(g).

     (c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Emerald fails to pay promptly any fee payable by it pursuant to this Section 10.3, then Emerald shall pay to Phoenix, its costs and expenses (including attorneys' fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. (in effect on the date such payment was required to be made) from the date such payment was due under this Agreement until the date of payment.

     (d) Nothing contained in this Section 10.3 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by Emerald of the terms of this Agreement or otherwise limit the rights of Phoenix.

                                   ARTICLE 11

                                 MISCELLANEOUS

11.1  DEFINITIONS.

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) contemplated by an Acquisition Proposal.

          "Affiliate" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Assets" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Business Day" means any day other than Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close.

                                    Annex A-44

          "Certificate of Merger" means the Certificate of Merger to be executed by Emerald and filed with the Secretary of State of the State of the State of Delaware relating to the Merger as contemplated by Section 1.1.

          "Closing Date" means the date on which the Closing occurs.

          "Confidentiality Agreement" means that certain Confidentiality Agreement, dated August 29, 2001, between Emerald and Phoenix.

          "Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Default" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
     (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

          "Emerald Common Stock" means the $0.01 par value common stock of Emerald.

          "Emerald Disclosure Memorandum" means the written information entitled "Emerald Inc. Disclosure Memorandum" delivered prior to, or contemporaneously with, the date of this Agreement to Phoenix describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "Emerald Financial Statements" means (i) the balance sheets (including related notes and schedules, if any) of Emerald as of September 30, 2001, and as of December 31, 2000 and 1999, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 2001, and for each of the three fiscal years ended 2000, 1999 and 1998, as filed by Emerald in SEC Documents.

          "Emerald Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of Emerald, or (ii) the ability of Emerald to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (A) changes affecting the general economic condition in the jurisdictions where Emerald operates (which changes do not disproportionately affect Emerald in any material respect), or (B) changes affecting any of the industries in which Emerald operates generally (which changes do not disproportionately affect Emerald in any material respect).

          "Emerald Stock Plans" means the existing stock option and other stock-based compensation plans of Emerald designated as follows: Amended and Restated Employee Stock Purchase Plan, 1999 Stock Incentive Plan and Stock Option Plan.

          "Employee Benefit Plan" means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life

                                    Annex A-45
     insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in
     Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be
     (i) covered or qualified under the Code, ERISA or any other applicable Law,
     (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

          "Environmental Laws" means all Laws applicable to the operations of Emerald relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata), including, without limitation (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. sec.sec.9601 et seq. ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec.sec.6901 et seq., ("RCRA"); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. sec.sec.11001 et seq.); (iv) the Clean Air Act (42 U.S.C. sec.sec. 7401 et seq.); (v) the Clean Water Act (33 U.S.C. sec.sec.1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. sec.sec.2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. sec.sec. 5101 et seq.); (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. sec.sec.136 et seq.); (ix) the Safe Drinking Water Act (41 U.S.C. sec.sec.300f et seq.); (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) -- (ix) of this subparagraph; (xi) any amendments to the statutes, laws or ordinances listed in parts (i) -- (x) of this subparagraph, regardless of whether in existence on the date hereof; (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) -- (xi) of this subparagraph; and (xiii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters.

          "Equity Rights" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exhibits" 1 through 7, inclusive, means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" means generally accepted accounting principles accepted in the United States of America, consistently applied during the periods involved.

          "Hazardous Material" means any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, asbestos and asbestos-containing materials, and polychlorinated biphenyls (PCBs).

          "HSR Act" means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                                    Annex A-46

          "Intellectual Property" means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Joint Proxy Statement/Prospectus" means the proxy statement used by Emerald and Phoenix to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Phoenix relating to the issuance of the Phoenix Common Stock to holders of Emerald Common Stock.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the Chairman, President and Chief Executive Officer, Chief Financial Officer or any Executive Vice President of such Person.

          "Law" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, (iii) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction; (iv) any agreement by such Person to grant, give or otherwise convey any of the foregoing and (v) restrictions or limitations imposed solely by agreement on the Intellectual Property licensed to Emerald.

          "Litigation" means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

          "Material" or "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Nasdaq" means the Nasdaq Stock Market.

          "Nasdaq NMS" means the National Market System of Nasdaq.

          "Operating Property" means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                                    Annex A-47

          "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" means any of Emerald, Sub or Phoenix, and "Parties" means Emerald, Sub and Phoenix.

          "Permit" means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Phoenix Common Stock" means the $0.001 par value common stock of Phoenix.

          "Phoenix Disclosure Memorandum" means the written information entitled "Phoenix Inc. Disclosure Memorandum" delivered prior to, or contemporaneously with, the date of this Agreement to Emerald describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "Phoenix Entities" means, collectively, Phoenix and all Phoenix Subsidiaries.

          "Phoenix Financial Statements" means the consolidated balance sheets (including related notes and schedules, if any) of Phoenix as of September 30, 2001, and as of December 31, 1999 and December 31, 2000, and the related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended, and for each of the three fiscal years ended December 31, 2000, 1999 and 1998, as filed by Phoenix in SEC Documents.

          "Phoenix Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of Phoenix and its Subsidiaries, taken as a whole, or
     (ii) the ability of Phoenix to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Phoenix Material Adverse Effect" shall not be deemed to include the impact of (A) changes in the market price or trading volume of Phoenix Common Stock, (B) changes affecting the general economic condition in the jurisdictions where Phoenix operates (which changes do not disproportionately affect Phoenix in any material respect), or (C) changes affecting any of the industries in which Phoenix operates generally (which changes do not disproportionately affect Phoenix in any material respect).

          "Phoenix Preferred Stock" means the $0.001 par value preferred stock of Phoenix.

          "Phoenix Subsidiaries" means the Subsidiaries of Phoenix, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Phoenix in the future and held as a Subsidiary by Phoenix at the Effective Time.

          "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including any continuations, continuations-in-part, divisionals and provisional
                                    Annex A-48
     applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Regulatory Authority.

          "Registration Statement" means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Phoenix under the 1933 Act with respect to the shares of Phoenix Common Stock to be issued to the stockholders of Emerald in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" means, collectively, the SEC, Nasdaq, the FTC the DOJ, and all other federal, state, county, local, foreign or other governments or governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies, having jurisdiction over the Parties and their respective Subsidiaries.

          "Representative" means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

          "SEC" means the United States Securities and Exchange Commission.

          "SEC Documents" means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Securities Laws" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Sub Common Stock" means the $0.01 par value common stock of Sub.

          "Subsidiaries" means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          "Surviving Corporation" means Emerald as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

          "Tax Return" means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.
                                    Annex A-49

     "TeleChoice Warrant" means the Warrant Agreement, dated November 15, 1999, between TeleChoice, Inc. and Emerald, with respect to the right to purchase 12,439 shares of Emerald Common Stock at a per-share exercise price of $2.76.

The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

TERM                                    PAGE
----                                    ----
Acquisition Proposal..................   28
Adjusted Warrant......................    7
Adjustment Factor.....................    4
Agreement.............................    1
Antitrust Laws........................   28
Average Closing Price.................    3
Certificates..........................    7
Change of Recommendation..............   27
Closing...............................    2
Costs and Expenses....................   36
DGCL..................................    2
DOJ...................................   28
DOL...................................   15
Effective Time........................    2
Emerald...............................    1
Emerald Benefit Plans.................   15
Emerald Contracts.....................   17
Emerald ERISA Plan....................   15
Emerald Intellectual Property.........   12
Emerald Pension Plan..................   15
Emerald Registered Intellectual
  Property............................   12
Emerald SEC Reports...................    9
Emerald Voting Agreements.............    1
End Date..............................   35
ESPP..................................   31
Exchange Agent........................    7

TERM                                    PAGE
----                                    ----
Exchange Ratio........................    3
Final Offering Period.................   31
FTC...................................   28
Group.................................   28
Indemnified Party.....................   31
IRS...................................    9
Merger................................    2
Merger Consideration..................    3
Option Plans..........................    4
Participating Emerald Employee........   31
Phoenix...............................    1
Phoenix Plan..........................   31
Phoenix SEC Reports...................   20
Phoenix Stockholder Proposals.........   19
Phoenix Voting Agreements.............    1
Policies..............................   31
Review Period.........................    5
Stockholders' Meeting.................   26
Sub...................................    1
Superior Offer........................   28
Takeover Laws.........................   18
Targeted Net Adjusted Working Capital
  Amount..............................    4
Tax Opinions..........................   33
Termination Fee.......................   37
WARN Act..............................   14

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2  NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.

     The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except this
Section 11.2, Sections 8.11, 8.12 and 8.13 and Article 1, Article 2, Article 3 and Article 11 shall survive the Effective Time.

11.3  BROKERS AND FINDERS.

     Except for Robertson Stephens as to Emerald and except for Raymond James as to Phoenix, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker's representing or being retained by or allegedly representing or being retained by Emerald or by Phoenix, each of Emerald and Phoenix, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

                                    Annex A-50

11.4  ENTIRE AGREEMENT.

     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.8(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

11.5  AMENDMENTS.

     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such stockholder approval, there shall be made no amendment that pursuant to applicable law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except in writing signed by each of Phoenix, Emerald and Sub.

11.6  WAIVERS.

     (a) Prior to or at the Effective Time, Phoenix, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Emerald, to waive or extend the time for the compliance or fulfillment by Emerald of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Phoenix under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Phoenix.

     (b) Prior to or at the Effective Time, Emerald, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Phoenix or Sub, to waive or extend the time for the compliance or fulfillment by Phoenix or Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Emerald under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Emerald.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7  ASSIGNMENT.

     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8  NOTICES.

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other

                                    Annex A-51
address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Emerald:                           Elastic Networks Inc.
                                   6120 Windward Parkway, Suite 100
                                   Alpharetta, Georgia 30005
                                   Facsimile Number: (678) 566-5090
                                   Attention: Guy Gill
                                              President and Chief
                                              Executive Officer

Copy to Counsel:                   Hunton & Williams
                                   Bank of America Plaza
                                   Suite 4100
                                   600 Peachtree Street, N.E.
                                   Atlanta, Georgia 30308-2216
                                   Facsimile Number: (404) 888-4190
                                   Attention: W. Tinley Anderson, III
                                              Charles F. Hollis, III

Phoenix:                           Paradyne Networks, Inc.
                                   8545 126th Avenue North
                                   Largo, Florida 33773
                                   Facsimile Number: (727) 530-2210
                                   Attention: Sean Belanger
                                              President and Chief
                                              Executive Officer

Copy to Counsel:                   Alston & Bird LLP
                                   One Atlantic Center
                                   1201 West Peachtree Street
                                   Atlanta, Georgia 30309-3424
                                   Facsimile Number: (404) 881-4777
                                   Attention: Bryan E. Davis
                                              Richard J. Oelhafen, Jr.

11.9  GOVERNING LAW.

     Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware.

11.10  COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11  CAPTIONS, ARTICLES AND SECTIONS.

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12  INTERPRETATIONS.

     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be
                                    Annex A-52
considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13  ENFORCEMENT OF AGREEMENT.

     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14  SEVERABILITY.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                                    Annex A-53

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                             PARADYNE NETWORKS, INC.

                                             By: /s/ Sean E. Belanger
                                               ---------------------------------
                                                 Sean E. Belanger
                                                 President and Chief Executive
                                                 Officer

                                             PHOENIX MERGER SUB, INC.

                                             By: /s/ Sean E. Belanger
                                               ---------------------------------
                                                 Sean E. Belanger
                                                 President

                                             ELASTIC NETWORKS INC.

                                             By: /s/ Guy D. Gill
                                               ---------------------------------
                                                 Guy D. Gill
                                                 President and Chief Executive
                                                 Officer

                                    Annex A-54

                                                                         ANNEX B

                            ELASTIC VOTING AGREEMENT

     THIS ELASTIC VOTING AGREEMENT (this "Agreement") is made and entered into as of December 27, 2001 by and between Paradyne Networks, Inc., a Delaware corporation ("Paradyne"), the undersigned stockholder ("Stockholder") of Elastic Networks Inc., a Delaware corporation ("Elastic"), and, with respect to Section 5 only, Elastic.

                                    RECITALS

     A. Concurrently with the execution and delivery hereof, Paradyne, Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Paradyne ("Sub"), and Elastic are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which provides for the merger (the "Merger") of Sub with and into Elastic in accordance with its terms.

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of Elastic and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement.

     C. In consideration of the execution and delivery of the Merger Agreement by Paradyne and Sub, Stockholder (in his or her capacity as such) desires to agree to vote the Shares (as defined herein) and other such shares of capital stock of Elastic over which Stockholder has voting power so as to facilitate the consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

     1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

           (a) "Elastic Common Stock" means the common stock, par value $0.01 per share, of Elastic.

           (b) "Expiration Date" means the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 10 thereof, or (ii) the Effective Time.

           (c) "Person" means any individual, corporation, limited liability company, general or limited partnership, unincorporated association, joint venture, or other business enterprise or entity.

           (d) "Shares" means (i) all shares of Elastic Common Stock and other voting securities of Elastic owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of Elastic Common Stock and other voting securities of Elastic acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date.

           (e) "Transfer" means, with respect to any security, to directly or indirectly (i) sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest in such security, or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest therein.

     2. Transfer Restrictions.

           (a) Transfer of Shares. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger or as the result of the death of the Stockholder (if the Stockholder is a

                                    Annex B-1
natural person), Transfer any of the Shares, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto, unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be Transferred shall have: (i) executed a counterpart of this Agreement and the Proxy (as defined in Section 4 hereof) (with such modifications as Paradyne may reasonably request), and (ii) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

           (b) Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Elastic called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Elastic, Stockholder (in Stockholder's capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum, and shall cause the Shares to be voted, to the extent not voted by the persons appointed as proxies under the Proxy, (i) in favor of the adoption of the Merger Agreement and in favor of approval of the Merger, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Merger Agreement and consummation of the Merger, and (iii) against any of the following (to the extent unrelated to the Merger Agreement and the Merger): (A) any merger, consolidation or business combination involving Elastic; (B) any sale, lease or transfer of any significant portion of the assets of Elastic or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Elastic or any of its subsidiaries; (D) any material change in the capitalization of Elastic or the corporate structure of Elastic; or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger.

     4. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Paradyne an Irrevocable Proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permitted by applicable law and coupled with an interest, with respect to the Shares.

     5. Appraisal Rights. The undersigned hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the undersigned may have.

     6. Representations and Warranties of the Stockholder. Stockholder hereby represents and warrants to Paradyne as follows: (i) Stockholder is the beneficial or record owner of the shares of Elastic Common Stock indicated on the signature page of this Agreement, free and clear of any Liens, (ii) Stockholder does not beneficially own any securities of Elastic other than the shares of Elastic Common Stock and options and warrants to purchase shares of Elastic Common Stock set forth on the signature page of this Agreement, and
(iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     7. Additional Documents. Stockholder (in Stockholder's capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Paradyne, to carry out the intent of this Agreement.

     8. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the Expiration Date.

     9. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced,
                                    Annex B-2
the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     10. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, upon the death of the Stockholder (if the Stockholder is a natural person), his estate, provided, however, that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without prior written consent of the other party hereto.

     11. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by such party or an authorized representative thereof.

     12. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Paradyne shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Paradyne upon any such violation, Paradyne shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Paradyne at law or in equity.

     13. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Paradyne:                       Paradyne Networks, Inc.
                                      8545 126th Avenue North
                                      Largo, Florida 33773
                                      Attention: Patrick Murphy
                                      Telephone: (727) 530-2000
                                      Facsimile (727) 530-2210

and to:                               Alston & Bird LLP
                                      One Atlantic Center
                                      1201 West Peachtree Street
                                      Atlanta, Georgia 30309-3424
                                      Attention: Bryan E. Davis
                                                 Richard J. Oelhafen, Jr.
                                      Telephone: (404) 881-7000
                                      Facsimile: (404) 881-4777

                                    Annex B-3

If to Stockholder:                    To the address for notice set
                                      forth on the signature page
                                      hereof.

and to:                               Elastic Networks Inc.
                                      6120 Windward Parkway, Suite 100
                                      Alpharetta, Georgia 30005
                                      Attention: Darrell E. Borne
                                      Telephone: (678) 297-3100
                                      Facsimile: (678) 566-5090

and to:                               Hunton & Williams
                                      Bank of America Plaza, Suite 4100
                                      600 Peachtree Street, N.E.
                                      Atlanta, Georgia 30308-2216
                                      Attention: W. Tinley Anderson, III
                                                 Charles F. Hollis, III
                                      Telephone: (404) 888-4000
                                      Facsimile: (404) 888-4190

          (a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

          (b) Entire Agreement. This Agreement and the Proxy, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

          (c) Officers and Directors. To the extent that Stockholder is or becomes (during the term hereof) a director or officer of Elastic, he or she makes no agreement or understanding herein in his or her capacity as such director or officer, and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Elastic in exercising its rights under the Merger Agreement.

          (d) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

          (e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                                    Annex B-4

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARADYNE NETWORKS, INC.                                       STOCKHOLDER:

By: -------------------------------------------------         By:
                                                              -----------------------------------------------------
Name: -----------------------------------------------

Title:
  ---------------------------------------------------
                                                              Address: --------------------------------------------
                                                              -----------------------------------------------------
                                                              -----------------------------------------------------
                                                              Telephone: ------------------------------------------
                                                              Shares Beneficially Owned:
                                                              _________ shares of Elastic Common Stock
                                                              _________ shares of Elastic Common Stock issuable
                                                              upon the exercise of outstanding options or warrants

ELASTIC NETWORKS INC.

By:
   --------------------------------

Name:
     ------------------------------

Title:
     ------------------------------

                                    Annex B-5

                                   EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of Elastic Networks Inc., a Delaware corporation ("Elastic"), does hereby irrevocably (to the fullest extent permitted by law) appoint Paradyne Networks, Inc. ("Paradyne") and each of its officers, and any of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock and any other voting securities of Elastic that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares of capital stock or other voting securities of Elastic issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Elastic as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to that certain Elastic Voting Agreement of even date herewith by and among Paradyne and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Paradyne entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), by and among Paradyne, Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Paradyne ("Sub") and Elastic. The Merger Agreement provides for the merger (the "Merger") of Sub with and into Elastic in accordance with its terms. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated by either Paradyne or Elastic pursuant to Article 10 thereof, and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, postponed or adjourned meeting of stockholders of Elastic, and in every written consent in lieu of such meeting, as and to the extent provided in Section 3 of the Voting Agreement.

     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

                                    Annex B-6

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned is executing this Irrevocable Proxy only in its capacity as a stockholder. Such signature in no way affects its obligations as an officer or director of Elastic.

     This Irrevocable Proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by applicable law). This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December  , 2001

                                             By:
                                             -----------------------------------

                                                         Stockholder

                                             Shares Beneficially Owned:

                                             ________ shares of Elastic Common
                                             Stock

                                             ________ shares of Elastic Common
                                             Stock issuable upon the exercise of
                                             outstanding options or warrants

                                    Annex B-7

                                   SCHEDULE 1

Woody Benson

Garry Betty

Darrell Borne

Kevin Elop

Guy Gill

Phillip Griffith

Tom Manley

Jerome Rhattigan

Matthew Toth

                                    Annex B-8

                                                                         ANNEX C

                            ELASTIC VOTING AGREEMENT

     THIS ELASTIC VOTING AGREEMENT (this "Agreement") is made and entered into as of December 27, 2001 by and between Paradyne Networks, Inc., a Delaware corporation ("Paradyne"), the undersigned stockholder ("Stockholder") of Elastic Networks Inc., a Delaware corporation ("Elastic"), and, with respect to Sections 5 and 6 only, Elastic.

                                    RECITALS

     A. Concurrently with the execution and delivery hereof, Paradyne, Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Paradyne ("Sub"), and Elastic are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which provides for the merger (the "Merger") of Sub with and into Elastic in accordance with its terms.

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of Elastic and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement.

     C. In consideration of the execution and delivery of the Merger Agreement by Paradyne and Sub, Stockholder (in his or her capacity as such) desires to agree to vote the Shares (as defined herein) and other such shares of capital stock of Elastic over which Stockholder has voting power so as to facilitate the consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

     1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a) "Elastic Common Stock" means the common stock, par value $0.01 per share, of Elastic.

          (b) "Expiration Date" means the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 10 thereof, or (ii) the Effective Time.

          (c) "Person" means any individual, corporation, limited liability company, general or limited partnership, unincorporated association, joint venture, or other business enterprise or entity.

          (d) "Rule 145" means Rule 145 (or any successor provision thereto) promulgated under the Securities Act.

          (e) "Securities Act" means the Securities Act of 1933, as amended.

          (f) "Shares" means (i) all shares of Elastic Common Stock and other voting securities of Elastic owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of Elastic Common Stock and other voting securities of Elastic acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date.

          (g) "Transfer" means, with respect to any security, to directly or indirectly (i) sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest in such security, or
     (ii) enter into an agreement, commitment or other arrangement to sell, pledge, encumber, grant an option with respect to, transfer or dispose of such security or any interest therein.

                                    Annex C-1

     2. Transfer Restrictions.

          (a) Transfer of Shares. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger or as the result of the death of the Stockholder (if the Stockholder is a natural person), Transfer any of the Shares, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto, unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be Transferred shall have:
     (i) executed a counterpart of this Agreement and the Proxy (as defined in Section 4 hereof) (with such modifications as Paradyne may reasonably request), and (ii) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

          (b) Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Elastic called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Elastic, Stockholder (in Stockholder's capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum, and shall cause the Shares to be voted, to the extent not voted by the persons appointed as proxies under the Proxy, (i) in favor of the adoption of the Merger Agreement and in favor of approval of the Merger, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Merger Agreement and consummation of the Merger, and (iii) against any of the following (to the extent unrelated to the Merger Agreement and the Merger): (A) any merger, consolidation or business combination involving Elastic; (B) any sale, lease or transfer of any significant portion of the assets of Elastic or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Elastic or any of its subsidiaries; (D) any material change in the capitalization of Elastic or the corporate structure of Elastic; or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger.

     4. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Paradyne an Irrevocable Proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permitted by applicable law and coupled with an interest, with respect to the Shares.

     5. Termination of Warrant. Stockholder agrees that, effective as of the Effective Time (i) all of Stockholder's rights pursuant to that certain Warrant to Purchase 51,230 Shares of Preferred Stock or Common Stock, As Applicable, of Elastic, dated August 4, 2000 (the "Warrant"), shall be cancelled and terminated, without any consideration therefor, and (ii) the Warrant shall be of no further force or effect.

     6. Appraisal Rights. The undersigned hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the undersigned may have.

     7. Representations and Warranties of the Stockholder. Stockholder hereby represents and warrants to Paradyne as follows: (i) Stockholder is the beneficial or record owner of the shares of Elastic Common Stock indicated on the signature page of this Agreement, free and clear of any Liens, (ii) Stockholder does not beneficially own any securities of Elastic other than the shares of Elastic Common Stock and options and warrants to purchase shares of Elastic Common Stock set forth on the signature page of this Agreement, and
(iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     8. Registration Rights. If at any time within one year following the Effective Time, Paradyne enters into an agreement granting to any other Person (the "Other Stockholder") the right to require Paradyne
                                    Annex C-2
to register the equity securities of Paradyne held by the Other Stockholder for resale under the Securities Act, including demand, piggyback, or shelf registration rights, Paradyne shall provide notice to Stockholder within ten business days of the date that the agreement providing such registration rights becomes effective. Stockholder shall have five business days from the receipt of such notice to notify Paradyne that it elects to receive registration rights from Paradyne. After Paradyne receives such notice from Stockholder, Paradyne and Stockholder shall use commercially reasonable efforts to enter into an agreement providing Stockholder with substantially similar registration rights as those provided to the Other Stockholder with respect to the same percentage of shares of Paradyne Common Stock held by Stockholder as the percentage of shares of Paradyne Common Stock held by the Other Stockholder subject to the registration rights granted to the Other Stockholder (the "Stockholder Registration Rights"); provided that the Stockholder Registration Rights (a) shall terminate (including, at the discretion of Paradyne, the effectiveness of any registration statement filed pursuant to the Stockholder Registration Rights) at such time as Stockholder is able to resell the shares of Paradyne Common Stock that Stockholder receives in the Merger pursuant to Rule 145(d)(2), and (b) shall not be transferable, whether by assignment, merger, operation of law or otherwise, without the prior written consent of Paradyne. Nothing in this
Section 8 (x) shall be deemed to provide Stockholder with the right to consent to the granting of any registration rights by Paradyne to any Other Stockholder or (y) shall affect Paradyne's ability to effect registrations of securities by Paradyne for its own account, including registrations for the purposes of capital raising, employee benefit plans, Rule 145 transactions or otherwise.

     9. Additional Documents. Stockholder (in Stockholder's capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Paradyne, to carry out the intent of this Agreement.

     10. Termination. Except for the provisions of Section 8, which shall terminate at the time specified therein, this Agreement shall terminate and be of no further force or effect whatsoever as of the Expiration Date.

     11. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     12. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, upon the death of the Stockholder (if the Stockholder is a natural person), his estate, provided, however, that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without prior written consent of the other party hereto.

     13. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by such party or an authorized representative thereof.

     14. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Paradyne shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Paradyne upon any such violation, Paradyne shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Paradyne at law or in equity.
                                    Annex C-3

     15. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Paradyne:                      Paradyne Networks, Inc.
                                     8545 126th Avenue North
                                     Largo, Florida 33773
                                     Attention: Patrick Murphy
                                     Telephone: (727) 530-2000
                                     Facsimile (727) 530-2210

and to:                              Alston & Bird LLP
                                     One Atlantic Center
                                     1201 West Peachtree Street
                                     Atlanta, Georgia 30309-3424
                                     Attention: Bryan E. Davis
                                                Richard J. Oelhafen, Jr.
                                     Telephone: (404) 881-7000
                                     Facsimile: (404) 881-4777

If to Stockholder:                   To the address for notice set
                                     forth on the signature page
                                     hereof.

and to:                              Elastic Networks Inc.
                                     6120 Windward Parkway, Suite 100
                                     Alpharetta, Georgia 30005
                                     Attention: Darrell E. Borne
                                     Telephone: (678) 297-3100
                                     Facsimile: (678) 566-5090

and to:                              Hunton & Williams
                                     Bank of America Plaza, Suite 4100
                                     600 Peachtree Street, N.E.
                                     Atlanta, Georgia 30308-2216
                                     Attention: W. Tinley Anderson, III
                                                Charles F. Hollis, III
                                     Telephone: (404) 888-4000
                                     Facsimile: (404) 888-4190

          (a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

          (b) Entire Agreement. This Agreement and the Proxy, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

          (c) Officers and Directors. To the extent that Stockholder is or becomes (during the term hereof) a director or officer of Elastic, he or she makes no agreement or understanding herein in his or her capacity as such director or officer, and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Elastic in exercising its rights under the Merger Agreement.

          (d) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

          (e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                                    Annex C-4

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARADYNE NETWORKS, INC.                                       STOCKHOLDER: Nortel Networks Inc.

By: /s/ Patrick M. Murphy
-----------------------------------------------------         By: /s/ Craig A. Johnson
                                                              ------------------------------------------------------
Name: Patrick M. Murphy
-----------------------------------------------------
Title:
-----------------------------------------------------
                                                              Address:
                                                                       ---------------------------------------------
ELASTIC NETWORKS INC.                                         ------------------------------------------------------

By: /s/ Guy D. Gill
-----------------------------------------------------         ------------------------------------------------------

Name: Guy D. Gill
-----------------------------------------------------
                                                              Telephone:--------------------------------------------

Title:
-----------------------------------------------------
                                                              Shares Beneficially Owned:

                                                              14,384,615 shares of Elastic Common Stock

                                                              51,230 shares of Elastic Common Stock issuable
                                                              upon the exercise of outstanding options or warrants

                                    Annex C-5

                                   EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of Elastic Networks Inc., a Delaware corporation ("Elastic"), does hereby irrevocably (to the fullest extent permitted by law) appoint Paradyne Networks, Inc. ("Paradyne") and each of its officers, and any of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock and any other voting securities of Elastic that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares of capital stock or other voting securities of Elastic issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Elastic as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to that certain Elastic Voting Agreement of even date herewith by and among Paradyne and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Paradyne entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), by and among Paradyne, Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Paradyne ("Sub") and Elastic. The Merger Agreement provides for the merger (the "Merger") of Sub with and into Elastic in accordance with its terms. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated by either Paradyne or Elastic pursuant to Article 10 thereof, and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the under-signed with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, postponed or adjourned meeting of stockholders of Elastic, and in every written consent in lieu of such meeting, as and to the extent provided in Section 3 of the Voting Agreement.

     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned is executing this Irrevocable Proxy only in its capacity as a stockholder. Such signature in no way affects its obligations as an officer or director of Elastic.

                                    Annex C-6

     This Irrevocable Proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by applicable law). This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December  , 2001
                                             By:
                                             -----------------------------------
                                                         Stockholder

                                             Shares Beneficially Owned:

                                             ____________ shares of Elastic
                                             Common Stock

                                             ____________ shares of Elastic
                                             Common Stock issuable upon the
                                             exercise of outstanding options or
                                             warrants

                                    Annex C-7

                                                                         ANNEX D

                         WARRANT TERMINATION AGREEMENT

     THIS WARRANT TERMINATION AGREEMENT (this "Agreement") is made and entered into as of December 27, 2001 by and among Paradyne Networks, Inc., a Delaware corporation ("Paradyne"), Elastic Networks Inc., a Delaware corporation ("Elastic"), and Pequot Private Equity Fund II, L.P. ("Pequot").

                                    RECITALS

     A. Concurrently with the execution and delivery hereof, Paradyne , Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Paradyne ("Sub"), and Elastic are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which provides for the merger (the "Merger") of Sub with and into Elastic in accordance with its terms.

     B. In consideration of the execution and delivery of the Merger Agreement by Paradyne and Sub, Pequot (in his or her capacity as such) desires to terminate that certain warrant to purchase of capital stock of Elastic so as to facilitate the consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

     1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     2. Termination of Warrant. Pequot agrees that, effective as of the Effective Time (i) all of Pequot's rights pursuant to that certain Warrant to Purchase 51,230 Shares of Preferred Stock or Common Stock, As Applicable, of Elastic, dated August 4, 2000 (the "Warrant"), shall be cancelled and terminated, without any consideration therefor, and (ii) the Warrant shall be of no further force or effect.

     3. Appraisal Rights. Pequot hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Pequot may have.

     4. Additional Documents. Pequot hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Paradyne, to carry out the intent of this Agreement.

     5. Termination. If the Merger Agreement is validly terminated pursuant to the terms of Article 10 thereof, this Agreement shall be terminated and be of no further force or effect whatsoever as of the date of such valid termination of the Merger Agreement.

     6. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     7. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without prior written consent of the other party hereto.

     8. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the
                                    Annex D-1
parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by such party or an authorized representative thereof.

     9. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Paradyne shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Pequot set forth in this Agreement. Therefore, Pequot hereby agrees that, in addition to any other remedies that may be available to Paradyne upon any such violation, Paradyne shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Paradyne at law or in equity.

     10. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Paradyne:                   Paradyne Networks, Inc.
                                  8545 126th Avenue North
                                  Largo, Florida 33773
                                  Attention: Patrick Murphy
                                  Telephone: (727) 530-2000
                                  Facsimile (727) 530-2210

and to:                           Alston & Bird LLP
                                  One Atlantic Center
                                  1201 West Peachtree Street
                                  Atlanta, Georgia 30309-3424
                                  Attention: Bryan E. Davis
                                             Richard J. Oelhafen, Jr.
                                  Telephone: (404) 881-7000
                                  Facsimile: (404) 881-4777

If to Elastic:                    Elastic Networks Inc.
                                  6120 Windward Parkway, Suite 100
                                  Alpharetta, Georgia 30005
                                  Attention: Darrell E. Borne
                                  Telephone: (678) 297-3100
                                  Facsimile: (678) 566-5090

and to:                           Hunton & Williams
                                  Bank of America Plaza, Suite 4100
                                  600 Peachtree Street, N.E.
                                  Atlanta, Georgia 30308-2216
                                  Attention: W. Tinley Anderson, III
                                             Charles F. Hollis, III
                                  Telephone: (404) 888-4000
                                  Facsimile: (404) 888-4190

If to Pequot:                     To the address for notice set forth
                                  on the signature page hereof.

          (a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

                                    Annex D-2

          (b) Entire Agreement. This Agreement, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

          (c) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

          (d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARADYNE NETWORKS, INC.                                PEQUOT PRIVATE EQUITY FUND II, L.P.

By: /s/ Patrick M. Murphy                              By: Pequot Capital Management, Inc.
-----------------------------------------------------  ------------------------------------------------------

Name: Patrick M. Murphy                                Its: Investment Manager
-----------------------------------------------------  ------------------------------------------------------

Title:
-----------------------------------------------------
                                                       By: /s/ Richard Joslin
                                                       ------------------------------------------------------
                                                           Richard Joslin

                                                       Its: Vice President
                                                       ------------------------------------------------------
ELASTIC NETWORKS INC.                                  Address:

By: /s/ Guy Gill                                       500 Nayla Farm Road
-----------------------------------------------------  Westport, Connecticut 06880

Name: Guy Gill
-----------------------------------------------------

Title:
-----------------------------------------------------

                                    Annex D-3

                                                                         ANNEX E

                           PARADYNE VOTING AGREEMENT

     THIS PARADYNE VOTING AGREEMENT (this "Agreement") is made and entered into as of December 27, 2001 by and between Elastic Networks Inc., a Delaware corporation ("Elastic"), and the undersigned stockholder ("Stockholder") of Paradyne Networks, Inc., a Delaware corporation ("Paradyne").

                                    RECITALS

     A. Concurrently with the execution and delivery hereof, Paradyne, Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Paradyne ("Sub"), and Elastic are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which provides for the merger (the "Merger") of Sub with and into Elastic in accordance with its terms.

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of Paradyne and shares subject to outstanding options as is indicated on the signature page of this Agreement.

     C. In consideration of the execution and delivery of the Merger Agreement by Elastic, Stockholder (in Stockholder's capacity as such) desires to agree to vote the Shares (as defined herein) and other such shares of capital stock of Paradyne over which Stockholder has voting power so as to facilitate the consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

     1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

     (a) "Expiration Date" means the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 10 thereof, or (ii) the Effective Time.

     (b) "Person" means any individual, corporation, limited liability company, general or limited partnership, unincorporated association, joint venture, or other business enterprise or entity.

     (c) "Paradyne Common Stock" means the shares of common stock, $0.001 par value per share, of Paradyne.

     (d) "Shares" means all shares of Paradyne Common Stock and other voting securities of Paradyne owned, beneficially or of record, by Stockholder as of the record date for every annual, special, postponed or adjourned meeting of stockholders of Paradyne at which the Paradyne Stockholder Proposals are considered and voted upon, and in every written consent in lieu of such a meeting.

     2. Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Paradyne called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Paradyne, Stockholder (in Stockholder's capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and shall cause the Shares to be voted in favor of the Paradyne Stockholder Proposals.

                                    Annex E-1

     4. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Elastic an Irrevocable Proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permitted by applicable law and coupled with an interest, with respect to the Shares.

     5. Representations and Warranties of the Stockholder. Stockholder hereby represents and warrants to Elastic as follows: (i) Stockholder is the beneficial or record owner of the shares of Paradyne Common Stock indicated on the signature page of this Agreement, free and clear of any Liens, (ii) Stockholder does not beneficially own any securities of Paradyne other than the shares of Paradyne Common Stock and options to purchase shares of Paradyne Common Stock set forth on the signature page of this Agreement, and (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     6. Additional Documents. Stockholder (in Stockholder's capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Elastic, to carry out the intent of this Agreement.

     7. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the Expiration Date.

     8. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     9. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, upon the death of the Stockholder (if the Stockholder is a natural person), his estate, provided, however, that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without prior written consent of the other party hereto.

     10. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by such party or an authorized representative thereof.

     11. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Elastic shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Elastic upon any such violation, Elastic shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Elastic at law or in equity.

     12. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified

                                    Annex E-2
mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Elastic:                        Elastic Networks Inc.
                                      6120 Windward Parkway, Suite 100
                                      Alpharetta, Georgia 30005
                                      Attention: Darrell E. Borne
                                      Telephone: (678) 297-3100
                                      Facsimile: (678) 566-5090

and to:                               Hunton & Williams
                                      Bank of America Plaza, Suite 4100
                                      600 Peachtree Street, N.E.
                                      Atlanta, Georgia 30308-2216
                                      Attention: W. Tinley Anderson, III
                                                 Charles F. Hollis, III
                                      Telephone: (404) 888-4000
                                      Facsimile: (404) 888-4190

If to Stockholder:                    To the address for notice set
                                      forth on the signature page
                                      hereof.

and to:                               Paradyne Networks, Inc.
                                      8545 126th Avenue North
                                      Largo, Florida 33773
                                      Attention: Patrick Murphy
                                      Telephone: (727) 530-2000
                                      Facsimile (727) 530-2210

and to:                               Alston & Bird LLP
                                      One Atlantic Center
                                      1201 West Peachtree Street
                                      Atlanta, Georgia 30309-3424
                                      Attention: Bryan E. Davis
                                                 Richard J. Oelhafen, Jr.
                                      Telephone: (404) 881-7000
                                      Facsimile: (404) 881-4777

     (a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

     (b) Entire Agreement. This Agreement and the Proxy, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     (c) Officers and Directors. To the extent that Stockholder is or becomes (during the term hereof) a director or officer of Paradyne, he or she makes no agreement or understanding herein in his or her capacity as such director or officer, and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Paradyne in exercising its rights under the Merger Agreement.

     (d) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     (e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                                    Annex E-3

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

ELASTIC NETWORKS INC.                                  STOCKHOLDER:
By: -------------------------------------------
Name: -----------------------------------------        By: -------------------------------------------------
Title:
-----------------------------------------------
                                                       Address:
                                                       c/o Paradyne Networks, Inc.
                                                       8545 126th Avenue North
                                                       Largo, Florida 33773

                                                       Telephone: (727) 530-2000

                                                       Shares Beneficially Owned:

                                                       ____________ shares of Paradyne Common Stock

                                                       ____________ shares of Paradyne Common Stock issuable
                                                       upon the exercise of outstanding options

                                    Annex E-4

                                   EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of Paradyne Networks, Inc., a Delaware corporation ("Paradyne"), does hereby irrevocably (to the fullest extent permitted by law) appoint Elastic Networks Inc. ("Elastic") and each of its officers, and any of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock and any other voting securities of Paradyne that are owned, beneficially or of record, by the undersigned as of the record date for every annual, special, postponed or adjourned meeting of stockholders of Paradyne at which the Paradyne Stockholder Proposals (as defined in the Merger Agreement (as defined below)) are considered and voted upon, and in every written consent in lieu of such a meeting (the "Shares") in accordance with the terms of this Irrevocable Proxy. The shares beneficially owned by the undersigned stockholder of Paradyne as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to that certain Paradyne Voting Agreement of even date herewith by and among Elastic, and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Elastic entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), by and among Paradyne, Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Paradyne ("Sub") and Elastic. The Merger Agreement provides for the merger (the "Merger") of Sub with and into Elastic in accordance with its terms. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated by either Paradyne or Elastic pursuant to Article 10 thereof, and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the under-signed with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, postponed or adjourned meeting of stockholders of Paradyne, and in every written consent in lieu of such meeting, as and to the extent provided in Section 3 of the Voting Agreement.

     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned is executing this Irrevocable Proxy only in its capacity as a stockholder. Such signature in no way affects its obligations as an officer or director of Paradyne.

                                    Annex E-5

     This Irrevocable Proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by applicable law). This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December  , 2001

                                                              By:
                                                                -------------------------------------------------
                                                                                   Stockholder

                                                              Shares Beneficially Owned:

                                                              _______________ shares of Paradyne Common Stock

                                                              _______________ shares of Paradyne Common Stock
                                                              issuable upon the exercise of outstanding options

                                    Annex E-6

                                   SCHEDULE 1

Sean E. Belanger

Patrick M. Murphy

Thomas E. Epley Trust

                                    Annex E-7

                                                                         ANNEX F

                           PARADYNE VOTING AGREEMENT

     THIS PARADYNE VOTING AGREEMENT (this "Agreement") is made and entered into as of December 27, 2001 by and between Elastic Networks Inc., a Delaware corporation ("Elastic"), and the undersigned stockholder ("Stockholder") of Paradyne Networks, Inc., a Delaware corporation ("Paradyne").

                                    RECITALS

     A. Concurrently with the execution and delivery hereof, Paradyne, Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Paradyne ("Sub"), and Elastic are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which provides for the merger (the "Merger") of Sub with and into Elastic in accordance with its terms.

     B. Stockholder is the record owner of such number of shares of the outstanding capital stock of Paradyne and shares subject to outstanding options as is indicated on the signature page of this Agreement.

     C. In consideration of the execution and delivery of the Merger Agreement by Elastic, Stockholder (in Stockholder's capacity as such) desires to agree to vote the Shares (as defined herein) and other such shares of capital stock of Paradyne over which Stockholder has voting power so as to facilitate the consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

     1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

           (a) "Expiration Date" means the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 10 thereof, or (ii) the Effective Time.

           (b) "Person" means any individual, corporation, limited liability company, general or limited partnership, unincorporated association, joint venture, or other business enterprise or entity.

           (c) "Paradyne Common Stock" means the shares of common stock, $0.001 par value per share, of Paradyne.

           (d) "Shares" means all shares of Paradyne Common Stock and other voting securities of Paradyne owned of record by Stockholder as of the record date for every annual, special, postponed or adjourned meeting of stockholders of Paradyne at which the Paradyne Stockholder Proposals are considered and voted upon, and in every written consent in lieu of such a meeting.

     2. Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Paradyne called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Paradyne, Stockholder (in Stockholder's capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and shall cause the Shares to be voted in favor of the Paradyne Stockholder Proposals.

                                    Annex F-1

     4. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Elastic an Irrevocable Proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permitted by applicable law and coupled with an interest, with respect to the Shares.

     5. Representations and Warranties of the Stockholder. Stockholder hereby represents and warrants to Elastic as follows: (i) Stockholder is the beneficial or record owner of the shares of Paradyne Common Stock indicated on the signature page of this Agreement, free and clear of any Liens, (ii) Stockholder does not beneficially own any securities of Paradyne other than the shares of Paradyne Common Stock and options to purchase shares of Paradyne Common Stock set forth on the signature page of this Agreement and other than shares of Paradyne Common Stock held in trusts of which Stockholder is trustee, and (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     6. Additional Documents. Stockholder (in Stockholder's capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Elastic, to carry out the intent of this Agreement.

     7. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the Expiration Date.

     8. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     9. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, upon the death of the Stockholder (if the Stockholder is a natural person), his estate, provided, however, that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without prior written consent of the other party hereto.

     10. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by such party or an authorized representative thereof.

     11. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Elastic shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Elastic upon any such violation, Elastic shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Elastic at law or in equity.

     12. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified

                                    Annex F-2
mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Elastic:                        Elastic Networks Inc.
                                      6120 Windward Parkway, Suite 100
                                      Alpharetta, Georgia 30005
                                      Attention: Darrell E. Borne
                                      Telephone: (678) 297-3100
                                      Facsimile: (678) 566-5090

and to:                               Hunton & Williams
                                      Bank of America Plaza, Suite 4100
                                      600 Peachtree Street, N.E.
                                      Atlanta, Georgia 30308-2216
                                      Attention: W. Tinley Anderson, III
                                                 Charles F. Hollis, III
                                      Telephone: (404) 888-4000
                                      Facsimile: (404) 888-4190

If to Stockholder:                    To the address for notice set
                                      forth on the signature page
                                      hereof.

and to:                               Paradyne Networks, Inc.
                                      8545 126th Avenue North
                                      Largo, Florida 33773
                                      Attention: Patrick Murphy
                                      Telephone: (727) 530-2000
                                      Facsimile (727) 530-2210

and to:                               Alston & Bird LLP
                                      One Atlantic Center
                                      1201 West Peachtree Street
                                      Atlanta, Georgia 30309-3424
                                      Attention: Bryan E. Davis
                                                 Richard J. Oelhafen, Jr.
                                      Telephone: (404) 881-7000
                                      Facsimile: (404) 881-4777

           (a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

           (b) Entire Agreement. This Agreement and the Proxy, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

           (c) Officers and Directors. To the extent that Stockholder is or becomes (during the term hereof) a director or officer of Paradyne, he or she makes no agreement or understanding herein in his or her capacity as such director or officer, and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Paradyne in exercising its rights under the Merger Agreement.

           (d) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

           (e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                                    Annex F-3

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

ELASTIC NETWORKS INC.                                         STOCKHOLDER:

By: /s/ Guy D. Gill                                           By: /s/ Thomas E. Epley
    -------------------------------------------------         -----------------------------------------------------
                                                                  Thomas E. Epley
Name: Guy D. Gill
-----------------------------------------------------
Title:
-----------------------------------------------------
                                                              Address:
                                                              c/o Paradyne Networks, Inc.
                                                              8545 126th Avenue North
                                                              Largo, Florida 33773

                                                              Telephone: (727) 530-2000

                                                              Shares:
                                                              0 shares of Paradyne Common Stock

                                                              20,000 shares of Paradyne Common Stock issuable upon
                                                              the exercise of outstanding options

                                    Annex F-4

                                   EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of Paradyne Networks, Inc., a Delaware corporation ("Paradyne"), does hereby irrevocably (to the fullest extent permitted by law) appoint Elastic Networks Inc. ("Elastic") and each of its officers, and any of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock and any other voting securities of Paradyne that are owned of record, by the undersigned as of the record date for every annual, special, postponed or adjourned meeting of stockholders of Paradyne at which the Paradyne Stockholder Proposals (as defined in the Merger Agreement (as defined below)) are considered and voted upon, and in every written consent in lieu of such a meeting (the "Shares") in accordance with the terms of this Irrevocable Proxy. The shares owned of record by the undersigned stockholder of Paradyne as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to that certain Paradyne Voting Agreement of even date herewith by and among Elastic, and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Elastic entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), by and among Paradyne, Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Paradyne ("Sub") and Elastic. The Merger Agreement provides for the merger (the "Merger") of Sub with and into Elastic in accordance with its terms. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated by either Paradyne or Elastic pursuant to Article 10 thereof, and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, postponed or adjourned meeting of stockholders of Paradyne, and in every written consent in lieu of such meeting, as and to the extent provided in Section 3 of the Voting Agreement.

     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

                                    Annex F-5

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned is executing this Irrevocable Proxy only in its capacity as a stockholder. Such signature in no way affects its obligations as an officer or director of Paradyne.

     This Irrevocable Proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by applicable law). This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December  , 2001

                                                       By:
                                                       ---------------------------------------------------
                                                                           Stockholder

                                                       Shares Beneficially Owned:
                                                       ____________ shares of Paradyne Common Stock
                                                       ____________ shares of Paradyne Common Stock issuable
                                                       upon the exercise of outstanding options

                                    Annex F-6

                                                                         ANNEX G

                           PARADYNE VOTING AGREEMENT

     THIS PARADYNE VOTING AGREEMENT (this "Agreement") is made and entered into as of December 27, 2001 by and between Elastic Networks Inc., a Delaware corporation ("Elastic"), and the undersigned stockholder ("Stockholder") of Paradyne Networks, Inc., a Delaware corporation ("Paradyne").

                                    RECITALS

     A. Concurrently with the execution and delivery hereof, Paradyne, Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Paradyne ("Sub"), and Elastic are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which provides for the merger (the "Merger") of Sub with and into Elastic in accordance with its terms.

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of Paradyne and shares subject to outstanding options as is indicated on the signature page of this Agreement.

     C. In consideration of the execution and delivery of the Merger Agreement by Elastic, Stockholder (in Stockholder's capacity as such) desires to agree to vote the Shares (as defined herein) and other such shares of capital stock of Paradyne over which Stockholder has voting power so as to facilitate the consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

     1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

           (a) "Expiration Date" means the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 10 thereof, or (ii) the completion of the Phoenix Stockholders' Meeting, as it may be adjourned or postponed from time to time.

           (b) "Person" means any individual, corporation, limited liability company, general or limited partnership, unincorporated association, joint venture, or other business enterprise or entity.

           (c) "Paradyne Common Stock" means the shares of common stock, $0.001 par value per share, of Paradyne.

           (d) "Shares" means (i) all shares of Paradyne Common Stock and other voting securities of Paradyne owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of Paradyne Common Stock and other voting securities of Paradyne acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date.

           (e) "Transfer" means, with respect to any security, to directly or indirectly (i) sell, pledge, grant an option exercisable before the Effective Time to sell, transfer or dispose of such security, or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, grant an option exercisable before the Effective Time to sell, transfer or dispose of such security.

     2. Transfer Restrictions.

           (a) Transfer of Shares. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except as the result of the death of the Stockholder (if the Stockholder is a natural person), Transfer any of the Shares, or

                                    Annex G-1
discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto, unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be Transferred shall have: (i) executed a counterpart of this Agreement and the Proxy (as defined in Section 4 hereof), and (ii) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

           (b) Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Paradyne called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Paradyne, Stockholder (in Stockholder's capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and shall cause the Shares to be voted in favor of the Paradyne Stockholder Proposals.

     4. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Elastic an Irrevocable Proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permitted by applicable law and coupled with an interest, with respect to the Shares.

     5. Representations and Warranties of the Stockholder. Stockholder hereby represents and warrants to Elastic as follows: (i) Stockholder is the beneficial or record owner of the shares of Paradyne Common Stock indicated on the signature page of this Agreement, free and clear of any Liens, (ii) Stockholder does not beneficially own any securities of Paradyne other than the shares of Paradyne Common Stock and options to purchase shares of Paradyne Common Stock set forth on the signature page of this Agreement, and (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     6. Additional Documents. Stockholder (in Stockholder's capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Elastic, to carry out the intent of this Agreement.

     7. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the Expiration Date.

     8. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     9. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, upon the death of the Stockholder (if the Stockholder is a natural person), his estate, provided, however, that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without prior written consent of the other party hereto.

     10. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its

                                    Annex G-2
performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by such party or an authorized representative thereof.

     11. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Elastic shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Elastic upon any such violation, Elastic shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Elastic at law or in equity.

     12. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Elastic:                        Elastic Networks Inc.
                                      6120 Windward Parkway, Suite 100
                                      Alpharetta, Georgia 30005
                                      Attention: Darrell E. Borne
                                      Telephone: (678) 297-3100
                                      Facsimile: (678) 566-5090

and to:                               Hunton & Williams
                                      Bank of America Plaza, Suite 4100
                                      600 Peachtree Street, N.E.
                                      Atlanta, Georgia 30308-2216
                                      Attention: W. Tinley Anderson, III
                                                 Charles F. Hollis, III
                                      Telephone: (404) 888-4000
                                      Facsimile: (404) 888-4190

If to Stockholder:                    To the address for notice set
                                      forth on the signature page
                                      hereof.

and to:                               Paradyne Networks, Inc.
                                      8545 126th Avenue North
                                      Largo, Florida 33773
                                      Attention: Patrick Murphy
                                      Telephone: (727) 530-2000
                                      Facsimile (727) 530-2210

and to:                               Alston & Bird LLP
                                      One Atlantic Center
                                      1201 West Peachtree Street
                                      Atlanta, Georgia 30309-3424
                                      Attention: Bryan E. Davis
                                                 Richard J. Oelhafen, Jr.
                                      Telephone: (404) 881-7000
                                      Facsimile: (404) 881-4777

           (a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

           (b) Entire Agreement. This Agreement and the Proxy, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter

                                    Annex G-3
hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

           (c) Officers and Directors. To the extent that Stockholder is or becomes (during the term hereof) a director or officer of Paradyne, he or she makes no agreement or understanding herein in his or her capacity as such director or officer, and nothing herein shall limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Paradyne in exercising its rights under the Merger Agreement.

           (d) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

           (e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                                    Annex G-4

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

ELASTIC NETWORKS INC.:                                 STOCKHOLDER:

By:
                                                       -----------------------------------------------------
-----------------------------------------------------  By:
                                                       Its:

Name:                                                  Address:
-----------------------------------------------------  201 Main Street
                                                       Suite 2420
Title:                                                 Fort Worth, Texas 76102
-----------------------------------------------------
                                                       Telephone: (817) 871-4000
                                                       Shares Beneficially Owned:
                                                       _______________ shares of Paradyne Common Stock
                                                       _______________ shares of Paradyne Common Stock
                                                       issuable upon the exercise of outstanding options

                                    Annex G-5

                                   SCHEDULE 1


TPG Partners, L.P.
TPG Parallel I, L.P.
Communications GenPar, Inc.
TPG GenPar, L.P.
TPG Equity Partners, L.P.
FOF Partners, L.P.

                                    Annex G-6

                                   EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of Paradyne Networks, Inc., a Delaware corporation ("Paradyne"), does hereby irrevocably (to the fullest extent permitted by law) appoint Elastic Networks Inc. ("Elastic") and each of its officers, and any of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock and any other voting securities of Paradyne that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares of capital stock or other voting securities of Paradyne issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Paradyne as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to that certain Paradyne Voting Agreement of even date herewith by and among Elastic, and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Elastic entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), by and among Paradyne, Phoenix Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Paradyne ("Sub") and Elastic. The Merger Agreement provides for the merger (the "Merger") of Sub with and into Elastic in accordance with its terms. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated by either Paradyne or Elastic pursuant to Article 10 thereof, and (ii) the completion of the Phoenix Stockholders' Meeting (as defined in the Merger Agreement), as it may be adjourned or postponed from time to time.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, postponed or adjourned meeting of stockholders of Paradyne, and in every written consent in lieu of such meeting, as and to the extent provided in Section 3 of the Voting Agreement.

     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

                                    Annex G-7

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned is executing this Irrevocable Proxy only in its capacity as a stockholder. Such signature in no way affects its obligations as an officer or director of Paradyne.

     This Irrevocable Proxy is coupled with an interest and is irrevocable (to the fullest extent permitted by applicable law). This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December  , 2001

                                                       By:
                                                       ------------------------------------------------
                                                                           Stockholder

                                                       Shares Beneficially Owned:
                                                       _______________ shares of Paradyne Common Stock
                                                       _______________ shares of Paradyne Common Stock
                                                       issuable upon the exercise of outstanding option

                                    Annex G-8

                                                                         ANNEX H

                [LETTERHEAD OF RAYMOND JAMES & ASSOCIATES, INC.]

December 27, 2001
Board of Directors
Paradyne Networks, Inc.
8545 126th Avenue North
Largo, FL 33773
Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to Paradyne Networks, Inc. (the "Company") of the consideration to be paid by the Company in connection with the proposed merger (the "Merger") of Elastic Networks, Inc. ("Elastic Networks") with the Company pursuant and subject to the Agreement and Plan of Merger to be entered into between the Company and Elastic Networks on or about December 27, 2001 (the "Agreement").

     In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

          1. reviewed the financial terms and conditions as stated in a December 26, 2001 draft of the Agreement;

          2. reviewed the Company's and Elastic Network's Annual Reports filed on Form 10-K for the years ended 1999 and 2000;

          3. reviewed the Company's and Elastic Network's Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

          4. reviewed other Company and Elastic Networks financial and operating information requested from and/or provided by the Company and Elastic Networks, including financial projections;

          5. reviewed certain other publicly available information on the Company and Elastic Networks;

          6. reviewed certain publicly available information regarding companies deemed comparable to the Company and Elastic Networks, including valuations for such companies, and;

          7. discussed with members of the senior management of the Company and Elastic Networks certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

     We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Elastic Networks or any other party and have not attempted to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or Elastic Networks. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the financial terms and conditions of the Agreement will be substantially the same as set forth in the December 26, 2001 draft of the Agreement we reviewed.

     Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of December 27, 2001 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

                                    Annex H-1

     We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. This letter does not express any opinion as to the likely trading range of the Company stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities, or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Company. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

     In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of Elastic Networks and certain other publicly held companies in businesses we believe to be comparable to Elastic Networks; (ii) the current and projected financial position and results of operations of Elastic Networks; (iii) the historical market prices and trading activity of the Common Stock of Elastic Networks; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

     In arriving at this opinion, Raymond James & Associates, Inc. ("Raymond James") did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

     Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a portion of which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

     In the ordinary course of our business, Raymond James may trade in the securities of the Company or Elastic Networks for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

     Based upon and subject to the foregoing, it is our opinion that, as of December 27, 2001, the consideration to be paid by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company.

                                                            Very truly yours,
                                                            /s/ Raymond James & Associates, Inc.
                                                            -----------------------------------------------------
                                                            RAYMOND JAMES & ASSOCIATES, INC.

                                    Annex H-2

                                                                         ANNEX I

                    [LETTERHEAD OF ROBERTSON STEPHENS, INC.]

                                                               December 27, 2001
Board of Directors
Elastic Networks Inc.
6120 Windward Parkway, Suite 100
Alpharetta, Georgia 30005
Members of the Board:

     We understand that Elastic Networks Inc. ("Emerald"), Paradyne Networks, Inc. ("Phoenix") and Phoenix Merger Sub, Inc., a wholly owned subsidiary of Phoenix ("Sub"), are proposing to enter into an Agreement and Plan of Merger, dated as of December 27, 2001 (the "Agreement"), which will provide, among other things, for the Merger (as such term is defined below). Under the terms, and subject to the conditions, set forth in the Agreement, (a) Sub will be merged with and into Emerald (the "Merger") and (b) each outstanding share of the common stock, par value $0.01 per share, of Emerald ("Emerald Common Stock") will be converted into the right to receive (i) 0.2288 of a share of the common stock, par value $0.001 per share, of Phoenix ("Phoenix Common Stock"), if the average of the daily last sales prices for a share of Phoenix Common Stock for the ten consecutive full trading days on which such shares are actually traded on the Nasdaq NMS ending at the close of the trading day two full trading days prior to the closing of the Merger (the "Average Closing Price") is greater than or equal to $3.21 and less than or equal to $4.35, (ii) that fraction of a share of Phoenix Common Stock equal to the quotient obtained by dividing $0.735 by the Average Closing Price, if the Average Closing Price is less than $3.21 and greater than or equal to $2.73, (iii) that fraction of a share of Phoenix Common Stock equal to the quotient obtained by dividing $0.995 by the Average Closing Price, if the Average Closing Price is greater than $4.35 and less than or equal to $5.00, (iv) 0.2692 of a share of Phoenix Common Stock, if the Average Closing Price is less than $2.73, or (v) 0.1990 of a share of Phoenix Common Stock, if the Average Closing Price is greater than $5.00 (the number of shares of Phoenix Common Stock into which each outstanding share of Emerald Common Stock will be converted in the Merger as determined in accordance with clauses (i) through (v) above, the "Exchange Ratio"), subject to an adjustment for Emerald's net adjusted working capital as specified in the Agreement. The terms and conditions of the Merger are set out more fully in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio in the Merger is fair from a financial point of view and as of the date hereof to the Holders of Emerald Common Stock. For purposes of our opinion, the term "Holders of Emerald Common Stock" is defined as all holders of Emerald Common Stock other than Phoenix, Sub and any of their respective affiliates and other than any holders of shares of Emerald Common Stock as to which dissenters' rights have been properly exercised ("Dissenting Shares").

     For purposes of this opinion we have, among other things:

          (i) reviewed certain publicly available financial statements and other business and financial information of Emerald and Phoenix, respectively;

          (ii) reviewed with Emerald and Phoenix certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning Emerald and Phoenix as prepared by their respective managements;

          (iii) reviewed with Emerald and Phoenix certain publicly available estimates of research analysts relating to Emerald and Phoenix;

          (iv) held discussions with the respective managements of Emerald and Phoenix concerning the businesses, past and current operations, financial condition and future prospects of both Emerald and Phoenix, independently and combined, including discussions with the management of Emerald
                                    Annex I-1

Board of Directors
Elastic Networks Inc.
December 27, 2001
Page 2

concerning the liquidity needs of, and capital resources available to, Emerald and discussions with the managements of Emerald and Phoenix concerning the potential cost savings and other synergies that are expected by the managements of Emerald and Phoenix to result from the Merger as well as their views regarding the strategic rationale for the Merger;

          (v) reviewed the financial terms and conditions set forth in the Agreement;

          (vi) reviewed the stock prices and trading history of Emerald Common Stock and Phoenix Common Stock;

          (vii) compared the financial performance of Emerald and Phoenix and the prices and trading activity of Emerald Common Stock and Phoenix Common Stock with that of certain other publicly traded companies generally comparable to Emerald and Phoenix, respectively;

          (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

          (ix) reviewed the potential pro forma impact of the Merger on Phoenix's revenue and cash earnings per share;

          (x) reviewed the relative contributions of Emerald and Phoenix to the combined company;

          (xi) performed a liquidation analysis of Emerald using certain assumptions and estimates provided to or discussed with us by the management of Emerald as to the current market value of Emerald's assets, the amount of Emerald's current liabilities and the potential amount of expenses associated with a liquidation;

          (xii) participated in discussions and negotiations among representatives of Emerald and Phoenix and their advisors;

          (xiii) solicited, at the direction of Emerald, third party indications of interest in the acquisition of all or a part of Emerald; and

          (xiv) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of Emerald and Phoenix) or publicly available and have not assumed responsibility for verifying any of such information. We have relied upon the assurances of the managements of Emerald and Phoenix that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Emerald or Phoenix, nor were we furnished with any such evaluation or appraisal. With respect to publicly available financial forecasts for Emerald and Phoenix that we have reviewed, we have discussed such forecasts with the managements of Emerald and Phoenix and have assumed that such forecasts represent reasonable estimates and judgments as to the future financial condition and performance of Emerald and Phoenix. With respect to other financial data, forecasts and projections (and the assumptions and bases therefor) for Emerald and Phoenix that we have reviewed (including estimates relating to the net adjusted working capital of Emerald and projections with respect to the operations of the combined company following the Merger and potential cost savings and other synergies expected to result from the Merger), we have assumed that such data, forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the managements of Emerald and Phoenix as to the future financial condition and performance of Emerald and Phoenix, individually and as combined, and as to the other matters covered thereby and we have further assumed that such forecasts and projections will be realized in the amounts and in the time currently estimated. In addition, we have relied upon the assessments of the managements of Emerald and Phoenix as to the existing and future technology and products of Emerald and Phoenix as well as the risks associated with, and the agreements or other

                                    Annex I-2

Board of Directors
Elastic Networks Inc.
December 27, 2001
Page 3

arrangements with key customers for, such technology and products. We have assumed that the Merger will be consummated on the terms set forth in the Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of Emerald and Phoenix reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to the Holders of Emerald Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or
(iii) what the value of Phoenix Common Stock will be when issued to Emerald's stockholders pursuant to the Merger or the price at which the shares of Phoenix Common Stock that are issued pursuant to the Merger may trade in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that Emerald's Board of Directors has considered or may be considering, nor does it address the decision of Emerald's Board of Directors to proceed with the Merger. In addition, our opinion does not address any legal or accounting matters, as to which we understand that Emerald obtained such advice as it deemed necessary from qualified professionals.

     We are acting as financial advisor to Emerald in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In addition, Emerald has agreed to indemnify us for certain liabilities that may arise out of our engagement. We in the past have provided services to Phoenix unrelated to the proposed Merger, for which services we have received compensation. We maintain a market in the shares of Emerald Common Stock and Phoenix Common Stock. In the ordinary course of business, we may trade in the securities of Emerald and Phoenix for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the securities of Emerald and Phoenix.

     Our opinion expressed herein is provided for the information of the Board of Directors of Emerald in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote, or take any other action, with respect to the Merger.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Emerald Common Stock from a financial point of view.

                                                            Very truly yours,
                                                            /s/ Robertson Stephens, Inc.
                                                            -----------------------------------------------------
                                                            ROBERTSON STEPHENS, INC.

                                    Annex I-3

                                                                         ANNEX J

                        FORM OF AMENDMENT TO PARADYNE'S
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                          CERTIFICATE OF AMENDMENT OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            PARADYNE NETWORKS, INC.

     Paradyne Networks, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

     FIRST: That in accordance with the requirements of Section 141 and 242 of the DGCL, the Board of Directors of the Corporation, acting at a meeting duly called and convened on December 27, 2001, duly adopted resolutions: (1) proposing and declaring advisable the amendment to the Amended and Restated Certificate of Incorporation of the Corporation to increase the number of shares of the Corporation's common stock, $.001 par value per share, that the Corporation is authorized to issue from 60,000,000 shares to 80,000,000 shares and (2) recommending that such amendment be submitted to the stockholders of the Corporation for their consideration and approval at a special meeting of stockholders.

     SECOND: That the amendment to the Amended and Restated Certificate of Incorporation of the Corporation is as follows:

     Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in it is entirety and replaced with the following:

     "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Eighty-Five Million (85,000,000) shares. Eighty Million (80,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

     THIRD: That thereafter, pursuant to resolutions of the Board of Directors, the stockholders of the Corporation duly approved the aforesaid amendment to the Amended and Restated Certificate of Incorporation of the Corporation.

     FOURTH: That the aforesaid amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 141, 211 and 242 of the DGCL.

     FIFTH: That said amendment is to become effective upon the filing of this Certificate of Amendment.

     IN WITNESS WHEREOF, Paradyne Networks, Inc. has caused this certificate to
be signed by its authorized officer, this           day of           , 2002.

                                                              By:
                                                              -----------------------------------------------------
                                                                  Patrick M. Murphy
                                                                  Title: Senior Vice President, Chief
                                                                  Financial Officer, Treasurer and Secretary

                                    Annex J-1

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VI of the amended and restated certificate of incorporation of Paradyne Networks, Inc. ("Paradyne") contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law, eliminating the personal monetary liability of directors to the fullest extent under applicable law.
Section 145 of the Delaware General Corporation Law provides that liability may not be eliminated for:

     - for any breach of the director's duty of loyalty to Paradyne or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper benefit.

     Section 145 of the Delaware General Corporation Law permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liabilities under the provisions of such sections. Paradyne has purchased such insurance.

     Section 145 of the Delaware General Corporation Law further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Paradyne's amended and restated certificate of incorporation also provides that any repeal or modification of Article VI shall be prospective and shall not affect the rights under Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

     Article X of Paradyne's amended and restated bylaws requires Paradyne to indemnify its directors to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law. However, Paradyne may modify the extent of such indemnification by individual contracts with its directors.

     Additionally, Paradyne is not required to indemnify any director in connection with any proceeding (or part thereof) initiated by the director unless:

     - such indemnification is expressly required to be made by law;

     - the proceeding was authorized by the Paradyne's board of directors;

     - such indemnification is provided by Paradyne, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law; or

     - such indemnification is required to be made by a court of competent jurisdiction as a result of an enforcement action by the director.

     Article X of Paradyne's amended and restated bylaws permits, but does not require, Paradyne to indemnify its employees, including its officers, and other agents as set forth in the Delaware General Corporation Law or any other applicable law. Paradyne's board of directors has the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the board of directors shall determine.

     Paradyne is also empowered under its amended and restated bylaws to enter into indemnification contracts with its directors and officers. Paradyne is similarly authorized by its amended and restated bylaws to purchase insurance on behalf of any person it is required or permitted to indemnify.

     Paradyne has entered into indemnification agreements with Messrs. Belanger, Bonderman, Epley, Geeslin, May, Murphy, Stensrud and Van Camp in June 1999. Under the agreements, Paradyne has agreed to reimburse and indemnify each individual for civil or criminal proceedings or governmental investigations relating to his actions as a director or officer, except if such conduct was committed in bad faith or was a breach of his duty of loyalty to Paradyne.

     Paradyne has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

     The agreement and plan of merger, dated as of December 27, 2001 and amended on January 4, 2002, between Paradyne, Phoenix Merger Sub and Elastic provides that for six years after the effective time of the merger, Paradyne will indemnify and hold harmless each person who was a director or officer of Elastic prior to the effective time of that merger from their acts or omissions in those capacities occurring prior to the effective time of the merger to the fullest extent permitted by applicable law, and will cause Emerald to maintain insurance coverage for such directors and officers of similar coverage and amount as that which was in effect before the merger.

ITEM 21.  EXHIBITS.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   2.1    Agreement and Plan of Merger, dated as of December 27, 2001, by and among Paradyne, Phoenix Merger Sub, Inc. and Elastic
          Networks Inc. (incorporated herein by reference to Exhibit 2 to Paradyne's Current Report on Form 8-K dated December 31,
          2001).
   2.2    Amendment No. 1 to Agreement and Plan of Merger, dated
          January 4, 2002, by and among Paradyne, Phoenix Merger Sub,
          Inc. and Elastic Networks Inc. (incorporated herein by
          reference to Exhibit 2.1 to Elastic Network Inc.'s Current
          Report on Form 8-K/A dated January 7, 2002).
   4.1    Amended and Restated Certificate of Incorporation of
          Paradyne (incorporated herein by reference to Exhibit 3.1 to
          Amendment No. 3 to Paradyne's Registration Statement on Form
          S-1 (File No. 333-76385)).
   4.2    Amended and Restated Bylaws, as amended, of Paradyne
          (incorporated herein by reference to Exhibit 3.2 to
          Amendment No. 3 to Paradyne's Registration Statement on Form
          S-1 (File No. 333-76385) and Exhibit 3.2 to Paradyne's
          Quarterly Report on Form 10-Q for the quarter ended June 30,
          2001)).
   4.3    Specimen of Paradyne Common Stock Certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 4 to
          Paradyne's Registration Statement on Form S-1 (File No.
          333-76385)).
   5.1    Form of opinion of Alston & Bird LLP as to the validity of the Paradyne common stock being issued in the merger.
   8.1    Form of opinion of Alston & Bird LLP as to federal income
          tax consequences.
   8.2    Form of opinion of Hunton & Williams as to federal income
          tax consequences.
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Deloitte & Touche LLP.
  23.3    Consent of Alston & Bird LLP (included in Exhibit 5.1 and
          Exhibit 8.1).
  23.4    Consent of Hunton & Williams (included in Exhibit 8.2).
  24.1    Power of Attorney (contained on the signature page hereof).
  99.1    Form of Proxy of Paradyne Networks, Inc.
  99.2    Form of Proxy of Elastic Networks Inc.
  99.3    Consent of Raymond James & Associates, Inc.
  99.4    Consent of Robertson Stephens, Inc.
  99.5    Form of Elastic Voting Agreement, dated as of December 27,
          2001, among Paradyne Networks, Inc., each of the Elastic
          Networks Inc. stockholders identified on Schedule 1 thereto, and (with respect to Section 5 only) Elastic Networks Inc.
          (included as Annex B to the joint proxy
          statement-prospectus).
  99.6    Elastic Voting Agreement, dated as of December 27, 2001,
          among Paradyne Networks, Inc., Nortel Networks Inc., and
          (with respect to Sections 5 and 6 only) Elastic Networks
          Inc. (included as Annex C to the joint proxy
          statement-prospectus).
  99.7    Warrant Termination Agreement, dated as of December 27,
          2001, among Paradyne Networks, Inc., Elastic Networks Inc., and Pequot Private Equity Fund II, L.P. (included as Annex D to the joint proxy statement-prospectus).
  99.8    Form of Paradyne Voting Agreement, dated as of December 27,
          2001, between Elastic Networks Inc. and each of the
          stockholders identified on Schedule 1 thereto (included in
          Annex E to the joint proxy statement-prospectus).
  99.9    Paradyne Voting Agreement, dated as of December 27, 2001,
          between Elastic Networks Inc. and Thomas E. Epley (included as Annex F to the joint proxy statement-prospectus).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  99.10   Form of Paradyne Voting Agreement, dated as of December 27,
          2001, between Elastic Networks Inc. and each of the Paradyne
          Networks, Inc. stockholders identified on Schedule 1 thereto
          (included as Annex G to the joint proxy
          statement-prospectus).
  99.11   Amendment No. 1 to the Contribution Agreement, dated as of
          December 27, 2001, between Nortel Networks, Inc. and Elastic
          Networks Inc. (incorporated herein by reference to Exhibit
          99.7 to Elastic Networks Inc.'s Current Report on Form 8-K
          dated December 31, 2001).
  99.12   Amendment No. 1 to the Intellectual Property Transfer and
          License Agreement, dated as of December 27, 2001, between
          Nortel Networks Corporation and Elastic Networks Inc.
          (incorporated herein by reference to Exhibit 99.8 to Elastic
          Networks Inc.'s Current Report on Form 8-K dated December
          31, 2001).
  99.13   Amendment No. 1 to the Patent Transfer and License
          Agreement, dated as of December 27, 2001, between Nortel
          Networks, Inc. and Elastic Networks Inc. (incorporated
          herein by reference to Exhibit 99.9 Elastic Networks Inc.'s
          Current Report on Form 8-K dated December 31, 2001).
  99.14   Modification of Letter Agreement, between Nortel Networks
          Inc. and Elastic Networks Inc. (incorporated herein by
          reference to Exhibit 99.10 to Elastic Networks Inc.'s
          Current Report on Form 8-K dated December 31, 2001).
  99.15   Form of Certificate of Representations of Paradyne Networks,
          Inc. (incorporated herein by reference to Exhibit 99.11 to
          Paradyne Networks, Inc.'s Current Report on Form 8-K dated
          December 31, 2001).
  99.16   Form of Certificate of Representations of Elastic Networks
          Inc. (incorporated herein by reference to Exhibit 99.12 to
          Paradyne Networks, Inc.'s Current Report on Form 8-K dated
          December 31, 2001).
  99.17   Form of Elastic Affiliate Agreement (incorporated herein by reference to Exhibit 99.13 to Paradyne Networks, Inc.'s
          Current Report on Form 8-K dated December 31, 2001).

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus: (i) that is filed pursuant to Paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Largo, State of Florida on this the 16th day of January, 2002.

                                        PARADYNE NETWORKS, INC.

                                                       By: /s/ SEAN E. BELANGER
                                                       -----------------------------------------------------
                                                           Sean E. Belanger
                                                           President and Chief Executive
                                                           Officer

     We, the undersigned directors and officers of Paradyne Networks, Inc. do hereby constitute and appoint Sean E. Belanger and Patrick M. Murphy, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments, including post effective amendments to this Registration Statement including any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

             SIGNATURES                               TITLE                         DATE
             ----------                               -----                         ----
        /s/ SEAN E. BELANGER            President, Chief Executive Officer    January 16, 2002
------------------------------------    and Director (Principal Executive
          Sean E. Belanger                           Officer)

       /s/ PATRICK M. MURPHY               Senior Vice President, Chief       January 16, 2002
------------------------------------     Financial Officer, Treasurer and
         Patrick M. Murphy              Secretary (Principal Financial and
                                               Accounting Officer)

        /s/ THOMAS E. EPLEY             Chairman of the Board of Directors    January 16, 2002
------------------------------------
          Thomas E. Epley

        /s/ DAVID BONDERMAN                          Director                 January 16, 2002
------------------------------------
          David Bonderman

        /s/ KEITH B. GEESLIN                         Director                 January 16, 2002
------------------------------------
          Keith B. Geeslin

         /s/ ANDREW S. MAY                           Director                 January 16, 2002
------------------------------------
           Andrew S. May

             SIGNATURES                               TITLE                         DATE
             ----------                               -----                         ----

      /s/ WILLIAM R. STENSRUD                        Director                 January 16, 2002
------------------------------------
        William R. Stensrud

       /s/ PETER F. VAN CAMP                         Director                 January 16, 2002
------------------------------------
         Peter F. Van Camp

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   2.1    Agreement and Plan of Merger, dated as of December 27, 2001, by and among Paradyne, Phoenix Merger Sub, Inc. and Elastic
          Networks Inc. (incorporated herein by reference to Exhibit 2 to Paradyne's Current Report on Form 8-K dated December 31,
          2001).
   2.2    Amendment No. 1 to Agreement and Plan of Merger, dated
          January 4, 2002, by and among Paradyne, Phoenix Merger Sub,
          Inc. and Elastic Networks Inc. (incorporated herein by
          reference to Exhibit 2.1 to Elastic Network Inc.'s Current
          Report on Form 8-K/A dated January 7, 2002).
   4.1    Amended and Restated Certificate of Incorporation of
          Paradyne (incorporated herein by reference to Exhibit 3.1 to
          Amendment No. 3 to Paradyne's Registration Statement on Form
          S-1 (File No. 333-76385)).
   4.2    Amended and Restated Bylaws, as amended, of Paradyne
          (incorporated herein by reference to Exhibit 3.2 to
          Amendment No. 3 to Paradyne's Registration Statement on Form
          S-1 (File No. 333-76385) and Exhibit 3.2 to Paradyne's
          Quarterly Report on Form 10-Q for the quarter ended June 30,
          2001)).
   4.3    Specimen of Paradyne Common Stock Certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 4 to
          Paradyne's Registration Statement on Form S-1 (File No.
          333-76385)).
   5.1    Form of opinion of Alston & Bird LLP as to the validity of the Paradyne common stock being issued in the merger.
   8.1    Form of opinion of Alston & Bird LLP as to federal income
          tax consequences.
   8.2    Form of opinion of Hunton & Williams as to federal income
          tax consequences.
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Deloitte & Touche LLP.
  23.3    Consent of Alston & Bird LLP (included in Exhibit 5.1 and
          Exhibit 8.1).
  23.4    Consent of Hunton & Williams (included in Exhibit 8.2).
  24.1    Power of Attorney (contained on the signature page hereof).
  99.1    Form of Proxy of Paradyne Networks, Inc.
  99.2    Form of Proxy of Elastic Networks Inc.
  99.3    Consent of Raymond James & Associates, Inc.
  99.4    Consent of Robertson Stephens, Inc.
  99.5    Form of Elastic Voting Agreement, dated as of December 27,
          2001, among Paradyne Networks, Inc., each of the Elastic
          Networks Inc. stockholders identified on Schedule 1 thereto, and (with respect to Section 5 only) Elastic Networks Inc.
          (included as Annex B to the joint proxy
          statement-prospectus).
  99.6    Elastic Voting Agreement, dated as of December 27, 2001,
          among Paradyne Networks, Inc., Nortel Networks Inc., and
          (with respect to Sections 5 and 6 only) Elastic Networks
          Inc. (included as Annex C to the joint proxy
          statement-prospectus).
  99.7    Warrant Termination Agreement, dated as of December 27,
          2001, among Paradyne Networks, Inc., Elastic Networks Inc., and Pequot Private Equity Fund II, L.P. (included as Annex D to the joint proxy statement-prospectus).
  99.8    Form of Paradyne Voting Agreement, dated as of December 27,
          2001, between Elastic Networks Inc. and each of the
          stockholders identified on Schedule 1 thereto (included in
          Annex E to the joint proxy statement-prospectus).
  99.9    Paradyne Voting Agreement, dated as of December 27, 2001,
          between Elastic Networks Inc. and Thomas E. Epley (included as Annex F to the joint proxy statement-prospectus).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  99.10   Form of Paradyne Voting Agreement, dated as of December 27,
          2001, between Elastic Networks Inc. and each of the Paradyne
          Networks, Inc. stockholders identified on Schedule 1 thereto
          (included as Annex G to the joint proxy
          statement-prospectus).
  99.11   Amendment No. 1 to the Contribution Agreement, dated as of
          December 27, 2001, between Nortel Networks, Inc. and Elastic
          Networks Inc. (incorporated herein by reference to Exhibit
          99.7 to Elastic Networks Inc.'s Current Report on Form 8-K
          dated December 31, 2001).
  99.12   Amendment No. 1 to the Intellectual Property Transfer and
          License Agreement, dated as of December 27, 2001, between
          Nortel Networks Corporation and Elastic Networks Inc.
          (incorporated herein by reference to Exhibit 99.8 to Elastic
          Networks Inc.'s Current Report on Form 8-K dated December
          31, 2001).
  99.13   Amendment No. 1 to the Patent Transfer and License
          Agreement, dated as of December 27, 2001, between Nortel
          Networks, Inc. and Elastic Networks Inc. (incorporated
          herein by reference to Exhibit 99.9 Elastic Networks Inc.'s
          Current Report on Form 8-K dated December 31, 2001).
  99.14   Modification of Letter Agreement, between Nortel Networks
          Inc. and Elastic Networks Inc. (incorporated herein by
          reference to Exhibit 99.10 to Elastic Networks Inc.'s
          Current Report on Form 8-K dated December 31, 2001).
  99.15   Form of Certificate of Representations of Paradyne Networks,
          Inc. (incorporated herein by reference to Exhibit 99.11 to
          Paradyne Networks, Inc.'s Current Report on Form 8-K dated
          December 31, 2001).
  99.16   Form of Certificate of Representations of Elastic Networks
          Inc. (incorporated herein by reference to Exhibit 99.12 to
          Paradyne Networks, Inc.'s Current Report on Form 8-K dated
          December 31, 2001).
  99.17   Form of Elastic Affiliate Agreement (incorporated herein by reference to Exhibit 99.13 to Paradyne Networks, Inc.'s
          Current Report on Form 8-K dated December 31, 2001).